UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Akcea Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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Special Meeting of Stockholders
 April 16, 2018

March 26, 2018

Dear Stockholders:

Akcea cordially invites you to attend a special meeting of the stockholders of Akcea Therapeutics, Inc. (the “Company,” “Akcea,” “we” or “us”) to be held at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142, on April 16, 2018, at 10:00 AM Eastern Time.

The purpose of the special meeting will be to seek your approval for a proposed transaction, which the Company announced on March 15, 2018, to collaborate with its affiliate, Ionis Pharmaceuticals, Inc. (“Ionis”), with respect to the commercialization of inotersen and IONIS-TTR-LRx, which the Company refers to as AKCEA-TTR-LRx. These product candidates are both antisense oligonucleotide drugs, also referred to herein as antisense drugs, in development for the treatment of hereditary TTR amyloidosis.

On March 14, 2018, the Company entered into a development, commercialization, collaboration and license agreement (the “License Agreement”) and a stock purchase agreement (the “Stock Purchase Agreement”) with Ionis, and amended its Investor Rights Agreement and Services Agreement, each originally entered into with Ionis on December 18, 2015. Pursuant to the License Agreement, the Company would receive rights to (a) commercialize inotersen and perform other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; (b) participate in the development, through the completion of all pivotal studies, including paying 50% of the associated costs, of a follow-on drug to inotersen, AKCEA-TTR-LRx, and perform other non-commercial activities with respect to AKCEA-TTR-LRx; (c) commercialize AKCEA-TTR-LRx following receipt of regulatory approval in accordance with a global strategic plan; and (d) share in profits and losses with respect to inotersen and AKCEA-TTR-LRx. In addition, the Company would have the right to manufacture (including through a third party) each product following receipt of its regulatory approval.

Pursuant to the Stock Purchase Agreement, the parties agreed that at the closing of the transaction, as payment for the grant of rights to the Company under the License Agreement, the Company will pay an upfront licensing fee of $150 million, payable in shares of its common stock priced by reference to a recent trading average. To support the Company’s commercialization of inotersen and AKCEA-TTR-LRx, Ionis will purchase $200 million of common stock at the same price per share. The Company agreed to share inotersen and AKCEA-TTR-LRx profits and losses with Ionis as follows: for inotersen, beginning on the earlier of (i) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (ii) January 1, 2019, the parties will share profits and losses from the development and commercialization of inotersen (A) on a 60/40 basis (60% to Ionis and 40% to the Company) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) on a 50/50 basis commencing on the first day of the first quarter thereafter; and for AKCEA-TTR-LRx, beginning January 1, 2018, the parties will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis. Further, pursuant to the License Agreement, the Company is obligated to make certain payments (the “Milestone Payments”) to Ionis in connection with the achievement of certain development, regulatory and commercialization events (the “Milestone Events”). The Company may elect to pay each initial Milestone Payment in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock). If the Company achieves the Milestone Event for aggregate worldwide annual net sales of the products of $750 million, all subsequent Milestone Payments must be paid in cash.

At the special meeting, holders of shares of the Company’s common stock will be asked to consider and vote upon the following matters described in this letter and the accompanying proxy statement:

1.	a proposal to approve the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement, each dated March 14, 2018 between the Company and Ionis and the consummation of the transaction contemplated thereunder;
2.	a proposal to approve the issuance of the shares of common stock to Ionis pursuant to the License

Agreement and Stock Purchase Agreement as required by and in accordance with Nasdaq Listing Rule 5635, which is conditioned upon the approval of proposal no. 1;

3.	a proposal to amend Article IV of the Amended and Restated Certificate of Incorporation to increase the Company’s authorized common stock from 100,000,000 shares to 125,000,000 shares, which is conditioned upon the approval of proposal no. 1; and
4.	a proposal to approve an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

In considering the proposals, stockholders should be aware that Ionis and certain of the Company’s directors may have interests that may be different from, or in addition to, the interests of other stockholders, as further described in the enclosed proxy statement.

The enclosed proxy statement provides detailed information about the special meeting, the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, which the Company urges you to read carefully and in its entirety. A copy of each of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement is attached to this proxy statement as Annex A, Annex B, Annex C and Annex D, respectively.

Because Ionis owns approximately 68.2% of the Company’s common stock, the Company’s board of directors authorized a special transaction committee (the “Special Committee”) composed entirely of independent and disinterested directors to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis. The Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interests of the Company and recommended the transaction to the board. Based upon the recommendation of the Special Committee, the board approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, declared each of the foregoing advisable and in the best interests of the Company and determined to submit it to the stockholders of the Company other than Ionis and its affiliates (the “Interested Stockholders”).

The board recommends that the stockholders of the Company vote “FOR” each of the proposals set forth in this proxy statement.

The transaction contemplated by the License Agreement and the Stock Purchase Agreement cannot be completed unless all of the first three proposals are approved. The Stock Purchase Agreement contains a non-waivable condition, with respect to proposal no. 1, requiring the approval of the Stock Purchase Agreement, the License Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement the transaction contemplated thereunder by a receipt of the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers. Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, please vote via the internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the special meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying proxy statement. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other intermediary.

Thank you for your continued support of Akcea Therapeutics, Inc.

Sincerely,

Paula Soteropoulos
President & Chief Executive Officer

The accompanying proxy statement is dated March 26, 2018 and, together with the enclosed proxy card, is being mailed to stockholders on or about March 26, 2018.

Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
(617) 207-0202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 16, 2018

To the stockholders of Akcea Therapeutics, Inc.:

NOTICE IS GIVEN that a special meeting of the holders of the common stock of Akcea Therapeutics, Inc., a Delaware corporation (“Akcea” or the “Company”), is scheduled to be held at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 on April 16, 2018, at 10:00 AM Eastern Time to consider and vote upon the following matters described in this notice and the accompanying proxy statement:

1.	a proposal to approve the development, commercialization, collaboration and license agreement, dated March 14, 2018 (the “License Agreement”), between the Company and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis”), a stock purchase agreement, dated March 14, 2018 (the “Stock Purchase Agreement”) between the Company and Ionis, an amended and restated services agreement, dated March 14, 2018 (the “Amended and Restated Services Agreement”) between the Company and Ionis and an amended and restated investor rights agreement, dated March 14, 2018 (the “Amended and Restated Investor Rights Agreement”) between the Company and Ionis and the consummation of the transaction contemplated thereunder, including the following:
(a)	an exclusive license to develop and sell inotersen and AKCEA-TTR-LRx, and a non-exclusive license to manufacture inotersen and AKCEA-TTR-LRx;
(b)	an upfront licensing fee, payable by the Company in the issuance of 8,000,000 shares of common stock, par value $0.001 to Ionis (the “License Issuance”) and to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx, the issuance of 10,666,666 shares of common stock to Ionis for $200 million in cash (together with the License Issuance, the “Initial Issuance”);
(c)	a sharing of profits and losses with Ionis pursuant to which beginning on the earlier of (i) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (ii) January 1, 2019, the parties will share profits and losses from the development and commercialization of inotersen (A) on a 60/40 basis (60% to Ionis and 40% to the Company) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) equally on a 50/50 basis commencing on the first day of the first quarter thereafter;
(d)	a sharing of profits and losses with Ionis, pursuant to which, beginning January 1, 2018, the parties will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis; and
(e)	payment (the “Milestone Payments”) to Ionis in connection with the achievement of certain development, regulatory and commercialization events (the “Milestone Events”), which the Company may elect to pay in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock); provided if the Company achieves the Milestone Event for aggregate worldwide annual net sales of the products of $750 million, all subsequent Milestone Payments must be paid in cash.
2.	a proposal to approve the issuance of the shares of common stock to Ionis pursuant to the License Agreement and Stock Purchase Agreement as required by and in accordance with Nasdaq Listing Rule 5635, which is conditioned upon the approval of proposal no. 1;
3.	a proposal to amend Article IV of the Amended and Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 125,000,000 shares, which is conditioned upon the approval of proposal no. 1; and
4.	a proposal to approve an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

The board recommends that the stockholders of the Company vote “FOR” each of the proposals set forth in this proxy statement.

In considering the proposals, stockholders should be aware that Ionis and certain of the Company’s directors may have interests different from, or in addition to, the interests of other stockholders, as further described in the enclosed proxy statement.

The enclosed proxy statement provides detailed information about the special meeting, the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, which the Company urges you to read carefully and in its entirety, including the appendices and the documents incorporated by reference in this proxy statement. A copy of each of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement is attached to this proxy statement as Annex A, Annex B, Annex C and Annex D, respectively.

Because Ionis owns approximately 68.2% of the Company’s common stock, the Company’s board of directors authorized a special transaction committee (the “Special Committee”) composed entirely of independent and disinterested directors to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis. The Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interests of the Company and recommended the transaction to the board. Based upon the recommendation of the Special Committee, the board approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, declared each of the foregoing advisable and in the best interests of the Company and determined to submit it to the stockholders of the Company other than Ionis and its affiliates (the “Interested Stockholders”) with a recommendation that the stockholders vote “FOR” each of the proposals set forth in this proxy statement.

The transaction contemplated by the License Agreement and the Stock Purchase Agreement cannot be completed unless all of the first three proposals are approved. The Stock Purchase Agreement contains a non-waivable condition, with respect to proposal no. 1, requiring the approval of the Stock Purchase Agreement, the License Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder by a receipt of the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock other than the Interested Stockholders which shall exclude a vote of any of the Company’s directors and officers. Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, please vote via the internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the special meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying proxy statement. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other intermediary.

Pursuant to a stockholder voting agreement, Novartis Pharma AG (“Novartis”) agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders. Pursuant to the Stock Purchase Agreement, Ionis has agreed to vote, or cause to be voted, all of its shares of common stock in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis or Novartis.

All stockholders are cordially invited to attend this special meeting, although only holders of record of common stock at the close of business on March 21, 2018 are entitled to receive notice of and to vote at the special meeting or any adjournment thereof. A list of stockholders who are entitled to receive notice of and to vote at the special meeting will be available in the Company’s offices located at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142, during ordinary business hours for a period of at least ten days preceding the special meeting. A stockholder list will also be available at the special meeting.

By Order of the Board of Directors

Paula Soteropoulos
President & Chief Executive Officer

March 26, 2018
Cambridge, Massachusetts

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, SPECIAL MEETING AND VOTING	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
RISK FACTORS	13
SPECIAL FACTORS	26
Background of the Proposed Transaction	26
Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board	36
Interests of Ionis and Certain of the Company’s Directors	40
Certain Unaudited Financial Forecasts	41
Opinion of Cowen	42
THE TRANSACTION	47
Inotersen	47
AKCEA-TTR-LRx	50
License Agreement	50
Stock Purchase Agreement	52
Voting Agreement	54
Amended and Restated Services Agreement	54
Amended and Restated Investor Rights Agreement	54
Stockholder Approval Pursuant to Nasdaq Listing Rule 5635	54
Certificate Amendment	54
Potential Effects of the Transaction on Stockholders	55
No Appraisal Rights in Connection with the Transaction	56
THE SPECIAL MEETING	57
PROPOSAL NO. 1 APPROVAL OF THE LICENSE AGREEMENT, THE STOCK PURCHASE AGREEMENT, THE AMENDED AND RESTATED SERVICES AGREEMENT AND THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREUNDER	61
PROPOSAL NO. 2 APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO IONIS PURSUANT TO THE LICENSE AGREEMENT AND STOCK PURCHASE AGREEMENT AS REQUIRED BY AND IN ACCORDANCE WITH NASDAQ LISTING RULE 5635	62
PROPOSAL NO. 3 AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	63
PROPOSAL NO. 4 ADJOURNMENT OF THE SPECIAL MEETING	64
PRINCIPAL STOCKHOLDERS	65
INFORMATION ABOUT THE PARTIES	66
STOCKHOLDER PROPOSALS	67
WHERE YOU CAN FIND MORE INFORMATION	68
ANNEX A LICENSE AGREEMENT	A-1
ANNEX B STOCK PURCHASE AGREEMENT	B-1
ANNEX C AMENDED AND RESTATED SERVICES AGREEMENT	C-1
ANNEX D AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT	D-1
ANNEX E FAIRNESS OPINION	E-1

i

Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, Massachusetts 02142

This proxy statement contains information related to a special meeting of stockholders of Akcea Therapeutics, Inc. to be held at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142, on April 16, 2018, at 10:00 AM Eastern Time, and any adjournments or postponements thereof. The Company is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting.

SUMMARY TERM SHEET

This following summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. The Company urges you to read this entire proxy statement carefully, including the appendices and the documents incorporated by reference in this proxy statement, before voting. Except as otherwise specifically noted in this proxy statement or as context otherwise requires, the “Company,” “Akcea,” “we” or “us” refers to Akcea Therapeutics, Inc. All information contained in this proxy statement concerning Ionis Pharmaceuticals, Inc. (“Ionis”) has been provided by Ionis and has not been independently verified by Akcea.

On March 14, 2018, the Company entered into a development, commercialization, collaboration and license agreement (the “License Agreement”) and a stock purchase agreement (the “Stock Purchase Agreement”) with Ionis, and amended its Investor Rights Agreement and Services Agreement, each originally entered into with Ionis on December 18, 2015. Pursuant to the License Agreement, the Company would receive rights to (a) commercialize inotersen and perform other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; (b) participate in the development, through the completion of all pivotal studies including paying 50% of the associated costs, of a follow-on drug to inotersen, AKCEA-TTR-LRx, and perform other non-commercial activities with respect to AKCEA-TTR-LRx; (c) commercialize AKCEA-TTR-LRx following receipt of regulatory approval in accordance with a global strategic plan; and (d) share in profits and losses with respect to inotersen and AKCEA-TTR-LRx. In addition, the Company would have the right to manufacture (including through a third party) each product following receipt of its regulatory approval.

Pursuant to the Stock Purchase Agreement, at the closing of the transaction, the Company will pay an upfront licensing fee of $150 million, payable in shares of common stock priced by reference to a recent trading average (the “License Issuance”). To support commercialization of inotersen and AKCEA-TTR-LRx, Ionis will purchase $200 million of the Company’s common stock at the same price per share (together with the License Issuance, the “Initial Issuance”).

The Company agreed to share inotersen and AKCEA-TTR-LRx profits and losses with Ionis as follows: For inotersen, beginning on the earlier of (i) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (ii) January 1, 2019, the parties will share profits and losses from the development and commercialization of inotersen (A) on a 60/40 basis (60% to Ionis and 40% to the Company) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) on a 50/50 basis commencing on the first day of the first quarter thereafter; and for AKCEA-TTR-LRx, beginning January 1, 2018, the parties will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis. Further, pursuant to the License Agreement, the Company is obligated to make certain payments (the “Milestone Payments”) to Ionis in connection with the achievement of certain development, regulatory and commercialization events (the “Milestone Events”). The Company may elect to pay each Milestone Payment in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock); provided if the Company achieves the Milestone Event for aggregate worldwide annual net sales of the products of $750 million, all subsequent Milestone Payments must be paid in cash (collectively, the “Payment Election”).

License Agreement

Under the License Agreement, the Company will receive rights to (a) commercialize inotersen and perform other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; (b) participate in the development, through the completion of all pivotal studies including 50% of the associated costs, of a follow-on drug to inotersen, AKCEA-TTR-LRx and perform other non-commercial activities with respect to AKCEA-TTR-LRx; (c) commercialize AKCEA-TTR-LRx, following receipt of regulatory approval in accordance with a global strategic plan; and (d) share in profits and losses with respect to inotersen and AKCEA-TTR-LRx. In addition, the Company will have the right to manufacture (including through a third party) each product following receipt of its regulatory approval.

Pursuant to the License Agreement, Ionis will grant to the Company (i) an exclusive, world-wide license under Ionis’ patents and know-how (other than manufacturing patents and know-how) to develop and sell inotersen and AKCEA-TTR-LRx and (ii) a non-exclusive, world-wide license under the Ionis manufacturing patents and know-how. The Company may grant sublicenses under the rights granted to it with Ionis’ prior written consent, not to be unreasonably withheld and with certain exceptions. In addition, the parties have agreed to certain exclusivity covenants that will prevent (A) each company from clinically developing or commercializing products that use the same mechanism of action as the products and (B) the Company from clinically developing or commercializing products that are reasonably expected to decrease the market share for a product and treats or is intended to treat transthyretin amyloidosis or any other indication for which a product under that Agreement is being Developed or Commercialized, in each case ((A) or (B)), without the other party’s consent.

The Company will grant to Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any collaboration technology the Company develops under the License Agreement to develop, manufacture and commercialize products that include an oligonucleotide as an active pharmaceutical ingredient (other than competing products during the term of the License Agreement).

The License Agreement will become effective on the date on which the closing of the Stock Purchase Agreement occurs. The License Agreement may be terminated under certain circumstances, including: (i) by mutual written consent of the parties; (ii) by either party if the transaction contemplated by the Stock Purchase Agreement does not close by June 30, 2018; (iii) by either party if any applicable law makes the transaction documents illegal or otherwise restrains transaction consummation; (iv) by either party, for the other’s uncured material breach under the License Agreement; (v) by the Company for convenience with written notice to Ionis; or (vi) by Ionis if the Company disputes the validity of any Ionis patent right licensed to the Company under that License Agreement. The parties have initiated collaborative, pre-commercial preparations given the near-term expected regulatory approval and commercial launch of inotersen. If the transaction is not consummated, then the Company intends to unwind these preparations, which will require a transition services agreement. For more information regarding the License Agreement, see “The Transaction — The License Agreement.”

Stock Purchase Agreement

Pursuant to the Stock Purchase Agreement, the parties agreed (i) as an upfront licensing fee, that the Company will issue 8,000,000 shares of common stock to Ionis and (ii) to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx, that the Company will issue 10,666,666 shares of common stock to Ionis for $200 million in cash.

In addition to customary closing conditions, the respective obligations of each party to consummate the transaction contemplated by the Stock Purchase Agreement are subject to the approval of proposal no. 1 (disinterested stockholder approval), proposal no. 2 (share issuance) and proposal no. 3 (certificate amendment). Proposal no. 1 requires the approval of the holders of at least a majority of all issued and outstanding shares of the Company’s common stock other than Ionis and its affiliates (the “Interested Stockholders”), which shall exclude a vote of any of the Company’s directors and officers. This condition cannot be waived. Pursuant to the Stock Purchase Agreement, Ionis agreed to vote, or cause to be voted, all of its shares in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis.

The Stock Purchase Agreement may be terminated under certain circumstances, including the mutual written consent of the parties; by either party if the closing has not occurred on or prior to June 30, 2018; by either party if a governmental entity prohibits the consummation of the transaction; or by either party if the other party materially breaches the agreement, subject to a sixty-day cure period. For more information regarding the Stock Purchase Agreement, see “The Transaction – The Stock Purchase Agreement.”

Certificate Amendment

The Company currently has a sufficient number of authorized shares of common stock to satisfy its obligations pursuant to the Stock Purchase Agreement with respect to the Initial Issuance. However, it will not have a sufficient number of shares of common stock to satisfy all of its obligations with respect to the Milestone Payments, if it achieves the Milestone Events payable in shares of common stock and makes such Milestone Payments in shares of common stock. To reduce this shortfall, at the special meeting, holders of shares of the common stock will be asked to consider and vote on a proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares to 125,000,000 shares (the “Certificate Amendment”), which is conditioned upon the approval of proposal no. 1. For more information regarding the certificate amendment, see “The Transaction−Certificate Amendment”.

Voting Agreement

The Company has entered into a stockholder voting agreement with Novartis Pharma AG (“Novartis”) whereby Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders. This agreement will terminate when the transaction contemplated by the Stock Purchase Agreement closes or on the date the Stock Purchase Agreement terminates in accordance with its terms. For more information regarding the stockholder voting agreement, see “The Transaction – Voting Agreement.”

Amended and Restated Investor Rights Agreement

Given the proposed increase to Ionis’ equity ownership of the Company in connection with the proposed transaction and its increased reliance on the Company as a commercialization partner, now that the Company could be commercializing at least two products that Ionis had developed (volanesoren and inotersen), the Company has amended and restated its Investor Rights Agreement, entered into with Ionis on December 18, 2015. For more information regarding the amended and restated Investor Rights Agreement, see “The Transaction – Amended and Restated Investor Rights Agreement.”

Amended and Restated Services Agreement

In connection with the proposed transaction, the Company has also amended and restated its Services Agreement, originally entered into with Ionis on December 18, 2015. For more information regarding the amended and restated Services Agreement, see “The Transaction – Amended and Restated Services Agreement.”

Interests of Ionis and Certain Directors

Ionis has interests in the transaction contemplated under the License Agreement and the Stock Purchase Agreement that may be different from, or in addition to, the interests of the Company’s other stockholders, as described in this proxy statement. Furthermore, because of their affiliation with Ionis, you should be aware that certain of the Company’s directors may have interests in the transaction that are different from, or in addition to, the interests of stockholders generally, as described in this proxy statement. The Special Committee and the members of the board of directors who voted on the transaction were aware of these additional interests, and considered them, when they approved the License Agreement and Stock Purchase Agreement and recommended that stockholders vote in favor of approving the transaction and the License Agreement and Stock Purchase Agreement. For more information regarding these interests, see “Special Factors — Interests of Ionis and Certain of the Company’s Directors.”

Special Committee and the Board

Because Ionis owns approximately 68.2% of the Company’s common stock, the Company board authorized a special transaction committee (the “Special Committee”) composed entirely of independent and disinterested directors to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis. The Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, are advisable and in the best interests of the Company and recommended approval of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder to the Company’s board.

Based on this recommendation, the board (i) approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder; (ii) declared that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder is advisable and in the best interest of the Company; (iii) declared that the issuance of the shares pursuant to the proposed transaction is advisable and in the best interest of the Company; (iv) declared that the amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares is advisable and in the best interest of the Company; and (v) determined to submit the matters to the stockholders of the Company with a recommendation that the stockholders vote for each of the proposals set forth in this proxy statement. For more information regarding the Special Committee, see “Special Factors — Background of the Proposed Transaction” and “Special Factors —Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board.”

Fairness Opinion

Cowen and Company, LLC (“Cowen”) acted as financial advisor to the Special Committee of the board in connection with the transaction contemplated by the License Agreement and Stock Purchase Agreement. The Special Committee requested that Cowen render an opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the proposed transaction. At a meeting of the Special Committee held on March 14, 2018, Cowen rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated March 14, 2018, that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the consideration (as defined in “Special Factors−Opinion of Cowen”) to be paid by the Company in the proposed transaction is fair, from a financial point of view, to the Company. The full text of the written opinion of Cowen, dated March 14, 2018, is attached as Annex E and is incorporated by reference. Stockholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen, including the definition of consideration used therein. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, to the Company, of the consideration to be paid by the Company in the proposed transaction, and do not constitute an opinion as to the merits of the proposed transaction or a recommendation to the Company’s board or to any stockholder or any other person as to how to vote with respect to the proposed transaction. The consideration to be paid by the Company in the proposed transaction was determined through negotiations between the Special Committee and the Company and Ionis and not pursuant to recommendations of Cowen.

Potential Effects of the Transaction on Stockholders

If the stockholders that are disinterested with respect to the transaction approve the License Agreement and Stockholder Agreement and the transaction contemplated thereunder, Ionis’ percentage ownership of the Company will increase as a result of the Initial Issuance. In particular, following the issuance of shares of common stock at the closing of the transaction contemplated by the Stock Purchase Agreement (i.e. excluding any Milestone Payments), the Company expects that Ionis will own approximately 75.2% of the outstanding common stock and the other stockholders will own approximately 24.8% of the outstanding common stock. For more information regarding the ownership percentages following the transaction, see “The Transaction — Potential Effects of the Transaction on Stockholders.”

No Appraisal Rights in Connection with the Transaction

Appraisal rights are not available to stockholders in connection with the transaction contemplated by the License Agreement or the Stock Purchase Agreement or any of the proposals to be considered at the special meeting of stockholders described in this proxy statement. For more information, see “The Transaction – No Appraisal Rights in Connection with the Transaction.”

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board is soliciting your proxy to vote at the special meeting of stockholders of the Company because you owned shares of common stock at the close of business on March 21, 2018, the record date for the special meeting, and are therefore entitled to vote at the special meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about March 26, 2018. This proxy statement summarizes the information that you need to know in order to cast your vote at the special meeting.

When and where will the special meeting be held?

The special meeting will be held at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 on April 16, 2018, at 10:00 AM Eastern Time.

What items will be voted upon at the special meeting? How does the board recommend that I cast my vote?

At the special meeting, you will be asked to approve four proposals.

“Proposal no. 1” is a request for you to vote to approve the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the consummation of the transaction contemplated thereunder, including, as an upfront licensing fee, the issuance of 8,000,000 shares of common stock to Ionis and, to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx, the issuance of 10,666,666 shares of common stock to Ionis for $200 million in cash. The Company agreed to share inotersen and AKCEA-TTR-LRx profits and losses with Ionis as follows: for inotersen, beginning on the earlier of (i) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (ii) January 1, 2019, the parties will share profits and losses from the development and commercialization of inotersen (A) on a 60/40 basis (60% to Ionis and 40% to the Company) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) on a 50/50 basis commencing on the first day of the first quarter thereafter; and for AKCEA-TTR-LRx, beginning January 1, 2018, the parties will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis. Further, the Company is obligated to make certain payments to Ionis in connection with the achievement of certain development, regulatory and commercialization events. The Company may elect to pay each initial Milestone Payment in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock). If the Company achieves the Milestone Event for aggregate worldwide annual net sales of the products of $750 million, all subsequent Milestone Payments must be paid in cash.

“Proposal no. 2” is a request for you to vote to approve the issuance of shares of common stock to Ionis pursuant to the License Agreement and the Stock Purchase Agreement as required by and in accordance with Nasdaq Listing Rule 5635, which is conditioned upon the approval of proposal no. 1.

“Proposal no. 3” is a request for you to vote to approve an amendment to the Amended and Restated Certificate of Incorporation to increase the Company’s authorized shares of common stock from 100,000,000 shares to 125,000,000 shares, which is conditioned upon the approval of proposal no. 1.

“Proposal no. 4” is a request for you to vote to approve any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of each of proposal no. 1 (disinterested stockholder approval), proposal no. 2 (share issuance) and proposal no. 3 (certificate amendment).

No matters will be presented for action at the special meeting other than the items described in this proxy statement. The board recommends that you vote “FOR” each of the Proposals.

Who is entitled to vote?

Only holders of record of common stock at the close of business on March 21, 2018 are entitled to notice of and to vote at the special meeting.

Have any stockholders already agreed to vote for the proposals?

Pursuant to a stockholder voting agreement, Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders.

Pursuant to the Stock Purchase Agreement, Ionis agreed to vote, or cause to be voted, all of its shares of common stock, representing approximately 68.2% of the shares issued and outstanding, in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Pursuant to a stockholder voting agreement, Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders. Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis and Novartis, except that proposal no. 2 and proposal no. 3 are conditioned upon the approval of proposal no. 1.

Who is soliciting my proxy?

The board is soliciting your proxy to vote on all matters scheduled to come before the special meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card, or by casting your vote via the internet or by telephone, you are authorizing the proxy holders to vote your shares at the special meeting as you have instructed.

What are the voting requirements to approve each of the proposals?

As of March 21, 2018, the record date for the special meeting, there were 66,720,111 shares of common stock outstanding. Ionis holds approximately 68.2% of the outstanding shares of common stock. Ionis has agreed, pursuant to the Stock Purchase Agreement, to vote, or cause to be voted, all of its shares in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Pursuant to a stockholder voting agreement, Novartis, holding approximately 9.4% of the outstanding common stock and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders, has agreed to vote, or caused to be voted, all of its shares in favor of each proposal. Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis and Novartis.

Proposal no. 1: The Stock Purchase Agreement contains a non-waivable condition requiring the approval of the Stock Purchase Agreement, the License Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder by a receipt of the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers.

Proposal no. 2: Proposal no. 2 requires the vote of a majority of the votes cast at the special meeting.

Proposal no. 3: Proposal no. 3 requires the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock.

Proposal no. 4: Proposal no. 4 requires the vote of a majority of the shares present in person or represented by proxy at the special meeting.

Why is the board recommending approval of each of the proposals?

After evaluating the transaction contemplated by the License Agreement and Stock Purchase Agreement, the Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interests of the Company and recommended the transaction to the board. Based upon the recommendation of the Special Committee, the board approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, declared each of the foregoing advisable and in the best interests of the Company and determined to submit it to the stockholders of the Company other than the Interested Stockholders. The board recommends that the stockholders vote “FOR” each of the proposals set forth in this proxy statement. In making this recommendation, the board considered a number of factors, including the following:

•	the opportunity presented by the proposed transaction to enhance the Company’s pipeline, including the opportunity to commercialize two products in the near term (volanesorsen and inotersen), if approved, which offers the potential to create significant benefits for the Company’s stockholders, including diversifying product offerings, allowing the Company to better leverage its infrastructure, expanding the markets about which the Company will develop expertise and creating prospects for further growth opportunities;
•	that Ionis would purchase $200 million of the Company’s common stock priced by reference to a recent trading average, with no discount, to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx;
•	the terms of the License Agreement and the Stock Purchase Agreement, including the non-waivable requirement that the Stock Purchase Agreement must be approved by the affirmative vote of holders representing a majority of the issued and outstanding common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers;
•	the belief of the Special Committee that the terms of the proposed transaction were the most favorable that could reasonably be obtained and that further negotiation would have created an unacceptable risk that Ionis would withdraw its offer and abandon the License Agreement, in which event the Company’s stockholders would lose the present opportunity to create long-term value and position the Company for future opportunities;
•	the belief of the Special Committee that the consideration being paid to Ionis is fair and reasonable in relation to the market potential and expectations for the products and is expected to have an accretive impact on the long-term value of the Company accruing to the Company’s stockholders; and
•	the procedural fairness of the proposed transaction, including the formation of a special committee of independent disinterested directors with authority to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis.

For more information regarding the Special Committee, see “Special Factors — Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board.”

What happens if stockholders do not approve proposal no. 1?

If proposal no. 1 (disinterested stockholder approval), a non-waivable condition to the closing of the transaction, is not approved by the affirmative vote of the holders of at least a majority of all issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers, the Stock Purchase Agreement and License Agreement will be terminated and the transaction contemplated thereby cannot be completed. Pursuant to the Stock Purchase Agreement, Ionis agreed to vote, or cause to be voted, all of its shares in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Pursuant to a stockholder voting agreement, Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders. Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis and Novartis, except that proposal no. 2 and proposal no. 3 are conditioned upon the approval of proposal no. 1.

How many shares are eligible to be voted?

As of the record date of March 21, 2018, there were 66,720,111 shares of common stock issued and outstanding, each of which is entitled to one vote.

How many shares must be present to hold the special meeting?

Under Delaware law and the Amended and Restated Bylaws (the “bylaws”), the presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner of shares of common stock and you do not instruct your bank, broker or other intermediary how to vote your shares on any of the proposals, your shares will not be counted as present at the special meeting for purposes of determining whether a quorum exists. Shares of stockholders of record who are present at the special meeting in person or by proxy will be counted as present at the special meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals. A quorum will be present at the special meeting because each of Ionis and Novartis, representing approximately 68.2% and 9.4% of the shares issued and outstanding, respectively, have agreed to vote, or cause to be voted, its shares at the meeting.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record of those shares, and the Company has mailed these proxy materials to you. You may vote your shares by internet, telephone or by mail as further described below. Your vote authorizes each of Paula Soteropoulos, Michael MacLean and Jeffrey Goldberg as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

Vote by Internet — www.proxyvote.com

Vote by Telephone — 1-800-690-6903

Use the internet or the telephone to transmit your voting instructions 24 hours a day, seven days a week up until 11:59 PM Eastern Time on April 15, 2018.

Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

Vote by Mail — Complete, date and sign your proxy card and return it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Only the latest dated proxy received from you, whether by internet, telephone or mail, will be voted at the special meeting. You may also vote in person at the special meeting.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker or other intermediary, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or other intermediary that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other intermediary on how to vote your shares via the internet or by telephone if the bank, broker or other intermediary offers these options or by signing and returning a proxy card. Your bank, broker or other intermediary will send you instructions for voting your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, see the questions below entitled “What happens if I return a proxy but don’t vote for a Proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I don’t return a proxy or don’t attend the special meeting and vote my shares?

If you fail to vote on proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment), the effect will be the same as a vote against these proposals, but such failure to vote will not affect the outcome of proposal no. 2 (share issuance) or proposal no. 4 (adjournment).

What happens if I return a proxy but don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other intermediary of record, your shares will not be voted with respect to any proposal for which your broker does not have authority to vote under the rules of the Nasdaq. Banks, brokers or other intermediaries of record have the authority under the rules of the Nasdaq to vote stock for which their customers do not provide voting instructions on certain routine matters.

The Company believes that each of the proposals presented in this proxy statement is a non-routine matter. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other intermediary of record, your shares will not be voted with respect to any of the proposals presented in this proxy statement. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. A broker non-vote will have the same effect as a vote against proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment) but will not have an effect on proposal no. 2 (share issuance) or proposal no. 4 (adjournment). In addition, such shares will not be considered present at the special meeting for purposes of determining the existence of a quorum.

What is an abstention?

An abstention is a properly signed proxy card that is marked “ABSTAIN”. Abstentions will be counted for purposes of determining whether a quorum is present. In the case of proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment), abstentions do not constitute votes “FOR” the proposals, so will effectively count as votes “AGAINST” the proposals. In the case of proposal no. 2 (share issuance) and proposal no. 4 (adjournment), abstentions do not constitute votes “FOR” or votes “AGAINST” the proposals and, therefore, will have no effect on the outcome of such proposals.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice to the Company before the special meeting, if you timely provide to the Company another proxy with a later date or if you vote in person at the special meeting or notify the Company in writing at the special meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

The Company pays all expenses incurred in connection with the solicitation of proxies for the special meeting. The Company will also request banks, brokers, and other intermediaries holding shares of common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the Company’s directors, officers and employees. No additional compensation will be paid to the directors, officers or employees for such solicitation efforts.

Can any other business be conducted at the special meeting?

No. Under the bylaws and Delaware law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement.

What happens if the special meeting is adjourned?

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Pursuant to the bylaws, a special meeting of stockholders may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. Under Delaware law and the bylaws, the Company is not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Where can I find the voting results of the special meeting?

The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” below.

Who should I call if I have questions or need assistance voting my shares?

If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., the firm assisting the Company in the solicitation of proxies, at:

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements regarding the Company’s business, including with respect to the potential transaction and the therapeutic and commercial potential of inotersen and AKCEA-TTR-LRx. Any statement describing the Company’s goals, expectations, financial or other projections, intentions or beliefs, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement, including those identified in Item 1A entitled “Risk Factors”. Although the Company’s forward-looking statements reflect the good faith judgment of management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements.

In this proxy statement, unless the context requires otherwise, “Akcea,” “Company,” “we,” “our,” and “us” refers to Akcea Therapeutics, Inc. and its subsidiaries.

Although it is not possible to identify all of the risks and factors, they include, among others, statements relating to the following:

•	the success, cost, timing and potential indications of the Company’s drug development activities and clinical studies, including the ongoing and later studies of inotersen and AKCEA-TTR-LRx;
•	the Company and its partners' ability to obtain and maintain regulatory approval of the Company’s drugs, including inotersen and AKCEA-TTR-LRx, in any of the indications for which the Company plans to develop them, and any related restrictions, limitations, and/or warnings in the label of an approved drug;
•	the future results of ongoing or later clinical studies, including of inotersen and AKCEA-TTR-LRx;
•	the risk that the transaction will divert management’s attention and result in a potential disruption of the Company’s ongoing business;
•	the ability to integrate Ionis’ inotersen commercial team personnel into the Company, in connection with the transaction;
•	failure to obtain the disinterested stockholder approval contemplated by proposal no. 1, or to satisfy other conditions to closing of the transaction in a timely manner (or at all);
•	the risk that the key assumptions made in the financial projections, relating to, among other things, the consideration the Company paid for inotersen and AKCEA-TTR-LRx, the size of the patient population indicated for the products and the rate and degree of market acceptance of the products, do not materialize or prove correct;
•	the Company’s plans to research, develop and commercialize its drugs;
•	the size and growth potential of the markets for the Company’s drugs, and the Company’s ability to identify target patient populations and serve those markets, especially for diseases with small patient populations;
•	the Company’s ability to successfully commercialize the Company’s drugs;
•	the rate and degree of market acceptance of the Company’s drugs;
•	the Company’s ability to grow its organization and increase the size of its facilities to meet its anticipated growth;
•	the Company’s ability to develop and maintain sales and marketing capabilities, whether alone or with potential future strategic partners;

•	the Company’s ability to maintain third-party suppliers and manufacturers and their ability to perform adequately;
•	the success of competing therapies that are or become available;
•	the Company’s ability to attract and retain key scientific, commercial or management personnel;
•	the accuracy of the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection for its drugs and its ability to operate its business without infringing on the intellectual property rights of others;
•	the risk of an adverse outcome of any legal proceedings that may be instituted against the Company; and
•	regulatory developments in the United States and foreign countries.

These risks are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all risk factors nor can the Company assess the effects of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

In light of these risks, uncertainties and other factors, the forward-looking statements contained in this proxy statement might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this proxy statement, the appendices and the documents that incorporated by reference in this proxy statement, with the understanding that the Company’s actual future results, levels of activity, performance and achievements may be materially different from what the Company expects. Statements that “we believe” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based upon information available to the Company as of the date of this proxy statement, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

The proposed transaction contemplated by the License Agreement and Stock Purchase Agreement involve significant risks, many of which cannot be predicted and will be beyond the Company’s control. In addition to the other information contained in this proxy statement, you should carefully consider the risks described below and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement, before deciding how to vote your shares of the Company’s common stock.

Risks Related to the Transaction

The Company may not realize the benefits of the proposed transaction if the Company is unable to successfully transition, integrate and support the development and commercialization of inotersen and AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company will need to successfully transition, integrate and support the assets it would acquire related to the commercialization and development of inotersen and AKCEA-TTR-LRx if the Company is to realize any of the potential benefits of the proposed transaction. The failure to meet these integration challenges, including the addition of inotersen commercial team and other employees from Ionis and the coordination across geographies between the Company’s headquarters in Massachusetts and its commercialization team in other locations, including major global markets, could seriously harm the Company’s results of operations. The Company’s failure to implement an orderly integration could result in failure of, or delays in, the development or commercialization of inotersen and AKCEA-TTR-LRx. Such failure or delay could adversely impact the Company’s business, results of operations, financial condition and prospects for future growth.

The terms of the License Agreement may limit the Company’s ability to achieve the expected benefits of the transaction.

While the Company expects that, if consummated, the proposed transaction will, on the whole, bolster the Company’s capabilities, certain terms of the License Agreement and its other agreements with Ionis may limit the Company’s ability to achieve the expected benefits of the transaction, including:

•	a Joint Steering Committee, or JSC, having equal membership from the Company and Ionis, sets the development strategy for the Company’s drugs by mutual agreement. A Regulatory Sub-committee, established by the JSC and having equal membership from the Company’s company and Ionis, will set the regulatory strategy for each of the Company’s drugs by mutual agreement. If the JSC or the Regulatory Sub-committee cannot come to a mutual agreement, then this could delay the Company’s ability to develop and commercialize inotersen and AKCEA-TTR-LRx. In the event of a disagreement at the JSC, Ionis has final decision making authority on decisions relating to development matters, Akcea has final decision making authority on decision relating to commercial matters, and the holder of the regulatory approvals for a product in a country has final decision making authority for regulatory affairs;
•	the Company will need Ionis’ consent prior to granting any sublicense to a third party for inotersen or AKCEA-TTR-LRx. If Ionis does not grant such consent with respect to a sublicense, then the Company would not be able to enter into such arrangement, which could delay or prevent the Company’s ability to develop and commercialize inotersen and AKCEA-TTR-LRx;
•	the Company will need to obtain Ionis’ approval to in-license a product, acquire a product or acquire another company, until the time Ionis ceases to hold at least 50% of the Company’s outstanding capital stock;
•	the Company only has the right to lead the prosecution and enforcement of certain of the patent rights licensed to the Company under the License Agreement, so called product-specific patent rights. Ionis will control the prosecution and enforcement of other patent rights licensed to the Company, and they may do so in a manner that does not advance or is inconsistent with the Company’s interests; and
•	although the Company’s agreements with Ionis prohibit Ionis from developing and commercializing drugs that modulate TTR via the binding of such drug to the RNA that encodes TTR using the technology licensed to the Company under the License Agreement, Inonis is free to pursue other products that treat the same indications that would be treated by inotersen and AKCEA-TTR-LRx.

Each of the foregoing terms and Ionis’ other rights under the license agreement, could limit the Company’s ability to realize the expected benefits of the license agreement or otherwise limit the Company’s ability to pursue transactions or development efforts other stockholders may view as beneficial.

The development and commercialization of inotersen and AKCEA-TTR-LRx may place strain on the management team’s time and attention and may divert the management team’s attention from the Company’s other existing products.

Although the Company has personnel with experience commercializing drugs, the Company itself has never obtained regulatory approval for, or commercialized, any product. If the proposed transaction is consummated, and if regulatory approval is obtained, the Company plans to commercially launch both inotersen and volanesorsen during 2018. The commercial launches of the products will require significant efforts and the devotion of substantial resources, as the Company will need to finalize regulatory submissions, ensure the manufacturing of sufficient quantities of product to support long-term commercial sales and integrate, optimize or maintain, as applicable, the global sales, marketing, medical, for each of volanesorsen and inotersen, and patient support infrastructure, which may place pressure on the management team’s time and attention. These efforts may also divert the attention of the management team from the Company’s other business operations, such as the development or commercialization of the Company’s other pipeline products, including volanesorsen, AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx and AKCEA-APOCIII-LRx. As a result, the Company’s business, results of operations, financial condition and prospects for future growth could be adversely impacted and the market price of the Company’s common stock may decline.

The transaction, including the Initial Issuance and the potential payment of certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election, will further increase Ionis’ ownership of the Company, and the increased ownership concentration and increased importance of Akcea, Ionis may prevent the Company’s other stockholders from influencing significant decisions for a longer period of time.

As of March 1, 2018, Ionis owns approximately 68.2% of the Company’s outstanding common stock. If the proposed transaction is consummated, immediately following the Initial Issuance, Ionis will own approximately 75.2% of the Company’s common stock, which ownership will be expected to increase further if the Company achieves certain Milestone Events and pays the associated Milestone Payment in shares of common stock pursuant to the Payment Election. As long as Ionis beneficially controls a majority of the voting power of the Company’s outstanding common stock, Ionis will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if Ionis were to control less than a majority of the voting power of the Company’s outstanding common stock, it may influence the outcome of such corporate actions so long as it owns a significant portion of the Company’s common stock. If Ionis continues to hold its shares of the Company’s common stock, it could remain the Company’s controlling stockholder for an extended period of time or indefinitely. The proposed transaction will increase Ionis’ ownership percentage, and this increase, along with Ionis’ increased reliance on Akcea as a commercialization partner, given that Akcea could now be commercializing at least two Ionis-developed products (volanesorsen and inotersen), may increase the length of time during which Ionis will control the Company.

Among the proposed terms of the transaction are several changes to the Company’s Investor Rights Agreement with Ionis in light of Ionis’ increased ownership percentage and increased investment in and reliance on the Company. For more detail regarding these changes, see “The Transaction−Investor Rights Agreement” on page 54. As a general matter, these changes increase Ionis’ control over the Company’s affairs. In addition, the License Agreement requires Ionis’s consent to the budget related to the commercialization of inotersen and AKCEA-TTR-LRx.

Ionis’ interests may not be the same as, or may conflict with, the interests of the Company’s other stockholders. You will not be able to affect the outcome of any stockholder vote while Ionis controls the majority of the voting power of the Company’s outstanding common stock, unless Ionis agrees to seek approval of matters by minority stockholders, as is the case with the proposed transaction. As a result, Ionis can control, directly or indirectly and subject to applicable law, all matters affecting the Company, including:

•	any determination with respect to the Company’s business strategy and policies, including the appointment and removal of officers and directors;
•	any determinations with respect to mergers, business combinations or disposition of assets;

•	the Company’s financing and dividend policy; compensation and benefit programs and other human resources policy decisions;
•	termination of, changes to or determinations under the Company’s agreements, including the License Agreement and the Services Agreement, with Ionis;
•	changes to any other agreements that may adversely affect the Company; and determinations with respect to the Company’s tax returns.

Because Ionis’ interests may differ from the Company’s or yours, actions that Ionis takes with respect to the Company, as the Company’s controlling stockholder, may not be favorable to the Company or you.

You will experience dilution of your minority ownership position as a consequence of the issuance of shares of the Company’s common stock in connection with the transaction, including the Initial Issuance and the potential payment of certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election. Dilution of your minority ownership position may further reduce the influence that you have on the Company’s management, and could cause the Company’s stock price to decline.

If the proposed transaction is consummated, the Company’s stockholders other than Ionis will experience dilution of their minority ownership positions upon the issuance of the Company’s common stock pursuant to the Initial Issuance and if the Company pays for certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election. Such dilution could, among other things, further limit your ability to influence the Company’s management, including through the election of directors following the consummation of the transaction, and could cause the Company’s stock price to decline.

Certain of the Company’s directors may have actual or potential conflicts of interest because of their positions with Ionis.

Stanley T. Crooke, Chairman of the Board and Chief Executive Officer for Ionis, and B. Lynne Parshall, Senior Strategic Advisor and board member for Ionis, serve on the Company’s board of directors and retain their positions or engagements with Ionis. In addition, these individuals own Ionis equity and Ionis equity awards. Ionis common stock, options to purchase Ionis common stock and other Ionis equity awards represent a meaningful portion of these individuals' net worth. Their position at Ionis and the ownership of any Ionis equity or equity awards creates, or may create the appearance of, conflicts of interest when the Company asks these individuals to make decisions that could have different implications for Ionis than the decisions have for the Company. In addition, the Company’s certificate of incorporation provides for the allocation of certain corporate opportunities between the Company and Ionis. Under these provisions, neither Ionis or its other affiliates, nor any of their officers, directors, agents or stockholders, will have any obligation to present to the Company certain corporate opportunities. For example, a director of the Company’s who also serves as a director, officer or employee of Ionis or any of its other affiliates may present to Ionis certain acquisitions, in-licenses, potential development programs or other opportunities that may be complementary to the Company’s business and, as a result, such opportunities may not be available to the Company. To the extent attractive corporate opportunities are allocated to Ionis or its other affiliates instead of to the Company, the Company may not be able to benefit from these opportunities.

Risks Related to Clinical Development, Regulatory Review and Approval

Clinical studies for either inotersen or AKCEA-TTR-LRx may not demonstrate safety or efficacy at the level required by the FDA and foreign regulatory authorities for product approval.

The FDA and EMA are currently reviewing the Company’s application for regulatory approval for inotersen. If the proposed transaction is consummated, the Company and Ionis intend to conduct clinical studies for AKCEA-TTR-LRx and may conduct further clinical studies for inotersen.

Even if positive results on the endpoints for the clinical studies are achieved, the FDA or foreign regulatory authorities may believe the clinical studies do not show the appropriate balance of safety and efficacy in the indication being sought or may interpret the data differently than the Company does, and may deem the results insufficient to demonstrate the appropriate balance of safety and efficacy at the level required for product approval. For example, the FDA or foreign regulatory authorities could claim that the Company has not tested either inotersen or AKCEA-TTR-LRx in a sufficient number of patients to demonstrate that the drug is safe and effective in patients with hATTR or other indications to support an application for marketing authorization for the applicable indication. In such a case, the Company may need to conduct additional clinical studies before obtaining marketing authorization, which would be expensive and delay the development and commercialization of the drug.

Any failure to obtain approval for inotersen on the timeline that the Company currently anticipates, or at all, would have a material and adverse impact on the Company’s business, prospects, financial condition and results of operations and could cause the Company’s stock price to decline.

If the results of clinical testing indicate that AKCEA-TTR-LRx is not suitable for commercial use, the Company may need to abandon AKCEA-TTR-LRx.

Drug discovery and development have inherent risks and the historical failure rate for drugs is high. Antisense drugs are a relatively new approach to therapeutics. If the Company cannot demonstrate that AKCEA-TTR-LRx is safe and effective for human use in the intended indication to the satisfaction of the FDA, the Company may need to abandon AKCEA-TTR-LRx.

If AKCEA-TTR-LRx does not show sufficient safety and efficacy in patients with the targeted indication, it would negatively affect the Company’s development and commercialization goals for the drug and the Company would have expended significant resources with little or no benefit to the Company.

The Company may not be able to benefit from orphan drug designation for either inotersen or AKCEA-TTR-LRx.

The FDA has granted inotersen Orphan Drug Designation for the treatment of patients with polyneuropathy due to hereditary TTR amyloidosis (hATTR), and the EMA has granted Orphan Drug Designation to inotersen for the treatment of patients with ATTR. In the United States, under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but it can provide financial incentives, such as tax advantages and user-fee waivers, as well as longer regulatory exclusivity periods.

The FDA granted inotersen Orphan Drug Designation and Fast Track Status, and on January 8, 2018, the FDA accepted inotersen’s New Drug Application and set a Prescription Drug User Fee Act (“PDUFA”) date of July 6, 2018. The EMA also granted accelerated assessment to inotersen, which may reduce standard review time.

The Company may lose orphan drug exclusivity for inotersen, for example, if the FDA determines that the request for designation was materially defective or if the Company cannot maintain sufficient quantity of the applicable drug to meet the needs of patients with the rare disease or condition.

Even if the Company maintains orphan drug exclusivity for inotersen or obtains orphan drug exclusivity for the AKCEA-TTR-LRx, the exclusivity may not effectively protect the drug from competition because regulatory authorities still may authorize different drugs for the same condition.

The Company may expend the Company’s limited resources to pursue the development and commercialization of inotersen and AKCEA-TTR-LRx and fail to capitalize on drugs or indications that may be more profitable or for which there is a greater likelihood of success.

If the proposed transaction is consummated, the Company will dedicate a substantial amount of the Company’s resources to commercialize, if approved, inotersen and support the continued development of AKCEA-TTR-LRx. As a result, the Company may forego or delay pursuit of opportunities with the Company’s other drugs or for other indications that later prove to have greater commercial potential. The Company’s resource allocation decisions may cause the Company to fail to capitalize on viable commercial drugs or profitable market opportunities. The Company’s spending on development and commercialization plans for either inotersen or AKCEA-TTR-LRx may not generate profits.

Either inotersen or AKCEA-TTR-LRx could be subject to regulatory limitations following approval.

Even if inotersen or AKCEA-TTR-LRx is approved, the Company and the Company’s partners must comply with comprehensive government regulations regarding the manufacture, marketing and distribution of drug products. Promotional communications regarding prescription drugs must be consistent with the information in the product's approved labeling. The Company and the Company’s partners may not obtain the labeling claims necessary or desirable to successfully commercialize either inotersen or AKCEA-TTR-LRx.

The FDA and foreign regulatory authorities can impose significant restrictions on an approved drug product, including inotersen or AKCEA-TTR-LRx, through the product label and on advertising, promotional and distribution activities.

In addition, when approved, the FDA or a foreign regulatory authority may condition approval on the performance of post-approval clinical studies or patient monitoring, which could be time consuming and expensive. If the results of such post-marketing studies are not satisfactory, the FDA or a foreign regulatory authority may withdraw marketing authorization or may condition continued marketing on commitments from the Company or the Company’s partners that may be expensive and/or time consuming to fulfill.

In addition, if the Company or others identify side effects after either inotersen or AKCEA-TTR-LRx is on the market, if manufacturing problems occur subsequent to regulatory approval, or if the Company, the Company’s manufacturers or the Company’s partners fail to comply with regulatory requirements, with respect to either inotersen or AKCEA-TTR-LRx, the Company or the Company’s partners could be subject to:

•	restrictions on the Company’s ability to conduct clinical studies, including full or partial clinical holds on ongoing or planned clinical studies;
•	restrictions on the manufacturing processes of either inotersen or AKCEA-TTR-LRx;
•	changes to the product label;
•	restrictions on the marketing of either inotersen or AKCEA-TTR-LRx;
•	restrictions on the distribution of either inotersen or AKCEA-TTR-LRx;
•	requirements to conduct post-marketing clinical studies;
•	Untitled or Warning Letters;
•	withdrawal of either inotersen or AKCEA-TTR-LRx from the market;
•	refusal to approve pending applications or supplements to approved applications that the Company submit;
•	recall of either inotersen or AKCEA-TTR-LRx;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of regulatory approvals;
•	refusal to permit the import or export of either inotersen or AKCEA-TTR-LRx;
•	product seizure;
•	injunctions; or
•	imposition of civil or criminal penalties.

Any one or a combination of these events could prevent the Company from achieving or maintaining market acceptance of either inotersen or AKCEA-TTR-LRx or could substantially increase the costs and expenses of commercializing either inotersen or AKCEA-TTR-LRx, which in turn could delay or prevent the Company from generating any revenue or profit from the sale of either inotersen or AKCEA-TTR-LRx.

Risks Related to the Commercialization of inotersen and AKCEA-TTR-LRx

If the Company cannot establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell either inotersen or AKCEA-TTR-LRx, the Company may not generate product revenue from either inotersen or AKCEA-TTR-LRx.

If the proposed transaction is consummated and if either inotersen or AKCEA-TTR-LRx is approved, for the Company to successfully commercialize the drugs, the Company must successfully manage its marketing, sales and distribution capabilities or make arrangements with third parties to perform these services. The Company may not be successful in doing so. To commercialize either inotersen or AKCEA-TTR-LRx in the initial indications the Company plans to pursue, the Company will need to optimize and maintain a specialty sales force in each global region the Company expects to market the applicable drug, supported by case managers, reimbursement specialists, partnerships with specialty pharmacies, injection training, routine platelet and renal monitoring and a medical affairs team. The Company may seek to further penetrate markets by expanding the Company’s sales force or through strategic partnerships with other pharmaceutical or biotechnology companies or third-party sales organizations.

Even though certain members of the Company’s management team and other employees have experience commercializing drug products, the Company has no prior experience marketing, selling or distributing drug products, and there are significant risks involved in building and managing a commercial infrastructure. It will be expensive and time consuming for the Company to maintain the Company’s own sales force and related compliance protocols to market either inotersen or AKCEA-TTR-LRx. The Company may never successfully optimize or manage this capability and any failure could delay or preclude the launch of either inotersen or AKCEA-TTR-LRx. The Company and the Company’s partners, will have to compete with other companies to recruit, hire, train, manage and retain marketing and sales personnel.

The Company will incur expenses prior to the respective launches of inotersen and AKCEA-TTR-LRx to integrate and manage the marketing and sales infrastructure. If regulatory requirements or other factors cause a delay in the commercial launch of either inotersen or AKCEA-TTR-LRx, the Company would incur additional expenses for having invested in these capabilities earlier than required and prior to realizing any revenue from sales of either inotersen or AKCEA-TTR-LRx. The Company’s sales force and marketing teams may not successfully commercialize either inotersen or AKCEA-TTR-LRx.

To the extent the Company relies on third parties to commercialize any drug products, the Company may receive less revenue than if the Company commercialized either inotersen or AKCEA-TTR-LRx by itself and the Company would have less control over the sales efforts of any other third parties involved in the Company’s commercialization efforts for either inotersen or AKCEA-TTR-LRx.

The Company plans to rely on third-party specialty channels to distribute either inotersen or AKCEA-TTR-LRx. If the Company cannot effectively manage this distribution process, it could harm or delay the commercial launch and sales of either inotersen or AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company and the Company’s strategic partners may contract with, and rely on, third-party specialty pharmacies to distribute either inotersen or AKCEA-TTR-LRx. A specialty pharmacy is a pharmacy that specializes in dispensing medications for complex or chronic conditions, a process that requires a high level of patient education and ongoing management. The Company’s management team will need to devote a significant amount of its attention to managing this distribution network. If the Company cannot effectively manage this distribution process, the commercial launch and sales of either inotersen or AKCEA-TTR-LRx will be delayed or less successful, which would harm the Company’s results of operations.

In addition, the use of specialty pharmacies involves certain risks, including, but not limited to, risks that these organizations will:

•	not provide the Company with accurate or timely information regarding their inventories, the number of patients who are using either inotersen or AKCEA-TTR-LRx or complaints regarding either inotersen or AKCEA-TTR-LRx;
•	not effectively support either inotersen or AKCEA-TTR-LRx;
•	reduce or discontinue their efforts to support either inotersen or AKCEA-TTR-LRx;
•	not devote the resources necessary to support either inotersen or AKCEA-TTR-LRx in the volumes and within the time frames that the Company expects;
•	not satisfy financial obligations to the Company or others; or
•	cease operations.

Any such events may result in decreased sales and lower revenue for either inotersen or AKCEA-TTR-LRx, which could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

If the market does not accept either inotersen or AKCEA-TTR-LRx, the Company is not likely to generate substantial product revenue from either inotersen or AKCEA-TTR-LRx, and this may hurt the Company’s profitability.

Even if the Company obtains a marketing authorization for either inotersen or AKCEA-TTR-LRx, the Company’s success will depend upon the medical community, patients and third-party payors accepting inotersen and AKCEA-TTR-LRx as applicable, as medically useful. Even if the FDA or foreign regulatory authorities authorize the Company’s drugs for commercialization, doctors may not prescribe either inotersen or AKCEA-TTR-LRx to treat patients.

Additionally, in many of the markets where the Company may sell either inotersen or AKCEA-TTR-LRx in the future, if the Company cannot agree with the government or other third-party payors regarding the price the Company can charge for either inotersen or AKCEA-TTR-LRx, then the Company may not be able to sell either inotersen or AKCEA-TTR-LRx in that market. Similarly, cost control initiatives by governments or third-party payors could decrease the price received for either inotersen or AKCEA-TTR-LRx or increase patient coinsurance to a level that makes commercializing either drug economically unviable.

The degree of market acceptance for inotersen and AKCEA-TTR-LRx depends upon a number of factors, including the:

•	receipt and scope of marketing authorizations;
•	establishment and demonstration in the medical and patient community of the efficacy and safety of inotersen and AKCEA-TTR-LRx and their potential advantages over competing products;
•	cost and effectiveness of inotersen and AKCEA-TTR-LRx compared to other available therapies;
•	patient convenience of the dosing regimen for inotersen and AKCEA-TTR-LRx;
•	competition from competing therapies; and
•	reimbursement by government and third-party payors.

Based on the profile of either inotersen or AKCEA-TTR-LRx, physicians, patients, patient advocates, payors or the medical community in general may not accept and/or use either inotersen or AKCEA-TTR-LRx.

The patient population suffering from hATTR is small and has not been established with precision. If the actual number of patients is smaller than the Company estimates, or if the Company cannot raise awareness of the disease and diagnosis is not improved, the Company’s revenue and ability to achieve profitability from either inotersen or AKCEA-TTR-LRx may be adversely affected.

The Company’s estimate of the sizes of the patient populations are based on published studies as well as internal analyses. If the proposed transaction is consummated and if the results of these studies or the Company’s analyses of them do not accurately reflect the number of patients with hATTR, the Company’s assessment of the market potential for either inotersen or AKCEA-TTR-LRx may be inaccurate, making it difficult or impossible for the Company to meet the Company’s revenue goals, or to obtain and maintain profitability. In addition, as is the case with most orphan diseases, if the Company cannot successfully raise awareness of these diseases and improve diagnosis, it will be more difficult or impossible to achieve profitability. For these initial indications, the Company may not maintain or obtain sufficient sales volume at a price high enough to justify the Company’s product development efforts and the Company’s sales and marketing and manufacturing expenses.

If the Company fails to compete effectively, either inotersen or AKCEA-TTR-LRx will not contribute significant revenue.

There are several pharmaceutical and biotechnology companies engaged in the development or commercialization of products that may compete with either inotersen or AKCEA-TTR-LRx. For example, if approved, inotersen could face competition from drugs like patisiran and ALN-TTRsc02 in development by Alnylam, Tafamidis commercialized in Europe and in development by Pfizer and Tolcapone in development by SOM Biotech, and the generic drug Diflunisal. If either inotersen or AKCEA-TTR-LRx cannot compete effectively with products with common or similar indications, the Company may not be able to generate substantial revenue from either inotersen or AKCEA-TTR-LRx.

The Company’s competitors may succeed in developing drugs that are:

•	safer than either inotersen or AKCEA-TTR-LRx;
•	more effective than either inotersen or AKCEA-TTR-LRx;
•	priced lower than either inotersen or AKCEA-TTR-LRx;
•	reimbursed more favorably by government and other third-party payors than either inotersen or AKCEA-TTR-LRx; or
•	more convenient to use than either inotersen or AKCEA-TTR-LRx.

Many of these competitors have substantially greater financial, technical and human resources than the Company does. In addition, many of these competitors have significantly greater experience than the Company does in conducting preclinical testing and human clinical studies, in obtaining FDA and other regulatory authorizations and in commercializing pharmaceutical products. Accordingly, the Company’s competitors may succeed in obtaining regulatory authorization for products earlier than the Company does for its products, including either inotersen or AKCEA-TTR-LRx. Marketing and sales capability is another factor relevant to the competitive position of inotersen and AKCEA-TTR-LRx, and many of the Company’s competitors will have greater marketing and sales capabilities than the Company’s capabilities. Further, inotersen and AKCEA-TTR-LRx are delivered by injection, which may render them less attractive to patients than non-injectable products offered by the Company’s current or future competitors.

These competitive developments could make either inotersen or AKCEA-TTR-LRx obsolete or non-competitive.

If government or other third-party payors fail to provide adequate coverage and payment rates for either inotersen or AKCEA-TTR-LRx, revenue and prospects for profitability for either inotersen or AKCEA-TTR-LRx will be limited.

If the proposed transaction is consummated, in both domestic and foreign markets, sales of inotersen and AKCEA-TTR-LRx will depend in part upon the availability of coverage and reimbursement from third-party payors. The majority of patients in the United States who would fit within the Company’s target patient populations for either inotersen or AKCEA-TTR-LRx have their healthcare supported by a combination of Medicare coverage, other government health programs such as Medicaid, managed care providers, private health insurers and other organizations. Coverage decisions may depend upon clinical and economic standards that disfavor either inotersen or AKCEA-TTR-LRx when more established or lower cost therapeutic alternatives are already available or subsequently become available. Assuming coverage is approved, the resulting reimbursement payment rates might not be enough to make either inotersen or AKCEA-TTR-LRx affordable. Accordingly, if approved, either inotersen or AKCEA-TTR-LRx may face competition from other therapies and drugs for limited financial resources. The Company may need to conduct post-marketing studies to demonstrate inotersen or AKCEA-TTR-LRx cost-effectiveness to satisfy third-party payors. These studies might require the Company to commit a significant amount of management time and financial and other resources. Third-party payors may never consider either inotersen or AKCEA-TTR-LRx as cost-effective. Adequate third-party coverage and reimbursement might not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on investment in product development.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products, including inotersen and AKCEA-TTR-LRx, can differ significantly from payor to payor. Further, the Company believes that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. For example, in the United States, recent health reform measures have resulted in reductions in Medicare and other healthcare funding, and there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, reform government program reimbursement methodologies for drug products and bring more transparency to drug pricing. Third-party coverage and reimbursement for either inotersen or AKCEA-TTR-LRx may not be available or adequate in either the United States or international markets, which would negatively affect the potential commercial success of either inotersen or AKCEA-TTR-LRx, the Company’s revenue and the Company’s profits.

Risks Related to Dependence on Third Parties

If the Company cannot manufacture either inotersen or AKCEA-TTR-LRx or contract with a third party to manufacture inotersen or AKCEA-TTR-LRx, as applicable, at costs that allow the Company to charge competitive prices to buyers, the Company will not be able to operate profitably.

If the proposed transaction is consummated, to successfully commercialize either inotersen or AKCEA-TTR-LRx, the Company will need to maintain commercial manufacturing capabilities either on the Company’s own or through a third-party manufacturer. The Company has no direct experience manufacturing pharmaceutical products of the chemical class represented by inotersen and AKCEA-TTR-LRx, called oligonucleotides, on a commercial scale for the systemic administration of a drug. The Company expects to rely on third party commercial manufacturing organizations (“CMOs”) to produce inotersen and AKCEA-TTR-LRx if the transaction is consummated. The Company’s business could be negatively affected if one or more of these CMOs ceased to provide the Company with this capability for any reason. Further, if the Company cannot continue to acquire raw materials from these suppliers on commercially reasonable terms or at all, the Company may be required to find alternative suppliers, which could be expensive and time consuming and negatively affect the Company’s ability to develop or commercialize either inotersen or AKCEA-TTR-LRx in a timely manner or at all. The Company may not be able to have either inotersen or AKCEA-TTR-LRx manufactured at a cost or in quantities necessary to make commercially successful products.

The Company cannot guarantee that the Company will have a steady supply of inotersen to satisfy market demand if commercialized at prices that are commercially acceptable, or to complete clinical studies, make registration batches for approval or commercialize AKCEA-TTR-LRxat prices that are commercially acceptable. In addition, if the Company needs to change manufacturers for any reason, the Company will need to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with verifying a new manufacturer could negatively affect the Company’s ability to develop and commercialize these drugs in a timely manner or within budget.

Also, manufacturers must adhere to the FDA's current Good Manufacturing Practices regulations and similar regulations in foreign countries, which the applicable regulatory authorities enforce through facilities inspection programs. The Company’s contract manufacturers may not comply or maintain compliance with Good Manufacturing Practices, or similar foreign regulations. Non-compliance could significantly delay or prevent receipt of marketing authorization for either inotersen or AKCEA-TTR-LRx, including authorizations either inotersen or AKCEA-TTR-LRx, or result in enforcement action after authorization that could limit the commercial success of either inotersen or AKCEA-TTR-LRx.

The Company anticipates that it will depend on Ionis and third parties to conduct the Company’s clinical studies for AKCEA-TTR-LRx, and any failure of those parties to fulfill their obligations could adversely affect the Company’s development and commercialization plans.

If the proposed transaction is consummated, the Company expects to depend on Ionis and independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical studies for AKCEA-TTR-LRx. The Company relies heavily on these parties for successful execution of the Company’s clinical studies, but does not control many aspects of their activities. For example, typically, the investigators are not the Company’s employees. However, the Company is responsible for ensuring that these third parties conduct each of the Company’s clinical studies in accordance with the general investigational plan, approved protocols for the study and applicable regulations. Ionis and these third parties may not complete activities on schedule or may not conduct the Company’s clinical studies in accordance with regulatory requirements or the Company’s stated protocols. The failure of these parties to carry out their obligations or a termination of the Company’s relationship with these third parties could delay or prevent the development, marketing authorization and commercialization of AKCEA-TTR-LRx.

Risks Related to Intellectual Property

If the Company materially breaches the Company’s obligations under the License Agreement, the Company could lose the Company’s rights to inotersen and AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company will obtain the Company’s rights to inotersen and AKCEA-TTR-LRx pursuant to the License Agreement with Ionis. If the Company materially breaches the Company’s obligations under the License Agreement and, as a result, Ionis subsequently exercises its right to terminate it, the Company generally would not be able to continue to develop or commercialize inotersen and AKCEA-TTR-LRx, and Ionis would receive a royalty-free, nonexclusive license to the Company’s improvements to those programs, if any, meaning the Company would lose the benefits of the Company’s investment in these programs.

If the Company cannot protect the Company’s patent rights or the Company’s other proprietary rights related to inotersen and AKCEA-TTR-LRx, others may compete more effectively against the Company.

The Company’s success depends to a significant degree upon whether Ionis has secured, and the Company can continue to secure and maintain, intellectual property rights that protect the Company’s product candidates, including, if the proposed transaction is consummated, inotersen and AKCEA-TTR-LRx. Under the License Agreement, the Company licensed from Ionis rights in patents and patent applications related to inotersen and AKCEA-TTR-LRx, and the Company may in the future own or license additional patent rights. All such patents and patent applications, collectively, are referred to as the Company’s patents and patent applications. Additional patents related to inotersen and AKCEA-TTR-LRx may not issue from any currently pending patent applications or from any patent applications that may be filed in the future in the United States or in other countries, and the Company may not be able to obtain, maintain or enforce the Company’s patents and other intellectual property rights which could impact the Company’s ability to compete effectively. In addition, the scope of any of the patents that have or may issue related to inotersen or AKCEA-TTR-LRx may not be sufficiently broad to provide the Company with a competitive advantage. Furthermore, other parties may successfully challenge, invalidate or circumvent the applicable issued patents so that the Company’s patent rights do not create an effective competitive barrier or revenue source.

If the proposed transaction is consummated, the Company will receive an exclusive license to develop and commercialize inotersen and AKCEA-TTR-LRx under a patent portfolio related to inotersen and AKCEA-TTR-LRx that will include:

•	issued and pending patent claims covering inotersen as a composition of matter, formulation and/or method of use in numerous jurisdictions worldwide, including in the United States and Europe;
•	pending patent applications designed to specifically protect the AKCEA-TTR-LRx composition in the United States and numerous other jurisdictions; and
•	issued and pending patent claims covering the technology underlying AKCEA-TTR-LRx in numerous jurisdictions worldwide, including in the United States and Europe.

The natural term of the last expiring issued U.S. patent covering the composition of matter of inotersen will expire in 2031. Patents issued in other countries will have the same natural term. The Company plans to seek to extend the term of one patent covering each product candidate, if approved, in the U.S. and any other jurisdictions where such extension is available, based upon the development and regulatory review periods for such product candidates and in accordance with applicable laws.

The Company cannot be certain that the U.S. Patent and Trademark Office (the “U.S. PTO”) and courts in the United States or the patent offices and courts in foreign countries will consider the claims in the Company’s patents and applications covering inotersen and AKCEA-TTR-LRx as patentable.

If the Company, Ionis or any other licensor partner loses or cannot obtain patent protection for inotersen or AKCEA-TTR-LRx, it could have a material adverse impact on the Company’s business.

Intellectual property litigation could cause the Company to spend substantial resources and prevent the Company from pursuing the development and commercialization of the products.

If the proposed transaction is consummated, the Company, either alone or in collaboration with Ionis, may have to defend the intellectual property rights related to inotersen and AKCEA-TTR-LRx. If the Company is involved in an intellectual property dispute, the Company may need to litigate to defend the Company’s rights or assert them against others. Disputes can involve arbitration, litigation or proceedings declared by the U.S. PTO or the International Trade Commission or foreign patent authorities. Issuance of a patent is not conclusive of its validity, scope or enforceability. In any such dispute, there is a risk that a patent could, for example, be invalidated or interpreted in a manner adverse to the Company's interests. Even if resolved in the Company’s favor, litigation or other legal proceedings relating to intellectual property claims may cause the Company to incur significant expenses, and could distract the Company’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the Company’s common stock. Such litigation or proceedings could substantially increase the Company’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. The Company may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of the Company’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than the Company can because of their greater financial resources and more mature and developed intellectual property portfolios.

Third parties may initiate legal proceedings alleging that the Company is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of the Company’s business.

The success of this transaction depends upon the Company’s ability, to develop, manufacture, market and sell inotersen and AKCEA-TTR-LRx and to use the Company’s proprietary technologies related to inotersen or AKCEA-TTR-LRx without infringing the proprietary rights and intellectual property of third parties. Extensive litigation regarding patents and other intellectual property rights is common in the biotechnology and pharmaceutical industries especially in highly competitive markets for rare diseases. An adverse result from patent litigation could result in substantial damages or enjoin the Company from selling inotersen and AKCEA-TTR- LRx. Third parties, including competitors, may assert a claim in an attempt to delay or burden the Company’s commercialization of inotersen or AKCEA-TTR-LRx. For example, a potential competitor was recently issued a patent which they have broadly characterized in their most recent annual report on Form 10-K as being directed to single-stranded antisense polynucleotide molecules capable of inhibiting expression of the human transthyretin gene, and having certain combinations of structural features. This third party has also attempted to broadly characterize certain other patents that they hold. While the Company believes that it would have substantial defenses in the event this competitor brought a claim against the Company with respect to inotersen or AKCEA-TTR-LRx, patent litigation is inherently uncertain, involves substantial cost and is a distraction to management. Moreover, the Company’s stock price may be impacted by the existence of or developments during a litigation, even developments that are preliminary in nature.

The Company may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to inotersen and AKCEA-TTR-LRx, including interference, derivation, reexamination, post-grant review, opposition, cancellation or similar proceedings before the U.S. PTO or its foreign counterparts. Third parties may assert infringement claims against the Company based on existing patents or patents that may be granted in the future. The Company may not be aware of all such intellectual property rights potentially relating to inotersen and AKCEA-TTR-LRx and their uses, or may incorrectly conclude that an issued third party patent is invalid, not infringed or unenforceable. If a third party claims that inotersen or AKCEA-TTR-LRx or the Company’s proprietary technology related to inotersen or AKCEA-TTR-LRx infringe its patents or other intellectual property rights, the Company may have to participate in litigation and other proceedings. If a third party claim is successful, and the Company is found to infringe a valid and enforceable patent, the Company may have to discontinue the development or commercialization of inotersen or AKCEA-TTR-LRx, alter the products or processes, pay license fees or cease certain activities. The Company may not be able to obtain a license to needed intellectual property on favorable terms, if at all. There are many patents issued or applied for in the biotechnology industry, and the Company may not be aware of patents or patent applications held by others that relate to the Company’s business. This is especially true since patent applications in the United States are filed confidentially for the first 18 months. Moreover, the validity and breadth of biotechnology patents involve complex legal and factual questions for which important legal issues remain. Thus, the Company does not know with certainty that the Company’s drugs or the Company’s intended commercialization thereof, does not and will not infringe or otherwise violate any third party's intellectual property.

The Company will not seek intellectual property protection for inotersen and AKCEA-TTR-LRx in all jurisdictions throughout the world and the Company may not be able to adequately enforce the intellectual property rights for inotersen and AKCEA-TTR-LRx even in the jurisdictions where the Company seeks protection.

If the proposed transaction is consummated, filing, prosecuting and defending patents covering inotersen and AKCEA-TTR-LRx in all countries and jurisdictions throughout the world would be prohibitively expensive, and the Company’s intellectual property rights in some countries outside the United States could be less extensive than those the Company could obtain in the United States. Although many of the key patent families protecting these product candidates were filed and are being pursued broadly in a large number of jurisdictions, that may not be the case for all relevant patent families. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, the Company may not be able to prevent third parties from practicing the Company’s inventions in all countries outside the United States, or from selling or importing products made using the Company’s inventions in and into the United States or other jurisdictions.

Competitors may use the Company’s technologies in jurisdictions where the Company does not pursue and obtain patent protection for inotersen or AKCEA-TTR-LRx to develop their own products. In addition, competitors may export otherwise infringing products to territories where the Company has patent protection, but enforcement is not as strong as that in the United States. These products may compete with inotersen and AKCEA-TTR-LRx and the Company’s patent rights or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if the Company pursues and obtains issued patents for inotersen and AKCEA-TTR-LRx in particular jurisdictions, the Company’s patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology. This could make it difficult for the Company to stop competitors from infringing the Company’s patent rights or misappropriating the Company’s other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the Company’s right to enforce the Company’s patent rights against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. The Company must ultimately seek patent protection on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company may choose not to seek patent protection in certain countries, and the Company will not have the benefit of patent protection in such countries.

In addition, proceedings to enforce the Company’s patent rights in foreign jurisdictions could result in substantial costs and divert the Company’s efforts and attention from other aspects of the Company’s business, could put the Company’s patent rights at risk of being invalidated or interpreted narrowly, could put the Company’s patent applications at risk of not issuing and could provoke third parties to assert claims against the Company. The Company may not prevail in any lawsuits that the Company initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, the Company’s efforts to enforce the Company’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that the Company develops or licenses.

If the Company does not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the patent protection for inotersen and AKCEA-TTR-LRx, the Company’s business may be materially harmed.

Depending upon the timing, duration and specifics of the first FDA marketing authorization of inotersen and AKCEA-TTR-LRx, if the proposed transaction is consummated, a United States patent that the Company owns or license may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. Subject to satisfying various requirements, the Hatch-Waxman Amendments allow the owner of an approved product to extend patent protection for up to five years as compensation for patent term lost during product development and the FDA regulatory review process; provided, that the total term of the patent cannot be extended to a period exceeding fourteen years from the first approval of the product candidate. During this period of extension, the scope of protection is limited to the approved product and approved uses. Only one patent per approved product can be extended, and the same patent cannot be extended based on more than one product.

Although the Company plans on seeking patent term restoration for the Company’s products, if approved, the Company may not succeed if, for example, the Company fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than the Company requests. If the Company cannot obtain patent term restoration or the term of any such patent restoration is less than the Company requests, the Company’s competitors may enter the market and compete against the Company sooner than the Company anticipates, and the Company’s ability to generate revenue could be materially adversely affected.

SPECIAL FACTORS

Background of the Proposed Transaction

As a general matter, Ionis’ strategy is to discover, research and develop pharmaceutical product candidates and to out-license or otherwise partner with other companies, including, without limitation, affiliated companies formed for the purpose of commercializing Ionis pharmaceutical product candidates, to market and sell products that have been discovered, researched and developed by Ionis.

On March 30, 2010, Ionis Pharmaceuticals, Inc. (“Ionis”), a leader in RNA-targeted technology for the treatment of severe and rare diseases, entered into a collaboration agreement with Glaxo Group Limited (“GSK”), pursuant to which Ionis would develop inotersen, a generation 2.0+ antisense drug for the treatment of TTR amyloidosis. The collaboration agreement required GSK to make an election to retain its rights to further develop and commercialize inotersen under an exclusive license from Ionis after inotersen completed its Phase 3 clinical trial. Inotersen is currently under regulatory review by the U.S. Food and Drug Administration (the “FDA”) and the European Medicines Agency (the “EMA”). The FDA granted inotersen Orphan Drug Designation and Fast Track Status, and on January 8, 2018, the FDA accepted inotersen’s New Drug Application and set a Prescription Drug User Fee Act (“PDUFA”) date of July 6, 2018. The EMA also granted accelerated assessment to inotersen, which may reduce standard review time. If approved, inotersen is expected to launch in 2018 in the United States and Europe.

In December 2014, Ionis formed Akcea Therapeutics, Inc. (“Akcea” or the “Company”), as a wholly-owned subsidiary of Ionis. Akcea was formed by Ionis to be the commercialization party for Ionis’ lipid drugs, volanesorsen, AKCEA-APO(a)-LRX, AKCEA-ANGPTL3-LRX and AKCEA-APOCIII-LRX, as well as any follow-on drugs for these programs. Akcea remained wholly-owned by Ionis until July 2017, when Akcea completed its initial public offering. Following the completion of Akcea’s initial public offering, Ionis retained a majority ownership position in Akcea. In addition, two of Ionis’ directors, Dr. Stanley Crooke, Ionis’ Chief Executive Officer and Chairman of Ionis’ board of directors, and Lynne Parshall, a Senior Strategic Advisor at Ionis (and Ionis’ Chief Operating Officer until January 2018), are currently members of Akcea’s board of directors. Akcea and Ionis have ongoing contractual obligations to one another pursuant to a Services Agreement, an Investor Rights Agreement and a Development, Commercialization and License Agreement, all of which were entered into in December 2015. Under these agreements, Akcea has rights to Ionis’ proprietary technologies for use with Akcea’s drugs, including an exclusive license from Ionis to globally commercialize Akcea’s development pipeline of drugs, including volanesorsen. Volanesorsen is under regulatory review in the United States, Canada and Europe for the treatment of familial chylomicronemia syndrome (“FCS”) and is currently in Phase 3 clinical development for the treatment of patients with familial partial lipodystrophy (“FPL”). The FDA set a PDUFA date of August 30, 2018 for volanesorsen, and an advisory committee meeting is scheduled for May 10, 2018. In Canada, the Company’s New Drug Submission was granted Priority Review by Health Canada. If approved, Akcea is expected to launch volanesorsen in the United States, Canada and Europe in 2018.

From time to time, the Company’s management team expressed its interest to Ionis in being a partner for inotersen and/or IONIS-TTR-LRX in the event that GSK did not exercise its option.

On August 8, 2017, Ms. Soteropoulos received notice from Ionis that GSK had declined its option to acquire the rights to inotersen, noting that following the appointment of a new CEO, GSK expressed a change in strategy and was exiting the rare disease therapeutic area. Following receipt of this information, the Akcea board of directors, not including Dr. Crooke or Ms. Parshall, discussed the possibility of collaborating with Ionis to commercialize inotersen, but acknowledged that Ionis was actively considering partnerships with third parties, including neurology-focused companies.

On September 26, 2017, members of the board of directors of the Company continued their discussion of a potential relationship with Ionis to commercialize inotersen, but acknowledged that at this point, Ionis was engaging with other third parties for commercialization of inotersen.

On October 27, 2017, Dr. Crooke and Ms. Parshall met with Christopher Gabrieli, Chairman of the Company’s board of directors, to discuss the possibility of a collaboration between the Company and Ionis to commercialize inotersen. Mr. Gabrieli expressed to Dr. Crooke and Ms. Parshall that if Ionis was interested in such a collaboration, Ionis should inform the Company in writing of its intention.

On October 30, 2017, Dr. Crooke wrote to Mr. Gabrieli and Ms. Soteropoulos to formally extend to the Company an opportunity to bid for the rights to inotersen. Dr. Crooke acknowledged that any transaction would need to be negotiated on an arm’s-length basis and further noted that Ionis continued to have discussions with and consider other partnerships, and as such, there was the possibility that Ionis would choose another partner to commercialize inotersen. Over the next several days, Ms. Soteropoulos communicated with Ms. Parshall to express that the Company was interested in exploring a potential partnership regarding inotersen.

On November 7, 2017, Mr. Gabrieli informed the board of directors, not including Dr. Crooke and Ms. Parshall, that Ionis had discussed potentially licensing inotersen to the Company. Mr. Gabrieli reported to the board of directors that Ionis would respond within approximately one week with respect to whether Ionis was willing to enter into discussions with the Company. Mr. Gabrieli highlighted for the board of directors several of the considerations he and Ms. Soteropoulos had with respect to the potential transaction, including the requirement for additional capital and potential challenges to the Company’s infrastructure in launching two commercial products simultaneously (volanesorsen and inotersen). Mr. Gabrieli suggested a board of directors meeting to discuss how to respond in the event Ionis confirmed a willingness to engage with the Company on the proposed basis.

On November 16, 2017, Elizabeth Ackermann, Executive Director of Clinical Development at Ionis, and Joseph Baroldi, a business development executive at Ionis, met with members of the Company’s management to provide the same confidential management presentation regarding inotersen that Ionis had delivered to other potential commercial partners.

On November 17, 2017, Ms. Soteropoulos began to conduct a series of telephonic diligence meetings regarding inotersen with ATTR Amyloidosis consultants and investigators, as well as physicians who had experience with both inotersen and patisiran, the competitive drug for ATTR Amyloidosis then in development by Alnylam Pharmaceuticals, Inc. Similar diligence meetings continued through mid-January 2018.

On November 28, 2017, Dr. Crooke and Ms. Parshall spoke with Mr. Gabrieli and informed him that Ionis was prepared to enter into discussions, expedited due to the expected near-term regulatory approval of inotersen, in furtherance of a potential license of inotersen to the Company, and reviewed with him a summary of the terms Ionis was considering proposing to the Company for the potential transaction. Ionis noted to Mr. Gabrieli that Ionis continued to have discussions with other parties with respect to the European rights to commercialize inotersen. Dr. Crooke and Ms. Parshall informed Mr. Gabrieli that Ionis was considering a 60/40 profit share, with Ionis entitled to 60% of the profits and losses from inotersen and the Company entitled to 40% of the profits and losses from inotersen, beginning with the approval of inotersen; a $250 million license fee payable by the Company to Ionis in the form of debt, with a 10% interest rate and principal repayable from the Company’s revenue (not merely revenue from inotersen); a $100 million common stock investment by Ionis into the Company at closing valued at the fair market value; Sarah Boyce becoming president of the Company with full responsibility for commercial operations, reporting to Ms. Soteropoulos, who would remain the Company’s Chief Executive Officer; and for a term sheet to be negotiated and signed by December 15, with the potential transaction to close in January 2018. Ionis further noted that the Company would need to retain independent counsel, investment bankers and a consultant to evaluate the market opportunity for inotersen in connection with the Company’s evaluation of the potential transaction. After the discussion, Mr. Gabrieli transmitted a written summary of the preliminary terms of Ionis’ proposal to the members of the board of directors, not including Dr. Crooke and Ms. Parshall.

Also on November 28, 2017, Ms. Soteropoulos spoke with Ms. Parshall regarding several of the proposed transaction terms as reflected in the summary Mr. Gabrieli distributed earlier in the day, including the amount of the upfront payment Ionis had indicated.

Also on November 28, 2017, Ms. Soteropoulos had an introductory telephonic meeting with a representative of Cowen and Company, LLC (“Cowen”) to discuss the potential transaction, including the possibility of Cowen being engaged as financial advisor with respect to the potential transaction.

On November 29, 2017, Ms. Soteropoulos and Ms. Boyce began to hold a series of telephonic discussions regarding potential integration issues and organizational synergies in the event any transaction occurred. These discussions continued throughout the month of December, and included an in-person meeting in California on December 12, 2017.

On November 30, 2017, Ms. Soteropoulos spoke with Ms. Parshall to provide her preliminary perspective on certain aspects of the potential transaction.

On December 1, 2017, Ms. Soteropoulos and Jeffrey Goldberg, Chief Operating Officer of the Company, held an introductory meeting with Ropes & Gray LLP (“Ropes & Gray”) to discuss the potential transaction, including the possibility of Ropes & Gray being engaged as legal advisor with respect to the licensing component of the potential transaction.

Also on December 1, 2017, Ms. Soteropoulos and Mr. Gabrieli spoke with representatives of Cowen by telephone regarding the potential transaction and further discussed the possibility of Cowen being engaged as financial advisor with respect to the potential transaction. Ms. Soteropoulos and Mr. Gabrieli requested that representatives of Cowen attend a meeting of the board of directors on December 4, 2017, and present to the board of directors a preliminary perspective on its valuation of the proposed transaction.

On December 2, 2017, Ms. Parshall sent Ms. Soteropoulos a term sheet containing proposed terms on which Ionis would be willing to license inotersen and IONIS-TTR-LRx to the Company. The term sheet proposed, among other terms, an upfront license fee of $150 million, payable in the Company’s common stock valued at fair market value; Ionis’ purchase of $200 million of the Company’s common stock valued at fair market value; a series of milestone payments totaling $180 million that would be payable by the Company to Ionis upon the approval of inotersen in a variety of markets, payable in cash out of 10% of all the Company’s revenue or in Company stock valued at fair market value; additional development milestones payable at 50% of the level of the core milestones upon approval of inotersen for additional indications in the indicated geographies; a series of milestone payments totaling $150 million payable at Ionis’ option in cash or the Company’s stock valued at fair market value, upon achievement of inotersen annual net sales in excess of specified levels ranging from $400 million to $1 billion; a 60/40 (Ionis/Company) sharing of profits and losses from inotersen activities, beginning in 2019; establishment of a joint steering committee to manage the development and commercialization of inotersen; and for Ms. Boyce to join the board of directors and become president of the Company, reporting to Ms. Soteropoulos, who would remain the Company’s Chief Executive Officer. Ms. Soteropoulos promptly shared the Ionis proposal with the board of directors, not including Dr. Crooke and Ms. Parshall, in anticipation of a discussion of the proposal by the board of directors at a board of directors meeting planned for December 4th and December 5th.

Also on December 2, 2017, Mr. Gabrieli held an introductory meeting with Ropes & Gray to discuss Ropes & Gray’s licensing capabilities with respect to the potential transaction. Later that same day, Mr. Gabrieli and Ms. Parshall exchanged emails in which Mr. Gabrieli asked several questions regarding the Ionis proposal, and Ms. Parshall answered those questions.

Also on December 2, 2017, Beth Hougen, Senior Vice President of Finance and Chief Financial Officer of Ionis, provided to Ms. Soteropoulos a copy of the Ionis financial model for inotersen, which Ionis and its investment bankers intended to present to the remainder of the board of directors at its upcoming meeting on December 5. That same day, Ms. Soteropoulos provided the model to the board of directors, not including Dr. Crooke and Ms. Parshall.

On December 4, 2017, the board of directors held a meeting attended by board of directors members Mr. Gabrieli, Ms. Soteropoulos, Ms. Parshall, Ms. Hougen, Elaine Hochberg, Sandford Smith and Edward Fitzgerald, as well as Jeffrey Goldberg, Chief Operating Officer of the Company, Patrick O’Neil, General Counsel of Ionis, Michael MacLean, Chief Financial Officer of the Company, representatives of Stifel Financial Corp. (“Stifel”), which had been retained by Ionis as its financial advisor for the potential transaction, and representatives of Cowen. Dr. Crooke did not attend the meeting. Ms. Parshall provided the board of directors with Ionis’ primary objectives in connection with the potential transaction, including ensuring maximization of inotersen’s potential and maintaining the value of inotersen after having brought it to filing. Ms. Parshall, Ms. Hougen, Mr. O’Neil and Stifel then departed the meeting so that the board of directors could discuss a preliminary assessment of Ionis’ proposed terms. After a break, representatives of Ropes & Gray joined the meeting and Ms. Parshall, Ms. Hougen and Mr. O’Neil re-joined the meeting. Ropes & Gray proceeded to describe to the board of directors the application of their fiduciary duties in the context of a transaction between a majority stockholder and its affiliate. After discussion, the board of directors resolved to establish a special transaction committee (the “Special Committee”) and delegated to the Special Committee the authority to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis. Ms. Parshall recused herself from this vote, given her connections to Ionis. The Special Committee was authorized to retain independent financial and legal advisors at the Company’s expense, and to further delegate, in whole or in part, the power and authority delegated to it to any officer or employee of the Company. After disclosure by each director of potential conflicts of interest with Ionis and the potential transaction, the board of directors deliberated and appointed Messrs. Smith and Fitzgerald to serve on the Special Committee. After this discussion and establishment of the Special Committee, Ms. Parshall proceeded to present to the board of directors the Ionis proposal and shared with them Ionis’ perspective on the proposed terms.

On December 5, 2017, the board of directors held a meeting attended by Mr. Gabrieli, Mr. Fitzgerald, Mr. Smith, Ms. Hochberg, Ms. Parshall, Ms. Hougen, Ms. Soteropoulos, Mr. MacLean, Mr. O’Neil, Mr. Goldberg, and representatives of Cowen, Ropes & Gray and Stifel. Dr. Crooke did not attend the meeting. Ionis and Stifel presented to the board of directors the Ionis financial model for the inotersen opportunity. Members of the board of directors and representatives of Cowen asked questions throughout the presentation, including with respect to the assumptions reflected in Ionis’ financial model for inotersen. Members of the board of directors and representatives of Cowen sought to further understand Ionis’ perspective on its financial model and the commercialization of inotersen more generally. Before Ms. Parshall, Ms. Hougen and Mr. O’Neil left the meeting, Ropes & Gray noted that a decision had not been reached on whether the potential transaction would be subject to a non-waivable condition that a majority of the Company’s disinterested stockholders approve the transaction. Ms. Parshall indicated that she was supportive and believed Ionis would be supportive of such a condition, but wanted to understand further the effect of such a condition on the potential timing of any transaction. The board of directors and Ionis both recognized that, to provide an opportunity for a smooth launch of inotersen upon its anticipated regulatory approval in 2018, Ionis needed to identify a potential commercialization partner quickly and expedite any related potential transaction. After Ms. Parshall, Ms. Hougen and Mr. O’Neil left the meeting, representatives of Cowen shared with the board of directors, not including Dr. Crooke and Ms. Parshall, their perspective on the Ionis/Stifel model and analysis, as well as its preliminary analysis of the inotersen opportunity.

On December 6, 2017, the Special Committee held a meeting attended by both members of the Special Committee and Ms. Soteropoulos, and representatives of Ropes & Gray attending telephonically. At the request of the Committee, Ms. Soteropoulos provided the Special Committee with her perspective on Cowen as a potential financial advisor in connection with the potential transaction. Ms. Soteropoulos noted that Cowen had served the Company well as lead underwriter in the Company’s 2017 initial public offering and that, in her view, Cowen was sufficiently independent of Ionis to advise the Special Committee with respect to the potential inotersen transaction. After a brief discussion, Ms. Soteropoulos departed the meeting. The Special Committee proceeded to discuss the experience and conflict disclosure materials that representatives of Cowen provided in advance of the meeting, as well as their own past experiences with Cowen. At that point, the meeting ended and the representatives of Ropes & Gray left. The Special Committee then held a telephonic conference with representatives of Cowen to discuss Cowen’s qualifications as a financial advisor to the Special Committee, as well as Cowen’s independence with respect to the potential transaction. Following the call with representatives of Cowen, the Special Committee reflected on their discussion with representatives of Cowen regarding Cowen’s qualifications and independence with respect to the potential transaction. They then further discussed potentially engaging Cowen as the Special Committee’s financial advisor in connection with the potential transaction. Given the Special Committee’s positive view of Cowen, the presentation that the representatives of Cowen had provided at the previous day’s board meeting and the timing considerations relating to the expected near-term regulatory approval of inotersen, the Special Committee concluded that it would not consider other potential financial advisors and that it would seek to engage Cowen as its financial advisor. Then, the Special Committee considered whether to retain Ropes & Gray as legal advisor to the Special Committee in connection with the potential transaction. After brief discussion, the Special Committee decided to engage Ropes & Gray as its legal advisor. Lastly, the Special Committee directed Ropes & Gray to review and negotiate Cowen’s engagement letter.

Also on December 6, 2017, the Company’s management team met with representatives of L.E.K. Consulting (“L.E.K.”) to discuss potentially retaining L.E.K. to perform a market study of the potential inotersen transaction.

On December 7, 2017, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, Mr. MacLean, Mr. Goldberg and representatives of Cowen to review and discuss a potential timeline proposed by representatives of Cowen and the Company’s management team for the Company’s consideration of the inotersen opportunity. The Special Committee also discussed the financial assumptions underlying the Stifel model that had been presented at the December 5 board of directors meeting, especially with respect to the newness of the product and the competitive market landscape. Following that discussion, the Special Committee directed the management team to work with L.E.K. and Cowen to assist with the development of projections that the Special Committee could evaluate and that Cowen could potentially use in connection with its analysis of the fairness of the potential transaction.

On December 8, 2017, the Special Committee held a telephonic meeting attended by both members of the Special Committee and Ms. Soteropoulos to prepare for an upcoming call with Ionis to review the timeline of the potential inotersen transaction. After discussion, the Special Committee decided that providing Ionis with preliminary feedback on its proposal could be helpful as a sign of the Company’s engagement and potential interest, and discussed which aspects of the proposal it would highlight to Ms. Parshall.

On the same day, at the request of the Special Committee, Ms. Soteropoulos participated in the first of a series of telephonic conferences with Ionis to review the inotersen model and discuss assumptions contained in the model.

On December 11, 2017, the Special Committee held a telephonic conference with Ms. Parshall. They reviewed the timeline of the potential transaction, including logistical updates such as the diligence process and timing of management calls. That same day, Mr. Fitzgerald provided Mr. Gabrieli and Ms. Hochberg with a timeline of the potential transaction.

On December 15, 2017, the Special Committee held a telephonic meeting attended by both members of the Special Committee and Ms. Soteropoulos, at which Ms. Soteropoulos updated the Special Committee with respect to the Company’s progress in evaluating projections for inotersen. The Special Committee also prepared for a meeting of the board of directors, not including Dr. Crooke and Ms. Parshall, at which the Special Committee would provide the board of directors with an update regarding the potential transaction.

Later that same day, the board of directors held a telephonic meeting attended by Ms. Soteropoulos, Ms. Hochberg, Mr. Gabrieli, Mr. Fitzgerald and Mr. Smith. Dr. Crooke and Ms. Parshall did not attend the meeting. The Special Committee shared with the other assembled members of the board of directors its perspective of the key terms of the potential transaction, focusing on concerns regarding the timing of milestone payments, profit sharing and potential management issues. The board of directors engaged in a discussion of these topics. The Special Committee also informed the other directors that it had formally retained Ropes & Gray and Cowen as its advisors with respect to the potential transaction.

On December 16, 2017 the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos and representatives of Cowen to prepare for a planned conference with Ms. Parshall of Ionis later that day at which the Special Committee planned to share with Ionis preliminary feedback with respect to Ionis’ proposed terms of the potential transaction. Later that same day, the Special Committee had a discussion with Ms. Parshall, Ms. Hougen and Ms. Soteropoulos at which the Special Committee provided preliminary feedback on certain of the terms proposed by Ionis. Ms. Parshall acknowledged the Special Committee’s feedback but declined to engage in any negotiations until the Company was prepared to provide a comprehensive response on all of Ionis’ proposed terms.

On December 20, 2017, the board of directors held a telephonic meeting attended by Ms. Soteropoulos, Ms. Hochberg, Mr. Gabrieli, Mr. Fitzgerald and Mr. Smith. Dr. Crooke and Ms. Parshall did not attend the meeting. The Special Committee and Ms. Soteropoulos updated the other members of the board of directors present regarding the Special Committee’s recent discussion with Ionis and L.E.K.’s progress regarding its market study of inotersen.

During late December 2017, at the direction and with the authority of the Special Committee, Ms. Soteropoulos, Mr. Goldberg and Mr. MacLean corresponded with Cowen on several occasions to discuss Cowen’s financial models and transaction structure.

On December 31, 2017, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos and a representative of Ropes & Gray, who again reviewed for the Special

Committee the Special Committee’s fiduciary duties as applied to the potential transaction with Ionis, and certain process matters related to a potential transaction. After discussion, the Special Committee concluded that any potential transaction should be subject to a non-waivable condition that a majority of the Company’s disinterested stockholders approve the transaction.

On January 2, 2018, the board of directors held a telephonic meeting attended by Ms. Soteropoulos, Ms. Hochberg, Mr. Smith, Mr. Fitzgerald, Mr. MacLean, Mr. Goldberg, Ms. Parshall, Mr. O’Neil, and representatives of Cowen and Ropes & Gray. Dr. Crooke and Mr. Gabrieli did not attend the meeting. Ropes & Gray advised the group on the board’s fiduciary duties as applied to the potential transaction with Ionis, and certain process matters related to a potential transaction. Ropes & Gray and the board of directors then discussed timing considerations associated with the stockholder approval process. The Special Committee expressed to the board its view that any potential transaction should be subject to a non-waivable condition that a majority of the Company’s disinterested stockholders approve the transaction.

On January 3, 2018, Ms. Parshall, Ms. Boyce, Ms. Soteropoulos and Dr. Brett Monia, Ionis’ head of Drug Discovery and Translational Medicine, discussed organizational and infrastructure efficiencies and plans associated with Ms. Boyce and her team joining the Company in connection with the potential transaction. The group also discussed the path forward to integrate work streams in connection with the potential transaction. As a result of the negotiations, in connection with entering into the transaction agreements, in anticipation of the potential transaction, the Company agreed to hire certain Ionis employees, including Ms. Boyce, who were part of the commercial inotersen team at Ionis.

Also on January 3, 2018, the Special Committee telephonically provided Mr. Gabrieli, Ms. Soteropoulos and Ms. Hochberg with an update of its work on the analysis of the deal terms, as well as its anticipated steps moving forward. Later that same day, the Special Committee held a telephonic conference with representatives of Cowen to confirm alignment with the proposed timeline and discuss anticipated next steps. Later, the board of directors held a telephonic meeting attended by Ms. Soteropoulos, Mr. Fitzgerald, Mr. Smith, Mr. Gabrieli, Ms. Hochberg and representatives of Cowen and Ropes & Gray. Dr. Crooke and Ms. Parshall did not attend the meeting. The board initially discussed the L.E.K. revenue model and market analysis report that L.E.K provided earlier in the day, including impacts of the model on the terms of the potential transaction. Ropes & Gray reviewed for the assembled members of the board of directors the application of Delaware fiduciary duties in the context of the potential transaction, and the role of the Special Committee. The Special Committee requested that Ropes & Gray contact Ionis’ counsel to confirm that Ionis was aligned with the Special Committee’s process. The Special Committee also determined that Ms. Soteropoulos and Mr. Fitzgerald would jointly call Ms. Parshall to inform her that the Special Committee needed time to review the L.E.K. report, in conjunction with management’s assessments and Cowen’s analysis, and would respond to Ionis regarding the potential transaction the following week.

On January 4, 2018, representatives of L.E.K. presented their revenue model and market analysis report to Ms. Soteropoulos, Mr. MacLean, Mr. Goldberg, Mr. Smith, Mr. Fitzgerald, Ms. Parshall, Ms. Hochberg, and representatives of Cowen and Stifel. Discussion ensued as to how L.E.K.’s materials impacted the key financial terms of the potential transaction. Later that same day, Ionis’ counsel exchanged correspondence with Ropes & Gray, confirming Ionis’ agreement that the potential transaction would be subject to a non-waivable condition that a majority of the Company’s disinterested stockholders approve the potential transaction.

On January 5, 2018, Ms. Boyce, Ms. Parshall, Ms. Soteropoulos, Mr. Goldberg, Ms. Hougen and representatives of L.E.K., Cowen and Stifel held a telephonic conference to discuss the assumptions underlying L.E.K.’s model and why they differed in some respects from the assumptions underlying the Ionis model.

On January 6, 2018, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, and representatives of Cowen. The Special Committee reviewed and discussed the merits of a series of potential counterproposals that representatives of Cowen had prepared at the request of the Special Committee, including a counterproposal that included a transition from a 60% Ionis / 40% Company profit split to a 50%/50% split following launch of IONIS-TTR-LRx. Later, Mr. Goldberg, Mr. MacLean and representatives of Cowen and Ropes & Gray joined the meeting. The Special Committee proceeded to discuss a number of topics regarding the potential transaction, including patient population as reflected in the L.E.K. model and minimum equity investment by Ionis. Regarding Ms. Boyce’s potential addition to the board of directors, the Special Committee determined that the members of the board of directors other than Dr. Crooke and Ms. Parshall should interview Ms. Boyce to ensure that she would be a good fit for the board of directors.

On January 7, 2018, the board of directors held a telephonic meeting attended by Ms. Soteropoulos, Mr. Gabrieli, Ms. Hochberg, Mr. Fitzgerald, Mr. Smith, and representatives of Cowen and Ropes & Gray. Dr. Crooke and Ms. Parshall did not attend the meeting. Representatives of Cowen presented their analysis of the Ionis proposal, which was informed by management’s projections for inotersen and the L.E.K. market study. The board of directors asked several questions, and discussion ensued regarding various financial matters such as operating expense projections and cost of capital. The Special Committee advised the board of directors that it had provisionally decided to develop a counterproposal to Ionis. After Ms. Hochberg and Mr. Gabrieli left the meeting, the Special Committee led a discussion of whether to adjust the base case projections with respect to assumptions underlying the base case projections and potential adjustments. The Special Committee concluded that it would direct Cowen to update its financial model accordingly.

Between January 9 and January 10, 2018, Ms. Soteropoulos held several in-person meetings with Ms. Boyce at the J.P. Morgan healthcare conference, in which they discussed organizational synergies that could be achieved were the Company to proceed with a license of inotersen from Ionis.

On January 10, 2018, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean, and representatives of Cowen and Ropes & Gray. The Special Committee discussed the updated L.E.K. model and solicited guidance from the representatives of Cowen as to the impact of the revised model on various deal terms. The Special Committee discussed potential counterproposals to Ionis and related strategy. Following that discussion, the Special Committee instructed Ropes & Gray to prepare a proposed revised term sheet for the license of inotersen, and to prepare a revised cover letter to accompany the Special Committee’s counterproposal.

On January 11, 2018, Ms. Soteropoulos called Ms. Parshall to provide a summary of the January 9 and January 10 discussions between Ms. Soteropoulos and Ms. Boyce regarding organizational synergies.

Also on January 11, 2018, Ropes & Gray delivered to Ionis the Special Committee’s counterproposal to the Ionis proposal delivered to the Company on December 2, 2017. The counterproposal included, among other terms, an upfront license fee of $150 million, payable in the Company’s common stock valued at fair market value; Ionis’ purchase of $200 million of the Company’s common stock valued at fair market value; a series of milestone payments totaling $110 million that would be payable by the Company to Ionis upon the approval of inotersen in a variety of markets; a series of milestone payments totaling $90 million that would be payable by the Company to Ionis upon the approval of IONIS-TTR-LRx in a variety of markets; a series of milestone payments totaling $225 million payable at the Company’s option in cash or the Company’s stock valued at fair market value upon achievement of inotersen and IONIS-TTR-LRx sales in excess of specified levels ranging from $400 million to $1 billion; a series of sales milestone payments totaling $1 billion payable at the Company’s option in cash or the Company’s stock valued at fair market value upon achievement of inotersen and IONIS-TTR-LRx sales in excess of specified levels ranging from $2 billion to $4.5 billion; beginning in 2018, a 60/40 (Ionis/Company) sharing of profits and losses from development and commercialization of inotersen and IONIS-TTR-LRx, and, following the first calendar quarter in which the first commercial sale of IONIS-TTR-LRx occurred, a 50/50 sharing of profits and losses; Ionis having responsibility for all inotersen costs incurred prior to 2018; Ionis having responsibility for development activities and costs with respect to IONIS-TTR-LRx; establishment of a joint steering committee to manage the development and commercialization of inotersen and IONIS-TTR-LRx; and for Ms. Boyce to join the board of directors and become president of the Company, reporting to Ms. Soteropoulos, who would remain the Company’s Chief Executive Officer.

On January 12, 2018, the Special Committee held a telephonic discussion with Ms. Parshall, with Ms. Soteropoulos, Mr. Goldberg and representatives of Cowen and Ropes & Gray participating, to provide an overview of the Special Committee’s counterproposal.

On January 15, 2018, the Special Committee, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean, and representatives of Cowen and Ropes & Gray met with Ms. Parshall, Ms. Boyce, Ms. Hougen, Mr. O’Neil and other representatives of Ionis and Stifel to negotiate the key terms for the potential license by the Company of inotersen. Over the course of the day, the parties exchanged various proposals. Representatives of Cowen provided the Special Committee with an internal economic analysis of each subsequent proposal made by Ionis and each counterproposal made by the Special Committee. At the conclusion of the day, Ionis and the Special Committee agreed on the following key terms: an upfront license fee of $150 million, payable in the Company’s common stock valued at fair market value; Ionis’ purchase of $200 million of the Company’s common stock valued at fair market value; a series of milestone payments totaling $110 million that would be payable by the Company to Ionis upon the approval of inotersen in a variety of markets; a series of milestone payments totaling $145 million that would be payable by the Company to Ionis upon the acceptance of filing, and approval, of IONIS-TTR-LRx in certain markets; a series of milestone payments totaling $225 million payable at Ionis’ option in cash or the Company’s stock valued at fair market value upon achievement of inotersen and IONIS-TTR-LRx sales in excess of specified levels ranging from $400 million to $1 billion (the first $125 million of milestone payments which is payable in cash or the Company’s common stock valued at fair market value and the remainder of which is payable in cash); a series of sales milestone payments totaling approximately $1.1 billion payable in cash upon achievement of inotersen and IONIS-TTR-LRx sales in excess of specified levels ranging from $1.5 billion to $4 billion; beginning April 1, 2018, the Company having responsibility for all inotersen costs incurred through the end of the calendar quarter in which regulatory approval of inotersen in the United States is received; beginning on the earlier of January 1, 2019 or the first day of the calendar quarter after receipt of the first regulatory approval of inotersen, a 60/40 (Ionis/Company) sharing of profits and losses from development and commercialization of inotersen and, beginning in the first calendar quarter following the first commercial sale of IONIS-TTR-LRx, a 50/50 sharing of profits and losses; beginning January 1, 2018, shared responsibility on a 50/50 basis for development activities with respect to IONIS-TTR-LRx; establishment of a joint steering committee to manage the development and commercialization of each of the Products; and for Ms. Boyce to join the board of directors and become president of the Company, reporting to Ms. Soteropoulos, who would remain the Company’s Chief Executive Officer.

The Special Committee had a series of calls between the finalization of the term sheet and March 2, 2018 to provide guidance to Ropes & Gray and direct the negotiations on behalf of the Company.

On January 16, 2018, Ms. Soteropoulos, Mr. Goldberg, Ms. Boyce, Molly Harper, the Company’s Vice President of Commercial Development, and Michael Stevenson, the Company’s Vice President of Medical Affairs, met to discuss integration considerations. That same day, Ms. Soteropoulos, Mr. Goldberg and Ms. Harper presented to Dr. Crooke, Ms. Parshall, Mr. Baroldi and Dr. Richard Geary, Ionis’ Senior Vice President of Development, regarding the Company’s commercialization capabilities and a commercial launch plan for inotersen.

Also on January 16, 2018, Ms. Boyce interviewed with members of the Company’s board of directors, not including Dr. Crooke and Ms. Parshall.

On January 17, 2018, Ms. Soteropoulos held the first of a series of telephonic calls with Mr. Goldberg and Ms. Boyce to discuss the combined organization and the Company’s launch of inotersen and IONIS-TTR-LRx.

On January 22, 2018, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and Ms. Boyce presented to Ionis management about infrastructure and organization. During that week, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and Ms. Boyce discussed various integration and operational matters.

On January 25, 2018, Ms. Soteropoulos held a telephonic discussion with Ms. Parshall regarding a potential compensation package for Ms. Boyce if she were to join the Company in connection with the potential transaction.

During January 2018, potential European partners presented to Ionis regarding their commercialization capabilities in the European market. On January 20, 2018, Ms. Soteropoulos held a telephonic discussion with Ms. Parshall and Mr. Smith to discuss the Company’s strong preference that the potential transaction would include Europe as a commercialization market for inotersen. On January 26, 2018, Dr. Crooke asked Ms. Soteropoulos and Ms. Boyce to prepare materials and provide projections of inotersen sales in Europe. Between January 27 and January 30, Ms. Soteropoulos, Ms. Boyce, Mr. Goldberg, Mr. MacLean and Ms. Hougen participated in a series of telephonic discussions to prepare projections of inotersen sales in Europe and project a budget for such sales.

On January 29, 2018, Ionis provided a draft of the License Agreement to the Special Committee and Ropes & Gray.

On January 31, 2018, Ms. Soteropoulos, Mr. Gabrieli, Ms. Boyce, Mr. Goldberg and Mr. MacLean held a telephonic discussion with Dr. Crooke, Ms. Parshall, Dr. Monia, Dr. Geary, Ms. Hougen and Mr. O’Neil to discuss the Company’s capabilities and infrastructure to launch inotersen in Europe. Following this presentation, Ionis informed the Company that the potential transaction would include rights to commercialize inotersen in Europe as previously contemplated.

Throughout the month of February 2018, Ms. Soteropoulos and other members of Company management held a series of telephonic meetings and discussions regarding the potential transaction and operational issues.

On February 6, 2018, Ropes & Gray provided to Ionis drafts of the Stock Purchase Agreement and stockholder voting agreement with Novartis.

On February 8, 2018, given the proposed increase to Ionis’ equity ownership of the Company in connection with the proposed transaction, and its increased reliance on the Company as a commercialization partner, now that the Company could be commercializing at least two products that Ionis had developed (volanesorsen and inotersen), Ionis provided Ropes & Gray and the Special Committee with a draft of an Amended and Restated Investor Rights Agreement, originally entered into with Ionis on December 18, 2015. Ionis also provided Ropes & Gray and the Special Committee with a draft of an Amended and Restated Services Agreement, also entered into with Ionis on December 18, 2015.

On February 9, 2018, Ropes & Gray reviewed with the Special Committee a summary of the material points raised in the License Agreement. Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and representatives of Cowen were also present for the discussion, and the Special Committee discussed the upcoming negotiations with Ionis over the detailed terms contained in the License Agreement.

On February 11 and February 12, 2018, Ionis, Ropes & Gray and members of the Company’s management team met in person to negotiate key aspects of the License Agreement. The Special Committee participated in aspects of the meeting telephonically. On February 12, 2018, Ms. Soteropoulos provided an email update to the board of directors (not including Dr. Crooke and Ms. Parshall) regarding the negotiations.

On February 20, 2018, the Special Committee, Ms. Soteropoulos, Ms. Goldberg, Mr. MacLean and representatives of Ropes & Gray discussed the License Agreement in advance of sending Ionis a revised draft the following week.

On February 23, 2018, a call occurred between the Special Committee, Company management, Ionis and representatives of Ropes & Gray to discuss both parties’ issues concerning the License Agreement, including the non-commercialization activities that the Company would lead. Later that same day, a call occurred between Ms. Soteropoulos, Mr. O’Neil, Ms. Parshall, Dr. Monia, Mr. Baroldi, Josh Patterson, Deputy General Counsel at Ionis, Ms. Hougen, Morgan Schapiro, a business development employee at Ionis, Ms. Boyce, Mr. McLean, Mr. Goldberg and representatives of Ropes & Gray. The parties primarily discussed the terms in the current draft of the License Agreement, and briefly discussed Ionis’ proposed changes to the Investor Rights Agreement.

On February 26, 2018, representatives of Ropes & Gray held a telephonic discussion with the Special Committee, Ms. Soteropoulos and Mr. Goldberg to discuss legal due diligence findings.

On February 27, 2018, representatives of Ropes & Gray held a telephonic discussion with the Special Committee and Ms. Soteropoulos to discuss Ionis’ proposed changes to the Investor Rights Agreement. Also on February 27, the parties entered into a common interest agreement to facilitate discussion of certain diligence matters.

On February 28, 2018, Ionis provided a revised draft of the License Agreement to the Special Committee and Ropes & Gray.

On March 1, 2018, a call occurred between the Special Committee and representatives of Ropes & Gray and Cowen to discuss aspects of the Cowen opinion. Later that same day, representatives of Ropes & Gray and the Special Committee continued its discussion of Ionis’ proposed changes to the Investor Rights Agreement.

On March 2, 2018, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and representatives of Ropes & Gray and Cowen to discuss the legal due diligence findings, the timing of the potential transaction and issues remaining subject to negotiation between the parties. The group discussed certain adjustments made to the inotersen projections.

On March 4, 2018, the Special Committee held a telephonic discussion with Ms. Parshall regarding the Amended and Restated Investor Rights Agreement.

On March 5, 2018, representatives of Ropes & Gray held a telephonic discussion with the Special Committee, Ms. Soteropoulos, Mr. Goldberg and Mr. MacLean to discuss legal due diligence findings. Later that day, the group reconvened to discuss Ionis’ revised draft of the License Agreement and to prepare for the upcoming negotiations with Ionis. On March 7, 2018, Ropes & Gray sent a revised draft of the License Agreement to Ionis.

On March 8, 2018, representatives of Ropes & Gray, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean, and representatives of Ionis including Ms. Parshall met to negotiate the terms of the License Agreement. The parties reached agreement on most of the terms. Later that same day, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean, and representatives of Cowen and Ropes & Gray. Cowen presented a preview of its valuation of the proposed transaction to the Special Committee. Representatives of Cowen discussed the key assumptions relating to inotersen and AKCEA-TTR-LRx, as well as revenue projections and expense assumptions, and the Special Committee asked the representatives of Cowen questions regarding its valuation.

Later that same day, the board held a telephonic meeting attended by Mr. Gabrieli, Ms. Hochberg, Ms. Soteropoulos, Mr. Fitzgerald, Mr. Smith, Mr. Goldberg, Mr. MacLean, and representatives of Cowen and Ropes & Gray. Dr. Crooke and Ms. Parshall did not attend the meeting. The Special Committee provided the board with an update of the proposed transaction, including that representatives of Cowen had presented to the Special Committee its valuation of the proposed transaction. Representatives of Cowen summarized for the board the assumptions underpinning its valuation analysis. Ropes & Gray then provided the board with an update of legal due diligence review and on the negotiations with Ionis.

On March 9, 2018, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and representatives of Ropes & Gray met with representatives of Ionis, including Ms. Parshall and Mr. Patterson (with Mr. O’Neill and Ms. Hougen participating telephonically) to negotiate remaining terms of the License Agreement. Mr. Fitzgerald was present for some of those negotiations. In the course of such meetings, Mr. Fitzgerald, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean and representatives of Ropes & Gray had a number of conference calls with Mr. Smith.

On March 10, 2018, Mr. Fitzgerald, Mr. Goldberg, Mr. MacLean and representatives of Ropes & Gray had a conference call regarding final negotiating points in the transaction, following which Mr. Smith was consulted and provided input by email.

From March 10, 2018 to March 14, 2018, additional drafts of the documents were exchanged between the parties.

On March 14, 2018, the Special Committee held a telephonic meeting attended by both members of the Special Committee, Ms. Soteropoulos, Mr. Goldberg, Mr. MacLean, and representatives of Cowen and Ropes & Gray. Representatives of Cowen delivered its oral fairness opinion to the Special Committee which was subsequently delivered in writing. After discussion, the Special Committee determined that each of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement were advisable and in the best interest of the Company. The Special Committee then determined to recommend the proposed transaction to the board.

Also on March 14, 2018, the board held a telephonic meeting attended by Ms. Hochberg, Ms. Soteropoulos, Mr. Fitzgerald, Mr. Smith, Mr. Goldberg, Mr. Maclean, and representatives of Cowen and Ropes & Gray. Dr. Crooke, Ms. Parshall and Mr. Gabrieli recused themselves from the meeting, citing potential conflicts of interests. The Special Committee confirmed that it had received Cowen’s oral fairness opinion which was subsequently delivered in writing. The Special Committee then recommended the proposed transaction to the board. Based on the Special Committee’s recommendation to the board, the board, other than Dr. Crooke, Mr. Gabrieli and Ms. Parshall, (1) approved the License Agreement, the Stock Purchase Agreement, the Amended

and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder; (2) declared that each of the foregoing is advisable and in the best interest of the Company; (3) declared that the issuance of shares pursuant to the proposed transaction is advisable and in the best interest of the Company; (4) approved the amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares, and declared that such amendment is advisable and in the best interest of the Company; and (5) determined to submit the matters to the stockholders of the Company, other than the Interested Stockholders and the Company’s officers and directors, in the case of the approval of the overall transaction, with a recommendation that the stockholders approve the proposed transaction.

Following the meeting of the board to approve the proposed transaction, Ropes & Gray and Ionis prepared final definitive transaction documents. On the evening of March 14, 2018, the Company and Ionis executed the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement. Also on the evening of March 14, 2018, the Company and Novartis executed the stockholder voting agreement.

On the morning of March 15, 2018, the Company and Ionis issued a joint press release announcing the transaction.

Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board

Akcea’s purpose and reasons for undertaking the proposed transaction at this time are to augment its pipeline of RNA-targeted drugs to treat serious underserved diseases with the addition of inotersen to its commercialization platform. Inotersen represents another rare disease product that aligns with Akcea’s mission of bringing transformative medicines to patients.

Both the Special Committee and the board believe, based on their consideration of the reasons described below, that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement the transaction contemplated thereunder are advisable and in the best interest of the Company. Further, the board declared advisable and in the best interests of the Company the issuance of the shares pursuant to the proposed transaction and an amendment to Article IV of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares.

In the course of reaching its determination and making its recommendations, the Special Committee relied on its expertise and knowledge of the Company and industry, was advised by independent legal, financial and market strategy advisors, and considered information with respect to the Company’s financial condition, results of operations, businesses, and competitive position and business strategy. The Special Committee also considered the following reasons being generally positive or favorable, each of which the Special Committee believed supported its determination and recommendations:

(a)	the opportunity presented by the proposed transaction to enhance the Company’s pipeline, including the opportunity to immediately commercialize two products (i.e. volanesorsen and inotersen), if approved, which offers the potential to create significant benefits for the Company’s stockholders, including diversifying product offerings, allowing the Company to better leverage its infrastructure, expanding the markets about which the Company will develop expertise and creating prospects for further growth opportunities;
(b)	that Ionis would purchase $200 million of the Company’s common stock priced by reference to a recent trading average, with no discount, to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx;
(c)	the terms of the License Agreement and the Stock Purchase Agreement, including:
(1)	the fact that much of the consideration that the Company would pay to Ionis in the proposed transaction, including the profit and loss sharing component and the payments due upon achievement of specified development and commercial milestones, is only required to be paid to Ionis in the event that inotersen is a further developmental and commercial success, significantly mitigating the financial risk of the proposed transaction to the Company;
(2)	the fact that the Company is able to make the “upfront” payment to Ionis in shares of its common stock, issued without a discount to a current average market trading price, and the fact that Ionis will purchase $200 million of the Company’s common stock on the same terms;

(3)	the non-waivable condition requiring the approval of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder by the affirmative vote of holders representing a majority of the issued and outstanding common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers;
(4)	the limited termination rights available to Ionis and the requirement that Ionis agreed to vote its 68.2% of the Company’s outstanding common stock in favor of proposal no. 2, proposal no. 3 and proposal no. 4; and
(5)	other terms and conditions of the License Agreement and the Stock Purchase Agreement, as discussed in the section entitled “The Transaction – The License Agreement” and “The Transaction – The Stock Purchase Agreement”, which the Special Committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;
(d)	the belief of the Special Committee that the terms of the proposed transaction were the most favorable that could reasonably be obtained and that further negotiation would have created an unacceptable risk that Ionis would withdraw its offer and abandon the License Agreement, in which event the Company would lose the present opportunity to create long-term value for its stockholders and position the Company for future opportunities;
(e)	the belief of the Special Committee that the consideration being paid to Ionis is fair and reasonable in relation to the market potential and expectations for the products and is expected to have an accretive impact on the long-term value of the Company accruing to the Company’s stockholders;
(f)	the addition of Sarah Boyce, Chief Business Officer of Ionis, to the Company’s management team and board of directors, along with a sales and medical affairs team with commercialization experience and knowledge of inotersen to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx;
(g)	the presentation by representatives of Cowen to the Special Committee on March 8, 2018 and March 14, 2018 and the oral opinion delivered by representatives of Cowen to the Special Committee on March 14, 2018, which was subsequently confirmed by delivery of a written opinion dated March 14, 2018, that based upon and subject to assumptions made, matters considered, and limitations on the scope of review undertaken by Cowen as set forth in its opinion, including the definition of consideration, as of such date, each of the consideration to be paid by the Company in the proposed transaction is fair, from a financial point of view, to the Company, as more fully described in the section entitled “Special Factors — Opinion of Cowen”;
(h)	the ability of the stockholders that are disinterested with respect to the proposed transaction to vote against the proposed transaction if they do not agree with the Special Committee’s and the board’s recommendations, with the result that the transaction will not be consummated in the absence of approval by holders of a majority of the shares held by the stockholders other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers; and
(i)	the likelihood that the proposed transaction would be completed, and that it would be completed in a reasonably prompt time frame, based on the limited conditions precedent to each party’s obligation to effect the proposed transaction, given the near-term expected regulatory approval and commercial launch of inotersen.

Procedural Safeguards Considered by the Special Committee

The Special Committee also considered a number of reasons that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the proposed transaction. The Special Committee believes these reasons support its determinations and recommendations and provide assurance of the procedural fairness of the proposed transaction to the stockholders that are disinterested with respect to the proposed transaction:

(a)	the authority granted to the Special Committee to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis;
(b)	the non-waivable condition requiring the approval of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder by the affirmative vote of the holders of a majority of the issued and outstanding common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers; and the requirement that the effectiveness of the License Agreement is conditioned upon the closing of the transaction contemplated by the Stock Purchase Agreement, conditions that the Special Committee believes:
(1)	incentivized Ionis, in the face of its conflicts and different interests, to negotiate with the Special Committee and agree upon terms that are expected to gain the approval of the stockholders that are disinterested with respect to the proposed transaction; and
(2)	allows the stockholders that are disinterested with respect to the proposed transaction to reject the proposed transaction if they do not agree with the terms that the Special Committee negotiated or its recommendation, with the result that the proposed transaction would not be consummated;
(c)	the ability for the Special Committee to determine not to pursue a potential transaction with Ionis;
(d)	the Special Committee consists solely of independent and disinterested directors who (a) are not employees of the Company; (b) are not affiliated with Ionis; and (c) have no financial interest in the proposed transaction that are different from that of the stockholders that are disinterested with respect to the proposed transaction;
(e)	the Special Committee held numerous meetings over three months with its independent financial and legal advisors to discuss and evaluate the proposed transaction and to vigorously direct the negotiation of the terms of such transaction, and both members of the Special Committee were actively engaged in the process on a regular basis;
(f)	despite business demands to accelerate its process in evaluating the proposed transaction and to come to a decision more quickly, the Special Committee evaluated and negotiated the proposed transaction at an appropriate and deliberate pace;
(g)	the Special Committee approved retention of L.E.K. Consulting to assist the Special Committee and the board in evaluating the commercial opportunity regarding inotersen, by providing a report that was substantively incorporated as a key component into the financial models and analyses prepared by Cowen;
(h)	the Special Committee retained and received the advice of Cowen as its independent financial advisor;
(i)	the opinion, dated March 14, 2018, of Cowen to the Special Committee as more fully described in the section entitled “Special Factors — Opinion of Cowen”; and
(j)	the limited termination rights available to Ionis and the requirement that Ionis agreed to vote its 68.2% of the Company’s outstanding common stock in favor of proposal no. 2, proposal no. 3 and proposal no. 4.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following uncertainties, risks and other factors concerning the proposed transaction as being generally negative or unfavorable:

(a)	the Company’s stockholders other than Ionis will own only approximately 24.8% of the outstanding common stock immediately following the closing, and, assuming that all Milestone Events are achieved and if the Milestone Payments eligible to be paid in shares of common stock are paid in shares of common stock, and assuming such shares are issued at the same price per share of $18.75 as the price per share in the Initial Issuance, the Company’s stockholders other than Ionis will own 20.1% of the outstanding common stock, and thus will participate proportionally less in the Company’s future earnings or growth, if any, and will benefit less from increases, if any, in the value of the common stock or any potential future sale of the Company to a third party;

(b)	the risk that, while the proposed transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the proposed transaction will be satisfied, and as a result, it is possible that the proposed transaction may not be completed even if approved by the holders of a majority of the issued and outstanding shares of common stock that are disinterested with respect to the proposed transaction, which may require unwinding certain integration efforts between the companies given the near-term anticipated regulatory approval of inotersen;
(c)	the risks and costs to the Company if the proposed transaction does not close, including the potential effect of the diversion of management and employee attention from the Company’s business and the substantial expenses which the Company will have incurred;
(d)	the terms of Ionis’ participation in the proposed transaction and the fact that certain of the Company’s directors may have interests in the proposed transaction that are different from, or in addition to, those of stockholders that are disinterested with respect to the proposed transaction; and
(e)	the issuance of the common stock pursuant to the proposed transaction, including the Initial Issuance and any Milestone Payments, may have an adverse effect on the market price of the Company’s common stock and any sale of such shares by Ionis, or the anticipation or possibility of such sales, could create downward pressure on the market price of the common stock.

This discussion of the negative or unfavorable reasons considered by the Special Committee is not intended to be exhaustive or to address all the risks associated with continuing to own common stock.

Recommendations of the Special Committee

The foregoing discussion of the information and reasons considered by the Special Committee and by the board in evaluating the proposed transaction is not intended to be exhaustive, but it does include the material reasons considered by the Special Committee and the board, respectively. In view of the wide variety of reasons considered, the Special Committee did not find it practicable or attempt to quantify, rank or otherwise assign relative weights to the foregoing reasons in reaching its conclusions. In addition, individual members of the Special Committee may have given different weights to different reasons and may have viewed some reasons more positively or negatively than others. The Special Committee based its recommendations and actions upon the totality of the information that it considered.

While the Special Committee considered potentially positive and negative reasons, it concluded that, overall, the potentially positive reasons outweighed the potentially negative reasons, and at a meeting held on March 14, 2018, the Special Committee unanimously:

(a)	determined that each of (a) the License Agreement, (b) the Stock Purchase Agreement, (c) the Amended and Restated Services Agreement and (d) the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder were advisable and in the best interest of the Company; and
(b)	determined to recommend the transaction to the board of directors.

Reasons Considered by the Board

Following presentations by the Special Committee and its legal and financial advisors and questions from and discussion among the members of the board, the board determined that the proposed transaction was advisable and in the best interest of the Company. In reaching these determinations, the board considered:

(a)	the procedural fairness of the proposed transaction, as described in more detail above;
(b)	the Special Committee’s analysis, as described in more detail above, conclusions and unanimous determination that the proposed transaction was advisable and in the best interest of the Company; and

(c)	the Special Committee’s unanimous recommendation that the board approve the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction, submit the matters for consideration by the Company’s stockholders other than the Interested Stockholders, and recommend that the stockholders approve such matters at the special meeting.

Recommendations of the Board of Directors

The board of directors consists of seven directors, several of whom may have interests in the proposed transaction different from the interests of the stockholders of the Company that are disinterested with respect to the proposed transaction. The board of directors established the Special Committee of independent, non-employee directors that are disinterested with respect to the proposed transaction and empowered it with the authority to evaluate and negotiate, as it deemed desirable, a potential transaction with Ionis, and, if appropriate, make a recommendation to the board of directors regarding the proposed transaction. On March 14, 2018, at a meeting at which Dr. Crooke, Ms. Parshall and Mr. Gabrieli recused themselves, citing potential conflicts of interest, on the basis of the Special Committee’s recommendation and the other reasons described below, the board of directors:

(a)	approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder;
(b)	declared that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interest of the Company;
(c)	declared that the issuance of the shares pursuant to the proposed transaction is advisable and in the best interest of the Company;
(d)	approved the amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 and declared such amendment shares is advisable and in the best interest of the Company; and
(e)	determined to submit the matters to the stockholders of the Company, including with respect to proposal no. 1 to the stockholders other than the Interested Stockholders, with a recommendation that the stockholders vote for each of the proposals set forth in this proxy statement.

Interests of Ionis and Certain of the Company’s Directors

When considering the recommendation of the board of directors, you should be aware that, as the controlling stockholder and as the counterparty in the proposed transaction, Ionis may have interests in the transaction contemplated under the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement that are different from, or in addition to, the interests of the Company’s other stockholders, as described below and throughout this proxy statement. Furthermore, because of their affiliation with Ionis, you should be aware that certain of the Company’s directors, including Dr. Crooke and Ms. Parshall, may have interests in the transaction that are different from, or in addition to, the interests of the Company’s stockholders generally, as described below and throughout this proxy statement. The Special Committee and the members of the board of directors who voted on the proposed transaction were aware of these additional interests, and considered them, when they approved the License Agreement and Stock Purchase Agreement and the transaction contemplated thereunder, including the issuance of additional shares of common stock and the amendment to the Company’s Amended and Restated Certificate of Incorporation, and recommended that stockholders vote in favor of the proposals.

Ionis’ interests that may be different, or in addition to, interests from the stockholders generally include:

(a)	Ionis, as the counterparty, was directly adverse to the Company in the negotiation of the proposed transaction;
(b)	Ionis’ percentage ownership of the Company will increase as a result of the Initial Issuance;
(c)	Ionis will be eligible to receive Milestone Payments made in connection with the achievement of Milestone Events, which is an interest not shared by the Company’s stockholders generally; and

(d)	Ionis’ percentage ownership of the Company is likely to increase if certain Milestone Payments, if achieved, are paid in shares of common stock as contemplated by the terms of the License Agreement.

Interests by Dr. Crooke, Ms. Parshall and Mr. Gabrieli that may be different from the stockholders include:

(a)	Dr. Crooke is Ionis’ Chief Executive Officer and Chairman of Ionis’ Board of Directors;
(b)	Ms. Parshall is currently a Senior Strategic Advisor for Ionis, and she formerly served as Chief Operating Officer for Ionis from December 2007 until January 2018 and Chief Financial Officer for Ionis from June 1994 until December 2012;
(c)	Mr. Gabrieli was a partner of Bessemer Venture Partners, the founding investor in Ionis, and Mr. Gabrieli served on Ionis’ board of directors for approximately 18 years until 2006; and
(d)	Dr. Crooke, Ms. Parshall and Mr. Gabrieli beneficially own, respectively, 1,322,209, 317,227 and 68,296 shares of Ionis common stock as of March 1, 2018.

Certain Unaudited Financial Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts or projections. However, in connection with the transaction, members of the Company’s management prepared certain unaudited prospective financial information that projects revenue and expenses related to the development and commercialization of inotersen and AKCEA-TTR-LRx through the final patent expiration in 2031 (the “forecasts”). The forecasts were reviewed and approved by the Special Committee on January 10, 2018 and March 2, 2018. The forecasts were also provided to the Special Committee’s financial advisor for its use and reliance in connection with its financial analysis and opinion as described below in “Special Factors—Opinion of Cowen.”

The forecasts were not prepared with a view toward public disclosure and do not necessarily comply with GAAP or the guidelines published by the SEC or established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company’s financial advisor, Cowen, nor the Company’s independent auditors or any other independent accountants have audited, compiled, examined or performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The forecasts contain non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures the Company uses may not be comparable to similarly titled amounts used by other companies. In light of the foregoing factors and the uncertainties inherent in the forecasts, stockholders are cautioned not to place undue reliance on the forecasts.

The forecasts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those predicted, and should be read with caution. Although presented with numerical specificity the forecasts were based on numerous variables, estimates and assumptions that are inherently uncertain and many of which are beyond the Company’s control. The estimates and assumptions upon which the forecasts were based were made at the time the forecasts were prepared and necessarily involve judgments of the Company’s management that were made at the time they were prepared, which involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent business and economic conditions affecting the industry in which the Company operates, the risks and uncertainties described in the sections of this proxy statement entitled “Risk Factors” and “Special Note Regarding Forward−Looking Statements”, and in the reports that the Company files with the SEC from time to time, all of which are difficult or impossible to predict. There can be no assurance that the forecasts will be realized, and actual results may vary materially from those shown. The forecasts were prepared by members of management based on information available at the time the forecasts were prepared and do not take into account any circumstances or events occurring after the date they were prepared. Given that the forecasts cover multiple years, by their nature they become less predictive with each successive year.

The summary of these forecasts set forth below is included solely to give the Company’s stockholders insight into the management projections that were used by Cowen in its opinion and to provide stockholders with management’s view on the financial opportunity presented by inotersen and AKCEA-TTR-LRx. The inclusion of this information in this proxy statement should not be regarded as an indication that the Company, Ionis or any of the Company’s or Ionis’ respective affiliates, advisors or representatives has considered or consider the forecasts to necessarily reflect actual future events, and the information should not be relied upon as such. Neither the Company, Ionis, nor any of the Company’s or Ionis’ respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or other person that the forecasts will be achieved. Ionis has made no representations to the Company concerning the forecasts.

There is inherent conditionality in projecting year-on-year commercial performance of the inotersen and AKCEA-TTR-LRx program because of, among other reasons, the risks associated with the development and commercialization of a product in highly competitive markets for rare diseases, as well as the reasons discussed in further detail in the section of the Proxy entitled “Special Factors—Reasons for the Proposed Transaction; Recommendation of the Special Committee and the Board”. In view of that conditionality, the Company believes that the most reliable forward-looking view of the financial performance of the inotersen and AKCEA-TTR-LRx program is a presentation of the Company’s anticipated trends in revenue and cash flow that the Company expects to generate from its proposed commercialization of the inotersen and AKCEA-TTR-LRx program.

Using the forecasts of operating profit(loss) subject to the sharing of profits and losses, and based on the years in which the management team projected the revenue would be generated and expenses would be incurred, the inotersen and AKCEA-TTR-LRx program is expected to recover the non-sales based Milestone Payments (comprised of the up-front payment of $150 million and of the development and regulatory Milestone Payments for AKCEA-TTR-LRx of $220 million) when cumulative revenue of approximately $2 billion has been achieved. These projections assume that inotersen is approved in multiple markets and that AKCEA-TTR-LRx meets meaningful endpoints of its registrational trial and is, also, approved in multiple markets. Revenues are forecast to increase in a generally linear fashion from 2019 until 2024, when management expects the products would achieve peak sales level. Other than the initial launch years, revenues and free cash flow are generally evenly allocated across all years, with no unusual events or singularly significant annual period (disregarding any Milestone Payments). The forecasts anticipate the Company would earn such $2 billion of cumulative revenue in either 2022 or 2023. From the time cumulative revenues of $2 billion are projected to be achieved through expiration of the relevant patents in 2031, the forecasts anticipate cumulative revenue in excess of $13 billion, generating cumulative cash flow to 2031 in excess of $3 billion.

Opinion of Cowen

Pursuant to an engagement letter dated December 21, 2017, the Special Committee retained Cowen and Company, LLC to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the Company, of the consideration (consisting of $150 million, payable up-front in shares of the Company’s common stock, together with the Milestone Payments projected by management to be paid in the product forecasts provided by management of the Company (collectively, the “Consideration”)) to be paid by the Company in the proposed transaction.

On March 14, 2018, Cowen delivered certain of its written analyses and its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of March 14, 2018, the Consideration to be paid by the Company in the proposed transaction was fair, from a financial point of view, to the Company. The full text of the written opinion of Cowen, dated March 14, 2018, is attached as Annex E and is incorporated by reference. Stockholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, to the Company, of the Consideration to be paid by the Company in the proposed transaction, and do not constitute an opinion as to the merits of the proposed transaction or a recommendation to the Company’s board or to any stockholder or any other person as to how to vote with respect to the proposed transaction. The Consideration to be paid by the Company in the proposed transaction was determined through negotiations between the Special Committee and the Company and Ionis and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the License Agreement dated March 14, 2018;
•	a draft of the Stock Purchase Agreement dated March 14, 2018;
•	certain publicly available financial and other information concerning the Company and certain other relevant financial and operating data concerning the Company furnished to Cowen by management of the Company;
•	certain publicly available financial and other information concerning Ionis’ inotersen and AKCEA-TTR-LRx and certain other relevant financial and operating data concerning inotersen and AKCEA-TTR-LRx furnished to Cowen by management of the Company;
•	certain internal financial analyses, financial forecasts, reports and other information concerning inotersen and AKCEA-TTR-LRx prepared by the management of the Company (the “product forecasts”);
•	certain information concerning inotersen and AKCEA-TTR-LRx and the Company in Wall Street analyst reports;
•	discussions Cowen had with certain members of the management of the Company concerning the prospects of inotersen and AKCEA-TTR-LRx and such other matters Cowen deemed relevant;
•	certain financial and stock market information for the Company as compared with similar information for certain publicly traded companies Cowen deemed relevant; and
•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the Company’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the Company or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of the management of the Company as to the viability of, and risks associated with, inotersen and AKCEA-TTR-LRx. In addition, Cowen did not conduct, nor assume any obligation to conduct, any physical inspection of the properties or facilities of the Company or Ionis. Cowen further relied upon the Company’s representation that all information provided to it by the Company was accurate and complete in all material respects. Cowen, with the Company’s consent, assumed that the product forecasts were reasonably prepared by the management of the Company on bases reflecting the best available estimates and good faith judgments of such management as to the future performance of inotersen and AKCEA-TTR-LRx, and that such product forecasts utilized in Cowen’s analyses provided a reasonable basis for its opinion. Cowen expressed no opinion as to the product forecasts or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen becomes aware after the date of its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of inotersen and AKCEA-TTR-LRx or of the assets or liabilities of the Company, nor, with the exception of the report prepared by L.E.K., was Cowen furnished with such materials. In addition, Cowen did not evaluate the effect of the proposed transaction on the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion did not address any legal, tax or accounting matters related to the License Agreement or the Stock Purchase Agreement or the proposed transaction, as to which Cowen assumed that the Company, the Special Committee and the Company’s board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the proposed transaction. Cowen expressed no view as to any other aspect or implication of the proposed transaction or any other agreement, arrangement or understanding entered into in connection with the proposed transaction or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaimed any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the License Agreement and the Stock Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the License Agreement and the Stock Purchase Agreement and that all conditions to the consummation of the proposed transaction will be satisfied without waiver thereof. Cowen assumed that the final form of the License Agreement and the Stock Purchase Agreement would be substantially similar to the last drafts received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the License Agreement and the Stock Purchase Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed transaction. Cowen assumed that the proposed transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

Cowen’s opinion does not constitute a recommendation to the Company’s board on whether or not to approve the proposed transaction or to any stockholder or any other person as to how to vote with respect to the proposed transaction or to take any other action in connection with the proposed transaction or otherwise. Cowen’s opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the proposed transaction. Cowen’s opinion did not imply any conclusion as to what the value, price or trading range of the Company’s common stock actually will be following consummation of the proposed transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen was not requested to opine as to, and its opinion did not in any manner address, the intrinsic value of the Company or of the shares of the Company’s common stock to be issued to Ionis in the proposed transaction, and Cowen did not perform any analysis, including any intrinsic value analysis, regarding the intrinsic value of the Company or such shares. Cowen assumed, with the Special Committee’s consent, that the market capitalization of the Company at all times relevant to its opinion represented the intrinsic value of the Company that would have been derived from an intrinsic value analysis of the Company. Cowen expresses no opinion, and was not asked by the Special Committee to express any opinion, as to the underlying business reasons that may support the decision of the Special Committee to approve, or the Company’s decision to effect, the proposed transaction or the relative merits of the proposed transaction as compared to other business strategies or transactions that might be available to the Company. Additionally, Cowen was not engaged to be involved in any determinations of the Special Committee, the Company’s board or the management of the Company to pursue strategic alternatives, nor did Cowen investigate any other alternative transactions that might be available to the Company. In addition, Cowen has not been requested to opine as to, and Cowen’s opinion does not in any manner address, (i) the fairness of the Consideration or any other component of the proposed transaction to any constituencies of the Company, including the holders of any class of securities or creditors of the Company or (ii) whether the Company or Ionis has sufficient cash, available lines of credit or other sources of funds to enable it to pay any amounts that are to be payable in cash in connection with the proposed transaction.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Considering any data set forth in the summary without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Company the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company and inotersen and AKCEA-TTR-LRx.

Stock Trading History. To provide contextual data and comparative market data, Cowen reviewed the historical market prices of the Company’s common stock from July 14, 2017 (the date the Company’s common stock began trading on the NASDAQ Global Select Market following its initial public offering) to March 13, 2018. Cowen noted that over the indicated period the high and low prices for shares of the Company were $31.23 and $8.10, respectively.

Pro Forma Ownership Analysis. Cowen analyzed the pro forma ownership of the Company by Ionis based on the volume weighted average share price of the Company’s common stock for the twenty trading days prior to March 13, 2018, and noted that on that basis Ionis would own approximately 71.9% of the Company on a fully-diluted basis following the Initial Issuance, an increase of approximately 7.4% from its fully-diluted ownership interest of approximately 64.4% on March 13, 2018.

Net Present Value Analysis. Cowen performed an analysis that estimated the net present value of inotersen and AKCEA-TTR-LRx to the Company through the year 2031. Cowen’s analysis was based on projections by the Company’s management as of March 2, 2018, and, with the consent of the Special Committee, assumed that the Milestone Events specified in the License Agreement would be achieved to the extent the projections indicated they would be achieved and that the related Milestone Payments would be paid by the Company to Ionis in cash. Cowen’s analysis also assumed that, pursuant to the terms of the License Agreement, operating expenses to complete the development of AKCEA-TTR-LRx would be paid 50% by the Company and 50% by Ionis, and, solely for the purposes of this analysis, that profits and losses would be shared with Ionis on a 60/40 basis (60% to Ionis and 40% to the Company) prior to an assumed launch date and equally on a 50/50 basis thereafter. Utilizing these assumptions, Cowen estimated a range of values of inotersen and AKCEA-TTR-LRx to the Company based upon the net present value of the projected unlevered free cash flows of inotersen and AKCEA-TTR-LRx described in the financial product forecasts provided by management of the Company, for the fiscal years ended December 31, 2018 through December 31, 2031. In performing this analysis, Cowen utilized discount rates ranging from 15.0% to 17.0%, which were selected based on the weighted average cost of capital calculated using the median levered beta from certain other companies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of the Company. The Selected Companies were Adamas Pharmaceuticals, Inc., Agios Pharmaceuticals, Inc., Alnylam Pharmaceuticals Inc., Array BioPharma Inc., GW Pharmaceuticals Plc, Neurocrine Biosciences, Inc., Radius Health, Inc. and Sarepta Therapeutics, Inc. Unlevered free cash flow was calculated by taking projected earnings before interest expense and income taxes (“EBIT”) and subtracting from this amount projected taxes and projected capitalized Milestone Payments and adding back projected amortization of capitalized up-front consideration and Milestone Payments (Milestone Payments made to Ionis prior to regulatory approval in any jurisdiction are expensed immediately and all Milestone Payments made after approval are capitalized and amortized over the life of the patent). Utilizing this methodology, Cowen compared the upfront portion of the Consideration to the projected net present value of inotersen and AKCEA-TTR-LRx, taking into account the Milestone Payments, projected to be paid in the product forecasts provided by management of the Company as reductions in the cash flows that would otherwise have been realized by the Company, of approximately $684 million, based on a discount rate of 15.0%, $619 million, based on a discount rate of 16.0% and $561 million, based on a discount rate of 17.0%.

Has/Gets Analysis. Cowen performed an analysis to estimate the impact of the proposed transaction on the Company’s equity value per share. Cowen’s analysis was based on the Company’s standalone intrinsic value, plus the net present value of inotersen and AKCEA-TTR-LRx, plus the $200 million of gross proceeds received by the Company from Ionis pursuant to the Stock Purchase Agreement. Cowen assumed, with the Special Committee’s consent, that the market capitalization of the Company represented the intrinsic value of the Company that would have been derived from an intrinsic value analysis of the Company, and calculated an estimated standalone intrinsic value for the Company of approximately $1.386 billion (using the closing market price of the Company of $19.64 on March 13, 2018). Cowen used $619 million as the net present value of inotersen and AKCEA-TTR-LRx, which is the mid-point of the net present value analysis set forth above. Using those inputs, Cowen calculated an estimated intrinsic value of approximately $2.205 billion for the Company after the closing of the proposed transaction, which implied an equity value per share of the Company’s common stock of $24.50, an increase of approximately 24.8% from the $19.64 per share used in determining the Company’s standalone intrinsic value.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or products do not purport to be appraisals or to reflect the prices at which businesses, products or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of the Company, Ionis, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Special Committee in making its decision to enter into the proposed transaction and should not be considered as determinative of such decision.

Cowen was selected by the Company and the Special Committee to render an opinion to the Special Committee because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cowen is providing financial services for the Company and the Special Committee with respect to the proposed transaction for which it will receive customary fees. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade the equity securities of the Company and Ionis for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in the two years preceding the date of its opinion, Cowen served as lead-left underwriter in the Company’s initial public offering and received customary compensation for the rendering of such service. In the two years preceding the date of its opinion, Cowen has not performed any commercial or investment banking services for Ionis for which Cowen has received compensation. The Company has also agreed to offer to engage Cowen to serve as one of the Company’s lenders or arrangers, lead underwriters, lead purchasers or lead placement agents, as the case may be, in connection with any debt financing, public offering, Rule 144A offering or any private placement of securities to finance the Consideration, and Cowen would receive fees for the rendering of any such services. As of the date of Cowen’s opinion, Cowen was not aware of any plans by the Company to raise any such financing. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the Cowen engagement letter, if the proposed transaction is consummated, Cowen will be entitled to receive a transaction fee equal to $2.25 million. The Company has also agreed to pay a fee of $1 million to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, the Company has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between the Company and Cowen, and the Special Committee was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the proposed transaction.

THE TRANSACTION

While the Company believes that the summary below of the transaction documents describes the material terms of such documents, it may not contain all of the information that is important to you. The summary of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement are qualified in their entirety by the relevant agreements themselves, which are attached to this proxy statement as Annex A, Annex B, Annex C and Annex D, respectively. The Company urges you to read this entire proxy statement carefully, including the appendices, and the documents incorporated by reference in this proxy statement, before voting. Further, representations, warranties and covenants in the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement are not intended to function or to be relied on as public disclosures. For more information about accessing the information the Company files with the SEC, please see the section entitled “Where You Can Find More Information” below.

Inotersen

Inotersen is a Generation 2+ antisense drug designed to treat people with hereditary TTR amyloidosis, or hATTR, a rare, progressive, fatal disease.

In people with hATTR, both the mutant and wild type, or wt, TTR protein builds up as fibrils in the tissues, such as peripheral nerves, heart, gastrointestinal system, eyes, kidneys, central nervous system, thyroid and bone marrow. The presence of TTR fibrils interferes with the normal function of these tissues. As the TTR protein fibrils enlarge, more tissue damage occurs and the disease worsens, resulting in poor quality of life and eventually death. Inotersen is designed to reduce the production of the TTR protein, the underlying cause of ATTR. Inotersen is proposed to be administered as a once weekly, self-administered, at-home, subcutaneous injection.

TTR amyloidosis that is the result of inherited mutations in the TTR gene is referred to as hATTR. There are an estimated 50,000 people worldwide with hATTR. There are two primary manifestations of hATTR: polyneuropathy and cardiomyopathy. Many people with hATTR often experience both manifestations, but often one symptom or the other is diagnosed first and is more pronounced. Polyneuropathy due to hATTR is caused by the accumulation of misfolded mutated TTR protein in the peripheral nerves. People with polyneuropathy due to hATTR experience ongoing debilitating nerve damage throughout their body resulting in the progressive loss of sensation in the extremities that progresses centrally, and progressive loss of motor functions, such as walking. These people also accumulate TTR in other major organs, which progressively compromise their function and eventually leads to death within five to fifteen years of disease onset. ATTR cardiomyopathy is caused by the accumulation of misfolded TTR protein in the cardiac muscle. ATTR can also result from normal, non-mutant, TTR protein forming fibrils, primarily in the heart. This form of the disease is referred to as wt-ATTR. It is estimated that more than 200,000 people worldwide have wt-ATTR. People with hATTR cardiomyopathy and wt-ATTR experience ongoing debilitating heart damage resulting in progressive heart failure, which results in death within 3 to 5 years from disease onset.

In May 2017, Ionis completed the NEURO-TTR study, a randomized, double-blinded, placebo-controlled, international Phase 3 study in patients with polyneuropathy due to hATTR. Results from the study demonstrated benefit compared to placebo across both primary endpoints of the study: the Norfolk Quality of Life Questionnaire-Diabetic Neuropathy, or Norfolk QoL-DN, and the modified Neuropathy Impairment Score +7, or mNIS+7, at both eight and 15 months of treatment. In addition, consistent and significant benefit was observed in both the Norfolk-QoL-DN and mNIS+7, independent of disease stage, types of mutation, previous treatment with TTR protein stabilizers or presence of cardiomyopathy. Inotersen-treated patients benefited significantly in the quality of life primary endpoint with 50 percent demonstrating improvement from baseline. Inotersen-treated patients achieved a mean 11.68 point benefit in the Norfolk QoL-DN score at 15 months of treatment compared to placebo-treated patients (mean change from baseline of 0.99 vs. 12.67, p=0.0006). In addition, clinically meaningful benefit compared to placebo was observed in the SF-36 physical component score, a measure of general health and quality of life. Inotersen-treated patients also benefited significantly in the co-primary endpoint of disease control, mNIS+7, with a mean 19.73-point benefit observed after 15 months of treatment, compared to placebo-treated patients (p = 0.00000004).

Two key safety issues were identified during the study: thrombocytopenia and safety signals related to renal function. Enhanced monitoring was implemented during the study to support early detection and management of these issues. Serious platelet and renal events were infrequent and manageable with routine monitoring, which has proven effective since implementation. Other serious adverse events were observed in 24.1 percent of inotersen-treated patients and 21.7 percent of placebo-treated patients. No cumulative toxicities have been identified with long-term exposure. Adverse events occurring in ≥ 10 percent of patients and twice as frequently in inotersen-treated patients compared with placebo-treated patients, included thrombocytopenia/platelet count decreases, nausea, pyrexia, chills, vomiting, and anemia. Injection site reactions accounted for less than 1 percent of all injections and were mild or moderate in severity. There were no discontinuations due to injection site reactions.

The overall mortality rate in the NEURO-TTR study was 2.9 percent and was lower than mortality rates reported in other studies in patients with hATTR. There was a total of five deaths in the study, five (4.7 percent) in the inotersen arm and zero in the placebo arm. Four deaths in the inotersen arm were associated with disease progression and considered unrelated to treatment. There was one fatal intracranial hemorrhage in conjunction with serious thrombocytopenia. No serious thrombocytopenia was observed following implementation of more frequent monitoring.

Regulatory Review

Inotersen is currently under regulatory review for marketing authorization in the U.S. and EU for the treatment of hATTR. Inotersen has been granted Priority Review by the FDA and has a PDUFA date of July 6, 2018. The EMA also granted accelerated assessment to inotersen, which may reduce standard review time. In addition, an open-label extension study, or OLE, is ongoing for patients who have completed the NEURO-TTR study, in which all patients are treated with inotersen. Ionis has also opened an expanded access program, or EAP, for eligible patients, beginning with sites in the U.S.

Competition

The Company believes the following drugs could compete with inotersen:

Drug	Company	Drug Description	Phase	Admin/Dosing	Efficacy(1)	Safety(1)
Patisiran	Alnylam	An RNAi drug formulated with lipid nanoparticles to inhibit TTR mRNA	Registration	Infusion every 3 weeks with pre-treatment with steroids	84.3% mean reduction in TTR at 18 months	Most common adverse events more frequently observed in patisiran arm vs. placebo were peripheral edema (29.7% vs. 22.1%) and infusion-related reactions (18.9% vs. 9.1%)
Tafamidis	Pfizer	A small molecule drug to stabilize TTR Protein	3 to support refiling in the U.S., Approved in the EU	Daily oral capsule	In 45% of people taking Tafamidis, nerve function either improved or stabilized, compared with 30% of patients taking placebo	Urinary tract infection, vaginal infection, upper abdominal pain and diarrhea
Diflunisal	N/A Generic	A non-steroid anti-inflammatory agent	Approved (but not for ATTR)	Daily oral capsule/doses
Improved nerve function as shown by lower Neuropathy Impairment Score plus 7 nerve tests, or NIS+7. The NIS+7 score increased by 25.0 points in the placebo group versus 8.7 points in the diflunisal group

In two studies repurposing diflunisal for use in TTR amyloidosis, drug-related adverse events that led to discontinuation were: gastrointestinal bleeding, low platelets, deterioration of renal function, congestive heart failure, glaucoma and nausea.

Tolcapone	SOM Biotech	Small molecule repurposed generic drug	2	Daily oral dose	Shows binding and stabilization of TTR in humans	No drug related adverse events reported
ALN-TTRsc02	Alnylam	An RNAi drug conjugated with GalNAC to inhibit TTR mRNA in liver cells	1	Monthly or quarterly	In healthy volunteers, a single dose showed mean max TTR knockdown of 97%	Injection site reactions were reported
(1)	Taken from public documents including respective company press releases, company presentations, and scientific presentations. Diflunisal efficacy and safety came from the published papers of two investigator sponsored studies, Berk JL, Suhr OB, Obici L, et al. Repurposing Diflunisal for Familial Amyloid Polyneuropathy: A Randomized Clinical Trial. JAMA. 2013;310(24):2658-2667 and Sekijima YS, Toja K, Morita H, et al. Safety and efficacy of long-term diflunisal administration in hereditary transthyretin (ATTR) amyloidosis. Amyloid. 2015;22(2):79-83.

The Company believes that of the drugs that are in development or on the market, inotersen’s closest competitor is patisiran. Alnylam is developing patisiran for hATTR. Patisiran is an intravenously administered RNAi molecule that is formulated with lipid nanoparticles to enable delivery of the drug to the liver. It is administered via an infusion by a healthcare provider in a clinical setting every three weeks. People receiving patisiran are pretreated with steroids to prevent infusion related reactions. In October 2016, Alnylam discontinued development of revusiran, its drug for the cardiomyopathy form of TTR amyloidosis, due to a safety finding in its Phase 3 study. Revusiran was a subcutaneously administered RNAi molecule that was Alnylam’s first generation GalNAc drug and was dosed at 500 mg per week as two subcutaneous injections. Alnylam completed Phase 1 studies of its second generation GalNAC, ALN-TTRsc02. Because inotersen has a PDUFA date of July 6, 2018 and Alnylam’s PDUFA date for patisiran is August 11, 2018, the Company believes that inotersen could be the first RNA-targeted drug on the market for the treatment of people with hATTR. The Company also believes that the overall product profile of inotersen. as a once weekly, subcutaneous injection with no pretreatment has advantages to the drugs detailed above, however potential platelet and renal monitoring requirements in the commercial setting, which have yet to be determined, could impact the future competitive profile of inotersen.

Manufacturing

For inotersen’s commercial launch, the Company plans to use Contract Manufacturing Organizations (“CMOs”) to produce custom raw materials, Active Pharmaceutical Ingredients (“API”) and finished goods. Its CMO partners have extensive technical expertise and cGMP experience. The Company believes the current network of CMO partners developed by Ionis is capable of providing sufficient quantities to meet anticipated commercial demands. Additionally, the Company will evaluate further relationships with additional suppliers to increase overall capacity as well as reduce further risks. While the Company believes that there are alternate sources of supply that can satisfy its commercial requirements, it cannot be certain that identifying and establishing relationships with such sources, if necessary, would not result in significant delay or material additional costs. The Company also cannot provide assurance that it will not experience a disruption in supply from its current CMO partners.

CMOs are subject to the FDA’s cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities. The Company depends on its CMO partners for continued compliance with cGMP requirements and applicable foreign standards.

Patents

Ionis obtained issued claims covering inotersen in the United States. The issued U.S. claims protect inotersen from generic competition in the United States until at least 2031. Under the License Agreement, each of the Company and Ionis has the right to pursue different types of patents applications designed to protect inotersen in foreign jurisdictions. The table below lists the current issued patents protecting inotersen in key jurisdictions:

Jurisdiction	Patent No.	Title	Expiration	Description of Claims
United States	8,101,743	MODULATION OF TRANSTHYRETIN EXPRESSION	2025	Antisense sequence and chemistry of inotersen
United States	8,697,860	DIAGNOSIS AND TREATMENT OF DISEASE	2031	Composition of inotersen
United States	9,061,044	MODULATION OF TRANSTHYRETIN EXPRESSION	2031	Sodium salt composition of inotersen
United States	9,399,774	MODULATION OF TRANSTHYRETIN EXPRESSION	2031	Methods of treating transthyretin amyloidosis by administering inotersen
Japan	JP5896175	MODULATION OF TRANSTHYRETIN EXPRESSION	2031	Composition of inotersen
Europe	EP2563920	MODULATION OF TRANSTHYRETIN EXPRESSION	2031	Composition of inotersen

AKCEA-TTR-LRx

AKCEA-TTR-LRx is a ligand conjugated antisense (LICA) drug currently in preclinical development for all forms of ATTR amyloidosis, including the hereditary and wild-type forms of the disease. AKCEA-TTR-LRx is planned to enter clinical development in 2018. LICA, a chemical technology Ionis developed, involves the attachment of a molecule called a ligand that binds with receptors on the surfaces of cells in a highly specific manner. Because these receptors are often found only on certain cell types, LICA increases effective delivery of antisense drugs with higher specificity to certain cell types that express these receptors relative to non-conjugated antisense drugs.

License Agreement

The Company will receive rights to (a) commercialize inotersen and perform other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; (b) share in profits and losses incurred with respect to inotersen; (c) participate in the development, through the completion of all pivotal studies, of a follow-on drug to inotersen, AKCEA-TTR-LRx and perform other non-commercial activities with respect to AKCEA-TTR-LRx; (d) commercialize AKCEA-TTR-LRx, following receipt of regulatory approval in accordance with a global strategic plan; and (e) share in profits and losses incurred with respect to AKCEA-TTR-LRx. In addition, the Company will have the right to manufacture (including through a third party) each product following receipt of its regulatory approval. The terms of the License Agreement are described below, and these terms are qualified in their entirety by reference to the text of the License Agreement, which is attached as Annex A to this proxy statement.

License Grants. Ionis will grant to the Company (i) an exclusive, world-wide license under Ionis’ patents and know-how (other than manufacturing patents and know-how) to develop and sell inotersen and AKCEA-TTR-LRx; and (ii) a non-exclusive, world-wide license under the Ionis manufacturing patents and know-how. The Company may grant sublicenses under the rights granted to it with Ionis’ prior written consent, not to be unreasonably withheld and with certain exceptions. In addition, the parties have agreed to certain exclusivity covenants that will prevent (A) each company from clinically developing or commercializing products that use the same mechanism of action as the products and (B) the Company from clinically developing or commercializing products that are reasonably expected to decrease the market share for a product and treats or is intended to treat transthyretin amyloidosis or any other indication for which a product under that Agreement is being Developed or Commercialized, in each case ((A) or (B)), without the other party’s consent. In addition, the Company will grant to Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any collaboration technology that the Company develops under the License Agreement to research, develop, manufacture, have manufactured, and commercialize products that include an oligonucleotide as an active pharmaceutical ingredient (other than competing products during the term of the License Agreement).

Exclusivity Covenants. The Company (including its affiliates and sublicensees) agrees not to work independently or with any third party to develop or commercialize any product that is competitive to the products under the License Agreement, including any product that is intended to treat transthyretin amyloidosis or any other indication for which a product under the License Agreement is being developed or commercialized and is reasonably expected to decrease the market share for a product under the License Agreement until the expiration of all of the Ionis patents that cover the applicable product occurs in each applicable country. Additionally, Ionis (including its affiliates and sublicensees) will not practice, or grant any license to any third party to practice, any Ionis licensed technology to develop or commercialize any competing product until the expiration of all Ionis patents covering the applicable product occurs in each applicable country.

Consideration. In consideration for the licenses granted pursuant to the License Agreement, the Company agreed to pay consideration in the following forms: (i) as an upfront payment for the grant of rights to it under the License Agreement, the Company will issue 8,000,000 shares of common stock to Ionis (the “License Issuance”) and (ii) will make certain payments (the “Milestone Payments”) to Ionis in connection with the achievement of certain regulatory and sales events for inotersen and AKCEA-TTR-LRx. The Company may elect to pay each initial Milestone Payment in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock). If the Company achieves $750 million in aggregate worldwide annual net sales of the products, all subsequent Milestone Payments must be paid in cash.

Sharing of Profits and Costs. Ionis will be responsible for all of Ionis’ inotersen costs and expenses accrued by or on behalf of Ionis prior to April 1, 2018. The Company will be responsible for all of the Company’s inotersen costs and expenses accrued by or on behalf of the Company on April 1, 2018 through the earlier of: (i) the last day of the calendar quarter in which inotersen is approved in the U.S.; or (ii) December 31, 2018. Following receipt of approval of inotersen in the U.S., the Company will share with Ionis profits and losses from the development and commercialization of inotersen on a 60/40 basis (60% to Ionis and 40% to the Company) through the end of the calendar quarter during which the first commercial sale of AKCEA-TTR-LRx occurs and will share such profits and losses on a 50/50 basis thereafter. With respect to the AKCEA-TTR-LRx profits and losses, Ionis will be responsible for all AKCEA-TTR-LRx costs and expenses accrued prior to January 1, 2018. The Company will then be responsible for half of the AKCEA-TTR-LRx costs and expenses accrued on and after January 1, 2018. Once AKCEA-TTR-LRx is approved, the Company will share with Ionis profits and losses from the development and commercialization of the AKCEA-TTR-LRx on a 50/50 basis.

Regulatory Activities. The Company will share responsibilities related to devising a regulatory strategy under the License Agreement, and it will jointly agree with Ionis on the global regulatory strategy for the products. Ionis will assign and transfer to the Company all regulatory approvals (including INDs and NDAs) upon receipt of regulatory approval for such product in a jurisdiction. The party that holds the IND (or NDA, as applicable) for a product will lead and have final decision making authority with respect to regulatory activities for such product. Ionis will be responsible for filing all marketing authorizations for inotersen until Ionis agrees to transfer responsibilities to the Company. The Company is responsible for filing marketing authorizations for AKCEA-TTR-LRx. After approval of a product in a country, Ionis will assign to the Company each marketing authorization and associated regulatory documentation for such product in such country. The Company will collaborate with Ionis on all important regulatory filings, responses to documents and communications received from any regulatory authorities in certain countries, as set forth in the License Agreement and the label for each product.

Governance. The License Agreement requires formation of a Joint Steering Committee (“JSC”), comprised of Company- and Ionis-appointed representatives. The JSC is tasked with, among other things, providing advice and making recommendations on the conduct of activities related to certain development, manufacturing, and commercialization activities related to inotersen and AKCEA-TTR-LRx. In the event of deadlock at the JSC, if a disagreement persists following escalation to the parties’ senior executives, Ionis will have final decision-making authority with respect to product development matters (other than the development budget), and the Company will have decision-making authority with respect to commercial matters (other than the commercialization budget).

Representations and Warranties. In the License Agreement subject to disclosures made to the Company, Ionis has made representations and warranties with respect to, among other things:

•	the corporate existence and power to enter into the License Agreement;
•	the corporate and governmental authorizations to perform the License Agreement obligations;
•	sufficient title and ownership right to license the Ionis patents licensed to under the License Agreement;
•	to its knowledge, no proceedings concerning certain Ionis patents are currently pending or threatened with an adverse effect on Ionis’ ability to grant the license or perform under the License Agreement;
•	all Ionis employees and contractors performing services with respect to products have assigned to Ionis all rights, title, and interest in and to any inventions developed by them and claimed in patents licensed to Akcea under the License Agreement, to Ionis as the sole owner;
•	to its knowledge, no additional licenses under any intellectual property owned or controlled by Ionis would be required for the Company to develop, manufacture or commercialize a product;
•	the Ionis technology licensed to Akcea under the License Agreement constitutes all of the patents and know-how controlled by Ionis necessary for product development under the License Agreement;
•	all disclosed lists of the Ionis core technology patents, product specific patents, and manufacturing patents licensed to Akcea under the License Agreement are complete and correct;
•	to the best of Ionis’ knowledge, no fact or circumstance known by Ionis would cause Ionis to reasonably conclude that any Ionis patent is invalid or unenforceable or that any patent licensed to Akcea under the License Agreement does not accurately list all of its inventors;

•	the disclosed list of Ionis in-license agreements is complete and correct;
•	to the best of Ionis’ knowledge, no issued patent or published patent application will be infringed by the development, manufacture, and commercialization of inotersen and AKCEA-TTR-LRx under the License Agreement, and Ionis has not misappropriated any third-party know-how in connection with the development on inotersen and AKCEA-TTR-LRx;
•	all material regulatory submissions and correspondence has been disclosed to the Company;
•	all development of inotersen and AKCEA-TTR-LRx has complied with applicable law and no proceeding, to Ionis’ knowledge, is pending to impede product development under the License Agreement; and
•	all material product safety and efficacy information has been provided to the Company.

The Company has made representations and warranties with respect to, among other things:

•	the corporate existence and power to enter into the License Agreement; and
•	the corporate and governmental authorizations to perform the License Agreement obligations.

Closing Conditions. The License Agreement provides that it becomes effective on the date on which the closing of the Stock Purchase Agreement occurs.

Termination. The License Agreement may be terminated under certain circumstances, including: (i) by mutual written consent of parties; (ii) by either party if the transaction contemplated by the Stock Purchase Agreement does not close by June 30, 2018; (iii) by either party if any applicable law makes the transaction documents illegal or otherwise restrains transaction consummation; (iv) by either party, for the other’s uncured material breach under the License Agreement; (v) following effectiveness by the Company for convenience with written notice to Ionis; or (vi) by Ionis if the Company disputes the validity of any Ionis patent right licensed to the Company under that License Agreement.

The parties have initiated collaborative, pre-commercial preparations given the near-term expected regulatory approval and commercial launch of inotersen. If the transaction is not consummated, then the Company intends to unwind these preparations, which will require a transition services agreement.

In the event that the Company has the right to terminate the License Agreement because of a breach by Ionis of any representation, warranty, covenant or agreement contained in the License Agreement, Stock Purchase Agreement and the other documents and instruments to be executed and delivered in connection therewith, the Company would have the right to pursue Ionis for equitable relief including an injunction or to terminate the agreement and seek damages, with limitations as set forth in the License Agreement.

Stock Purchase Agreement

Pursuant to the Stock Purchase Agreement, at the closing of the transaction, as payment for the grant of rights to the Company under the License Agreement, the Company will pay an upfront licensing fee of $150 million, payable in shares of common stock priced by reference to a recent trading average. To support commercialization of inotersen and AKCEA-TTR-LRx, Ionis will purchase $200 million of common stock priced by reference to a recent trading average. The terms of the Stock Purchase Agreement are described below, and these terms are qualified in their entirety by reference to the text of the Stock Purchase Agreement, which is attached as Annex B to this proxy statement.

Representations and Warranties. The parties have made customary representations and warranties with respect to, among other things, existence and power, corporate authority and authorization, and non-contravention of certain laws or their respective organizational documents.

Voting Agreement. Ionis agreed to vote, or cause to be voted, all of its shares of common stock in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) and has appointed the Company and each of its executive officers or other designees as Ionis’ proxy and attorney-in-fact. This voting obligation will terminate when the transaction contemplated by the Stock Purchase Agreement closes or on the date the Stock Purchase Agreement terminates.

Covenants. Ionis has agreed not to sell the shares of common stock that it will receive in connection with the transaction, other than as permitted in the Amended and Restated Investor Rights Agreement with the

Company, which generally requires Ionis to sell such shares pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration. Ionis has also agreed that prior to the closing of the transaction, among other things, to only take actions in the ordinary course of business with respect to the development and commercialization of inotersen and AKCEA-TTR-LRx, and to use reasonable best efforts to preserve intact the rights granted to the Company pursuant to the License Agreement. In addition, Ionis has agreed to permit the Company reasonable access to relevant books, records and financial information, and to furnish information to be included in this proxy statement. The Company has agreed, among other things, to hold the special meeting for the purpose of obtaining stockholder approval of the proposals contained within this proxy statement, and to effect a listing of the shares issued to Ionis pursuant to the Initial Issuance on Nasdaq. The parties have both agreed to use respective reasonable best efforts to cause the closing conditions set forth in the Stock Purchase Agreement to be satisfied, to mutually agree upon all press releases or public disclosures related to the Stock Purchase Agreement, and to only disclose confidential information belonging to the other party in specified instances. In the event there is a shortfall of authorized common stock for the purpose of making any of the Milestone Payments in shares of common stock pursuant to the Payment Election, the Company has agreed that it will use its reasonable best efforts to amend its Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized. Ionis has also agreed that it will vote in favor of any such amendments to the Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized.

Closing Conditions. The respective obligations of each party to consummate the Stock Purchase Agreement are subject to customary closing conditions including (i) the representations and warranties are true and correct in all material respects as of the date of the closing, (ii) the covenants and agreements are complied with, (iii) no governmental entity shall have promulgated any applicable law that makes the transaction illegal, (iv) the Company’s receipt of funds, (v) the issuance of shares to Ionis and (vi) the filing with Nasdaq of a notification form for the listing of the shares issued to Ionis, and completion of Nasdaq’s review of such notification form.

Closing Conditions – Stockholder Approval. The respective obligations of each party to consummate the Stock Purchase Agreement are subject to (i) a non-waivable condition requiring the approval of the Stock Purchase Agreement, the License Agreement the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder by a receipt of the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers; (ii) the approval of the issuance of the shares of common stock to Ionis pursuant to the License Agreement and Stock Purchase Agreement by a majority of the total votes of the issued and outstanding common stock cast on the proposal, which is conditioned upon the approval of proposal no. 1; (iii) the approval of the proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares by a majority of all issued and outstanding shares of common stock, which is conditioned upon the approval of proposal no. 1; and (iv) the approval of the adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals. The disinterested stockholder approval is not waivable by either party.

Termination Rights. The Stock Purchase Agreement may be terminated under certain circumstances: (i) if the required stockholder approval is not obtained for the proposals set forth in this proxy statement, including in the case of proposal no. 1 (disinterested stockholder approval); (ii) by mutual written consent; (iii) if the closing of the Stock Purchase Agreement has not been consummated on or before June 30, 2018; (iv) due to material breaches of the other party’s representations, warranties or obligations; (v) if any governmental entity has enacted, issued, promulgated, enforced or entered any law making the transaction contemplated by the License Agreement or the Stock Purchase Agreement illegal or otherwise restrain the consummation of such transaction; or (vi) if the Special Committee or the board changes its recommendation regarding the transaction.

Status of Shares Issued in the Transaction. The shares will be issued to Ionis in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act for the issuance of shares not involving a public offering and Rule 506 of Regulation D promulgated thereunder. Accordingly, Securities and Exchange Commission rules provide that the shares may not be resold in the public market for at least six months after the transaction. Thereafter, any sales of those shares in the public market by a stockholder who is a controlling stockholder of the Company, including Ionis, will be subject to public availability of certain financial and other information about the Company, and the volume and manner of sale limitations pursuant to Rule 144. Ionis may, however, require the Company to register such shares of common stock pursuant to the Amended and Restated Investor Rights Agreement. Even if such shares of common stock are not registered, Ionis may be able to sell such shares of common stock pursuant to an exemption.

Voting Agreement

The Company has entered into a stockholder voting agreement with Novartis whereby Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock, representing approximately 9.4% of the shares issued and outstanding and approximately 29.5% of the shares issued and outstanding other than the Interested Stockholders. This agreement will terminate when the transaction contemplated by the Stock Purchase Agreement closes or on the date the Stock Purchase Agreement terminates in accordance with its terms.

Amended and Restated Services Agreement

In connection with the proposed transaction, the Company has also amended and restated its Services Agreement, originally entered into with Ionis on December 18, 2015. Under the Amended and Restated Services Agreement, Ionis will provide the Company with certain office and facility services and appropriate personnel to support the Company’s office and facility infrastructure. Ionis will also provide services related to the development, regulatory and manufacturing in support of inotersen and AKCEA-TTR-LRx. This summary of the Amended and Restated Services Agreement is qualified in its entirety by reference to the text of the Amended and Restated Services Agreement, which is attached as Annex C to this proxy statement.

Amended and Restated Investor Rights Agreement

Given the proposed increase to Ionis’ equity ownership of the Company in connection with the proposed transaction and its increased reliance on the Company as a commercialization partner, now that the Company could be commercializing at least two products that Ionis had developed (volanesorsen and inotersen), the Company has amended and restated its Investor Rights Agreement, entered into with Ionis on December 18, 2015. The Amended and Restated Investor Rights Agreement added or amended certain terms, including the following: (1) for so long as greater than 50% of the Company’s revenue is derived from products licensed from Ionis, and subject to the execution of confidentiality agreements, Ionis may appoint one non-voting observer to the Company’s audit and compensation committees; (2) Ionis’ approval will continue to be required for the Company to in-license any product, acquire any product or acquire any company until the time Ionis ceases to hold at least 50% of the Company’s outstanding capital stock; (3) subject to certain exceptions, equity issuances by the company, including the issuance of common stock, will be subject to a right of first refusal by Ionis until the time Ionis ceases to hold at least 50% of the Company’s outstanding capital stock; and (4) the Amended and Restated Investor Rights Agreement will terminate if either party is subject to a bankruptcy event or when Ionis ceases to own at least 20% of the outstanding shares of the Company’s outstanding capital stock. This summary of the Amended and Restated Investor Rights Agreement is qualified in its entirety by reference to the text of the Amended and Restated Investor Rights Agreement, which is attached as Annex D to this proxy statement.

Stockholder Approval Pursuant to Nasdaq Listing Rule 5635

The Company’s common stock is listed on the Nasdaq Global Select Market, and it is subject to the Nasdaq listing standards. The Company is required to obtain stockholder approval in connection with the issuance of the Initial Issuance and any Milestone Payments paid in shares of its common stock under Nasdaq Rule 5635(a), which requires stockholder approval of the acquisition assets of another company involving an issuance of common stock equal to 20% or more of the common stock outstanding before the issuance, or where any substantial stockholder has a 5% or greater interest in the consideration to be paid in the transaction and the potential issuance could result in an increase in outstanding shares of 5% or more.

Certificate Amendment

The Company currently has a sufficient number of authorized shares of common stock to satisfy its obligations pursuant to the Stock Purchase Agreement with respect to the Initial Issuance. However, it will not have a sufficient number of shares of common stock to satisfy all of its obligations with respect to the Milestone Payments, if it achieves the Milestone Events payable in shares of common stock and makes such Milestone

Payments in shares of common stock. To reduce this shortfall, at the special meeting, holders of shares of the common stock will be asked to consider and vote on a proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares to 125,000,000 shares (the “Certificate Amendment”), which is conditioned upon the approval of proposal no. 1.

The Company expects to issue 18,666,666 additional shares of common stock to satisfy its obligations pursuant to the Stock Purchase Agreement with respect to the Initial Issuance. If the Company achieves the Milestone Events payable in shares of common stock and makes such Milestone Payments in shares of common stock, pursuant to the Payment Election, it would be required to issue additional shares of common stock to Ionis with an aggregate value of $380 million. Assuming a price per share of $18.75, such price being the price per share for the Initial Issuance, the Company would be required to issue 20,266,665 shares of common stock to satisfy the Milestone Payments eligible to be paid in shares of its common stock. Together with the shares to be issued in the Initial Issuance and assuming a price per share of $18.75, it may be required to issue up to 38,933,331 shares of common stock pursuant to the Initial Issuance and the Milestone Payments, which amount exceeds the number of shares of common stock currently available for issuance under the Amended and Restated Certificate of Incorporation. Further, if the stock price were to decrease, it could be required to issue substantially more than 20,266,665 shares of common stock to Ionis to satisfy its obligations to make such Milestone Payments.

Assuming approval of proposal no. 3 (the certificate amendment), the Company would have 39,695,260 additional authorized shares available for issuance after giving effect to the Initial Issuance. Such additional authorized shares could be issued from time to time at the discretion of the board, including to make Milestone Payments in shares of common stock, without further stockholder action, except as may be required for a particular transaction by law or the Nasdaq listing standards. The shares would be issuable for any proper corporate purpose. The board believes that these additional shares will provide the Company with needed flexibility to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Other than as described above in connection with the Initial Issuance and any potential Milestone Payment paid in shares of common stock pursuant to the Payment Election, the Company does not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of any of the shares of common stock included in the proposed increase. However, issuances of the authorized shares of common stock in the future, including the Initial Issuance and any potential issuance of shares of common stock with respect to any Milestone Payment, will dilute the Company’s stockholders’ percentage ownership in the Company and may dilute the value of current stockholders’ shares. The proposed Certificate Amendment does not change the terms of the common stock.

Potential Effects of the Transaction on Stockholders

If the License Agreement and Stockholder Agreement and the transaction contemplated thereunder are approved by the Company’s stockholders, it could have the following effects on the stockholders:

•	Ionis’ percentage ownership of the Company will increase as a result of the Initial Issuance;
•	Ionis will be eligible to receive Milestone Payments paid in connection with the achievement of Milestone Events, which is an interest not shared by the stockholders generally; or
•	Ionis’ percentage ownership of the Company will increase if the initial Milestone Events are achieved and if those Milestone Payments are made in shares of common stock pursuant to the Payment Election.

The table below shows the beneficial ownership of Ionis of the Company’s common stock as of March 1, 2018 and the pro forma ownership of Ionis of the Company’s common stock assuming all Milestone Payments eligible to be made in shares of common stock are made in shares of common stock at a price of $18.75 per share, the same as the price in the Initial Issuance, and assuming no other issuances of common stock to any stockholders for any purpose have occurred.

Description	Shares Held by Ionis	Approximate Percentage Held by Ionis
Actual Ownership as of March 1, 2018	45,447,879	68.2%
Pro forma Ownership Following:
Initial Issuance	64,114,545	75.2%
Regulatory Milestones: Inotersen	69,981,211	76.8%
Regulatory Milestones: AKCEA-TTR- LRx	77,714,544	78.6%
Sales Milestones(1)	84,381,210	79.9%
(1)	Only includes Milestone Events for $400 million in aggregate worldwide net sales of inotersen and AKCEA-TTR-LRx in a calendar year and $750 million in aggregate worldwide annual net sales of inotersen and AKCEA-TTR-LRx in a calendar year, which are the only two sales Milestone Events for which Milestone Payments may be paid in shares of common stock pursuant to the terms of the License Agreement. All subsequent sales Milestone Events must be paid in cash.

The issuance of shares of common stock for the Initial Issuance or pursuant to the payment of Milestone Payments will increase the number of shares of outstanding common stock. The shares issued to Ionis, in each case, are in reliance on an exemption from registration and will not be registered under the Securities Act. Ionis may, however, require the Company to register such shares of common stock pursuant to the Amended and Restated Investor Rights Agreement. Even if such shares of common stock are not registered, Ionis may be able to sell such shares of common stock pursuant to an exemption.

No Appraisal Rights in Connection with the Transaction

Appraisal rights are not available to the stockholders in connection with the transaction contemplated by the License Agreement or the Stock Purchase Agreement or any of the proposals to be considered at the special meeting of stockholders described in this proxy statement.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of the stockholders of the Company will be held at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 on April 16, 2018, at 10:00 AM Eastern Time.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve proposal no. 1, approval of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder;
•	to approve proposal no. 2, approval of the issuance of shares of common stock to Ionis pursuant to the License Agreement and Stock Purchase Agreement, as required by Nasdaq Rule 5635, which is conditioned upon the approval of proposal no. 1;
•	to approve proposal no. 3, amendment to the amended and restated certificate of incorporation, which is conditioned upon the approval of proposal no. 1; and
•	to approve proposal no. 4, adjournment of the special meeting.

The License Agreement contains a non-waivable condition, with respect to proposal no. 1 (the disinterested stockholder approval), requiring the approval of the Stock Purchase Agreement, the License Agreement and the transaction contemplated thereunder by a receipt of the affirmative vote of holders representing a majority of the issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers. If proposal no. 1 is not approved by the requisite vote of stockholders, the Stock Purchase Agreement and License Agreement will be terminated and the transaction contemplated thereby cannot be completed. Pursuant to the Stock Purchase Agreement, Ionis has agreed to vote, or cause to be voted, all of its shares of common stock in favor of proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment). Pursuant to a stockholder voting agreement, Novartis agreed to vote, or cause to be voted, in favor of each proposal, its shares of common stock. Accordingly, proposal no. 2 (share issuance), proposal no. 3 (certificate amendment) and proposal no. 4 (adjournment) will not require the affirmative vote of any stockholder other than Ionis and Novartis. A copy of each of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement is attached to this proxy statement as Annex A, Annex B, Annex C and Annex D, respectively.

Recommendations of the Special Committee and the Board

After evaluating the transaction contemplated by the License Agreement and Stock Purchase Agreement, the Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interests of the Company, and recommended the transaction to the board. Based upon the recommendation of the Special Committee, the board (i) approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder; (ii) declared that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interest of the Company; (iii) declared that the issuance of the shares pursuant to the proposed transaction is advisable and in the best interest of the Company; (iv) approved the amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares and declared such amendment advisable and in the best interest of the Company; and (v) determined to submit the matters to the stockholders of the Company with a recommendation that the stockholders vote “FOR” each of the proposals set forth in this proxy statement. See “Special Factors — Background of the Proposed Transaction” and “Special Factors — Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board.”

Voting Rights; Quorum

Stockholders of record at the close of business on March 21, 2018, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately 99 holders of record of common stock and 66,720,111 shares of common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities.

No matter may be considered at the special meeting unless a quorum is present. Stockholders who hold a majority of the shares of common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting. Shares of common stock represented by proxies reflecting abstentions (if any) will be counted as present and entitled to vote for purposes of determining a quorum. However, shares represented by proxies reflecting properly executed broker non-votes (if any) will not be considered present at the special meeting for purposes of determining the existence of a quorum. A broker non-vote occurs when a bank, broker or other intermediary does not vote on a particular matter because such bank, broker or other intermediary does not have the authority to vote under the rules of the Nasdaq. Banks, brokers or other intermediaries of record have the authority under the rules of the Nasdaq to vote stock for which their customers do not provide voting instructions on certain routine matters. The Company believes that each of the proposals presented in this proxy statement is a non-routine matter. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other intermediary of record, your shares will not be voted with respect to any of the proposals presented in this proxy statement. A quorum will be present at the special meeting because Ionis and Novartis have each agreed to vote in favor of each of the proposals.

Voting and Revocation of Proxies

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record of those shares and these proxy materials have been mailed to you by the Company. You may vote your shares by internet, by telephone or by mail as further described below. Your vote authorizes each of Paula Soteropoulos, Michael MacLean and Jeffrey Goldberg, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you direct. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “AGAINST” proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment), but will have no effect on the outcome of proposal no. 2 (share issuance) or proposal no. 4 (adjournment).

Vote by Internet — www.proxyvote.com

Vote by Telephone — 1-800-690-6903

Use the internet or the telephone to transmit your voting instructions 24 hours a day, seven days a week up until 11:59PM Eastern Time on April 15, 2018.

Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

Vote by Mail — Complete, date and sign your proxy card and return it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Only the latest dated proxy received from you, whether by internet, telephone or mail, will be voted at the special meeting. You may also vote in person at the special meeting.

If your shares are held in a stock brokerage account, by a bank, broker or other intermediary, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or other intermediary that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other intermediary on how to vote your shares via the internet or by telephone if the bank, broker or other intermediary offers these options or by signing and returning a proxy card. Your bank, broker or other intermediary will send you instructions for voting your shares.

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;
•	attending the special meeting and voting in person; or
•	if your shares are held in “street name” by a bank, broker or other intermediary and you have instructed such bank, broker or other intermediary to vote your shares, by following the directions received from your bank, broker or other intermediary in order to change those voting instructions.

Attending the special meeting in person will not itself revoke a proxy. You must take one of the actions specified above prior to the vote at the special meeting to validly revoke a proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company, you should ensure that you send your new proxy card in sufficient time for it to be received by the Company before the day of the special meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Assuming a quorum is present at the special meeting, abstaining from voting will have the same effect as a vote against proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment), but will not affect the outcome of proposal no. 2 (share issuance) or proposal no. 4 (adjournment).

Broker non-votes occur when shares held in “street name” by banks, brokers and other intermediaries are present or represented by proxy at the special meeting, but with respect to which the bank, broker, or other intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, broker or other intermediary does not have authority to vote under the rules of the Nasdaq. Banks, brokers or other intermediaries of record have the authority under the rules of the Nasdaq to vote stock for which their customers do not provide voting instructions on certain routine matters. The Company believes that each of the proposals presented in this proxy statement is a non-routine matter. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other intermediary of record, your shares will not be voted with respect to any of the proposals presented in this proxy statement. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. A broker non-vote will have the same effect as a vote against proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment), but will not have an effect on proposal no. 2 (share issuance) or proposal no. 4 (adjournment). In addition, such shares will not be considered present at the special meeting for purposes of determining the existence of a quorum.

Failure to Vote

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “AGAINST” proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment) but will have no effect on the outcome of proposal no. 2 (share issuance) and proposal no. 4 (adjournment).

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” proposal no. 1 (disinterested stockholder approval) and proposal no. 3 (certificate amendment). Failure to return your proxy card will not affect the outcome of proposal no. 2 (share issuance) and proposal no. 4 (adjournment), assuming a quorum is present.

Other Matters at the Special Meeting

Under the bylaws and Delaware law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement.

Adjournments and Postponements

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of the affirmative vote of the holders of a majority of the outstanding shares of common stock, present in person or represented by proxy and entitled to vote at the special meeting. Under Delaware law and the bylaws, the Company is not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Proxy Solicitation

The Company will pay all expenses incurred in connection with the solicitation of proxies for the special meeting. Mackenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $12,500 plus reasonable out-of-pocket expenses. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the Company’s directors, officers and employees. No additional compensation will be paid to the Company’s directors, officers or employees for such solicitation efforts.

Additional Assistance

If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., the firm assisting the Company in the solicitation of proxies, at:

PROPOSAL NO. 1

APPROVAL OF THE LICENSE AGREEMENT, THE STOCK PURCHASE AGREEMENT, THE AMENDED AND RESTATED SERVICES AGREEMENT AND THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREUNDER

The stockholders of the Company other than the Interested Stockholders are being asked to approve the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder. For a detailed discussion of the terms and conditions of the foregoing agreement, including the transaction contemplated thereunder, see the section entitled “The Transaction.” A copy of each of the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement is attached to this proxy statement as Annex A, Annex B, Annex C and Annex D, respectively.

As discussed in the section entitled “Special Factors — Reasons for the Proposed Transaction; Recommendations of the Special Committee and the Board”, after evaluating the transaction, the Special Committee determined that the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder are advisable and in the best interests of the Company and recommended the transaction to the board. Based upon the recommendation of the Special Committee, the board approved the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement and the transaction contemplated thereunder, declared the each of the foregoing advisable and in the best interests of the Company and determined to submit this proposal to the stockholders of the Company other than the Interested Stockholders. As discussed in the section entitled “Special Factors – Interests of Ionis and Certain of the Company’s Directors”, Ionis and certain directors, because of their relationship with Ionis, may have interests different from, or in addition to, the interest of the stockholders generally. The board recommends that you vote “FOR” this proposal.

Vote Required and Board Recommendation

The Stock Purchase Agreement contains a non-waivable condition to closing requiring the approval of the Stock Purchase Agreement, the License Agreement and transaction contemplated thereunder by a receipt of the affirmative vote of holders of a majority of the issued and outstanding shares of common stock other than the Interested Stockholders, which shall exclude a vote of any of the Company’s directors and officers. The License Agreement will not become effective unless the Stock Purchase Agreement is approved. If proposal no. 1 is not approved by the requisite vote of the stockholders of the Company other than the Interested Stockholders, the Stock Purchase Agreement and License Agreement will be terminated and the transaction contemplated thereby cannot be completed. Novartis, a holder of approximately 9.4% of outstanding common stock and approximately 29.5% of the shares issued and outstanding, other than the Interested Stockholders, has agreed to vote, or caused to be voted, all of its shares in favor of this proposal pursuant to the stockholder voting agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 1.

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO IONIS PURSUANT TO THE LICENSE AGREEMENT AND STOCK PURCHASE AGREEMENT AS REQUIRED BY AND IN ACCORDANCE WITH NASDAQ LISTING RULE 5635

The stockholders of the Company are being asked to approve an issuance of shares of common stock to Ionis, pursuant to the License Agreement and Stock Purchase Agreement, to satisfy the Initial Issuance and any Milestone Payments upon achievement of the Milestone Events paid in shares of common stock according to the Payment Election as required by and in accordance with Nasdaq Listing Rule 5635. For a detailed discussion of the issuance of shares, see the section entitled “The Transaction – The License Agreement”, “The Transaction – The Stock Purchase Agreement”, “The Transaction – Stockholder Approval Pursuant to Nasdaq Listing Rule 5635”.

As discussed in the section entitled “Special Factors — Reasons for the Proposed Transaction; Recommendation of the Special Committee and the Board”, the Special Committee determined that the share issuance is advisable and in the best interests of the Company and recommended the share issuance to the board. Based upon the recommendation of the Special Committee, the board declared the share issuance advisable and in the best interests of the Company and determined to submit this proposal to the stockholders of the Company. As discussed in the section entitled “Special Factors – Interests of Ionis and Certain of the Company’s Directors”, Ionis and certain directors, because of their relationship with Ionis, may have interests that are different from, or in addition to, the interests of the stockholders generally. The board recommends that you vote “FOR” this proposal.

Vote Required and Board Recommendation

Approval of the issuance of shares of common stock pursuant to the License Agreement and the Stock Purchase Agreement as required by and in accordance with Nasdaq Listing Rule 5635 requires a majority of the votes cast at the special meeting and is conditioned upon the approval of proposal no. 1. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2.

PROPOSAL NO. 3

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The stockholders of the Company are being asked to approve a proposal to amend Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares. For a detailed discussion, see the section entitled “The Transaction - Certificate Amendment.”

As discussed in the section entitled “Special Factors — Reasons for the Proposed Transaction; Recommendation of the Special Committee and the Board”, the Special Committee determined that the amendment is advisable and in the best interest of the Company and recommended the amendment to the board. Based upon the recommendation of the Special Committee, the board approved that the amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares and declared such amendment advisable and in the best interests of the Company and has determined to submit this proposal to the stockholders of the Company. As discussed in the section entitled “Special Factors – Interests of Ionis and Company’s Directors”, Ionis and certain directors, because of their relationship with Ionis, may have interests that are different from, or in addition to, the interests of the stockholders generally. The board recommends that you vote “FOR” this proposal.

Vote Required and Board Recommendation

Approval of this amendment to the certificate of incorporation requires the affirmative vote of a majority of all issued and outstanding shares of common stock and is conditioned upon the approval of proposal no. 1. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 3.

PROPOSAL NO. 4

ADJOURNMENT OF THE SPECIAL MEETING

In the event that the number of shares of common stock voting in favor of the other proposals is insufficient to approve such proposals, the Company may adjourn the special meeting, and any adjourned session of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the proposals.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting requires the vote of a majority of the shares present in person or represented by proxy at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 4.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of common stock as of March 1, 2018 for:

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the common stock;
•	each of the Company’s named executive officers;
•	each of the Company’s directors; and
•	all of the Company’s executive officers and directors in a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 1, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those shares for the purpose of computing the percentage ownership of that person, but not for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Akcea Therapeutics, Inc., 55 Cambridge Parkway, Cambridge, Massachusetts 02142.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
Ionis Pharmaceuticals, Inc.(1)	45,447,879	68.2%
Novartis Pharma AG(2)	6,250,000	9.4%
FMR LLC(3)	9,981,244	15.0%
Directors and named executive officers
Stanley T. Crooke, M.D., Ph.D.	0	0%
B. Lynne Parshall	0	0%
Edward Fitzgerald	0	0%
Christopher Gabrieli	13,210	*
Elaine Hochberg	13,210	*
Sandford D. Smith	13,210	*
Paula Soteropoulos(4)	1,612,483	2.4%
Jeffrey M. Goldberg(4)	355,221	*
Michael F. MacLean	0	0%
Louis St. L. O’Dea MB Bch BAO. FRCP(C)(4)	428,494	*
All executive officers and directors as a group (10 persons)(4)	2,435,828	3.7%
*	Represents beneficial ownership of less than 1%.
(1)	The address of Ionis is 2855 Gazelle Court Carlsbad, California 92010.
(2)	The address of Novartis is Lichtstrasse 35, 4002, Basel, Switzerland.
(3)	The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02110. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.
(4)	Represents shares of common stock issuable upon the exercise of options.

INFORMATION ABOUT THE PARTIES

Akcea Therapeutics, Inc.

Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Telephone: (617) 207-0202

Akcea is a late-stage biopharmaceutical company focused developing and commercializing drugs to treat patients with serious cardiometabolic diseases caused by lipid disorders. Its goal is to become the premier company offering treatments for these inadequately treated diseases. Akcea is advancing a mature pipeline of novel drugs with the potential to treat multiple diseases. Its drugs volanesorsen, AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx and AKCEA-APOCIII-LRx are all based on antisense technology developed by Ionis Pharmaceuticals, Inc. Akcea’s most advanced drug, volanesorsen, is currently under review by regulatory agencies in the United States, European Union and Canada for the treatment of people with familial chylomicronemia syndrome, or FCS. In the United States, the FDA assigned a Prescription Drug User Fee Act (“PDUFA”) goal date of August 30, 2018 and scheduled an advisory committee meeting for May 10, 2018. In Canada, its New Drug Submission was granted Priority Review by Health Canada. Akcea is preparing for approval and launch of volanesorsen in mid-2018. Volanesorsen is also in Phase 3 clinical development for the treatment of familial partial lipodystrophy, or FPL. FCS and FPL are both severe, rare, genetically defined lipid disorders characterized by extremely elevated levels of triglycerides. Both diseases have life-threatening consequences and the lives of patients with these diseases are impacted daily by the associated symptoms. Akcea’s other three drugs are currently in Phase 2 clinical development. Akcea is a Delaware corporation, and its shares are traded on the Nasdaq Global Select Market under the symbol “AKCA.” As of the date of this proxy statement, approximately 68.2% of its equity is owned by Ionis.

Ionis Pharmaceuticals, Inc.

Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Telephone: (760) 931-9200

Ionis is the leading company in RNA-targeted drug discovery and development focused on developing drugs for patients who have the highest unmet medical needs, such as those patients with severe and rare diseases. Using its proprietary antisense technology, Ionis has created a large pipeline of first-in-class or best-in-class drugs, with over three dozen drugs in development. SPINRAZA® (nusinersen) has been approved in global markets for the treatment of spinal muscular atrophy (SMA). Biogen is responsible for commercializing SPINRAZA. Drugs that have successfully completed Phase 3 studies include inotersen, an antisense drug used to treat patients with hereditary transthyretin amyloidosis (hATTR), and volanesorsen, an antisense drug discovered by Ionis and co-developed by Ionis and Akcea Therapeutics to treat patients with either familial chylomicronemia syndrome or familial partial lipodystrophy.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of the proxy statement for the special meeting will be delivered to an address where two or more stockholders reside unless the Company has received contrary instructions from a stockholder at the address. A separate proxy card will be delivered to each stockholder at the shared address.

If you are a stockholder who lives at a shared address and you would like additional copies of this proxy statement, or any future proxy statements, please contact the Company by calling or writing the Company’s Corporate Secretary at the address or telephone number below and the Company will promptly mail you copies:

Investor Relations
Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
(617) 207-0202

STOCKHOLDER PROPOSALS

The Company does intend to hold an annual meeting for stockholders in 2018. The stockholders holding a majority of the outstanding shares of common stock intend to execute a written consent in lieu of the annual meeting for 2018.

To be presented at the 2019 annual meeting or to be eligible for inclusion in the proxy materials related thereto, if the Company holds a 2019 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) must be received by the Company no later than the close of business 120 calendar days prior to the first anniversary of the date the Company’s information statement is released to stockholders in connection with the 2018 annual meeting. Such proposals can be mailed to the Company’s Corporate Secretary at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142.

The bylaws prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8 under the Exchange Act). The following summary of these procedures is qualified by reference to the bylaws, a copy of which can be obtained, without charge, upon written request to Akcea Therapeutics, Inc. at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142.

Pursuant to Article III, Section 5(b) of the Company’s bylaws, a record stockholder must provide timely notice of any stockholder proposal (including nominations or other business to be properly brought before an annual meeting) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before an annual meeting. To be timely for consideration at the 2019 annual meeting, if the Company holds a 2019 annual meeting, such notice must be delivered no later than the close of business 120 days prior to the first anniversary of the date the Company’s information statement in connection with the written consent in lieu of the 2018 annual meeting is released to stockholders. The notice must contain the information specified in the Company’s bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in the bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the bylaws.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and the Company’s website at www.akceatx.com. References to these websites do not constitute incorporation by reference of the information contained therein and should not be considered part of this proxy statement. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Exchange Act, the Company is “incorporating by reference” into this proxy statement specific documents that it filed with the SEC, which means that it may disclose important information to you by referring you to those documents that are considered part of this proxy statement.

The Company incorporates by reference into this proxy statement its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017. It will provide a copy of such document to each person to whom a proxy statement is delivered.

This proxy statement or information incorporated by reference herein contains summaries of certain agreements that the Company has filed as exhibits to various SEC filings, as well as certain agreements that the Company will enter into in connection with the transaction discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

ANNEX A

LICENSE AGREEMENT

DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT

between

IONIS PHARMACEUTICALS, INC.

and

AKCEA THERAPEUTICS, INC.

Dated March 14, 2018

DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT

THIS DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT is made and entered into as of March 14, 2018 (the “Execution Date”), by and between Akcea Therapeutics, Inc., a Delaware corporation (“Akcea”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis”). Akcea and Ionis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Ionis has rights to, and has filed an NDA and MAA to support commercial launch of, inotersen for hereditary transthyretin amyloidosis (“hATTR”);

WHEREAS, Ionis seeks a partner that has expertise in Commercializing human therapeutics and, in particular, experience treating patients with rare diseases to globally Commercialize inotersen;

WHEREAS, Ionis formed Akcea as a subsidiary to serve as the Commercialization entity for Ionis’ portfolio of lipid drugs, and Akcea is focusing its efforts primarily on Commercializing on its own the rare disease assets in this portfolio, including volanesorsen;

WHEREAS, Akcea is building an organization with resources and expertise to globally Commercialize volanesorsen, and Akcea and Ionis desire to leverage Akcea’s commercial resources to globally Commercialize inotersen;

WHEREAS, Akcea and Ionis desire to enter into a strategic TTR collaboration under which Akcea will Commercialize inotersen in accordance with a global strategic plan;

WHEREAS, in addition to Commercializing inotersen, the Parties will conduct a Development program to Develop a follow-on drug to inotersen, IONIS-TTR-LRx, to expand and extend Ionis’ and Akcea’s leadership position in the TTR amyloidosis market; and

WHEREAS, following receipt of marketing approval of IONIS-TTR-LRx, Akcea will Commercialize IONIS-TTR-LRx in accordance with the Strategic Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1
DEFINITIONS

The terms used in this Agreement with initial letters capitalized (and the term “inotersen”), whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout this Agreement.

ARTICLE 2
AGREEMENT OVERVIEW

The intent of the strategic Collaboration is (a) for Akcea to Commercialize inotersen in accordance with the Strategic Plan approved by the Joint Steering Committee and for the Parties to share profits from the Commercialization of inotersen, (b) for the Parties to develop IONIS-TTR-LRx under the Strategic Plan approved by the JSC through completion of all Pivotal Studies necessary to obtain Approval throughout the world, and (c) following receipt of Approval of IONIS-TTR-LRx, for Akcea to Commercialize IONIS-TTR-LRx in accordance with the Strategic Plan and for the Parties to share profits from the Commercialization of IONIS-TTR-LRx. The JSC will review and determine whether to approve all Material Changes in the Strategic Plan. The purpose of this ARTICLE 2 is to provide a high-level overview of the roles and responsibilities and rights and obligations of each Party under this Agreement and therefore this ARTICLE 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 3
DEVELOPMENT and Commercialization - Strategy and management

Section 3.1   Initial Development and Commercialization. Prior to approval of the initial Strategic Plan the Parties will conduct the Development and Commercialization of the Products in accordance with those plans and budgets for the Products as may be agreed and updated by the Parties from time to time (the “Initial 2018 Plans and Budgets”).

Section 3.2   Strategic Plan.

3.2.1   The Strategic Plan. The Parties will Develop and Commercialize the Products in accordance with this Agreement and pursuant to a global strategic Development and Commercialization plan (the “Strategic Plan”).

(a)   Development and Commercialization. The Strategic Plan will provide that Akcea will be responsible for Commercializing inotersen in each country where it receives Approval and for conducting all Akcea Non-Commercial Activities for inotersen, and Ionis will be responsible for Developing inotersen until the receipt of Approval in certain countries throughout the world, other than the performance of Akcea Non-Commercial Activities. The Strategic Plan will also provide that Ionis will be responsible for Developing IONIS-TTR-LRx through completion of all Pivotal Studies, and Akcea will be responsible for Commercializing IONIS-TTR-LRx in each country where it receives Approval and for conducting all Akcea Non-Commercial Activities for IONIS-TTR-LRx; provided that the JSC will periodically evaluate each Party’s experience, expertise, and resources and may determine to allocate any such Development activities for IONIS-TTR-LRx to either Party (and include such allocation in the Strategic Plan) based on such experience, expertise, and resources of each Party at such time. The Strategic Plan will cover both the long-term global Development and Commercialization strategy for each of the Products separately and collectively as a suite of products and will also detail the specific Development and Commercialization activities to be performed over the course of the upcoming 24 months, on a rolling basis. Without limiting the foregoing, Schedule 3.2.1 contains a list of examples of content that may be included in the Strategic Plan, as appropriate, based on the stage of Development or Commercialization of the applicable Product.

(b)   Manufacture and Supply. The Strategic Plan will provide that Akcea will be responsible for the Manufacture and supply of API and Drug Product (i) of inotersen to support Commercialization and Akcea Non-Commercial Activities, other than any inotersen API and Drug Product purchased by Akcea from Ionis pursuant to Section 3.8, and (ii) of IONIS-TTR-LRx to support Commercialization and Akcea Non-Commercial Activities under the Strategic Plan, in each case ((i) and (ii)), subject to Ionis’ compliance with Section 3.8.2(a). The Strategic Plan will provide that Ionis will be responsible for the Manufacture and supply of API and Drug Product of IONIS-TTR-LRx to support Development activities under the Strategic Plan through completion of all Pivotal Studies for IONIS-TTR-LRx. In addition, to facilitate the foregoing allocation of responsibilities between the Parties for the Manufacture and supply of the Products, the Strategic Plan will include the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of each Product (and to perform any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for each Product on or before the receipt of Approval for each such Product from the FDA and the EMA, including, as contemplated under Section 3.8.2(a), the assignment from Ionis to Akcea of Ionis’ supply agreements with CMOs for inotersen API and Drug Product as of the Effective Date and, at the applicable time, Ionis’ supply agreements with CMOs for IONIS-TTR-LRx API and Drug Product.

(c)   Commercial Activities and Budget. The Strategic Plan will address, among other important Commercial matters, (i) pre-launch, launch, and subsequent Commercialization activities for inotersen (which may include, as appropriate at any given time based on the stage of Commercialization, market access strategy, messaging, branding, pricing, advertising, education, publication planning, marketing, compliance, and field force training), (ii) key decisions and timelines for Commercialization activities, (iii) key strategies and tactics for implementing those activities, and (iv) a budget approved by the JSC for all inotersen Commercial activities set forth in the Strategic Plan, which budget will include costs associated with each Party’s FTEs and out of pocket expenses (consistent with the terms set forth in Schedule 6.4.1) necessary for each Party to conduct its Commercialization activities under the Strategic Plan (such budget, the “Commercial Budget”). The Commercial activities and strategy in the Strategic Plan will be driven by the shifting competitive landscape over time, reimbursement environment, medical factors that impact

Commercialization strategies, patient experiences that inform TTR amyloidosis treatment, and emerging data generated from Clinical Trials of IONIS-TTR-LRx. As such, the Parties anticipate that the Commercial components of the Strategic Plan for each Product will evolve over time and become more detailed as inotersen and IONIS-TTR-LRx move closer to launch in, and thereafter penetrate, each market. The Commercialization activities under the Strategic Plan will initially cover inotersen only and at the appropriate time the Commercial sections of the Strategic Plan will be updated to include Commercial activities for IONIS-TTR-LRx as set forth in Section 3.2.3. In addition to the Commercial activities to be included for IONIS-TTR-LRx, at the appropriate time, the Parties will also discuss and update the Strategic Plan to reflect strategies and activities for Commercializing both Products, including synergies that may result from having each Product on the market.

(d)   Development Activities and Budget. The Strategic Plan will address, among other important Development matters, (i) all non-clinical and preclinical studies and Clinical Trials to be conducted through completion of the last Pivotal Study for IONIS-TTR-LRx, (ii) all Akcea Non-Commercial Activities for each Product, and (iii) a budget approved by the JSC for all such activities for each Product set forth in the Strategic Plan, which budget will include costs associated with each Party’s FTEs and out of pocket expenses (consistent with the terms set forth in Schedule 6.4.1) necessary for each Party to conduct the foregoing activities set forth under the Strategic Plan (such budget, the “Development Budget”).

(e)   Regulatory Matters under the Strategic Plan. The Strategic Plan will also address, among other important regulatory matters, regulatory strategy and communication management, transfer of Regulatory Documentation, submissions to Regulatory Authorities, meetings with Regulatory Authorities, regulatory communications, Product labeling, and safety reporting and pharmacovigilance, in each case, which regulatory matters included in the Strategic Plan will be subject to and in accordance with Section 3.5 (Interactions with, and Submissions to, Regulatory Authorities).

3.2.2   Developing the Initial Strategic Plan. The JSC will review, discuss, and determine whether to approve the initial Strategic Plan (other than the Development Budget and Commercial Budget to be included therein), which will be a separate written document from this Agreement, by September 1, 2018. Following such approval of the initial Strategic Plan, the Parties will prepare and submit to the JSC for its review, discussion, and approval by November 15, 2018 (as part of its annual budget process) (a) an initial Commercial Budget and Development Budget for Calendar Year 2019, in each case, that reflect the Commercialization and Development activities set forth in the initial Strategic Plan to be performed in Calendar Year 2019, and (b) a preliminary forecast of the budgets for the Development and Commercial activities (including all Akcea Non-Commercial Activities) set forth in the initial Strategic Plan for Calendar Year 2020. Akcea will have primary responsibility for developing those sections of the initial Strategic Plan related to the Commercialization activities and Akcea Non-Commercial Activities for each Product and the associated Commercial Budget and portion of the Development Budget covering the Akcea Non-Commercial Activities, in each case, other than regulatory matters. Ionis will have primary responsibility for developing those sections of the initial Strategic Plan that set forth the (i) Development activities for IONIS-TTR-LRx through completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx (other than the Akcea Non-Commercial Activities) and the associated Development Budget (other than the portion of the Development Budget covering the Akcea Non-Commercial Activities), other than regulatory matters, and (ii) the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of inotersen (and any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for inotersen. The Regulatory Sub-Committee will have primary responsibility for developing those sections of the Strategic Plan that set forth important regulatory matters for the Products and the portion of the Development Budget or Commercial Budget (as applicable) covering such regulatory matters. The JSC will review, discuss, and determine whether to approve each section of the initial Strategic Plan, which discussion will afford each Party the opportunity to review and comment on those sections of the Strategic Plan developed by the other Party.

3.2.3   Updating the Strategic Plan. Following the JSC’s approval of the initial Strategic Plan, each Party (including through the Regulatory Sub-Committee) will develop updates to those sections of the Strategic Plan for which it is responsible every six months to account for the progression of Development, Manufacturing, and Commercialization of each Product, which updates will include an update to the Strategic Plan prior to completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx and an update in September of each Calendar Year (to enable each Party to timely complete its internal annual budget process). Akcea will also be responsible, following Ionis’ development of such section in the initial Strategic Plan, for updating the Strategic Plan to include (a) the strategy for Manufacturing and supply of API and Drug Product (i) of inotersen sufficient to support Commercialization (and any Akcea Non-Commercial Activities), and (ii) of IONIS-TTR-LRx, following receipt of Approval therefor in the U.S., and (b) a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for IONIS-TTR-LRx following receipt of Approval therefor in the U.S. Ionis will remain responsible for updating such strategy for the Manufacturing and supply of IONIS-TTR-LRx through receipt of Approval therefor in the U.S. Without limiting the generality of the foregoing, the Parties will discuss (through the JSC), and Ionis will take into consideration and not unreasonably refuse to implement Akcea’s comments relating to aspects of Development (including designs and protocols of Clinical Trials) of IONIS-TTR-LRx that are likely to affect Commercializing of IONIS-TTR-LRx, such as trial site selection, health economic outcomes, quality of life measures, endpoints, market access, and optimal reimbursement. In addition, at the appropriate time, but no later than at the completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx, Akcea will update the Development section of the Strategic Plan to account for Akcea Non-Commercial Activities for IONIS-TTR-LRx and the Commercial section of the Strategic Plan to account for Commercial activities for IONIS-TTR-LRx. Each Party or the Regulatory Sub-Committee, as applicable, will submit those sections of the proposed updated Strategic Plan developed by it to the other Party at least 15 days prior to the next JSC meeting. Subject to Section 3.4.4, the JSC must determine whether to approve any material changes to the Strategic Plan included in any update (each, a “Material Change”).

Section 3.3   Diligence. Akcea will use Commercially Reasonable Efforts to (a) conduct the Commercialization activities assigned to Akcea as set forth in the Strategic Plan in accordance with the timelines specified therein, and (b) Commercialize the Products following receipt of Approval therefor in a country. Both Parties will use Commercially Reasonable Efforts to Develop the Products, including conducting the activities assigned to each Party as set forth in the Strategic Plan in accordance with the timelines specified therein.

Section 3.4   Development and Commercialization Management.

3.4.1   Joint Steering Committee. The Parties will establish a Joint Steering Committee (the “JSC”) to oversee and manage the conduct of activities related to the Development and Commercialization of the Products. The JSC will consist of four representatives appointed by Ionis and four representatives appointed by Akcea each with Development or Commercialization expertise with one JSC representative from each Party being such Party’s chief financial officer. The JSC will determine the JSC operating procedures at its first meeting, including policies for participation by additional representatives or consultants invited to attend JSC meetings, and the timing and location of meetings, which will be codified in the written minutes of the first JSC meeting. Each Party may replace one or more of its representatives on the JSC from time to time upon written notice to the other Party.

3.4.2   Meetings. During the first 12 months after the Execution Date the JSC will meet on an ongoing basis (as often as reasonably necessary but at least monthly) to prepare for and to effectively execute the launch of inotersen, which will include the review and discussion of and determination as to whether to approve the initial Strategic Plan and associated Development Budget and Commercial Budget. Thereafter, the JSC will meet on a quarterly basis. The JSC may hold meetings in person or by audio or video conference as determined by the JSC. In addition, upon prior approval of the other Party, each Party may invite its employees or consultants to attend JSC meetings. Each Party will be responsible for the costs of its own representatives attending such meetings, and such costs will not be “Expenses” under Schedule 6.4.1.

3.4.3   Role of the JSC. Without limiting any of the foregoing, the JSC will perform the following functions, some or all of which may be addressed directly at any given JSC meeting:

(a)   review Akcea’s progress on performing the Commercialization and Akcea Non-Commercial Activities under the Strategic Plan;

(b)   review each Party’s progress on performing the Development activities for IONIS-TTR-LRx assigned to it under the Strategic Plan;

(c)   review and discuss the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of each Product (and to perform any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for each Product;

(d)   review and provide advice on the execution of activities and strategies set forth under the Strategic Plan with respect to each Product;

(e)   review, discuss, and determine whether to approve the initial Strategic Plan and all updates thereto that contain Material Changes, as described in Section 3.2.2;

(f)   discuss key regulatory interactions and strategy for the Products;

(g)   review, discuss, and determine whether to approve the Commercial Budget for each Product, including any updates thereto, as described in Section 3.2.2;

(h)   review, discuss, and determine whether to approve the Development Budget, including any updates thereto, as described in Section 3.2.2;

(i)   establish the Allowable Overage for each Calendar Year;

(j)   review and provide advice on Clinical Trial designs for each Product;

(k)   if referred by a Party following the JPC’s failure to reach consensus, determine the strategy with regard to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition or other proceeding related to any such Patent;

(l)   establish subcommittees as necessary to conduct the activities set forth in the Strategic Plan, including a Regulatory Sub-Committee, and, as may be determined necessary by the JSC, clinical development sub-committee, a manufacturing sub-committee, and a clinical operations sub-committee (with the expectation that such sub-committees will evolve as required by the status of Development or Commercialization of the Products); and

(m)   such other review, approval, and advisory responsibilities as may be assigned to the JSC under this Agreement.

3.4.4   Decision Making.

(a)   Committee Decision-Making. Decisions by the JSC will be made by unanimous consent of each Party with each Party’s representatives having, collectively, one vote. At any given meeting of any such committee, a quorum will be deemed reached if two voting representatives of each Party present or participating in such meeting. No action taken at any meeting of any such committee will be effective unless there is a quorum at such meeting. Unless otherwise specified in this Agreement, no action will be taken with respect to a matter to be approved by the JSC if the JSC has not reached unanimous consensus.

(b)   Final Decision-Making. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the JSC regarding the conduct of the activities under the Strategic Plan. The JSC will endeavor in good faith to reach consensus on all decisions, however, if the JSC cannot unanimously agree on a matter to be decided or approved by the JSC, then, except as otherwise set forth in Schedule 6.4.1, the matter may be referred to the Senior Representatives for resolution. If the Senior Representatives cannot reach agreement, then (i) without limiting Akcea’s obligations under Section 3.3, Akcea will have final-decision making authority with respect to (A) matters relating to the Commercialization or Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities) of any Product and Manufacture of the Products for such purposes, including approval of those sections of the Strategic Plan covering Commercialization, Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities), and Manufacturing of the Products for such activities (but not the Commercial Budget), and how to implement the JSC’s recommendations with respect thereto, and (B) matters relating to the strategy with regard to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent, and (ii) Ionis will have final-decision making authority with respect to matters relating to the Development (other than Akcea Non-Commercial Activities that are not Pre-Approval Akcea Development Activities) of any Product and the Manufacture of the

Product for such purposes, including approval of those sections of the Strategic Plan covering Development other than Akcea Non-Commercial Activities that are not Pre-Approval Akcea Development Activities (but not the Development Budget) and Manufacturing of the Products for such purposes, and how to implement the JSC’s recommendations with respect thereto.

(c)   Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, a Party may not exercise its final decision-making right to (i) increase the Commercial Budget or Development Budget or the other Party’s Internal Expenses, External Expenses, or obligations under the Strategic Plan, or (ii) increase the other Party’s commitments to a Regulatory Authority; provided, however, that neither Party will unreasonably withhold its consent to an increase in the Commercial Budget or Development Budget that is reasonably necessary to fund the activities contemplated by the most recent Strategic Plan approved by the JSC. In addition, and notwithstanding anything to the contrary set forth in this Agreement, Ionis may not exercise its final decision-making authority with respect to Pre-Approval Akcea Development Activities in a manner that causes or would reasonably be expected to cause Akcea to violate or act in a manner inconsistent with any of Akcea’s standard operating procedures or codes of conduct or Applicable Law. The JSC will solely have the decision-making authority expressly assigned to it under this Agreement, and, notwithstanding anything to the contrary set forth in this Agreement, will not have the authority to make any decision (A) in a manner that excuses a Party from any obligation specifically enumerated under this Agreement, (B) in a manner that negates any consent right or other right specifically allocated to a Party under this Agreement, (C) to resolve any dispute involving the breach or alleged breach of this Agreement or to amend or modify this Agreement or any of the Parties’ respective rights and obligations hereunder, (D) to resolve a matter if the provisions of this Agreement specify that unanimous or mutual agreement of the Parties (and not the JSC) is required for such matter, or (E) in a manner that would require a Party to perform any act that would cause such Party to breach any of its obligations hereunder.

3.4.5   Term of the JSC. Each Party’s obligation to participate in the JSC will continue for the Agreement Term.

3.4.6   Briefing the JSC. At each regularly scheduled meeting of the JSC each Party will provide to the JSC a progress update on each Party’s performance of activities related to each Product under the Strategic Plan, which progress update can take the form of a PowerPoint presentation.

3.4.7   Alliance Managers. Each Party will appoint a representative to act as its alliance manager, which alliance manager will promote the overall health of the relationship between the Parties and oversee the conduct of the Collaboration.

3.4.8   Dispute Resolution. Other than those matters to be approved or determined by the JSC, disputes related to regulatory matters, or as otherwise set forth in Schedule 6.4.1, the Parties will resolve all Disputes related to the Development or Commercialization of the Products in accordance with Section 13.4.

3.4.9   Status Updates to the Ionis Board of Directors. Upon Ionis’ reasonable request, Akcea will present updates to Ionis’ board of directors (and answer any reasonable questions posed by such directors) regarding the status of the Development or Commercialization of the Products, including presenting any proposed Commercial Budget or Development Budget for the upcoming Calendar Year.

Section 3.5   Interactions with, and Submissions to, Regulatory Authorities.

3.5.1   Regulatory Strategy and Communication Management. The Parties will, through the JSC, establish a committee comprised of two members from each of Akcea and Ionis with requisite experience in Regulatory strategy and communications (the “Regulatory Sub-Committee”). The Parties acknowledge that, subject to Section 3.5.6 and Section 3.5.8 (a) Ionis and Akcea will share responsibilities related to devising and implementing regulatory strategy under this Agreement, (b) Akcea will lead all regulatory activities related to Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities), (c) the Party that holds the IND (and the NDA following receipt of Approval for the Product in a country) (the “Regulatory Responsible Party”) for the applicable Product will lead all other regulatory activities for such Product (including with respect to Manufacturing), (d) Ionis will be responsible for filing the NDA, MAA, and other marketing authorization applications with Regulatory Authorities for inotersen until such time as the Parties may agree to transfer such responsibilities to Akcea, and (e) Akcea will be responsible for filing the NDA, MAA, and other marketing authorization applications with Regulatory Authorities for IONIS-TTR-LRx. The Regulatory Sub-Committee will be responsible for determining by mutual agreement:

(a)   The overall regulatory strategy for each of the Products;

(b)   The content of each submission to a Regulatory Authority related to the Products;

(c)   The attendees, roles, and responsibilities of such attendees and strategy for all important interactions with Regulatory Authorities related to the Development and Commercialization of the Products; and

(d)   The strategy and content of all material correspondence with Regulatory Authorities related to the Development and Commercialization of the Products.

3.5.2   Transfer of Regulatory Documentation. No later than 30 days after the receipt of Approval for a Product in a country, unless otherwise agreed by the Parties, Ionis will assign to Akcea all rights, title, and interests in and to each IND and NDA for such Product filed in such country. The date of such transfer will be the “NDA Transfer Date.” After the NDA Transfer Date for a Product in a country, Ionis will transfer to Akcea in accordance with the regulatory plan to be established by the Regulatory Sub-Committee copies (in electronic or other format) of other Regulatory Documentation (including drafts) Controlled by Ionis as of the NDA Transfer Date related to such Product (collectively, with the Regulatory Documentation transferred to Akcea pursuant to this Section 3.5.2 the “Assigned Regulatory Documentation”). Ionis will execute all letters, attestations, forms, confirmatory assignments, and other documentation reasonably requested by Akcea to give effect to the assignment and transfer of INDs, NDAs, and Assigned Regulatory Documentation contemplated by this Section 3.5.2. If any Approval for a Product in a country cannot be transferred to Akcea within such 30 day period, then, to the extent it would be helpful to hasten the Commercialization of such Product in such country, at Akcea’s request, Ionis will appoint Akcea as its exclusive distributor of the applicable Product in such country and grant Akcea the right to appoint sub-distributors until such time as such Approval in such country has been transferred to Akcea, and the Parties will enter into a distribution agreement on reasonable and customary terms to memorialize such appointment.

3.5.3   Submissions to Regulatory Authorities. Subject to Section 3.5.6, the Parties will mutually agree on the content of all important written submissions to Regulatory Authorities for the Products, including INDs, Investigator Brochures, CTDs, and NDAs. The Regulatory Sub-Committee will mutually develop and agree to a detailed plan for coordination and preparation of regulatory filings for market approval for the Products (including establishing responsibilities for provision of all sections of the electronic common technical document (“eCTD”) modules, and plan activity timelines) to accelerate eCTD completion and facilitate rapid completion of regulatory filings to obtain Approval for the Products. Once the Parties mutually agree upon such a plan, each Party will use Commercially Reasonable Efforts to execute its respective tasks and responsibilities under such plan in accordance with the time frames set forth in such plan.

3.5.4   Meetings with Regulatory Authorities. The Parties will mutually agree on the strategy for all meetings with Regulatory Authorities, including pre-IND meetings, end of Phase 2 Clinical Trial meetings, scientific advice in the EU, and the preparatory sessions therefor. The Regulatory Sub-Committee will mutually agree on the attendees for each such meeting (with Ionis having up to three representatives and the goal of equal representation from Akcea and Ionis), each attendee’s role and responsibilities, and the strategy for addressing the issues to be discussed with the Regulatory Authority for each such meeting. In addition, Akcea will promptly disclose to the Regulatory Sub-Committee any planned substantive interactions with a Regulatory Authority in a Major Market reasonably in advance of such interaction to provide the Parties with sufficient time to discuss the strategy with respect to such interaction.

3.5.5   Regulatory Communications for Products. The receiving Party will provide to the other Party for its review all important documents and communications received from Regulatory Authorities in Major Market countries that impact the Development, Commercialization, or potential Approval of Products as soon as reasonably practicable. Akcea and Ionis will mutually agree on the content of all responses to such documents and communications received from any Regulatory Authorities in a Major Market country.

3.5.6   Product Label and Class Generic Claims. The Parties will work collaboratively, and Akcea will lead the effort, to create the label for each Product for submission to Regulatory Authorities, including the proposed label for inotersen and IONIS-TTR-LRx included in each NDA. Akcea will submit any proposed Product label to Ionis for Ionis’ review and comment and the Parties will endeavor to mutually agree on the final label for each Product to be submitted to each Regulatory Authority in each country. If the Parties cannot mutually agree on a Product label, then Akcea will have final decision-making authority with respect thereto, other than with respect to any statement to be included in the proposed label for a Product that Ionis reasonably determines is not supported by the data generated from Clinical Trials of such Product, for which statements Ionis will have final decision-making authority. In addition, to the extent Akcea intends to make any claims in a label or regulatory filing for a Product that are class generic to antisense oligonucleotides, Ionis’ generation 2.0 or 2.5 chemistry platform(s), or Conjugate Technology the Regulatory Sub-Committee will adopt Ionis’ language for such class generic claim in such label or regulatory filing.

3.5.7   Safety Reporting, Pharmacovigilance, and Regulatory Coordination. The Parties acknowledge and agree that Ionis and Akcea will coordinate their respective Development activities for the Products, including with respect to the conduct of all Clinical Trials (including the collection and reporting of adverse events and pharmacovigilance), regulatory activities, and nonclinical and pre-clinical activities.

3.5.8   Disputes Related to Regulatory Matters. If the Parties cannot come to a mutual agreement through the Regulatory Sub-Committee on an issue related to regulatory matters, then the Regulatory Responsible Party for the applicable Product at such time will have the final decision-making authority over such matter, except as otherwise set forth in Section 3.5.6 with respect to decisions regarding the label for a Product and class generic claims included in any regulatory filings for a Product.

Section 3.6   Collaboration Costs. Costs incurred by Ionis or Akcea associated with inotersen or IONIS-TTR-LRx under this Agreement will be handled in accordance with Schedule 6.4.1.

Section 3.7   Subcontracting. Subject to the terms of this Section 3.7, each Party will have the right to engage Third Party subcontractors to perform its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights granted to the other Party under this Agreement.

Section 3.8   Manufacturing, Supply and CMC.

3.8.1   Sale of Existing Inotersen Supply. Ionis will sell to Akcea, and Akcea will purchase from Ionis, the commercial and clinical-grade inventory of API and Drug Product for inotersen set forth on the inventory schedule disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, in each case, in accordance with a purchase schedule to be mutually agreed by the Parties. The price for such inotersen API and Drug Product is the price equal to Ionis’ Cost of Goods (or, if made by a Third Party, the price Ionis was charged for such material) calculated based on the pricing methodology Ionis uses for its other partners, which cost will be handled in accordance with Schedule 6.4.1. Akcea will take delivery of such material at times to be agreed by the Parties.

3.8.2   Manufacturing Agreements.

(a)   Assignment of Existing CMO Agreements. In accordance with the process and timelines set forth in the Strategic Plan with respect to the applicable Product, Ionis will assign to Akcea any agreements with Ionis’ CMOs for the applicable Product, unless any such agreement with a CMO expressly prohibits such assignment, in which case Ionis will cooperate with Akcea in all reasonable respects to secure the consent of the applicable Third Party to such assignment. If any such consent cannot be obtained with respect to such an agreement with a CMO, then Ionis will facilitate the introduction of Akcea to the applicable CMO and obtain for Akcea substantially all of the practical benefit and burden under such CMO agreement until such time as Akcea is able to enter into its own agreements with one or more CMOs for the supply of the applicable Product sufficient to enable Akcea to comply with its Manufacturing obligations for such Product set forth under this Agreement and the Strategic Plan, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to each of Ionis and Akcea, and (ii) subject to the consent and control of Akcea, enforcing for the account of Akcea, any and all rights of Ionis against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b)   Additional Manufacturing Agreements. In connection with Akcea’s selecting and engaging one or more CMOs to perform its Manufacturing obligations set forth in the Strategic Plan with respect to each Product, the Parties will cooperate in good faith to negotiate and execute any agreements with CMOs for the Manufacture of API or Drug Product for use in the Commercialization of a Product and the performance of Akcea Non-Commercial Activities (each such agreement, a “Manufacturing Agreement”). Akcea will have the final decision-making authority regarding the selection of the CMO and the terms of any such Manufacturing Agreement. As between the Parties, Akcea will enter into such Manufacturing Agreements with CMOs. Under each Manufacturing Agreement at Akcea’s election, Ionis will either (i) grant a license to the selected CMO under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How to the extent necessary for such CMO to Manufacture Products in such Third Party’s own manufacturing facility, or (ii) permit Akcea to grant a sublicense from Akcea to the selected CMO under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How. Each Manufacturing Agreement will include provisions permitting Ionis to elect to have such agreements assigned to Ionis in the event of a termination of this Agreement. Other than in connection with such an assignment upon termination of this Agreement, and except as set forth in the Strategic Plan, Ionis will have no obligations under such Manufacturing Agreements. Prior to execution of any such Manufacturing Agreement, Akcea will provide a copy of any proposed Manufacturing Agreement to Ionis for Ionis’ review and will consider in good faith all comments and recommendations provided by Ionis with respect to such Manufacturing Agreement. Akcea will provide Ionis with a true and complete copy of any Manufacturing Agreement that it enters into with a CMO within 30 days after the execution thereof.

Section 3.9   Ionis Internal Oligonucleotide Safety Database.

3.9.1   Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Ionis Internal Oligonucleotide Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Ionis’ compounds, Akcea will reasonably cooperate in connection with populating the Ionis Internal Oligonucleotide Safety Database. To the extent collected by Akcea and in the form in which Akcea uses/stores such information for its own purposes, Akcea will provide Ionis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events, and other safety information related to a Product reasonably promptly following the date such information is available to Akcea (but not later than 90 days after Akcea’s receipt of such information). In connection with any reported serious adverse event, Akcea will provide Ionis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to a Product, Akcea will provide Ionis with copies of annual safety updates filed with each IND and the safety sections of any final Clinical Trial reports within 90 days following the date on which such information is filed or is available to Akcea, as applicable. Furthermore, Akcea will promptly provide Ionis with reasonable supporting data and answers to follow-up questions requested by Ionis. All such information disclosed by Akcea to Ionis will be Akcea Confidential Information; provided, however, that Ionis may disclose any such Akcea Confidential Information to (a) Ionis’ other partners if such information is regarding class generic properties of oligonucleotides pursuant to Section 3.5.6, or (b) any other Third Party, in each case, so long as Ionis does not disclose the identity of a Product or Akcea or any information from which the identity of a Product or Akcea can be derived. Akcea will deliver all such information to Ionis for the Ionis Internal Oligonucleotide Safety Database to:

Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, California 92010
Attention: Head of Drug Safety Monitoring

(or to such other address/contact designated in writing by Ionis). Akcea will also require its Affiliates and Sublicensees to comply with this Section 3.9.

3.9.2   From time to time, Ionis utilizes the information in the Ionis Internal Oligonucleotide Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of oligonucleotides, including with respect to safety, without compromising the confidential information of the contributing partners. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly inform Akcea of such issues and, if requested, provide the data supporting Ionis’ conclusions.

3.9.3   During the Agreement Term, Akcea may submit written requests to Ionis for Ionis to run queries of the Ionis Internal Oligonucleotide Safety Database relevant to one or more Products, and Ionis will use Commercially Reasonable Efforts to promptly run such queries and deliver to Akcea the results of such queries. Any information disclosed between the Parties under this Section 3.9.3 will be treated as Confidential Information in accordance with ARTICLE 8.

ARTICLE 4
GRANT OF RIGHTS

Section 4.1   License Grants From Ionis to Akcea. Subject to the terms and conditions of this Agreement, including the conditions and limitations set forth in Section 4.5 below, Ionis hereby grants to Akcea:

4.1.1   an exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses as set forth in Section 4.2 below, under Ionis’ rights in the Ionis Product-Specific Patents, Ionis Product-Specific Know-How, Ionis Core Technology Patents, Ionis Core Technology Know-How, and Joint Patents to Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products; and

4.1.2   a non-exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses as set forth in Section 4.2 below, under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How to Manufacture Products (a) by Akcea in Akcea’s own manufacturing facility, (b) by a CMO previously granted licenses to practice the Ionis Manufacturing Patents, or (c) in the facility of a CMO selected and engaged by Akcea under a Manufacturing Agreement and subsequently granted licenses or sublicenses in accordance with Section 3.8.2(b), as applicable, to practice the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How.

Section 4.2   Sublicenses. The licenses granted to Akcea under Section 4.1 are sublicensable only in connection with the grant of rights to any Third Party or Affiliate, in each case, for the continued Development and Commercialization of a Product in accordance with the terms of this Agreement. Akcea will not enter any agreement with a Third Party that sublicenses, transfers, grants a security interest in, or otherwise encumbers any of the Products, including the Patents or Know-How licensed to Akcea under this Agreement Covering such Products, in each case, without Ionis’ prior written consent (including with respect to the terms of any such an agreement with a Third Party), such consent not to be unreasonably withheld, delayed, or conditioned. Akcea will provide Ionis with written notice of any Sublicense granted pursuant to this Section 4.2 within 30 days after the execution thereof together with a true and complete copy of any such Sublicense or any other Sublicense entered into by Akcea, subject to Akcea being entitled to make such appropriate redaction for information that does not relate to a Product to the extent not relevant to Ionis’ enforcement of such Sublicense and not reasonably necessary for Ionis to determine Akcea’s compliance with the terms of this Agreement. Notwithstanding the foregoing, Ionis’ consent will not be required for Akcea to enter into a Distribution Agreement with respect to one or more countries outside of the Major Market countries that is consistent with the scope of the licenses granted to Akcea hereunder (with or without packaging rights).

Section 4.3   Enforcing Sublicense Agreements. If Akcea fails to take any action to enforce the applicable terms of a Sublicense granted pursuant to Section 4.2 for a period of 15 days following receipt of written notice of such failure from Ionis, which failure, in Ionis’ good faith determination, could cause a material adverse effect on Ionis or Ionis’ technology, then Akcea hereby grants Ionis the right to enforce such Sublicense terms on Akcea’s behalf and will cooperate with Ionis (which cooperation will be at Akcea’s sole expense and will include Akcea joining any action before a court or administrative body filed by Ionis against such Sublicensee if and to the extent necessary for Ionis to have legal standing before such court or administrative body) in connection with enforcing such terms.

Section 4.4   Effect of Termination on Sublicenses. If this Agreement terminates for any reason, then any Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Akcea; so long as (a) such Sublicensee is not in breach of its Sublicense, (b) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Akcea, and (c) such Sublicensee agrees to pay directly to Ionis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Akcea. Akcea agrees that it will confirm clause (a) of the foregoing in writing at the request and for the benefit of Ionis and if requested, the Sublicensee.

Section 4.5   License Limitations; Retained Rights.

4.5.1   The licenses granted under this ARTICLE 4 are subject to and limited by the (a) Prior Agreements, (b) Existing In-License Agreements, and (c) Future In-License Agreements, in each case ((a) – (c)), to the extent the provisions of such obligations or agreements have been specifically disclosed to Akcea in writing (or via electronic data room).

4.5.2   All rights in and to Ionis Licensed Technology not expressly licensed to Akcea under this Agreement are hereby retained by Ionis or its Affiliates. All rights in and to Akcea Technology not expressly licensed to Ionis under this Agreement are hereby retained by Akcea or its Affiliates. In addition, notwithstanding the exclusive licenses granted under this ARTICLE 4, Ionis retains the right to: (a) perform any activities pursuant to the Prior Agreements as in effect on the Effective Date; and (b) grant licenses to any Third Party under the Ionis Core Technology Patents to (i) conduct pre-clinical research, or (ii) enable such Third Party to Manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, development, or commercialization of therapeutics.

Section 4.6   Technology Transfer.

4.6.1   Ionis Know-How. Ionis will promptly deliver to Akcea or one or more designated Affiliates all Know-How in Ionis’ possession related to the Products that has not previously been provided to Akcea for use solely in accordance with the licenses granted to Akcea under Section 4.1.1 and Section 4.1.2.

4.6.2   Ionis Manufacturing and Analytical Know-How. Ionis will promptly deliver to Akcea or one or more designated Affiliates or any mutually agreed upon Third Party CMOs all Ionis Manufacturing and Analytical Know-How in Ionis’ Control relating to the Products that is necessary for the exercise by Akcea, its Affiliates, or a Third Party of the Manufacturing rights granted to Akcea under Section 4.1.2, in each case, solely for use by Akcea, its Affiliates, or a Third Party acting on Akcea’s behalf under a Manufacturing Agreement (or an agreement with a Third party CMO assigned by Ionis to Akcea) to Manufacture API or Drug Product (including any mutually agreed upon contract manufacturers). Upon Akcea’s request, and provided such request is consistent with the supply chain strategy set forth in the Strategic Plan, Ionis will provide Ionis personnel to transfer such Manufacturing and Analytical Know-How under this Section 4.6.2 to any Third Party Manufacturing API or Drug Product on Akcea’s behalf solely to enable such Third Party to Manufacture API or Drug Product in accordance with the terms of this Agreement.

Section 4.7   No Implied License. Except as expressly provided in this Agreement no Party will be deemed by estoppel or implication to have granted to the other Party any license or other right with respect to any intellectual property.

Section 4.8   License to Ionis under Akcea Collaboration Technology. Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 5.1.2 and without limiting the licenses granted to Akcea under Section 4.1), Akcea hereby grants Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any Akcea Collaboration Technology to Develop, Manufacture, have Manufactured, and Commercialize products that include an oligonucleotide as an active pharmaceutical ingredient, other than a Competing Product.

ARTICLE 5
EXCLUSIVITY COVENANTS

Section 5.1   Exclusivity; Limitations.

5.1.1   Akcea’s Exclusivity Covenants. Akcea, its Affiliates, and its Sublicensees will not work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the Development or Commercialization of any product (including an ASO) that (a) is a Competing Product, or (b) is reasonably expected to decrease the market share for a Product and treats or is intended to treat transthyretin amyloidosis or any other Indication for which a Product is being Developed or Commercialized under this Agreement, in each case ((a) and (b)), until, on a Product-by-Product and country-by-country basis, the expiration of the last Valid Claims in an Ionis Patent Covering a Product in a country.

5.1.2   Ionis’ Exclusivity Covenants. Except in the exercise of its retained rights under Section 4.5.2 or the exercise of its right in accordance with the last sentence of this Section 5.1.2, Ionis, its Affiliates, and its Sublicensees will not practice any Ionis Licensed Technology or Joint Patents or grant any license to any Third

Party to practice any Ionis Licensed Technology or Joint Patents to Develop or Commercialize any Competing Product until, on a Product-by-Product and country-by-country basis, the expiration of the last Valid Claims in an Ionis Patent Covering a Product in such a country. Notwithstanding the foregoing, if Ionis alleges that Akcea has materially breached its obligations under Section 3.3 and Akcea disputes the occurrence of such a material breach and submits such dispute for resolution pursuant to Section 13.4, then, during the pendency of such dispute in any country in which this Section 5.1.2 applies, Ionis, its Affiliates, and its Sublicensees may practice the Ionis Licensed Technology and Joint Patents and grant licenses to Third Parties to practice the Ionis Licensed Technology and Joint Patents, in each case, to Develop (but not Commercialize) any Competing Product.

5.1.3   Pre-Existing Competitive Programs of an Acquirer. If, at any time during the Agreement Term, a Change of Control of a Party occurs involving a Person that, at the time of the completion of such Change of Control, is Developing or Commercializing a product that would violate the terms of Section 5.1.1 or Section 5.1.2, as applicable (such pre-existing competitive product, a “Pre-Existing Competing Product,”), then such Party shall not be deemed in breach of its obligations under Section 5.1.1 or Section 5.1.2, as applicable, with respect to such Pre-Existing Competing Product (and the restrictions set forth therein will not apply to such Pre-Existing Competing Products); provided that, following such Change of Control, such acquired Party will separate its Development and Commercialization activities under this Agreement from its development and commercialization activities relating to such Pre-Existing Competing Product (“Competing Activities”) and such Party will, and (if applicable) will cause the acquiring Affiliate to, (a) establish separate teams to conduct Development activities under this Agreement and development activities related to such Pre-Existing Competing Product, (b) prevent any Know-How that is Confidential Information relating to the Development or Commercialization of the applicable Product from being disclosed to, or used by, individuals performing such Competing Activities, and (c) not use or reference any Know-How that is Confidential Information or conduct any activities Covered by any Patents, in each case, Controlled by the Party involved in the Change of Control or the acquisition or its Affiliates prior to the effective date of the Change of Control or the acquisition, as applicable, in the development, manufacture, or commercialization of the Pre-Existing Competing Product.

ARTICLE 6
FINANCIAL PROVISIONS

Section 6.1   Up-Front Fee. In partial consideration for the licenses granted under Section 4.1, on the Effective Date, Akcea will pay to Ionis an up-front fee equal to $150,000,000 through the issuance of Akcea common stock in accordance with the terms of the Stock Purchase Agreement.

Section 6.2   Inotersen Commercialization Funding. To support Commercialization of inotersen and IONIS-TTR-LRx, in addition to the Akcea common stock issued to Ionis under Section 6.1, on the Effective Date, Ionis will purchase $200,000,000 of Akcea common stock in cash in accordance with the terms of the Stock Purchase Agreement.

Section 6.3   Milestone Payments.

6.3.1   Milestone Payments for Achievement of Regulatory Milestone Events by inotersen. Akcea will pay to Ionis the Regulatory Milestone Payments set forth in Table 6.3.1 below when Akcea, its Affiliates, or its Sublicensees first achieve a Regulatory Milestone Event listed in Table 6.3.1 for inotersen.

Table 6.3.1 – inotersen Regulatory Milestones
Inotersen Milestone Event	Milestone Payment
NDA Approval of inotersen in the U.S.	$50M
MAA Approval of inotersen in the EU	$40M
JNDA Approval of inotersen in Japan	$20M

6.3.2   Milestone Payments for Achievement of Regulatory Milestone Events by IONIS-TTR-LRx. Akcea will pay to Ionis the Regulatory Milestone Payments set forth in Table 6.3.2 below when Akcea, its Affiliates, or its Sublicensees first achieve a Regulatory Milestone Event listed in Table 6.3.2 for IONIS-TTR-LRx.

Table 6.3.2 - IONIS-TTR-LRx Regulatory Milestones
IONIS-TTR-LRx Milestone Event	Milestone Payment
Acceptance of Filing for IONIS-TTR-LRx in the U.S.	$20M
Acceptance of Filing for IONIS-TTR-LRx in the EU	$15M
NDA Approval of IONIS-TTR-LRx in the U.S.	$50M
MAA Approval of IONIS-TTR-LRx in the EU	$40M
JNDA Approval of IONIS-TTR-LRx in Japan	$20M

6.3.3   Payment for Achievement of Regulatory Milestone Events. Akcea will notify Ionis promptly upon achievement of a Regulatory Milestone Event, and will pay to Ionis the applicable Milestone Payment within 45 days after the date of achievement of such Regulatory Milestone Event. Each Regulatory Milestone Payment shall be payable no more than one time.

6.3.4   Milestone Payments for First Achievement of Sales Milestone Event. Akcea will pay to Ionis the milestone payments set forth in Table 6.3.4 below (each, a “Sales Milestone Payment” and, together with the Regulatory Milestone Payments, the “Milestone Payments”) when any combination of Akcea, its Affiliates, or its Sublicensees first achieve a sales milestone event set forth in Table 6.3.4 (each, a “Sales Milestone Event” and, together with the Regulatory Milestone Events, the “Milestone Events”). Notwithstanding the definition of “Net Sales,” for the purposes of this Section 6.3.4, “Net Sales” will includes sales of the Products by Sublicensees as determined in accordance with GAAP and reported by such Sublicensees to Akcea.

Table 6.3.4 – Sales Milestones
Sales Milestone Event	Sales Milestone Payment
$400M in aggregate worldwide Net Sales of Products in a Calendar Year	$50M
$750M in aggregate worldwide Net Sales of Products in a Calendar Year	$75M
$1B in aggregate worldwide Net Sales of Products in a Calendar Year	$100M
$1.5B in aggregate worldwide Net Sales of Products in a Calendar Year	$150M
$2B in aggregate worldwide Net Sales of Products in a Calendar Year	$200M
$3B in aggregate worldwide Net Sales of Products in a Calendar Year	$300M
$4B in aggregate worldwide Net Sales of Products in a Calendar Year	$400M

6.3.5   Payment for Achievement of Sales Milestone Events. A Sales Milestone Payment for a Sales Milestone Event will be considered earned and accrued under this Agreement once the applicable requisite amount of aggregate worldwide Net Sales of all Products added together (including all Net Sales of Products made by any Sublicensee) achieves the applicable Sales Milestone Event set forth in Table 6.3.4 above in the applicable Calendar Year. Akcea will notify Ionis of the achievement of a Sales Milestone Event as soon as reasonably practicable after Akcea becomes aware of such achievement (but no later than 15 days after the end of the Calendar Quarter in which such Sales Milestone Event is achieved). Except as otherwise set forth in Section 6.3.7(d) below, Akcea will pay each Sales Milestone Payment for a Sales Milestone Event within 10 days after the date on which Akcea notifies Ionis of the achievement of such Sales Milestone Event. Each Sales Milestone Payment shall be payable no more than one time.

6.3.6   Further Assurances. If (i) Akcea elects to or is required to make any Milestone Payment in shares of Akcea common stock pursuant to this Section 6.3 and (ii) the number of shares of Akcea common stock required to pay for such Milestone Payment exceeds the number of shares of Akcea common stock that is authorized pursuant to its certificate of incorporation less the sum of the number of shares of common stock outstanding and the number of shares otherwise reserved for issuance, then:

(a)   Akcea will use its reasonable efforts to amend its certificate of incorporation to sufficiently increase the number of authorized shares of Akcea common stock to pay such Milestone Payment in shares of Akcea common stock;

(b)   Ionis will vote in favor of any stockholder approval sought by Akcea to amend Akcea’s certificate of incorporation in accordance with the foregoing; and

(c)   provided that Akcea is in compliance with clause (a) above, Akcea’s obligation to make such Milestone Payment shall be suspended until such time as such amendment occurs and such shares become available for issuance.

6.3.7   Payment Mechanics for Milestone Payments.

(a)   Milestone Payments Are Not Expenses. Milestone Payments will not be considered “Expenses” for purposes of the Profit/Loss Share.

(b)   Milestone Payment Election Notices. Akcea may elect, at its option, to pay any Milestone Payment in cash or Akcea common stock at fair market value by providing written notice of such election (each, a “Payment Election Notice”) to Ionis within 15 days after the date on which Akcea, its Affiliates, or its Sublicensees achieve such Milestone Event. If Akcea’s Payment Election Notice indicates that Akcea elects to pay a particular Milestone Payment in cash, then Ionis will have the right, by providing written notice to Akcea within 15 days after Ionis’ receipt of such Payment Election Notice, to require Akcea to pay such Milestone Payment to Ionis through the issuance of Akcea common stock rather than cash. If Akcea does not deliver a Payment Election Notice to Ionis with respect to a particular Milestone Payment within 15 days after the date of achievement of such Milestone Event, then subject to Section 6.3.7(d), Akcea will be deemed to have elected to pay, and will pay, the applicable Milestone Payment in Akcea common stock. Notwithstanding any provision to the contrary in this Section 6.3.7(b), once any combination of Akcea, its Affiliates, or Sublicensees has achieved the “$750M in aggregate worldwide Annual Net Sales of Products” Sales Milestone Event, then Akcea will pay all subsequent Milestone Payments for achievement of any Milestone Event in cash.

(c)   Payments in Stock. For any Milestone Payment to be paid to Ionis in Akcea common stock rather than cash, the price of such common stock will be the trailing 20 trading day average measured from the date on which Akcea provides notice to Ionis of the achievement of the corresponding Milestone Event and Akcea will issue to Ionis common stock pursuant to a stock purchase agreement consistent with the Stock Purchase Agreement, with appropriate modifications for the circumstance.

(d)   Limitation on Sales Milestone Payments. Akcea will not be required to pay more than two Sales Milestone Payments for the achievement of Sales Milestone Events earned in any single Calendar Year. Akcea will pay to Ionis any Sales Milestone Payment due for the achievement of a Sales Milestone Event that is unpaid in the Calendar Year in which it is earned and accrued as a result of the payment limitation set forth in the foregoing sentence by March 31st of the subsequent Calendar Year. For example, if, in Calendar Year 2020, the “$400M in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on March 1, 2020, the “$750M in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on June 1, 2020, and the “$1B in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on August 1, 2020, then Akcea will pay to Ionis the $50M Sales Milestone Payment no later than April 25, 2020, the $75M Sales Milestone Payment no later than July 25, 2020, and the $100M Sales Milestone Payment no later than March 31, 2021.

Section 6.4   Profit Sharing for Products Sold by Akcea and its Affiliates.

6.4.1   Profit Sharing. The Parties will share all Net Profits or Losses (as applicable) for each Product in accordance with the Profit/Loss Share as further specified in Schedule 6.4.1, which will govern each Party’s rights and obligations with respect to Net Profits or Losses relating to each Product. Schedule 6.4.1 sets forth the procedures for monthly and quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters.

6.4.2   Ionis’ Right to Terminate Profit Sharing on a Change of Control of Akcea. Ionis will have the right to terminate the Profit/Loss Share and replace such profit and loss sharing with the alternative royalty provisions set forth on Schedule 6.4.2 by providing written notice to Akcea of such election within 90 days following the closing of a Change of Control of Akcea. If Ionis does not provide such written notice to Akcea within 90 days following the closing of a Change of Control of Akcea, then the Parties will continue to share Net Profits or Losses for each Product in accordance the Profit/Loss Share as set forth in Section 6.4.1 and on Schedule 6.4.1.

Section 6.5   Third Party Payment Obligations. Akcea will be responsible for, and will pay for, all Third Party Obligations that arise from Akcea’s practice of in-licensed technology necessary to Commercialize a Product, including any royalty payable under the GSK Agreement. Any amounts paid by Akcea to a Third Party in accordance with this Section 6.5 will be considered “Expenses” for purposes of the Profit/Loss Share. If any Third Party Obligations arise under any Existing In-License Agreement or Future In-License Agreement with respect to which a Party is a party that benefit the Product and one or more other products, then such Party’s board of directors will determine a pro rata portion of such payment that will be considered “Expenses” for purposes of the Profit/Loss Share, which pro rata portion will be calculated based on the number of products with respect to which such payment obligations arise. If the other Party disagrees with such allocation, then such matter will be resolved by Expedited Arbitration.

Section 6.6   Mode of Payment. All payments under this Agreement will be (a) payable in full in U.S. dollars, regardless of the country(ies) in which sales are made, (b) made by wire transfer of immediately available funds to an account designated by Ionis in writing, and (c) non-creditable, irrevocable, and non-refundable. Whenever for the purposes of calculating any payment due under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month.

Section 6.7   Records Retention. Akcea (and Ionis with respect to its Expenses reported to Akcea for calculating Profit Share Payments) will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Sales, Profit Share Payments (including underlying data), Sublicense Revenue, and any other payment due pursuant to this ARTICLE 6 for the longer of (i) seven years after the year in which such Net Sales, Profit Share Payment, Sublicense Revenue, or any other payment due pursuant to this ARTICLE 6 arose, or (ii) such period of time required by Applicable Law, and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales, Profit Share Payment, or Sublicense Revenue paid by Akcea hereunder.

Section 6.8   Audits and Interim Reviews. Either Party will have the right to request that an independent certified public accountant selected by it (but excluding its own accountant) and reasonably acceptable to the other Party perform an audit, not more than once in any four consecutive Calendar Quarters during the Agreement Term, but including one post-termination audit and, if any such audit results in a material restatement of records (i.e., a discrepancy of 5% or more for any Calendar Year), such Party will be permitted an additional examination within such four-quarter period, of the other Party’s books of accounts covering the preceding three-year period for the sole purpose of verifying compliance with the payment provisions of this Agreement. Such audits will be conducted at the expense of the requesting Party at reasonable times during regular business hours and upon at least 20 Business Days’ prior notice. Audit results will be shared with both Parties, subject to ARTICLE 8 (Confidentiality); provided, however, that the accounting firm may not disclose copies of the audited Party’s books of accounts (or excerpts thereof) to the other Party. Any accounting firm conducting such an audit will enter into a confidentiality agreement with both Parties containing restrictions substantially similar to the confidentiality provisions of ARTICLE 8 (Confidentiality) limiting the disclosure and use of information contained in such books and records for the purposes expressly permitted by this Section 6.8. Any inspection or audit pursuant to this Section 6.8 will be at the expense of the Party initiating the audit; provided, however, that if the Party’s accountants reasonably determine that Net Profits or Losses have been understated or Expenses have been overstated by an amount equal to or greater than 5%, for any Calendar Year, then the audited Party will pay the reasonable fees of such accountants for such audit, in addition to remitting the Net Profits or refund of Net Losses, Expenses with interest thereon computed in accordance with Section 6.11.

Section 6.9   Taxes.

6.9.1   Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.9.2   Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of payments made by Akcea to Ionis under this Agreement. To the extent Akcea is required to deduct and withhold taxes, interest, or penalties on any payment, Akcea will pay the amounts of such taxes to the proper governmental authority for the account of Ionis and remit the net amount to Ionis in a timely manner. Akcea will promptly furnish Ionis with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, then the Parties will provide such documentation to the extent they are entitled to do so.

6.9.3   Tax Cooperation. Ionis will provide Akcea with any and all tax forms that may be reasonably necessary in order for Akcea to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Akcea’s timely receipt of such tax forms from Ionis, Akcea will not withhold tax or will withhold tax at a reduced rate under the applicable bilateral income tax treaty, if appropriate under Applicable Law. Ionis will provide any such tax forms to Akcea upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 6.9.

6.9.4   The provisions of this Section 6.9 are to be read in conjunction with the provisions of Section 13.1.

Section 6.10   Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Ionis in the country in local currency by deposit in a local bank designated by Ionis, unless the Parties otherwise agree.

Section 6.11   Interest. If Akcea fails to make any payment due to Ionis under this Agreement by the deadline specified in this ARTICLE 6, then interest will accrue on a daily basis thereafter at an annual rate equal to 1.0% above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California, or at the maximum rate permitted by Applicable Law, whichever is lower, and any such interest will not be considered “Expenses” for purposes of the Profit/Loss Share.

ARTICLE 7
PRESS RELEASES AND PUBLICATIONS

Section 7.1   Press Releases; Public Disclosure. The Parties will agree upon and issue as joint press releases all releases or public disclosures under this Agreement related to (a) this Agreement, or (b) any of the Products (including any discussion of clinical data related to a Product). Akcea and Ionis will agree on talking points and a communication plan with respect to the Commercialization of the Products and the commercial potential thereof to be used in communications to customers, specialty pharmacies, physicians, regulatory authorities, patient advocacy groups, and clinical study investigators, and each Party will make all such communications to such entities in accordance with such talking points and communication plan and will not make any statement related to the Commercialization of the Products or the commercial potential thereof, in each case, that is inconsistent with such talking points and communication plan. In addition, Akcea will not disclose any material clinical data or commercial information related to a Product without first informing Ionis’ Vice President, Corporate Communications and the JSC that it plans to so disclose such data or information at least 48 hours prior to any planned disclosure of such data or information. Notwithstanding the foregoing, each Party may make disclosures permitted by, and in accordance with, ARTICLE 8. The contents of any announcement or similar publicity can be re-released by either Party without a requirement for re-approval so long as the information in such announcement remains true and correct as of the time of such re-release.

7.1.1   Significant Events. Each Party will immediately notify the other Party of any event that is material to the Development, Manufacture, or Commercialization of a Product including any starting/stopping of a Clinical Trial, any Clinical Hold, clinical data or results, material regulatory discussions, submission of any NDA, MAA, or JNDA, receipt of Approval, or a material change in Akcea’s sales projections (each a “Significant Event”) so the Parties may analyze the need for or desirability of publicly disclosing or reporting such event. In all such cases, the Parties will mutually agree on a communications strategy for such Significant Event and will make any such disclosure in accordance with Section 7.1.

7.1.2   Scientific or Clinical Presentations. The Parties agree to use Commercially Reasonable Efforts to control public scientific disclosures of results of the Development activities under this Agreement with respect to the Products to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications or presentations, whether they are to be presented orally or in written form.

7.1.3   Acknowledgment. Akcea will acknowledge in any press release, public presentation, or publication regarding a Product that such Product is under license from Ionis and Ionis’ stock ticker symbol (e.g., Nasdaq: IONS). Ionis may include any Product in Ionis’ drug pipeline. To the extent permitted by Applicable Law, Akcea will prominently include the words “Discovered by Ionis Pharmaceuticals” in relevant scientific, medical and other Product-related communications to the extent such communications address the research, discovery or commercialization of a Product. Notwithstanding the foregoing, Akcea shall have no obligation to include such attribution language in any of the following: (a) communications or materials where such inclusion would be prohibited by Applicable Law or applicable Third Party institutional, corporate, or other policies; (b) communications that Akcea does not control, such as publications with non-Akcea lead authors; or (c) materials primarily focused on or directed to patients, or other materials in which Akcea branding is not prominently featured, provided that, in each case, Akcea will use reasonable efforts to have such attribution language included in any such communication, consistent with the efforts that Akcea uses to have statements regarding its own contributions to the Product included in such communication.

7.1.4   Not Limiting; No Conflict. With respect to communications by Akcea, this ARTICLE 7 will not modify or amend any separate agreement between Ionis and Akcea regarding public communications. In case of a conflict between this ARTICLE 7 and such other agreement, the stricter standard will apply.

ARTICLE 8
CONFIDENTIALITY

Section 8.1   Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of five years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (c) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (d) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

Section 8.2   Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)   filing or prosecuting patent applications in accordance with this Agreement;

(b)   communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application, or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)   prosecuting or defending litigation;

(d)   complying with Applicable Laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 8.3 or Section 8.4 as applicable;

(e)   disclosure, in connection with the exercise of its rights and performance of its obligations under this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential and actual Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 8; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 8 to treat such Confidential Information as required under this ARTICLE 8; and

(f)   in the case of Akcea, its Affiliates, and its Sublicensees, use and disclosure of Ionis Know-How in the ordinary course of the exercise of the rights and licenses and performance of its obligations under this Agreement.

If Confidential Information is disclosed in accordance with this Section 8.2, then such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 8.3 and Section 8.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 8.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

Section 8.3   Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit, or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order that is obtained by the Disclosing Party.

Section 8.4   Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document that describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, then the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing. In such case such Party will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and such Party will only disclose Confidential Information that it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 8.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

ARTICLE 9
PATENTS

Section 9.1   Joint Patent Committee

9.1.1   The Parties will establish a joint patent committee that will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement (the “Joint Patent Committee” or “JPC”), and the Parties will cooperate with respect to the activities set forth in this ARTICLE 9. The JPC will discuss the strategy with regard to (a) prosecution, maintenance, defense, and enforcement of Ionis Product-Specific Patents and Joint Product-Specific Patents that are licensed to Akcea under Section 4.1 in connection with a Product, (b) defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent, and (c) licenses to Third Party Patents or Know-How. Each Party will promptly disclose to the JPC in writing, and will cause its Affiliates to so disclose, the discovery, development, invention, or creation of any Joint Patents. The JPC will also be responsible for identifying new inventions related to Products, determining the inventorship thereof in accordance with United States patent law, and setting a filing strategy for such inventions. Except with respect to the defense of a Third Party Claim that is the subject of indemnification pursuant to Section 11.1, if the JPC cannot reach consensus regarding the strategy with regard to a matter referred to in clause (b), then either Party may refer such matter to the JSC for resolution. With respect to the defense of a Third Party Claim that is the subject of indemnification pursuant to Section 11.1, the Indemnifying Party will control the defense of such Third Party Claim as provided in Section 11.3.

9.1.2   The JPC will be comprised of an equal number of members from each Party. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 9. The JPC will determine the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which operating procedures will be codified in the written minutes of the first JPC meeting. If either Party deems it reasonably advisable, then the Parties will enter into a mutually agreeable common interest agreement covering the intellectual property matters contemplated by this Agreement.

Section 9.2   Prosecution and Maintenance of Patents.

9.2.1   Patents Owned or Controlled by a Party. Except as otherwise expressly set forth in Section 9.2.2, Section 9.2.3, or Section 9.2.5, each Party will have the right, at its cost and expense and at its discretion, to file, prosecute, maintain, and enforce throughout the world any Patents Controlled by such Party.

9.2.2   Ionis First Right. Ionis will have the first right, at its cost and expense and at its discretion, to file, prosecute, maintain, and enforce throughout the world the (a) Ionis Core Technology Patents, (b) Ionis Manufacturing Patents, (c) Joint Core Technology Patents, and (d) until completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx, the Ionis Product-Specific Patents Covering IONIS-TTR-LRx that do not also Cover inotersen. To the extent it has not already done so in a country where Ionis has filed other Ionis Core Technology Patents or Ionis Product-Specific Patents, Ionis will use Commercially Reasonable Efforts to file a continuation or divisional (or the foreign equivalent) of a patent application related to PCT/US14/036463 and prosecute such continuation or divisional application in a manner that renders it an Ionis Product-Specific Patent, which Akcea will have the first right to prosecute and maintain such patent application pursuant to Section 9.2.3.

9.2.3   Product-Specific Patents. Except as otherwise expressly set forth in Section 9.2.2 and Section 9.2.5, Akcea, either directly or through its Affiliates and Sublicensees, will have the first right, at its expense, to file, prosecute, and maintain throughout the world all Product-Specific Patents. Until such time that Akcea hires in-house patent counsel or engages outside patent counsel, Ionis will provide to Akcea patent management services under the Services Agreement, including preparation and prosecution of all Product-Specific Patents world-wide and management of outside patent counsel world-wide. After Akcea retains its own patent counsel, Akcea will provide Ionis with an update of the filing, prosecution, and maintenance status for each such Product-Specific Patent on a periodic basis and will reasonably consult with and cooperate with Ionis with respect to the preparation, filing, prosecution, and maintenance of such Product-Specific Patents, including providing Ionis with drafts of material filings in sufficient time to allow Ionis’ review and comment before such filings are due. Akcea or its outside counsel will provide to Ionis copies of any material papers relating to the filing, prosecution, and maintenance of such Product-Specific Patents promptly upon their being filed or received. If Akcea determines that it is not commercially reasonable to continue prosecuting or maintaining particular applications or patents within such Product-Specific Patents in selected jurisdictions, then Akcea may cease such efforts (in which case the terms of Section 9.2.5 will apply).

9.2.4   Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the Ionis Product-Specific Patents licensed hereunder or any other Product-Specific Patents, or a Product has been initiated, in each case, that would have a material adverse effect on the licenses granted by Ionis to Akcea under this Agreement, or that would have a material adverse effect on or would materially impair a Party’s rights under this Agreement, if determined adversely to a Party. Any information communicated pursuant to this Section 9.2.4 will be treated as Confidential Information subject to the terms of ARTICLE 8.

9.2.5   Discontinued Patents. If the Party responsible for prosecution and maintenance of the Product-Specific Patents under Section 9.2.2 or Section 9.2.3, as applicable (the “Prosecuting Party”) elects to not pursue or continue the filing, prosecution, or maintenance of any particular applications or patents, or subject matter included in the Product-Specific Patents in any jurisdiction (a “Discontinued Patent”), then the Prosecuting Party will give as much advance written notice as reasonably practicable (but in no event less than 30 days or, in the case of an applicable impending deadline, 45 days prior to such deadline) to the other Party of any decision not to pursue or continue such preparation, filing, prosecution, or maintenance. In such case, the other Party may elect to continue preparation, filing, prosecution, or maintenance of such Discontinued Patent in the applicable jurisdiction at its expense and such Party will become the Prosecuting Party with respect to such Discontinued Patent in such jurisdiction. The Party that is discontinuing the prosecution or maintenance of a Discontinued Patent will execute such documents and perform such acts as may be reasonably necessary for the other Party to continue prosecution or maintenance of the applicable Discontinued Patent in the applicable jurisdiction. If a Party that continues the prosecution and maintenance of a Discontinued Patent wishes to cease prosecution, then such Party does not need to provide notice to the Party that originally decided to discontinue prosecution of such Product-Specific Patent.

9.2.6   Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Product-Specific Patents and Joint Core Technology Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such responsible Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

Section 9.3   Enforcement of Patents.

9.3.1   Notification of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation, or threatened infringement by a Third Party with respect to any Product-Specific Patents or Ionis Core Technology Patent by reason of the Development, Manufacture, use, or Commercialization of a Competing Product (“Competitive Infringement”), then such Party will promptly notify the other Party in writing (and in any event within 10 days for cases of Competitive Infringement under Section 9.3.7) and will provide such other Party with available evidence of such Competitive Infringement.

9.3.2   Product-Specific Patents. Akcea will have the first right, but not the obligation, at Akcea’s expense, to enforce the Product-Specific Patents against any such Competitive Infringement or to defend against any challenge to the validity, scope, or enforceability of a Product-Specific Patent, including any opposition or inter partes review proceeding against any Product-Specific Patent. If Ionis requests that Akcea take action to enforce any Product-Specific Patent against a Competitive Infringement, and Akcea believes that it is not commercially appropriate to take such actions, then the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner. If Akcea brings an action to enforce a Product-Specific Patent against a Competitive Infringement, then Ionis as the owner of such Product-Specific Patent, will be permitted to join the litigation with respect thereto and any communications between the Parties will be governed by the common interest privilege.

9.3.3   Ionis Core Technology Patents. If the Parties learn that a Third Party is infringing one or more Valid Claims of an Ionis Core Technology Patent or Joint Core Technology Patent by selling a Competing Product (including any Competitive Infringement) and such infringement is likely to have a material adverse effect on the Product, then Ionis will have the sole right, but not the obligation, at Ionis’ expense, to enforce the Ionis Core Technology Patents or Joint Core Technology Patent against any such Competitive Infringement. If Akcea requests that Ionis take action to enforce any Ionis Core Technology Patent or Joint Core Technology Patent against a Competitive Infringement, and Ionis believes that it is not commercially appropriate to take such actions, then the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner.

9.3.4   Cooperation. The Party not enforcing the applicable Patent against a Competitive Infringement or not defending the applicable Patent against any challenge to the validity, scope, or enforceability thereof (including in any opposition or inter partes review proceeding), in each case, will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours in deposition and at trial, and joining the action as a named party to the extent necessary to allow the enforcing or defending Party to bring or maintain the action or establish damages. Subject to Section 11.3, each Party will provide similar cooperation to the other Party in furtherance of the execution of any strategy determined in accordance with Section 3.4 or Section 9.1 (as applicable) with respect to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent. If any Third Party asserts in writing or in any legal proceeding that any of the Ionis Patents are unenforceable based on any term or condition of this Agreement, then the Parties shall amend this Agreement as may reasonably be required to effect the original intent of the Parties, including to preserve the enforceability of such Ionis Patents.

9.3.5   Recovery. Any damages or other monetary awards recovered with respect to any action contemplated by this Section 9.3 will be shared as follows:

(a)   the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) and any costs and expenses of either Party with respect to any such action will be included in Commercialization Costs for the purpose of calculating Net Profits or Losses; and

(b)   any remaining proceeds will be treated as Net Profit.

9.3.6   Settlement. Notwithstanding anything to the contrary under this ARTICLE 9, neither Party may enter a settlement, consent judgment, or other voluntary final disposition of a suit under this ARTICLE 9 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent.

9.3.7   35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 9.3, solely with respect to the Patents licensed to Akcea under this Agreement for a Competitive Infringement under 35 USC 271(e)(2), the time period set forth in Section 9.3.1 during which a Party will have the initial right to bring a proceeding will be shortened to a total of 25 days, so that, to the extent the other Party has the right pursuant to Section 9.3.1 to initiate a proceeding against such a Competitive Infringement if the first Party does not initiate such a proceeding within 25 days after such first Party’s receipt of written notice of such Competitive Infringement, such other Party will have such right.

Section 9.4   Future In-License Agreements.

9.4.1   Notice of Third Party Patents and Know-How. Each Party will notify the other Party if either Party becomes aware of Third Party Patents or Know-How that it believes are necessary or reasonably useful to Develop, Manufacture, or Commercialize a Product.

9.4.2   Approval of Future In-Licenses. Either Party may request that the other Party approve the acquisition of rights (whether by license or otherwise) with respect to a Third Party’s Patents or Know-How, as applicable, for use in the Development, Manufacture, and Commercialization of Products pursuant to this Agreement. If Ionis is the requesting Party and Akcea provides such approval, then Ionis may enter into an agreement to acquire such rights, and upon its execution such agreement will become a Future In-License Agreement for purposes of this Agreement, the Patents and Know-How acquired or licensed thereunder will become Controlled by Ionis and licensed or sublicensed (as applicable) to Akcea under this Agreement, and amounts payable to the Third Party in consideration for such acquisition of rights will be Third Party Obligations for purposes of this Agreement and will be included in Expenses for the purpose of the Profit/Loss Share in accordance with Section 6.5. Similarly, if Akcea is the requesting Party and Ionis provides such approval, then Akcea may enter into an agreement to acquire such rights, and may include any amounts payable to such Third Party in consideration of the acquisition of such rights in Expenses for the purposes of the Profit/Loss Share.

9.4.3   Non-Approval. If the non-requesting Party does not approve the requesting Party’s acquisition of such rights to any such Patents or Know-How Controlled by a Third Party, then, the other Party may enter into an agreement to acquire such rights (whether by license, or otherwise). However, if Ionis was the requesting Party and Akcea did not approve Ionis’ acquisition of such rights, then upon the execution of such an agreement, such agreement will not become a Future In-License Agreement, the Patents and Know-How acquired or licensed thereunder will not be Controlled by Ionis for purposes of this Agreement, and will not be licensed to Akcea under this Agreement, and amounts payable by Ionis to the Third Party will not be Third Party Obligations included in Expenses for the purpose of the Profit/Loss Share. Similarly, if Akcea is the requesting Party and Ionis did not provide such approval, then Akcea may enter into an agreement to acquire such rights, but may not include any amounts payable to such Third Party pursuant to such agreement in Expenses for the purposes of the Profit/Loss Share.

Section 9.5   Patent Listing. During the Agreement Term, Akcea will promptly, accurately, and completely list with the applicable Regulatory Authorities all applicable Patents that Cover a Product. Prior to such listings, the Parties will meet, to evaluate and identify all applicable Patents (through the Joint Patent Committee), and Akcea will have the right to review, where reasonable, original records relating to any invention for which Patents are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Akcea will retain final decision-making authority as to the listing of all applicable Product-Specific Patents that are not Ionis Core Technology Patents or Ionis Manufacturing Patents.

Section 9.6   Joint Research Agreement under the Leahy-Smith America Invents Act. Notwithstanding anything to the contrary in this ARTICLE 9, neither Party will have the right to make an election under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act when exercising its rights under this ARTICLE 9 without the prior written consent of the other Party, which consent will not be unreasonably withheld. With respect to any such permitted election, each Party will use reasonable efforts to cooperate and coordinate their activities with the other Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

Section 9.7   Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension of the optimal patent licensed under this Agreement, wherever applicable to a Product.

Section 9.8   Rights in Bankruptcy. All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10
TERM AND TERMINATION

Section 10.1   This Agreement will take effect automatically without further action of either Party upon the Effective Date; provided, however, that Section 3.1, Section 3.4, Section 3.5, ARTICLE 8, ARTICLE 9, this Section 10.1, Section 10.3.1, ARTICLE 11, ARTICLE 12, and ARTICLE 13 will each become binding and effective as of the Execution Date.

Section 10.2   Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will continue in full force and effect until the expiration of all payment obligations under this Agreement with respect to the last Product (or Product) in all countries. The period from the Effective Date until the date of expiration or earlier termination of this Agreement pursuant to this ARTICLE 10 is the “Agreement Term.”

Section 10.3   Termination of the Agreement.

10.3.1   Termination Prior to the Effective Date. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein be abandoned at any time prior to the Effective Date:

(a)   by mutual written consent of Akcea and Ionis;

(b)   by either Akcea or Ionis:

(i)	if the Effective Date shall not have occurred on or prior to June 30, 2018; or
(ii)	if any governmental authority having jurisdiction over Akcea or Ionis shall have enacted, issued, promulgated, enforced, or entered any Applicable Law or taken any other material action that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions;

(c)   by Akcea, upon a material breach of this Agreement by Ionis, provided, however that if such breach is capable of being cured within 90 days from the date Ionis is notified in writing by Akcea of such breach, then Akcea may not terminate this Agreement during such 90-day period or following such date if such breach is cured at or prior to such date; or

(d)   by Ionis, upon a material breach of this Agreement by Akcea, provided, however that if such breach is capable of being cured within 90 days from the date Akcea is notified in writing by Ionis of such breach, then Ionis may not terminate this Agreement during such 90-day period or following such date if such breach is cured at or prior to such date.

If this Agreement is terminated under this Section 10.3.1 prior to the Effective Date, then, within 15 days after the date of such termination, the Parties will mutually agree on a transition plan to promptly affect the orderly transition to Ionis of all inotersen activities being performed by Akcea in a manner intended to support inotersen launch. Each Party will execute, acknowledge, and deliver such further instruments (including any assignments and other documents), and do all such other acts, as may be necessary or appropriate to carry out the orderly transition of inotersen activities from Akcea to Ionis described in this provision. This last paragraph of this Section 10.3.1 will survive any termination of this Agreement under this Section 10.3.1.

10.3.2 Akcea’s Termination for Convenience. At any time following the Effective Date Akcea may terminate this Agreement in its entirety by providing 90 days written notice to Ionis of such termination.

10.3.3 Termination for Material Breach

(a)   Akcea’s Right to Terminate. At any time following the Effective Date, if Akcea believes that Ionis is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under Section 3.3, a breach of which is governed by Section 10.3.4 below), then Akcea may deliver notice of such material breach to Ionis. If the breach is curable, then Ionis will have 90 days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within 30 days following such notice), which cure period may be extended for an additional 90-day period if such breach cannot be cured in the initial 90 day cure period and Ionis commences actions to cure such default within such initial 90 day period and thereafter uses diligent efforts with respect to the cure thereof. If Ionis fails to cure such breach within the 90-day, 180-day, or 30-day period (as applicable), or if the breach is not subject to cure, then Akcea may terminate this Agreement by providing written notice to Ionis.

(b)   Ionis’ Right to Terminate. At any time following the Effective Date, if Ionis believes that Akcea is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts to Develop and Commercialize a Product under Section 3.3, which is governed by Section 10.3.4 below), then Ionis may deliver notice of such material breach to Akcea. If the breach is curable, then Akcea will have 90 days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within 30 days following such notice), which cure period may be extended for an additional 90 day period if such breach cannot be cured in the initial 90-day cure period and Akcea commences actions to cure such default within such initial 90-day period and thereafter uses diligent efforts with respect to the cure thereof. If Akcea fails to cure such breach within the 90-day, 180-day, or 30-day period (as applicable), or if the breach is not subject to cure, then Ionis may terminate this Agreement by providing written notice to Akcea.

10.3.4 Remedies for Failure to Use Commercially Reasonable Efforts.

(a)   At any time following the Effective Date, if Ionis, in Akcea’s reasonable determination, fails to perform its obligations under Section 3.3, then Akcea will notify Ionis and, within 30 days thereafter, Ionis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Ionis’ failure to perform its obligations under Section 3.3. Following such a meeting, if Ionis fails to use Commercially Reasonable Efforts to conduct the mutually agreed cure plan, then Akcea will have the right to terminate this Agreement by providing written notice to Ionis.

(b)   At any time following the Effective Date, if Akcea, in Ionis’ reasonable determination, fails to perform its obligations under Section 3.3, then Ionis will notify Akcea and, within 30 days thereafter, Ionis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable cure plan to address any outstanding issues related to Akcea’s failure to perform under Section 3.3. Following such a meeting, if Akcea fails to use Commercially Reasonable Efforts as contemplated by the mutually agreeable cure plan, then Ionis will have the right, at its sole discretion, to terminate this Agreement in its entirety; provided, however, that, in the case where Ionis has the right to terminate this Agreement due to Akcea’s failure to perform its obligations under Section 3.3 with respect to inotersen, if, at such time, (i) a First Commercial Sale of IONIS-TTR-LRx has occurred in a Major Market, and (ii) Akcea diligently performs its obligations under a Product transition plan that has been agreed by the Parties pursuant to which Akcea will transition its Commercialization efforts away from Commercialization of inotersen to focus on the Commercialization of IONIS-TTR-LRx, then Ionis may not terminate this Agreement with respect to such failure.

10.3.5 Termination for Patent Challenge. Ionis may terminate this Agreement if Akcea or its Affiliates disputes, or actively assists any Third Party to dispute, the validity of any Ionis Patents licensed to Akcea hereunder in a patent re-examination, inter-partes review, post grant, or other patent-office proceeding, opposition, litigation, or other court proceeding and, within 30 days after written notice from Ionis, Akcea fails to rescind any and all of such actions, provided however that, nothing in this clause prevents Akcea or its Affiliates from taking any of the actions referred to in this clause and provided further that Ionis will not have the right to terminate if Akcea or its Affiliates:

(a)   takes any such action as described above as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order, including asserting invalidity as a defense in any court proceeding brought by Ionis or its Affiliates asserting infringement of an Ionis Patent licensed to Akcea hereunder; or

(b)   acquires a Third Party that has an existing challenge, whether in a court or administrative proceeding, against an Ionis Patent licensed to Akcea hereunder; or

(c)   licenses a product for which Ionis has an existing challenge, whether in a court or administrative proceeding, against an Ionis Patent licensed to Akcea hereunder.

10.3.6 Disputes Regarding Material Breach. Notwithstanding anything to the contrary set forth in this Agreement, if the Party that has been alleged pursuant to Section 10.3.1, Section 10.3.3, Section 10.3.4, or Section 10.3.5 to be in breach of this Agreement or otherwise to have triggered a termination right for the other Party (the “Breaching Party” and the other Party, the “Non-Breaching Party”) disputes in good faith the existence, materiality, or failure to cure of any such breach or condition, and provides notice to the Non-Breaching Party of such dispute within the initial applicable day cure period, then the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.3.1, Section 10.3.3, Section 10.3.4, or Section 10.3.5 (as applicable) unless and until it has been determined in accordance with Section 13.4 that the Breaching Party has materially breached this Agreement (or such other condition of termination has occurred) and failed to cure such breach or condition within 90 days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

10.3.7 Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; (b) proposes a written agreement of composition or extension of substantially all of its debts; (c) is served with an involuntary petition against it filed in any insolvency proceeding and such petition is not be dismissed within 90 days after the filing thereof; (d) proposes or is party to any dissolution or liquidation; or (e) makes an assignment of substantially all of its assets for the benefit of creditors (each of items (a) through (e), an “Insolvency Event”); provided, however, that Ionis will not have the right to terminate this Agreement pursuant to this Section 10.3.7 in the case where Akcea is the Party that is the subject of an Insolvency Event and such Insolvency Event was caused by Ionis.

Section 10.4 Consequences of Termination of this Agreement.

10.4.1 Consequences of Termination of this Agreement. If this Agreement is terminated by a Party in accordance with Sections 10.3.2, 10.3.3, 10.3.4, 10.3.5, or 10.3.7, in each case, in its entirety at any time and for any reason, then the following terms will apply to any such termination:

(a)   Licenses. The licenses granted by Ionis to Akcea under this Agreement will terminate and Akcea, its Affiliates, and its Sublicensees will cease selling Products.

(b)   Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records, and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(c)   Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. For purposes of clarification, Milestone Payments accrue as of the date of achievement of the applicable Milestone Event, even if the payment is not due at that time.

(d)   Survival. The following provisions of this Agreement will survive the expiration or earlier termination of this Agreement: Section 4.4 (Effect of Termination on Sublicenses); Section 4.8 (License to Ionis under Akcea Collaboration Technology); Section 6.7 (Records Retention); Section 6.8 (Audits and Interim Reviews); ARTICLE 8 (Confidentiality); Section 9.8 (Rights in Bankruptcy); Section 10.4 (Consequences of Termination of this Agreement); ARTICLE 11 (Indemnification and Insurance); Section 13.3 (Governing Law); Section 13.4 (Dispute Resolution); Section 13.6 (Notices); Section 13.9 (Entire Agreement); Section 13.11 (Interpretation); Section 13.12 (Third Party Beneficiaries); and Appendix 1 (to the extent definitions are embodied in the foregoing listed Articles and Sections).

10.4.2 Special Consequences of Certain Terminations. If Ionis terminates this Agreement under Section 10.3.3(b) (Ionis’ Right to Terminate for Material Breach), Section 10.3.4(b) (Ionis’ Right to Terminate for Failure to Use Commercially Reasonable Efforts), Section 10.3.5 (Termination for Patent Challenge), or Section 10.3.7 (Termination for Insolvency), then, in addition to the terms set forth in Section 10.4.1, the following additional terms will also apply:

(a)   Akcea will and hereby does grant to Ionis a sublicensable, worldwide, non-exclusive license or sublicense, as the case may be, under all Akcea Technology Controlled by Akcea as of the effective date of such termination that Covers the Products solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Products;

(b)   Akcea will transfer to Ionis for use with respect to the Development and Commercialization of the Products, any Know-How, data, results, regulatory information, Regulatory Documentation (including the IND and all regulatory approvals), and files in the possession of and Controlled by Akcea as of the effective date of such termination that relate to such Products, and any other information or material delivered to Akcea pursuant to Section 4.6;

(c)   Akcea will provide Ionis with copies of any internal or external market research reports and other market research documentation, including any meeting minutes and meeting materials from any meetings Akcea had with focus groups and payors regarding the Products;

(d)   Akcea will grant to Ionis a non-exclusive, royalty-free, fully paid up license under any trademarks that are specific to any Product solely for use with such Product; provided, however, that in no event will Akcea have any obligation to license to Ionis any trademarks used by Akcea both in connection with a Product and in connection with the sale of any other Akcea product or service, including any Akcea- or Akcea-formative marks;

(e)   Akcea will pay the final invoice of all outstanding Expenses accrued by Ionis prior to the effective date of termination within 45 days of receipt thereof;

(f)   Upon Ionis’ written request pursuant to a mutually agreed supply agreement, Akcea will sell to Ionis any bulk API and Drug Product in Akcea’s possession and Control related to the Products at the time of such termination, at a price equal to Akcea’s Cost of Goods therefor;

(g)   Ionis may request Akcea to conduct (or cause to be conducted by Akcea’s CMO) a technology transfer to Ionis (or Ionis’ designated Third Party supplier) of any technology, information, and data reasonably related to Akcea’s or such CMO’s Manufacturing and supply of API or Drug Product for the Products, and if so requested, Akcea will conduct (or cause to be conducted by Akcea’s CMO) such a technology transfer at no cost to Ionis, and Akcea will (or will cause Akcea’s CMO to) continue to (i) provide reasonable support and cooperation with Ionis’ regulatory filings and interactions with Regulatory Authorities related to the Manufacture of API or Drug Product by Akcea or such CMO Akcea’s or such CMO’s API or Drug Product Manufacturing (including any required inspections), and (ii) supply (or cause to be supplied by Akcea’s CMO) API or Drug Product to Ionis, at a price equal to Akcea’s Cost of Goods at the time such material was Manufactured, until such time as Ionis is able to identify and contract with a suitable Third Party API or Drug Product manufacturer, such period not to exceed 36 months; and

(h)   Post-Termination Transition Activities. The Parties wish to provide a mechanism to ensure that patients who were being treated with a Product prior to such termination or who desire access to such Product can continue to have access to such Product while the regulatory and commercial responsibilities for the Product are transitioned from Akcea to Ionis. As such, Ionis may request Akcea perform transition activities that are necessary or useful to (i) transition Akcea’s Commercialization activities to Ionis to minimize disruption to sales of such Products, (ii) provide patients with continued access to the applicable Products, (iii) enable Ionis (or Ionis’ designee) to assume and execute the responsibilities under all Approvals and ongoing Clinical Trials for the applicable Product, and (4) ensure long-term continuity of supply for the Products, which will include some or all of the categories of services and deliverables listed on Schedule 10.4.2(h) as reasonably requested by Ionis (collectively, the “Post-Termination Transition Activities”). Akcea will use Commercially Reasonable Efforts to perform such Post-Termination Transition Activities in accordance with the Termination Transition Plan for the periods set forth in Schedule 10.4.2(h), or such longer periods of time as Akcea and Ionis may agree. In furtherance of the foregoing:

(i)	Ionis may elect to have Akcea perform the Post-Termination Transition Activities by providing written notice to Akcea no later than 60 days following the effective date of termination of this Agreement. If Ionis so requests Post-Termination Transition Activities, then, without limiting the provisions of Section 10.4.2, the Parties will mutually agree upon a transition plan for Akcea to perform the Post-Termination Transition Activities including delivery and transition dates for such activities (the “Termination Transition Plan”). In addition, the Parties will establish a transition committee consisting of at least each Party’s Alliance Managers, a representative from each Party’s chemistry, manufacturing, and controls (CMC) group who was responsible for the Products prior to termination of this Agreement, and up to two additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Akcea is providing Post-Termination Transition Activities under the Termination Transition Plan, Akcea and Ionis will agree on talking points and a communication plan to customers, specialty pharmacies, physicians, regulatory authorities, patient advocacy groups, and clinical study investigators, and Akcea will make all such communications to such entities in accordance with such talking points and communication plan.
(ii)	Ionis will pay Akcea’s internal costs to perform the Post-Termination Transition Activities in accordance with the Termination Transition Plan, calculated using the same methodology as Akcea used to calculate such expenses for such Product in its most recently audited financial statements prior to the termination date. In addition, Ionis will reimburse Akcea’s out-of-pocket costs to perform such Post-Termination Transition Activities. Ionis will own all revenue derived from the Products after the effective date of termination of this Agreement and Akcea will remit all such revenues to Ionis no later than 45 days after the end of the month in which such revenue was received.

ARTICLE 11
INDEMNIFICATION and INSURANCE

Section 11.1   Indemnification.

11.1.1 By Akcea. Akcea will indemnify, defend, and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Ionis Indemnitee”), from and against any and all liabilities, damages, losses, costs, including the reasonable fees of attorneys and other professionals (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings, or demands arising from or related to:

(a)    the gross negligence, recklessness, or willful misconduct of Akcea, its Affiliates, or its or Sublicensees and its or their respective directors, officers, employees, and agents, in connection with Akcea’s performance of its obligations or exercise of its rights under this Agreement; or

(b)    Development, Commercialization, and Manufacturing activities that are conducted by or on behalf of Akcea or its Affiliates or Sublicensees, including handling, storage, manufacture, and sale by or on behalf of Akcea or its Affiliates or Sublicensees of any Products for the purpose of conducting Development or Commercialization by or on behalf of Akcea or its Affiliates or Sublicensees; or any breach of any representation or warranty or express covenant made by Akcea in this Agreement; or

(c)    any breach of any representation, warranty, or covenant made by Akcea in this Agreement;

except, in each case above, to the extent such Losses are subject to indemnification by Ionis pursuant to Section 11.1.2.

11.1.2 By Ionis. Ionis will indemnify, defend, and hold harmless Akcea and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Akcea Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Third Party suits, claims, actions, proceedings, or demands arising from or related to:

(a)    the gross negligence, recklessness, or willful misconduct of Ionis, its Affiliates or licensees (other than Akcea) and its or their respective directors, officers, employees, and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

(b)    Development, Manufacturing, and Commercialization activities that are conducted by or on behalf of Ionis or its Affiliates or licensees (other than Akcea), including handling, storage, manufacture, and sale by or on behalf of Ionis or its Affiliates or licensees (other than Akcea) of any Products for the purpose of conducting Development or Commercialization by or on behalf of Ionis or its Affiliates or licensees (other than Akcea); or

(c)    any breach of any representation or warranty or express covenant made by Ionis in this Agreement;

except, in each case above, to the extent such Losses are subject to indemnification by Akcea pursuant to Section 11.1.1.

Section 11.2   Losses as Expenses. Except as otherwise set forth in Section 6 of Schedule 6.4.1 with respect to a Third Party Infringement Claim, any Losses that are subject to indemnification pursuant to Section 11.1 that arise from the Development, Manufacture, or Commercialization of any Product (including product liability and intellectual property infringement claims) will be treated as Expenses for the purposes of the Profit/Loss Share, except solely to the extent such Losses arise from a Party’s breach of this Agreement, violation of Applicable Law, gross negligence, or willful misconduct, in which case such Party will fully bear such Losses and may not include such Losses in Expenses for the purpose of the Profit/Loss Share. The indemnification obligations of each Party set forth in Section 11.1.1 and Section 11.1.2 will exclude any Losses to the extent that the Indemnitee has already been reimbursed for such damages by virtue of the inclusion of such Losses in Expenses prior to receiving indemnification therefor by the Indemnifying Party. Notwithstanding anything to the contrary set forth in this Agreement, with respect to Third Party Infringement Claims filed by a Third Party within 18 months after the First Commercial Sale of a Product, 89% of any damages awarded as a final judgment by a court of competent jurisdiction will be treated as “Expenses” hereunder and the remaining 11% will be paid solely by Ionis.

Section 11.3   Indemnification Procedure. In the event of any claim, suit, proceeding, or action of a Third Party (a “Third Party Claim”) giving rise to an indemnification obligation under this ARTICLE 11, the person or entity entitled to indemnification under this ARTICLE 11 (individually, an “Indemnitee”), will promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”), in writing of the Third Party Claim (it being understood and agreed, however, that the failure by an Indemnitee to give notice of a Third Party Claim as provided in this Section 11.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). The Indemnifying Party will manage and control, at its sole expense, the defense of the claim and its settlement, and all such expenses of such defense and any settlement will be considered “Expenses” for purposes of the Profit/Loss Share (except to the extent such expenses arise from the Indemnifying Party’s breach of this Agreement (or any other agreement between the Parties), violation of Applicable Law, gross negligence, or willful misconduct). Within 30 days after delivery of such notification the Indemnifying Party may, upon written notice to the Indemnitee, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitee. The Indemnitee may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnitee have conflicting interests with respect to such Third Party Claim, then the Indemnifying Party will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith (and any such reasonable fees and expenses of counsel will be considered “Expenses” for purposes of the Profit/Loss Share except to the extent the Third Party Claim arises from the Indemnitee’s breach of this Agreement (or any other agreement between the Parties), violation of Applicable Law, gross negligence, or willful misconduct). Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. If the Indemnifying Party does not assume control of the defense of the Third Party Claim within 30 days after delivery of Indemnitee’s notice of such claim and request for indemnification, then the Indemnitee(s) may defend such Third Party Claim. Each Party will keep the other Party advised of the status of such Third Party Claim and the defense thereof, and the Indemnifying Party will consider recommendations made by the other Party with respect thereto. If the Indemnifying Party assumes control of the defense of the Third Party Claim, then the Indemnifying Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee. The Indemnifying Party will not be obligated to indemnify the Indemnitee(s) for any Third Party Claim settled by the Indemnitee(s) without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld.

Section 11.4   Insurance. Each Party will maintain at its sole expense, a liability insurance program (including clinical trials and product liability insurance) consistent with products that are at the stage of development as the Products licensed under this Agreement to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto.

Section 11.5   LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT WITH RESPECT TO (I) A PARTY’S BREACH OF Section 5.1, ARTICLE 8, OR Section 12.1, (II) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1, (III) CLAIMS ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT UNDER THIS AGREEMENT, OR (IV) IONIS’ BREACH OF Section 12.2(a), Section 12.2(b), OR SECTION 12.3.3: NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 12.1   Representations and Warranties of the Parties. The Parties hereby represent and warrant, as of the Execution Date and the Effective Date, to the other Party that: (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (b) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and (c) it has all necessary consents, approvals, and authorizations of all government or regulatory bodies and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Section 12.2   Ionis Representations and Warranties. Ionis hereby represents and warrants (and where specified to the best of its knowledge, means to the best of the knowledge of Ionis’ executive officers) to Akcea that, as of (i) the Execution Date and, (ii) other than any matters set forth in a letter from Ionis to Akcea dated as of the Effective Date, the Effective Date:

(a)   It has sufficient legal or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Ionis Patents as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Akcea pursuant to this Agreement.

(b)   To the best of its knowledge, no actions, suits, claims, disputes, or proceedings concerning the Ionis Patents licensed hereunder are currently pending or are threatened in writing, that if determined adversely to Ionis would have an adverse effect on Ionis’ ability to grant the licenses (or sublicenses as the case may be) to Akcea, or perform its obligations, under this Agreement, or that would have an adverse effect on or would impair Akcea’s right to practice under the licenses (or sublicenses as the case may be) granted under this Agreement by Ionis to Akcea.

(c)   All employees and contractors of Ionis that are inventors of any of the inventions claimed in the Ionis Product-Specific Patents and that have performed Development or Manufacturing activities with respect to any Product Development on behalf of Ionis have entered into written agreements pursuant to which such Persons are obligated to assign all rights, title, and interests in and to any such inventions developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof.

(d)   To the best of its knowledge, there are no additional licenses (beyond those granted to Akcea under this Agreement) under any intellectual property owned or Controlled by Ionis or its Affiliates that would be required in order for Akcea to Develop, Manufacture, or Commercialize a Product.

(e)   The Ionis Licensed Technology constitutes all of the Patents and Know-How Controlled by Ionis that are necessary to Develop, Manufacture, and Commercialize the Products as contemplated under this Agreement. Ionis has not previously assigned, transferred, conveyed, or otherwise encumbered its rights, title, or interests in or to the Ionis Licensed Technology in a manner that conflicts with any rights granted to Akcea hereunder with respect to the Products.

(f)   Appendix 2 (Ionis Core Technology Patents), Appendix 3 (Ionis Product Specific Patents), and Appendix 4 (Ionis Manufacturing Patents), set forth true, correct, and complete lists of all Ionis Core Technology Patents, all Ionis Product-Specific Patents, and Ionis Manufacturing and Patents, respectively, and indicates whether each such Patent is owned by Ionis or licensed by Ionis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed. Ionis Controls such Patents and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patents that it purports to grant to Akcea under this Agreement.

(g)   To the best of its knowledge, (i) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude that any Ionis Product-Specific Patent is invalid or un-enforceable; (ii) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude the inventorship of each Ionis Product-Specific Patent is not properly identified on each patent; and (iii) all official fees, maintenance fees, and annuities for the Ionis Product-Specific Patents have been paid and all administrative procedures with governmental agencies have been completed. None of the Ionis Product-Specific Patents is currently involved in any interference, reissue, re-examination, inter partes review, cancellation, or opposition proceeding and neither Ionis, nor any of its Affiliates, has received any written notice from any Person or has knowledge of such actual or threatened proceeding.

(h)   Ionis has set forth on Appendix 5 (Existing In-License Agreements) a true, correct, and complete lists of all agreements pursuant to which a Third Party has granted Ionis a sublicensable license under any Know-How or Patents that is necessary to Develop, Manufacture, or Commercialize the Products, and all such Patents and Know-How are Controlled by Ionis and included in the Ionis Licensed Technology. All Existing In-License Agreements are in full force and effect, and Ionis has provided Akcea with true and complete copies of each such Existing In-License Agreement and all amendments thereto. Neither Ionis nor, to the best its knowledge, the counterparty to an Existing In-License Agreement is in default with respect to a material obligation under such Existing In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under any Existing In-License Agreement.

(i)   To the best of its knowledge, except as otherwise disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, no issued patent or published patent application owned by a Third Party will be infringed by the Development, Manufacture (as manufactured by Ionis at its facility), or Commercialization of the Products as contemplated by this Agreement (assuming with respect to such published patent application, that such application issues with the claims existing in such application as of the Effective Date), and Ionis and its Affiliates have not misappropriated any Third Party’s Know-How in the course of the Development and Manufacture of the Products.

(j)   All INDs, NDAs, and other material regulatory submissions made with any Regulatory Authority relating to the Development, Manufacture, marketing, distribution, or sale of the Products are set forth in the electronic data room. Except as otherwise disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, neither Ionis nor any of its Affiliates or licensees has received any written notice or allegation from any Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any Applicable Law, or (ii) any actual, proposed, or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any regulatory filing for the Products, and to Ionis’ knowledge there is no reasonable basis for any such notice or allegation.

(k)   All Development of the Products has been conducted, in all material respects, in accordance with all Applicable Law. There is no legal proceeding pending or, to Ionis’ knowledge, threatened, by any Regulatory Authority to suspend, investigate, or terminate Development of any Product.

(l)   To the best of its knowledge, true, complete and correct copies of all material information with respect to the safety and efficacy of the Products have been provided to Akcea.

Section 12.3   Covenants of Ionis. From and after the Execution Date through the expiration or earlier termination of this Agreement, Ionis hereby covenants to Akcea that, except as expressly permitted under this Agreement:

12.3.1 Updates to Appendixes. Upon Akcea’s request, Ionis will promptly update Appendix 2 (Ionis Core Technology Patents), Appendix 3 (Ionis Product-Specific Patents), and Appendix 4 (Ionis Manufacturing Patents) and submit such amended Appendixes to Akcea.

12.3.2 In-Licenses. Ionis will not, and will cause its Affiliates not to amend, modify, terminate, or waive any rights under any Existing In-License Agreement or Future In-License Agreement in a manner that would adversely affect Akcea’s rights or obligations under this Agreement without Akcea’s prior written consent. Ionis will not, and will cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause or result in the termination of any Existing In-License Agreement or Future In-License Agreement in its entirety or with respect to any rights under such agreement for which such termination would adversely affect Akcea’s rights or obligations under this Agreement. Ionis will notify Akcea in writing within one Business Day after any such termination of any Existing In-License Agreement or Future In-License Agreement.

12.3.3 Conflicting Agreements. Ionis will not enter into any agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case, that restricts, limits, encumbers, or conflicts with the rights granted to Akcea under this Agreement.

12.3.4 Assignment of Inventions. All employees and contractors of Ionis performing Development activities hereunder on behalf of Ionis will be obligated to assign all rights, title, and interests in and to any inventions developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof.

Section 12.4   DISCLAIMER OF WARRANTY. NEITHER PARTY WARRANTS THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, AKCEA AND IONIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AKCEA AND IONIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13
MISCELLANEOUS

Section 13.1   Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations, and interests of such Party, in whole or in part, without the other Party’s consent, to (a) any of its Affiliates, (b) any purchaser of all or substantially all of its business or assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction; provided, if Akcea or any of its Affiliates or Sublicensees transfers or assigns this Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, then Akcea (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Ionis under ARTICLE 6 for the Incremental Tax Cost such that Ionis receives the amount Ionis would have otherwise received under ARTICLE 6 but for such transfer or assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Akcea may have under Applicable Law), without Akcea’s consent, to an Affiliate, or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 13.1 will be null, void, and of no legal effect.

The “Incremental Tax Cost” shall equal the amount of IRC Sec 901 (or successor provision) foreign withholding taxes withheld under ARTICLE 6 in each year in which such tax is paid and Ionis cannot obtain a corresponding cash benefit from the foreign tax credit, grossed up by the applicable withholding tax rate based on a payment to a United States Person (unless the actual applicable treaty is lower, in which case the lower withholding tax rate shall be used) to equal the pre withholding tax payment.

To the extent Ionis utilizes a foreign tax credit or claims a deduction in any year with respect to the taxes withheld in any year, Ionis will refund to Akcea an amount equal to (i) 100% of the foreign tax credit utilized or (ii) the benefit realized by Ionis resulting from the deduction, which benefit will be calculated as the sum of (1) the amount claimed as a deduction multiplied by the highest marginal statutory federal corporate tax rate applicable to Ionis; plus (2) any state tax benefit of the deduction claimed by Ionis. To assist Akcea in determining when a refund is due from Ionis pursuant to the foregoing sentence, beginning with the first annual tax return for the year in which Akcea pays Ionis an increased (i.e., “gross up”) payment under this Section 13.1, and each year thereafter (including, for clarity, all years in which Ionis utilizes a tax credit or claims a deduction for any foreign tax that is withheld), Ionis will provide Akcea with tax documentation reasonably required and requested by Akcea and, in years in which Ionis utilizes the federal foreign tax credit, supporting documentation for such credit. Notwithstanding the foregoing, if the increase in the withholding tax is in any way a result of the transfer or assignment by Ionis of any intellectual property or a portion of the rights under this license outside of the United States, then Akcea will only be obligated to pay Ionis such gross up to the extent such transfer or assignment by Ionis did not cause such increase in the withholding tax.

Section 13.2   Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

Section 13.3   Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. Subject to Section 13.4, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in Chicago, Illinois and any appellate court having jurisdiction thereover, in any action in aid of arbitration, and each of the Parties hereby irrevocably and unconditionally agrees that all actions in aid of arbitration may be heard and determined in any such federal court in Chicago, Illinois. Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability, or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4   Dispute Resolution.

13.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies, or claims arising out of or in connection with this Agreement (a “Dispute”). Except as otherwise provided in this Agreement (including Schedule 6.4.1), any such dispute between the Parties will be promptly presented to the Chief Executive Officer of Akcea and the Chief Operating Officer of Ionis (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree upon the resolution of the dispute, controversy, or claim. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of, or termination of this Agreement cannot be resolved within 30 days after presentation to the Senior Representatives, or their respective designees, for resolution, then either Party may refer such dispute to Expedited or other binding arbitration, as applicable, to be conducted as set forth in this Section 13.4. Notwithstanding anything to the contrary set forth in this Agreement, any dispute relating to the validity, construction, scope, enforceability, infringement, or other violations of Patents or other intellectual property rights will not be subject to arbitration pursuant to Section 13.4.2 or Section 13.4.3 and instead either Party may bring an action in any court of competent jurisdiction to resolve such disputes.

13.4.2 Arbitration.

(a)   If the Parties fail to resolve the Dispute through Escalation, and a Party desires to pursue resolution of the Dispute, then, other than Expedited Disputes subject to resolution by Expedited Arbitration (which will be resolved in accordance with Section 13.4.3), the Dispute will be submitted by either Party for resolution in binding arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions will control. The arbitration will be held in Chicago, Illinois. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, all aspects of the arbitration will be treated as confidential.

(b)   The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator will be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)   The arbitration tribunal will consist of three arbitrators, of whom each Party will designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

(d)   If, however, the aggregate award sought by the Parties is less than $25 million and equitable relief is not sought, then a single arbitrator will be chosen in accordance with the CPR Rules.

(e)   Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)   The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration. The hearing will be concluded within six months after selection of the arbitrator(s) and the award will be rendered within 60 days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing. If the Parties cannot agree upon a schedule, then the arbitrator(s) will set the schedule following the time limits set forth above as closely as practical.

(g)   The hearing will be concluded in 10 hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made and will be made available to each Party.

(h)   The arbitrator(s) will be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“CPR Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the CPR Protocol. If the Parties cannot agree on discovery and presentation issues, then the arbitrator(s) will decide on presentation modes and provide for discovery within the CPR Protocol, understanding that the Parties contemplate reasonable discovery.

(i)   The arbitrator(s) will decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)   The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and will endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)   The arbitrator(s) will render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)   Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

(m)   EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY SECTION 13.4.4, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION PURSUANT TO SECTION 13.4.2 AS SET FORTH IN SECTION 13.4.4, EACH PARTY HERETO WAIVES: (i) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(n)   Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.

13.4.3 Expedited Arbitration. If a Party exercises its rights under this Agreement to refer a Dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 13.4.3 (and not the dispute resolution process in Section 13.4.2) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following:

(a)   Arbitration will be conducted in Chicago Illinois under the rules of the CPR for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint an arbitrator in accordance with Section 13.4.2(b) through Section 13.4.2(f). Except as otherwise provided in this Agreement, the cost of the arbitration will be borne as set forth in Section 13.4.2(n). Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, all aspects of the arbitration will be treated as confidential.

(b)   Within 30 days after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof, which in the case of a dispute regarding the terms of an agreement, will include such Party’s proposed agreement (each a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.

(c)   Within 30 days after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.

(d)   The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. Within 30 days after the receipt by the arbitrator of both Parties’ responses (or expiration of the 30-day period if any Party fails to submit a response), then the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing, which decision will be made in accordance with the standard for resolution of such matter set forth in this Agreement; provided that the arbitrator must select the resolution proposed by one of the Parties.

13.4.4 Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive, or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy.

Section 13.5   Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

Section 13.6   Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Email: legalnotices@ionisph.com

If to Akcea, addressed to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Chief Executive Officer
Fax: 760-602-1855

with a copy to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Vice President, Legal
Email: legalnotices@akceatx.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: David M. McIntosh
Email: david.mcintosh@ropesgray.com

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by electronic mail or facsimile transmission, then the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, then the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

Section 13.7   Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

Section 13.8   Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

Section 13.9   Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) and the Stock Purchase Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises, and representations, whether written or oral, with respect to the subject matter hereof are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.10   Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

Section 13.11   Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement, and (i) the word “or” is used in the inclusive sense.

Section 13.12   Third Party Beneficiaries. The Indemnitees are intended third party beneficiaries of this Agreement and will have the right to directly enforce Section 11.1 against the Parties. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees will have any right to enforce this Agreement.

Section 13.13   Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. Generally Accepted Accounting Principles (or any successor standard), consistently applied.

Section 13.14   Further Actions. Each Party will execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. If a Party requests any data and results generated by the other Party under this Agreement, such other Party will disclose to the requesting Party such data and results as promptly as possible.

Section 13.15   Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Section 13.16   Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules identifying the Ionis Patents are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

Section 13.17   Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

Section 13.18   Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

Section 13.19   Debarment. Neither Party is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or

Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, then the other Party will be immediately notified in writing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IONIS PHARMACEUTICALS, INC.

By:	/s/ Stanley T. Crooke
Name:	Stanley T. Crooke
Title:	Chief Executive Officer

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos
Name:	Paula Soteropoulos
Title:	Chief Executive Officer

[Signature Page to Development, Commercialization, Collaboration, and License Agreement]

List of Appendices and Schedules

Appendix 1	Definitions
Appendix 2	Ionis Core Technology Patents
Appendix 3	Ionis Product-Specific Patents
Appendix 4	Ionis Manufacturing Patents
Appendix 5	Existing In-License Agreements
Appendix 6	Prior Agreements
Schedule 3.2.1	Strategic Plan Content Examples
Schedule 3.8.1	Cost of Goods Calculation
Schedule 6.4.1	Profit Sharing Provisions
Schedule 6.4.2	Alternative Royalty Provisions
Schedule 10.4.2(H)	Post-Termination Transition Activities

APPENDIX 1

DEFINITIONS

“Acceptance of Filing” means, with respect to an NDA or MAA filed for IONIS-TTR-LRx, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) that such NDA is officially “filed,” or (b) in the European Union, receipt of written notice of validation by the EMA of such MAA under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance of Filing will be determined upon the validation of such MAA by the applicable Regulatory Authority in a Major Market in Europe.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. Ionis will not be considered an Affiliate of Akcea and Akcea will not be considered an Affiliate of Ionis for the purposes of this Agreement.

“Agreement” means this Agreement, together with all Schedules and Appendices attached hereto as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Agreement Term” has the meaning set forth in Section 10.1.

“Akcea” has the meaning set forth in the opening paragraph of this Agreement.

“Akcea Collaboration Technology” means Patents and Know-How discovered, developed, invented, or created solely by or on behalf of Akcea or its Affiliate or a Third Party acting on their behalf in the performance of the Strategic Plan that is necessary or useful to Develop, Manufacture, or Commercialize a Product.

“Akcea Indemnitee” has the meaning set forth in Section 11.1.2.

“Akcea Non-Commercial Activities” means, with respect to a Product, (a) Pre-Approval Akcea Development Activities, (b) all Development activities to be conducted for such Product in a country following receipt of Approval for such Product in such country, including phase 4 trials and post-marketing commitments, and (c) Medical Affairs Activities, whether performed prior to or following the receipt of Approval for such Product in such country.

“Akcea Product-Specific Patents” means all Patents Controlled by Akcea at any time during the Agreement Term Covering (a) the composition of matter of a Product, or (b) methods of using a Product as a prophylactic or therapeutic; provided however, Patents Controlled by Akcea that include only claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general, including Conjugate Technology, or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Akcea Product-Specific Patents.

“Akcea Technology” means any Patents and Know-How Controlled by Akcea or its Affiliates that is necessary or useful to Develop, Manufacture, or Commercialize a Product.

“Allowable Overage” has the meaning set forth in Section 4(f) of Schedule 6.4.1.

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Product. The quantity of API will be the as-is gross mass of the API after lyophilization (i.e., including such amounts of water, impurities, salt, heavy, metals, etc. within the limits set forth in the API specifications).

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or

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other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the Development, Manufacture, or Commercialization of such Product in such jurisdiction in accordance with Applicable Law.

“ASO” means a single-stranded or double-stranded oligonucleotide, or analog, mimic, or mimetic thereof, having a sequence of at least six bases long designed to modulate the expression of the target nucleic acid transcript via binding, partially or wholly, of such compound to the nucleic acid transcript.

“Assigned Regulatory Documentation” has the meaning set forth in Section 3.5.2.

“Breaching Party” has the meaning set forth in Section 10.3.6.

“Brief” has the meaning set forth in Section 13.4.3(b).

“Business Day” means any day, other than Saturday, Sunday, or any statutory holiday or bank holiday in the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Change of Control” means, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of more than 50% of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than 50% of the then outstanding common shares or voting power of the entity resulting from such business combination.

“Clinical Hold” means a clinical hold issued by the FDA (or other Regulatory Authority) in accordance with 21 CFR 312.42 (or a similar foreign counterpart law or regulation) to delay a proposed clinical investigation of a Product or to suspend an ongoing clinical investigation of a Product.

“Clinical Trial” or “Clinical Trials” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data to obtain, support, or maintain an NDA, MAA, or other similar marketing application.

“CMC” means Chemistry, Manufacturing, and Controls as set forth 21 C.F.R.

“CMO” means a contract manufacturing organization.

“Collaboration” means the conduct of the Strategic Plan in accordance with this Agreement.

“Commercial Budget” has the meaning set forth in Section 3.2.1(c).

“Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, or selling a Product.

“Commercially Reasonable Efforts” means, with respect to a Product, the carrying out of Development, Manufacturing, or Commercialization activities using good faith commercially reasonable and diligent efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own Development, Manufacturing, or Commercialization efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical, and commercial factors.

“Competing Activities” has the meaning set forth in Section 5.1.3.

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“Competing Product” means, during the Agreement Term, any product (including an ASO) that is designed to modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, other than any Product. For the avoidance of doubt, no such product will be considered a “Competing Product” for purposes of this Agreement after the expiration or earlier termination of this Agreement.

“Competitive Infringement” has the meaning set forth in Section 9.3.1.

“Compliance Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Confidential Information” means all Know-How and other information and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing activities under this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors, or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic, or electronic form.

Notwithstanding the foregoing, information or Know-How of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information or Know-How:

(a)   was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)   was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)   became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)   was disclosed to such Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others; or

(e)   was independently discovered or developed by employees or (sub)contractors of the Receiving Party or any of its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates.

“Conjugate Technology” means chemistry designed to enhance targeting or uptake of antisense drugs to specific tissues and cells. Conjugate Technology includes N-acetylgalactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGP-R) and enhancing the targeting or uptake of antisense drugs to the liver.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party, then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear such compensation owed to such Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of Ionis after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Ionis.

“Cost of Goods” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Cover” or “Covered” or “Covering” means, with respect to a Patent and a Product, that, but for rights granted to a Person under such Patent the act of making, using, or selling of such Product by such Person would

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infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent. If Ionis assigns an Ionis Product-Specific Patent to Akcea, then such Patent will still be considered an Ionis Product-Specific Patent hereunder and a Product will be deemed “Covered” by such Ionis Product-Specific Patent for purposes of this Agreement.

“CPR Rules” has the meaning set forth in Section 13.4.2.

“Development” or “Develop” or “Developing” means (a) any and all discovery, characterization, or preclinical (including gene function, gene expression, and target validation research, lead optimization, and which may include small pilot toxicology studies), clinical, or regulatory activities with respect to a product to obtain, support, or maintain Approval of such product (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Approval), or any other human clinical studies conducted for a product, whether conducted prior to or after receipt of Approval for such product, and (b) Medical Affairs Activities.

“Development Budget” has the meaning set forth in Section 3.2.1(d).

“Development Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Discontinued Patent” has the meaning set forth in Section 9.2.5.

“Dispute” has the meaning set forth in Section 13.4.1.

“Distribution Agreement” means a written agreement between Akcea or its Affiliates and a Distributor (a) that grants such Distributor the rights to buy from Akcea or its Affiliates one or more Products and distribute and resell such Products under Akcea’s brand name and product marks, (b) that does not include the grant of a sublicense under any Ionis Licensed Technology or the grant of any other right to Develop, Manufacture, or Commercialize a Product, (c) pursuant to which such Distributor purchases its requirements of such Product from Akcea or its Affiliates but does not make any royalty payment or other payments to Akcea or its Affiliates, and (d) that Akcea has the right to terminate without cause on reasonable written notice to such Third Party.

“Distribution Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Distributor” means a Third Party to whom Akcea grants the rights to buy from Akcea or its Affiliates one or more Products and distribute and resell such Products under Akcea’s brand name and product marks pursuant to a Distribution Agreement, where title to such Product transfers to such Third Party.

“Dollars” or “$” means the lawful currency of the United States.

“Drug Product” means any drug product containing API as an active ingredient in finished bulk form or in packaged and labeled form, in each case, for the Development or Commercialization by a Party under this Agreement.

“eCTD” has the meaning set forth in Section 3.5.3.

“Effective Date” means the date on which the closing of the Stock Purchase Agreement occurs.

“EMA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

“Execution Date” has the meaning set forth in the opening paragraph of this Agreement.

“Existing In-License Agreement” means the agreements listed on Appendix 5.

“Expedited Arbitration” has the meaning set forth in Section 13.4.3.

“Expedited Dispute” has the meaning set forth in Section 13.4.3.

“Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

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“External Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Akcea, its Affiliate, or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“FTE” means a total of 47 weeks or 1,880 hours per year of work on the Development, Manufacturing or Commercialization of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“Fully Absorbed Cost of Goods” means the reasonable and necessary internal and third party costs with no mark-up incurred by Ionis in making or acquiring of product as determined using the methodology set forth in Schedule 3.8.1 fairly applied and as employed on a consistent basis throughout Ionis’ operations and shall not include inter-company profits among Ionis and its Affiliates.

“Future In-License Agreement” means an agreement entered into by Ionis or Akcea after the Effective Date pursuant to which a Third Party grants to Ionis or Akcea a sublicensable license under any Patents or Know-How that is necessary or useful for the Development, Manufacture, or Commercialization of the Products.

“G&A Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (a) international financial reporting standards (IFRS) consistently applied, or (b) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“GSK Agreement” means that certain Research, Development and License Agreement dated March 30, 201 between Glaxo Group Limited and Ionis, as amended.

“hATTR” has the meaning set forth in the recitals.

“Incremental Tax Cost” has the meaning set forth in Section 13.1.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“Indication” means a primary sickness or medical condition or any interruption, cessation, or disorder of a particular bodily function, system, or organ (each a “disease”) requiring a separate NDA (or foreign equivalent filing) to obtain Approval to market and sell a Product for such disease.

“Initial 2018 Plans and Budgets” has the meaning set forth in Section 3.1.

“inotersen” means the compound having the following sequence and chemistry: 5-MeUMeCMeUMeUGGTTAMeCATGAAAMeUMeCMeCMeC- 3. The underlined residues are 2’-O-(2-methoxyethyl) nucleosides (2’-MOE nucleosides). The residues are arranged so that there are five 2’-MOE nucleosides at the 5 and 3-ends of the molecule flanking a gap of ten 2-deoxynucleosides. The cytosine and uracil bases are methylated at the 5-position. MeU and T have the same nucleobase structure and the choice for the symbol depends on whether the sugar is 2′-deoxy-D-ribose or D-ribose. Each of the 19 internucleoside linkages is a phosphorothioate linkage. Inotersen does not include any product containing Conjugate Technology.

“Internal Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Ionis” has the meaning set forth in the opening paragraph of this Agreement.

“Ionis Core Technology Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product that relates generally to oligonucleotides including Conjugate Technology, other than Know-How specifically relating to a Product (including Ionis Product-Specific Know-How) or Know-How specifically relating to methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification.

“Ionis Core Technology Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product claiming

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subject matter generally applicable to oligonucleotides including Conjugate Technology, other than Ionis Product-Specific Patents or Patents that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification. The Ionis Core Technology Patents as of the Effective Date include the Patents set forth on Appendix 2.

“Ionis Indemnitee” has the meaning set forth in Section 11.1.1.

“Ionis Internal Oligonucleotide Safety Database” has the meaning set forth in Section 3.9.

“Ionis Know-How” means Ionis Core Technology Know-How and Ionis Product-Specific Know-How.

“Ionis Licensed Technology” means the (a) Ionis Patents, (b) Ionis Know-How, and (c) Ionis Manufacturing Technology.

“Ionis Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How does not include the Ionis Know-How.

“Ionis Manufacturing Patents” means Patents that claim Ionis Manufacturing and Analytical Know-How. The Ionis Manufacturing Patents as of the Effective Date include the Patents set forth on Appendix 4 attached hereto. Ionis Manufacturing Patents do not include the Ionis Product-Specific Patents or the Ionis Core Technology Patents.

“Ionis Manufacturing Technology” means the (a) Ionis Manufacturing Patents, and (b) Ionis Manufacturing and Analytical Know-How.

“Ionis Patents” means the Ionis Core Technology Patents, Ionis Manufacturing Patents, and the Ionis Product-Specific Patents.

“Ionis Product-Specific Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product or disclosed by Ionis to Akcea and specifically relating to (a) the composition of matter of a Product or (b) methods of using a Product as a prophylactic or therapeutic; provided, however, Know-How Controlled by Ionis or any of its Affiliates that (i) consists of subject matter applicable to oligonucleotide compounds or products in general or (ii) relates to an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Ionis Product-Specific Know-How, and in the case of (i) and (ii), such Know-How will be considered Ionis Core Technology Know-How.

“Ionis Product-Specific Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term Covering (a) the composition of matter of a Product, (b) methods of using a Product, or (c) an oligonucleotide compound that specifically modulates expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR; provided, however, that Patents Controlled by Ionis or any of its Affiliates that include any claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Ionis Product-Specific Patents, and in the case of (i) and (ii), such Patents will be considered Ionis Core Technology Patents. The Ionis Product-Specific Patents as of the Effective Date include the Patents set forth on Appendix 3.

“IONIS-TTR-LRx” means:

(i)	the compound known as ION 682884 having the sequence and chemistry disclosed to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder; and/or
(ii)	any oligonucleotide compound (other than inotersen and ION 682884) designed to modulate expression of TTR via the binding, partially or wholly, of such compound to the RNA that encodes TTR, that is determined after the Execution Date by Ionis’ research management committee as ready to start the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

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The Parties acknowledge that, if more than one of the foregoing compounds included in this definition are being simultaneously Developed or Commercialized under this Agreement, the Parties may create alternative designations for each such compound (e.g., IONIS-TTR-L-1Rx or IONIS-TTR-L-2Rx) in the Strategic Plan (and other related documentation) in order to avoid confusion and distinguish between the compounds, and in all cases such alternative designations will mean “IONIS-TTR-LRx” for all purposes of this Agreement.

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Product in Japan.

“Joint Core Technology Patents” means all Patents jointly invented by Ionis and Akcea at any time during the Agreement Term necessary to Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides in a target-independent manner including Conjugate Technology, other than Akcea Product-Specific Patents, Ionis Product-Specific Patents, or Patents that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification.

“Joint Patent Committee” or “JPC” has the meaning set forth in Section 9.1.

“Joint Patents” means, collectively, all Joint Product-Specific Patents and Joint Core Technology Patents.

“Joint Product-Specific Patents” means all Patents invented jointly by Ionis and Akcea at any time during the Agreement Term Covering (a) the composition of matter of a Product, or (b) methods of using a Product as a prophylactic or therapeutic; provided however, Patents jointly invented by Ionis and Akcea that include only claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general in a target independent manner including Conjugate Technology or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Joint Product-Specific Patents, and in the case of (i) and (ii), such Patents will be considered Joint Core Technology Patents.

“Joint Profit Sharing Report” has the meaning set forth in Section 4(c) of Schedule 6.4.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.4.1.

“Know-How” means any unpatented information or material, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, trade secrets, inventions, discoveries, compounds and biological materials.

“Losses” has the meaning set forth in Section 11.1.1.

“MAA” means a marketing authorization application filed with the EMA after completion of Clinical Trials to obtain Approval for a Product under the centralized European filing procedure or, if the centralized EMA filing procedure is not used, filed using the applicable procedures in any European Union country or other country in Europe.

“MAA Approval” means the Approval of an MAA by (a) the EMA for a Product in any country in the EU, or (b) a Regulatory Authority in a European country in a Major Market.

“Major Market” means the United States of America, Germany, United Kingdom, France, Spain, Italy, Brazil, Canada, or Japan.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing or supply of API or Drug Product, including process development, formulation development, quality control development and testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical, or commercial purposes, of API or Drug Product.

“Manufacturing Agreement” has the meaning set forth in Section 3.8.2(b).

“Material Change” has the meaning set forth in Section 3.2.3.

“Medical Affairs Activities” means the performance of activities with respect to: continuing medical education; development, publication, and dissemination of publications; exhibiting and presenting at seminars and

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conventions; conducting health economic studies; conducting health care professional and patient speakers programs; conducting appropriate activities involving opinion leaders; engaging medical science liaisons and conducting medical science liaison activities; conducting advisory board meetings or other consultant programs; and establishing clinical consumer and patient registries.

“Medical Affairs Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Milestone Events” has the meaning set forth in Section 6.3.4.

“Milestone Payments” has the meaning set forth in Section 6.3.4.

“NDA” means a New Drug Application filed with the FDA after completion of Clinical Trials to obtain marketing approval for the applicable Product in the United States, or a foreign equivalent thereof.

“NDA Approval” means the Approval of an NDA by the FDA for a Product in the U.S.

“NDA Transfer Date” has the meaning set forth in Section 3.5.2.

“Net Profit (or Loss)” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Net Revenue” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Net Sales” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Non-Breaching Party” has the meaning set forth in Section 10.3.6.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents, patent applications, and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b), or (c).

“Payment Election Notice” has the meaning set forth in Section 6.3.7(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association, or other entity.

“Phase 1 Clinical Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical trials required by a Regulatory Authority in a jurisdiction outside of the United States. A “Phase 2 Clinical Trial” includes any human clinical trial that has an efficacy endpoint.

“Phase 3 Clinical Trial” or “Pivotal Study” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that such Product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Approval of such Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

“PMDA” means the Pharmaceutical and Medical Device Agency of Japan.

“Post-Termination Transition Activities” has the meaning set forth in Section 10.4.2(h).

“Pre-Approval Akcea Development Activities” means any Development activities that are allocated to Akcea by the JSC in the Strategic Plan and that are to be conducted for a Product in a country prior to receipt of Approval for such Product in such country.

“Pre-Existing Competing Product” has the meaning set forth in Section 5.1.3.

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“Prior Agreements” means the agreements listed on Appendix 6.

“Product” means any pharmaceutical preparation that contains as an active pharmaceutical ingredient (a) inotersen, or (b) IONIS-TTR-LRx.

“Product-Specific Patents” mean, collectively, the Akcea Product-Specific Patents, Ionis Product-Specific Patents, and Joint Product-Specific Patents.

“Profit/Loss Ratio” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit/Loss Share” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Changeover Date” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Payment” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Start Date” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Prosecuting Party” has the meaning set forth in Section 9.2.5.

“R&D Support Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Receiving Party” has the meaning set forth in Section 8.1.

“Reconciliation Report” has the meaning set forth in Section 4(d) of Schedule 6.4.1.

“Regulatory Authority” means any governmental authority that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Product in any country, including FDA, EMA, or PMDA.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations, and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all Clinical Trials and tests, including the manufacturing batch records, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

“Regulatory Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Regulatory Milestone Event” means the regulatory milestone events set forth in Table 6.3.1 and Table 6.3.2.

“Regulatory Milestone Payment” means the payments set forth in Table 6.3.1 and Table 6.3.2 to be made upon achievement of the corresponding Regulatory Milestone Event.

“Regulatory Responsible Party” has the meaning set forth in Section 3.5.1.

“Regulatory Sub-Committee” has the meaning set forth in Section 3.5.1.

“Sales and Marketing Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Sales Milestone Event” has the meaning set forth in Section 6.3.4.

“Sales Milestone Payment” has the meaning set forth in Section 6.3.4.

“Senior Representatives” has the meaning set forth in Section 13.4.1.

“Services Agreement” means the Services Agreement entered into by and between Ionis and Akcea dated December 17, 2015, as amended.

“Significant Event” has the meaning set forth in Section 7.1.1.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement entered into between Ionis and Akcea of even date herewith.

“Strategic Plan” has the meaning set forth in Section 3.2.1.

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“Sublicense” means an agreement pursuant to which Akcea or an Akcea Affiliate grants a Third Party the right to practice an Ionis Patent licensed to Akcea hereunder (whether by license or covenant not to sue) or an option to obtain such a right to Develop or Commercialize a Product.

“Sublicense Revenue” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Sublicensee” means any Third Party that enters into a Sublicense with Akcea or its Affiliate to Develop or Commercialize a Product.

“Sublicensing Equity Threshold” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Termination Transition Plan” has the meaning set forth in Section 10.4.2(h).

“Third Party” means any Person other than Ionis or Akcea or their respective Affiliates.

“Third Party Obligations” means any financial, obligations, imposed by any Existing In-License Agreement or Future In-License Agreement, in each case, that relates to a Product, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

“Transaction Documents” means this Agreement and the Stock Purchase Agreement and the other documents and instruments to be executed and delivered in connection herewith and therewith.

“Transthyretin” or “TTR” means the gene target, transthyretin (GenBank accession # NM_000371; Gene ID: 7276), or any alternative splice variants, mutants, polymorphisms, and fragments thereof.

“Valid Claim” means a claim of a Patent that (a) in the case of any granted, unexpired United States Patent or foreign Patent, will not have been donated to the public, disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (i) no more than five years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (ii) no more than eight years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).

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Appendix 2

IONIS CORE TECHNOLOGY PATENTS

Ionis Docket No.	Country	Patent/ Application No.	Grant Date	Title
ISPH-0333	United States	6,001,653	12/14/1999	HUMAN TYPE 2 RNASE H
ISIS-2003	United States	7,015,315	03/21/2006	GAPPED OLIGONUCLEOTIDES, DIRECTED TO: GAPMER AND HEMIMER COMPOUNDS WITH 2’-O-ALKYL MODIFICATIONS
ISIS-0710	United States	7,101,993	09/05/2006	OLIGONUCLEOTIDES CONTAINING 2’-OMODIFIED PURINES
CORE0115US	United States	9,127,276	09/08/2015	CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115US.C1	United States	9,181,549	11/10/2015	CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115US.C2	United States	14/744,539		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115AU	Australia	2014259750		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115BR	Brazil	112015027322-0		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115CA	Canada	2,921,162		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115CN	China	201480035635.3		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115EP	European Patent Office	14792010.2		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115HK	Hong Kong	16109545.3		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115IL	Israel	242127		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115IN	India	7302/CHENP/2015		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115JP	Japan	2016-512051		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115KR	Republic of Korea	10-2015-7033029		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115MX	Mexico	MX/a/2015/015220		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115NZ	New Zealand	712737		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115RU	Russian Federation	2015151199		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
BIOL0248DZ	Algeria	150647		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248SG.D1	Singapore	10201801507R		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION

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Appendix 3

IONIS PRODUCT-SPECIFIC PATENTS

Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
BIOL0123AU.D1	Australia	2016203300	4/29/2011	7/27/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123BR	Brazil	112012027547-0	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CA	Canada	2,797,792	4/29/2011	2/27/2018	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CA.D1	Canada	TBD	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CN	China	ZL201180021445.2	4/29/2011	7/21/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123EP	European Patent Office (AL, AT, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LT, LU, LV, MC, MK, MT, NL, NO, PL, PT, RO, RS, SE, SI, SK, SM, SV, TR)	2563920	4/29/2011	3/15/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123HK	Hong Kong	13107130.1	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123IL	Israel	222697	4/29/2011	8/30/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123IN	India	9956/CHEN/2012	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123JP	Japan	5896175	4/29/2011	3/11/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123KR	Korea	10-2012-7031119	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123MX	Mexico	343559	4/29/2011	11/10/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123NZ	New Zealand	603339	4/29/2011	5/1/2015	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123RU	Russia	2592669	4/29/2011	7/4/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.C1	United States	8,697,860	7/17/2013	4/15/2014	DIAGNOSIS AND TREATMENT OF DISEASE
BIOL0123US.C2	United States	9,816,092	6/23/2016	11/14/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.C3	United States	15/729,860	10/11/2017		MODULATION OF TRANSTHYRETIN EXPRESSION

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Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
BIOL0123US.D1	United States	9,061,044	2/20/2014	6/23/2015	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.D2	United States	9,399,774	5/20/2015	7/26/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C1	United States	8,101,743	11/19/2008	1/24/2012	MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C7	United States	15/803,484	11/3/2017		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C8	United States	15/898,058	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C9	United States	15/898,057	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C10	United States	15/898,153	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C11	United States	15/898,128	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C12	United States	15/898,142	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C13	United States	15/898,061	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C14	United States	15/898,117	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C15	United States	15/898,073	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C16	United States	15/898,070	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C17	United States	15/898,111	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0305US2	United States	15/605,114	5/25/2017		COMPOSITIONS AND THERAPEUTIC DOSES AND METHODS THEREOF
BIOL0248AU.D1	Australia	2017200950	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248CL.D1	Chile	2016-02262	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248CO.D1	Colombia	NC2016/0003763	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING

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Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
HBV AND TTR EXPRESSION
BIOL0248DO.D1	Dominican Republic	P2016-0287	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248EG.D1	Egypt	D1/1741/2015	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248ID.D1	Indonesia	P-00201605718	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248MX.D1	Mexico	MX/a/2016/012654	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248NZ.D1	New Zealand	728517	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248PE.D1	Peru	001724-2016-DIN	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248US.C3	United States	15/687,306	8/25/2017		COMPOSITIONS AND METHODS FOR MODULATING TTR EXPRESSION
BIOL0248ZA.D1	South Africa	2016/00076	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248WOi	Patent Cooperation Treaty	PCT/US14/036463	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION

[i]	National Applications containing TTR subject matter pending in the following jurisdictions: Brazil, Canada, China, Costa Rica, Eurasian Patent Office, European Patent Office, Hong Kong, Israel, India, Japan, Korea, Morocco, Malaysia, Nigeria, Philippines, Russia, Thailand, Trinidad and Tobago, Ukraine, and Vietnam. We may file divisional applications claiming IONIS-TTR-LRx at the appropriate time, in the desired jurisdictions.

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Appendix 4

IONIS MANUFACTURING PATENTS

Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
“Wet” ACN	ISIS-3294	United States	6,069,243	10/6/1999	PROCESS FOR OLIGONUCLEOTIDE SYNTHESIS
	ISIS-4216 (BE, CH, DE, GB, SE)	European Patent Convention	1119578	10/1/1999	PROCESS FOR OLIGONUCLEOTIDE SYNTHESIS
Alternative Solvents for Oligo Synthesis	DVCM0003US	United States	7,276,599	6/2/2004	OLIGONUCLEOTIDE SYNTHESIS WITH ALTERNATIVE SOLVENTS
	DVCM0003CA	Canada	2,540,692	6/2/2004	OLIGONUCLEOTIDE SYNTHESIS WITH ALTERNATIVE SOLVENTS
PADS	ISIS-2585	United States	6,114,519	10/15/1997	IMPROVED SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-3245 (BE, CH, DE, ES, FR, GB, IE, IT, PT)	European Patent Convention	1023310	10/13/1998	IMPROVED SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-4314	United States	6,242,591	01/11/2000	SYNTHESIS OF SULFURIZED 2’-SUBSTITUTED OLIGONUCLEOTIDES
	ISIS-4709	United States	7,227,015	12/12/2002	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-5479	United States	7,378,516	05/17/2004	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-5479US.C1	United States	7,723,511	4/21/2008	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
DMT Removal	ISIS-3349	United States	6,399,765	03/17/1999	METHODS FOR REMOVING DIMETHOXYTRITYL GROUPS FROM OLIGONUCLEOTIDES
Oligonucleotide Precipitation	ISIS-4728	United States	6,632,938	06/07/2001	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
	ISIS-5330	Canada	2,449,552	06/05/2002	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
	ISIS-5332 (CH, DE, FR, GB)	European Patent Convention	1399457	06/05/2002	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
CNET Avoidance	ISIS-3381(BE, CH, DE, ES, FR, GB, IE, IT)	European Patent Convention	1028124	9/6/1999	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS

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Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
	ISIS-5080	United States	6,858,715	8/30/2002	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5422	United States	7,041,816	1/20/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5488	United States	7,199,236	9/14/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5584	United States	7,186,822	12/28/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5585	United States	7,227,016	12/28/2004	PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
Chloral-Free DCA	ISIS-5190	United States	7,169,916	3/31/2003	CHLORAL-FREE DCA IN OLIGONUCLEOTIDE SYNTHESIS
	ISIS-5190US.C1	United States	7,759,480	1/29/2007	CHLORAL-FREE DCA IN OLIGONUCLEOTIDE SYNTHESIS
	ISIS-5021	United States	6,645,716	1/29/2002	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5245	United States	7,173,123	10/6/2003	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5245US.C1	United States	7,446,193	2/1/2007	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5216 (DE, ES, FR, GB, IT)	European Patent Convention	1356115	1/29/2002	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
Unylinker	DVCM0010EP (CH, DE, DK, ES, FR, GB, IE, IT)	European Patent Convention	1692139	11/15/2004	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0010EP.D1 (CH, DE, DK, ES, FR, GB, IE, IT)	European Patent Convention	2708541	11/15/2004	5,6-DIHYDROOXY-ISOINDOLE DERIVATIVES AS LINKERS FOR OLIGOMER SOLID PHASE SYNTHESIS
	DVCM0023US.P1	United States	7,202,264	11/15/2004	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C1	United States	7,576,119	1/11/2007	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C2	United States	7,718,810	7/17/2008	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C3	United States	8,153,725	03/19/2010	SUPPORTS FOR OLIGOMER SYNTHESIS

A-A-16

Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
	DVCM0023US.D1	United States	8,541,599	03/07/2012	SUPPORTS FOR OLIGOMER SYNTHESIS
DCA/Toluene	ISIS-2710	United States	7,273,933	2/26/1998	METHODS FOR SYNTHESIS OF OLIGONUCLEOTIDES

A-A-17

Appendix 5

IN-LICENSE AGREEMENTS

1.	Amended & Restated Licensing Agreement between Integrated DNA Technologies, Inc. and Ionis dated December 4, 2001 [IDT’s core antisense oligonucleotide patents and patent applications]
2.	Non-Exclusive Patent Cross License Agreement between Novartis Pharma AG and Ionis dated June 3, 1996 [Core methoxyethoxy (2’-MOE) oligonucleotide chemical modifications]
3.	Collaboration and License Agreement between Hybridon, Inc. (Now Idera Pharmaceuticals) and Ionis dated May 24, 2001 [Hybridon’s core antisense oligonucleotide patent portfolio]
4.	Second Amended and Restated Strategic Collaboration and License Agreement between Alnylam Pharmaceuticals, Inc. and Ionis dated January 8, 2015
5.	Settlement and Non-Exclusive License Agreement among Ionis, F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc., Roche Innovation Center Copenhagen A/S (formerly Santaris Pharma A/S), and Santaris Pharma A/S Corp. dated March 19, 2015
6.	Non-Exclusive Patent License Agreement between Ionis and Molecular Biosystems, Inc. dated September 14, 1992, as amended March 27, 2001
7.	Research and License Agreement between Ionis and McGill University dated January 1, 1994

In each case, only if (and to the extent) a Product under this Agreement incorporates technology that is in-licensed by Ionis under such agreement.

A-A-18

Appendix 6

PRIOR AGREEMENTS

1.	Amended & Restated Licensing Agreement between Integrated DNA Technologies, Inc. and Ionis dated December 4, 2001 [IDT’s core antisense oligonucleotide patents and patent applications]
2.	Non-Exclusive Patent Cross License Agreement between Novartis Pharma AG and Ionis dated June 3, 1996 [Core methoxyethoxy (2’-MOE) oligonucleotide chemical modifications]
3.	Collaboration and License Agreement between Hybridon, Inc. (Now Idera Pharmaceuticals) and Ionis dated May 24, 2001 [Hybridon’s core antisense oligonucleotide patent portfolio]
4.	Second Amended and Restated Strategic Collaboration and License Agreement between Alnylam Pharmaceuticals, Inc. and Ionis dated January 8, 2015 [Strategic collaboration and license for dsRNAi and ssRNAi]
5.	Settlement and Non-Exclusive License Agreement among Ionis, F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc., Roche Innovation Center Copenhagen A/S (formerly Santaris Pharma A/S), and Santaris Pharma A/S Corp. dated March 19, 2015
6.	Non-Exclusive Patent License Agreement between Ionis and Molecular Biosystems, Inc. dated September 14, 1992, as amended March 27, 2001
7.	Research and License Agreement between Ionis and McGill University dated January 1, 1994
8.	License Agreement between Ionis and Agilent Technologies Inc. dated March 10, 2009
9.	License Agreement between Ionis and Avecia Biotechnology, Inc. dated October 15, 2009
10.	Non-Exclusive Patent License between Ionis and BioSpring GMBH dated January 8, 2014
11.	License Agreement between Ionis and Girindus America dated September 15, 2008
12.	License Agreement between Ionis and Sanofi-Aventis Deutschland GMBH dated June 5, 2015
13.	License Agreement between Ionis and ST Pharm Co., Ltd dated March 21, 2012
14.	Research, Development and License Agreement dated March 30, 2010 between Glaxo Group Limited and Ionis, as amended

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Schedule 3.2.1

Strategic Plan Content Examples

The following are examples of items that may be included in the Strategic Plan, as appropriate, based on the stage of Development or Commercialization of the applicable Product.

i.	Indications that will be pursued for each Product (which indications will be added to or refined over time) and the on-going pre-clinical Development, including registries and natural history studies, in support of such indications;
ii.	Timing and launch sequence of initial and subsequent indications for each Product;
iii.	Clinical Trials that the Parties will conduct for each Product, including patient populations, study designs, primary and secondary endpoints, length and size of study, associated timelines and budgets;
iv.	Safety data delivery procedures governing the collection, investigation, reporting, and delivery of information between the Parties concerning any adverse experiences, and any product quality and product complaints involving adverse experiences related to, or class effects that could impact, the Products, sufficient to enable the Parties to comply with its legal and regulatory obligations and internal processes, as applicable;
v.	Global regulatory strategy, including timing and key implementation items to support each targeted indication;
vi.	Timing, budget, and design of all nonclinical and pre-clinical studies supporting the Development or Commercialization of the Products;
vii.	Upcoming scientific, development, or commercial events of Akcea or competitors that may impact the Products;
viii.	Publication plan (including scientific publications and presentations at medical meetings) and key messaging for Products on a rolling 12-month basis;
ix.	Key elements of the manufacturing planning and strategy, including raw material supply, manufacturing scale-up, process validation, and inventory build plan to support Development, Product Approvals, and Commercialization; and
x.	Key elements of the global Commercialization strategy for each Product, including, for example, high level pricing and reimbursement plans, market access strategy, Product positioning, sales forecasts (with supportive core assumptions), launch sequence, and other key Commercialization plans and goals.

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Schedule 3.8.1

IONIS’ FULLY ABSORBED COST OF GOODS METHODOLOGY

Cost Estimate of API Cost per Kilogram

(in OOO’s)

Direct Material:

Based on actual costs for raw materials.

Direct Labor:

Identify the number of dedicated FTEs required to support the manufacture of budgeted production volume. Divide fully burdened salaries for these FTEs by the budgeted production volume.

Manufacturing Equipment Support:

These are the costs associated with supporting our manufacturing equipment such as calibration, service contracts, environmental monitoring, water testing, and cleaning. Divide the total costs in this category by the budgeted production volume.

Depreciation:

This category includes the depreciation expense for the facilities and equipment in both manufacturing suites. The total costs in this category are divided by the total budgeted production volume. Because these costs are fixed in nature, the per unit cost will decline as our production volume increases.

Building Lease:

Costs in this category include rent expense and landlord pass-through costs for our manufacturing facility. The total costs in this category are divided by the total production volume.

Occupancy Costs:

Costs in this category include utilities, repairs, maintenance, security, property taxes, and insurance. The total costs in this category are divided by the total production volume.

Infrastructure Support:

The costs in this category are primarily costs of personnel needed to support manufacturing. The departments included in this category are information technology, purchasing, receiving, facilities, patents, health and safety (including hazardous waste costs), finance, HR, QA, ADQC, document control. We ask each department manager for an estimate of the percentage his/her department spends supporting manufacturing and we apply that percentage to the department’s budget on a department by department basis.

Estimated Total API Cost per Kilogram

*Ionis’ Fully Absorbed Cost of Goods does not include import duties, VAT or other taxes, which Akcea will be responsible for paying in addition to Ionis’ Fully Absorbed Cost of Goods.

CMO: If Ionis uses a Third Party CMO, as permitted by this Agreement, Fully Absorbed Cost of Goods will mean the amounts paid to the CMO.

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Schedule 6.4.1

Profit Sharing Provisions

This Schedule 6.4.1 contains the terms governing the Parties’ sharing of Net Profits or Losses (as applicable) for each Product, including the accounting policies and procedures the Parties will use to account for Net Revenues, Expenses, and Net Profits (or Losses).

1)	Accounting.
a)	Accounting. The Parties will account for all amounts required to be determined under this Schedule 6.4.1 (including Net Revenues, Expenses, Net Profits (or Losses), and all elements of any of the foregoing) in accordance with GAAP, consistently applied. Where more than one accounting treatment is possible consistent with the terms and conditions of this Agreement and GAAP, each Party will account for amounts in a manner that is consistent with the manner in which such Party accounts for similar amounts for the purposes of its publicly reported financial statements; provided, however, that during any period in which (i) Ionis’ independent auditors advise Ionis that Ionis should consolidate Akcea’s financial statements with Ionis’ financial statements, or (ii) Akcea is using Ionis’ financial systems, Akcea will use the same accounting treatment used by Ionis. In the event a Party does not have similar transactions, procedures, or policies, the Parties will mutually agree on the appropriate accounting treatment.
b)	Consistency with Accounting Treatment. The Parties acknowledge and agree that revenues or expenses will not be reflected in Net Profits (or Losses) unless and until such revenues or expenses are recognized by such Party in its financial statements in accordance with GAAP consistently applied by such Party with respect to the transaction(s) in question.
2)	General Allocation Principles. All Expenses that relate to multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products) will be allocated and accounted for in accordance with this Section 2 (General Allocation Principles). Such costs will be allocated according to the allocation methods agreed by the Parties for each Calendar Year unless there is a material change in which case, the Parties will update the allocation methods in accordance with the procedures outlined in this Schedule 6.4.1. Once agreed, the Parties will record in the JSC minutes the allocation methodology, allocations, and the schedule of monthly and quarterly reporting and reconciling.
a)	Personnel Expenses
i)	Where personnel are split across multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products), the general presumption is that the cost should be evenly split on a pro-rata basis based on the number of products for which such personnel perform activities (e.g., 50/50 for two products, or 1/3 for three products).
ii)	If there is evidence that such a pro-rata split would not be reflective of the effort, then the allocation of personnel cost for a manager or a department will be presumed to be best measured based on the percentage of headcount that reports to that manager or department head (e.g., inotersen dedicated headcount reporting to a country General Manager divided by the total headcount reporting to a country General Manager who are dedicated to any product or IONIS-TTR-LRx dedicated headcount reporting to the Vice President of Biostatistics divided by the total headcount reporting to the Vice President of Biostatistics).
iii)	For Internal Expenses, if headcount is determined to not be a reasonable allocation basis, then a rational basis (preferably a measurable and activity-based measure) for allocation of a department head should be determined unless the result of such an alternative allocation for such department head would not be different by more than $50,000 on an annual basis from the split achieved using a pro-rata allocation based on the number of products as set forth under Section 2(a)(i) above, in which case such pro-rata allocation based on the number of products should be employed.

b)	External Expenses
i)	It is expected that the majority of external expenses incurred by or on behalf of a Party will be

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incurred specifically for either a Product or the Party’s other products, including volanesorsen if the Party is Akcea. These expenses will be coded to the appropriate product as they are incurred. The amounts under this section that are specifically related to a Product will be directly charged as Expenses.

ii)	To the extent external expenses apply to multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products), the general presumption is that the cost should be evenly split on a pro-rata basis based on the number of products for which such expense is incurred (e.g., 50/50 for two products, or 1/3 for three products). If a per product pro rata split is determined to not be a reasonable allocation basis, then a rational basis for allocation should be determined using the general principles described in Section 2(a) above.

c)	G&A, R&D Support, and Overhead Expenses. Unless otherwise agreed by the Parties, G&A Expenses, R&D Support Expenses, and overhead expenses will not be considered Expenses for purposes of determining Net Profit (or Loss), except for Compliance Expenses or when included in Fully Absorbed Cost of Goods as described in Schedule 3.8.1 of the Agreement.
d)	Method for Allocating Expenses. For the 2018 Calendar Year, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree by the Effective Date on both an allocation methodology for identifying, allocating, and charging an appropriate portion of each Party’s respective Expenses and on the allocations for inotersen and IONIS-TTR-LRx based on the 2018 budget. Promptly after the two CFO’s have agreed on the allocation methodologies and allocations, they will present these to the JSC for review and approval.

For all following Calendar Years, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree during the budgeting process on both an allocation methodology for identifying, allocating, and charging an appropriate portion of each Party’s respective Expenses and on the allocation for inotersen and IONIS-TTR-LRx based on the budget for the upcoming Calendar Year. The allocation methodology and allocations will be reviewed and approved by the JSC prior to November 15th of each year for the following year. If the Chief Financial Officers or the JSC cannot agree on an allocation methodology or allocations, then the Parties will promptly escalate to the Chair of each Party’s audit committee for resolution, each acting in good faith.
e)	Net Revenue Sharing. Ionis and Akcea will share Net Revenue related to each Product according to the Profit/Loss Ratio for such Product. Beginning on the Profit Share Start Date, Net Revenue for inotersen will be included in the Profit/Loss Share for inotersen. Akcea will keep 100% of inotersen Net Sales it earns prior to the Profit Share Start Date. If Akcea earns Sublicense Revenue with respect to inotersen prior to the Profit Share Start Date, then Akcea will pay to Ionis 60% of such Sublicense Revenue within 45 days after the end of the Calendar Quarter in which Akcea earns such Sublicense Revenue. Such payment will be accompanied by a written report detailing the amount of Sublicense Revenue earned and the calculation used by Akcea to determine Ionis’ share of such Sublicense Revenue. Beginning on January 1, 2018, the Parties will share Net Revenue for IONIS-TTR-LRx on a 50/50 basis.

All Net Revenue (or any elements of Net Revenue) will be accompanied by a written report detailing the amount of Net Revenue (and details regarding any Net Sales) earned and the calculation used by Akcea to determine Ionis’ share of such Net Revenue. In those situations in which Net Revenue is included in the Profit/Loss Share, the written report will be included as part of the monthly or quarterly report to Ionis under Section 4(c) and (d) of this Schedule 6.4.1, as applicable.

To the extent that a payment not explicitly tied to a Product is made under a Sublicense that grants rights both to a Product and one or more other products or to more than one Product (e.g., an upfront payment), then, in either case, Akcea’s board of directors will in good faith determine a pro rata portion of such payment that will be considered Sublicense Revenue with respect to each Product, which pro rata portion will be calculated based on the value of each of the products with respect to which rights are granted under such a Sublicense. If Ionis disagrees with such allocation, then such matter will be resolved by Expedited Arbitration.

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If Akcea enters into a series of agreements with the same Sublicensee pursuant to which Akcea grants such Sublicensee a Sublicense under at least one of such agreements, then such agreements will be aggregated together and treated as a single Sublicense for purposes of calculating Sublicense Revenue under this Agreement.

3)	Expense Sharing.
a)	Inotersen.
i)	Inotersen Expenses - Prior to Profit Share Start Date. Ionis will be responsible for all expenses incurred by the Parties associated with inotersen accrued prior to April 1, 2018, including the cost of inotersen-specific employees or consultants hired or engaged by Akcea prior to April 1, 2018, and $400,000 for that portion of any Akcea employees specifically allocated to inotersen activities. Akcea will be responsible for all expenses associated with inotersen accrued during the period commencing on April 1, 2018 and ending on the day before the Profit Share Start Date.
ii)	Inotersen Expenses - After Profit Share Start Date. Beginning on the Profit Share Start Date, Ionis and Akcea will share Expenses from the Development and Commercialization of inotersen using the process set forth in this Schedule 6.4.1 in accordance with the applicable Profit/Loss Ratio.
iii)	Inotersen Development Expenses and Regulatory Expenses. Prior to the Profit Share Start Date, the Parties will share Development Expenses and Regulatory Expenses as set forth in Section 3(a)(i) of this Schedule 6.4.1. From and after the Profit Share Start Date, all Development Expenses and Regulatory Expenses for inotersen will be calculated according to the License Agreement, paid for by the Parties using the process and payment terms set forth in the Services Agreement and will be considered “Expenses” for purposes of the Profit/Loss Share.
iv)	Inotersen Cost of Goods. From the Effective Date up to the day before the day inotersen is approved, if Akcea buys inotersen API or Drug Product from Ionis or from a Third Party, the Parties will share the Cost of Goods on a 60/40 basis (60% to Ionis and 40% to Akcea). Beginning on the day inotersen is approved, inotersen Cost of Goods will be considered “Expenses” under Section 6(e)(iv) of this Schedule 6.4.1 for purposes of the Profit/Loss Share.
b)	IONIS-TTR-LRx. Ionis will be responsible for all expenses associated with IONIS-TTR-LRx accrued prior to January 1, 2018. Commencing on January 1, 2018 the Parties will share equally (i.e., 50/50) all Expenses for IONIS-TTR-LRx, including Ionis Development Expenses and Regulatory Expenses (Development and Regulatory Expenses for IONIS-TTR-LRx will be calculated according to the License Agreement), which will be considered “Expenses” for purposes of the Profit/Loss Share for IONIS-TTR-LRx.
4)	Monthly Reporting and Quarterly Reconciliations.
a)	Books and Records. The Parties agree to maintain books and records for inotersen and IONIS-TTR-LRx that will allow each Party to provide the other Party with Net Revenues, Expenses (including each cost category included in the definition of Expenses, Net Profits (or Losses), and all elements of any of the foregoing) for each Product. The Parties will prepare separate P&L statements for each Product on a monthly and quarterly basis using actual results. The Parties will also prepare separate budgeted and forecasted P&L statements as needed to comply with the provisions of this schedule.
b)	Schedule for Delivery of Monthly and Quarterly Reports. For the 2018 Calendar Year, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree on the format of and a schedule for delivery of the reports described in this Section 4 on or before the Effective Date. For all following Calendar Years, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree before the end of each Calendar Year on the format of and a schedule for delivery of the reports described in this Section 4 for the upcoming year. If the CFOs cannot so agree, then the Parties will escalate to the Chair of each Party’s audit committee to resolve the dispute, each acting in good faith.
c)	Monthly Reports. In accordance with the delivery schedule determined pursuant to Section 4(b) above, each Party will provide the other Party with a statement of its Net Revenue, Net Sales, and Expenses

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for the previous Calendar Month for each of inotersen and IONIS-TTR-LRx in sufficient detail to allow the other Party to understand how each category included in the definition of Net Revenue and each cost category included in the definition of Expenses compares to the approved budgeted P&L statement (as applicable) (the “Joint Profit Sharing Report”) as well as details of any adjustments pertaining to the previous Calendar Month.

d)	Quarterly Reconciliation. In accordance with the delivery schedule determined pursuant to Section 4(b) above, Akcea will provide Ionis with a written report (the “Reconciliation Report”) for each of inotersen and IONIS-TTR-LRx. Each Reconciliation Report will set forth in a format to be agreed-upon by the Parties, the calculations of any Net Profit (or Loss) and each Party’s share of such Net Profit (or Loss), in each case, for inotersen and for IONIS-TTR-LRx. Such Reconciliation Report will include for the applicable Product the (i) total Net Revenue, (ii) total Net Sales (including in reasonable detail the deductions and allowances allowed in the calculation of Net Sales), (iii) the Expenses incurred by each Party, broken down by each cost category included in the definition of Expenses, (iv) total Net Profit (or Loss), and (v) the net payment due from one Party to the other Party such that the Parties share the Net Profit (or Loss) for the applicable Product in accordance with the then-applicable Profit/Loss Ratio. For clarity, in the event any expense falls within more than one expense category within the definition of Expenses, such expense will only be counted once in the calculation of Expenses and Net Profit (or Loss) in the manner each Party records expenses on its own books according to GAAP.
e)	Reconciliation Payment. The Party owing a net payment to the other Party will pay any undisputed amounts within 30 days following such reconciliation. Notwithstanding the foregoing, if a Party disputes an amount provided in a Reconciliation Report, then the JSC will promptly review such disputed amount and agree upon a resolution. If the JSC cannot agree on a resolution, then such matter will be escalated to the chair of each Party’s audit committee for resolution, each acting in good faith. If requested by a Party, the Party incurring the applicable expense will promptly provide to the requesting Party any invoices or other supporting documentation for any payments related to inotersen or IONIS-TTR-LRx to a Third Party that individually exceed $100,000.
f)	Allowable Overages for Expenses. If in any Calendar Year a Party incurs Expenses that, in the aggregate, exceed the amount budgeted as Expenses to be incurred by such Party in such Calendar Year in the then-current budgeted P&L statement plus an overage percentage approved by the JSC for the applicable Calendar Year (for each Calendar Year, the “Allowable Overage”), then such Party will itself bear 100% of such excess Expenses and the amount of such excess will not be deducted in the calculation of Net Profit (or Loss). To the extent that the Party that incurred such excess Expense has already been reimbursed for such excess Expense pursuant to the Agreement or has already included the amount of such excess Expense in the calculation of Net Profit (or Loss) and made a reconciliation payment based thereon, then such Party will reimburse the other Party for such excess Expenses.
5)	Forecasts.
a)	At the time each Party provides the other Party its Joint Profit Sharing Report for the previous Calendar Month, each Party will also provide a forecast of Net Revenue, Net Sales, Expenses, and Net Profit (or Loss) for each applicable Product for the remainder of the Calendar Quarter. At the end of each Calendar Quarter, each Party will provide the other Party a forecast of Net Revenue, Net Sales, Expenses, and Net Profit (or Loss) for the remainder of the current Calendar Year.
b)	If Expenses are forecasted to exceed the then-current budget for Expenses by more than 10% for the current Calendar Year, the forecast must be approved by the JSC before the incremental Expenses can be included in future Expenses for purposes of Net Profit (or Loss) sharing.
c)	The Parties recognize that the forecasts to be provided pursuant to this section will be estimates only and the Party providing such forecasts will have no liability to the other Party based thereon.
6)	Definitions.
a)	“Compliance Expenses” means those Internal Expenses and External Expenses incurred by a Party

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allocable to compliance activities associated with a healthcare compliance program designed to meet the requirements of the Department of Health and Human Services’ Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (or any foreign equivalent).

b)	“Cost of Goods” means:
i)	In the case of supplies of a Product (including API and Drug Product) provided by a Third Party directly to Akcea, payments made by Akcea to such Third Party for such supply of such Product, plus the following Internal Expenses and External Expenses actually incurred by Akcea in connection with the supply thereof, in accordance with Akcea’s consistently applied accounting policy across its operations:
(1)	non-refundable or non-creditable indirect taxes;
(2)	reasonable and customary brokerage fees;
(3)	quality control and quality assurance costs; and
(4)	any other cost incurred with supplying such Product and capitalizable to inventory under GAAP;

Where costs (1) to (4) are Internal Expenses to Akcea, these shall be calculated using an allocation methodology consistent with the principles outlined in Section 2(a) above.

or

ii)	In the case of Product (including API and Drug Product) supplied by Ionis, Cost of Goods for such Product will be Ionis’ Fully Absorbed Cost of Goods as described in Schedule 3.8.1.
iii)	In the case of Product Manufactured by Akcea, Costs of Goods for such Product will be calculated in accordance with GAAP consistently applied in a manner that is consistent in the manner in which Akcea accounts for similar amounts for the purpose of its publicly reported financial statements.

Notwithstanding the foregoing, Cost of Goods for a Product will not include expenses included in the definition of Distribution Expenses for such Product.

c)	“Development Expenses” means those Internal Expenses and External Expenses incurred by a Party that are reasonably or directly allocable to the performance of Development activities in accordance with the Strategic Plan and the Development Budget, other than Regulatory Expenses, including (i) the costs of non-clinical and preclinical studies, Clinical Trials, expanded access programs, post-Approval clinical studies, investigator grants, laboratory services, clinical PK assays, carcinogenicity studies, CMC studies, CRO services and pass-throughs, pharmacovigilance and risk management activities, packaging, distribution and reconciliation (including labels and translations, inventory control, IVRS, off-site storage and destruction), data management (including EDC), clinical study reports, investigator meetings, monitoring, SAB costs, DSMB costs, key opinion leader costs, program specific travel, metabolomics assays, courier services and clinical trial liability insurance costs, quality assurance costs for auditing clinical trial activities and preclinical studies support (report reviews), (ii) expenses of any comparator drug used in Clinical Trials or any post-Approval clinical studies, and (iii) expenses incurred by either Party directly or reasonably allocable to the performance of (or preparation for performance of) Medical Affairs activities. Development Expenses for a Product will not include any expenses included in the definition of Cost of Goods or Distribution Expenses for such Product.

d)	“Distribution Expenses” means those Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to the distribution of a Product, including: (i) invoice, freight, postage, shipping, insurance, handling, and other transportation charges to fulfill orders and not otherwise accounted for as deductions under Net Sales, (ii) customer services, including order entry, billing, and adjustments, inquiry and credit and collection with respect to a Product, (iii) collection of data about sales to hospitals, prescribers, and end users, including costs of data aggregators and 3PL providers, (iv) reasonable and customary fees and other amounts payable to distributors, (v) costs to store Products, and (vi) duties and other monies paid to Third Parties.

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e)	“Expenses” means, during the relevant period, actual Internal Expenses and External Expenses (including accruals under GAAP) incurred by either Party in the conduct of activities under the Strategic Plan for inotersen and IONIS-TTR-LRx, including those listed below:

i)	Sales and Marketing Expenses;
ii)	Development Expenses;
iii)	Regulatory Expenses;
iv)	Cost of Goods as accounted for upon the sale or other use of a Product;
v)	Distribution Expenses;
vi)	Compliance Expenses;
vii)	all payments made as Third Party Obligations;
viii)	Losses incurred by a Party or its Affiliates with respect to a Third Party Claim to the extent such Losses may be included in Expenses in accordance with Section 11.2 (Losses as Expenses);
ix)	expenses incurred in challenging Patents owned by Third Parties that potentially could be infringed by the making, using, selling, importing, exporting, or other exploitation of a Product;
x)	expenses incurred in defending, settling, or satisfying any claim brought by a Third Party alleging that the exploitation of a Product infringes such Third Party’s Patent (any such claim, a “Third Party Infringement Claim”); provided, however, with respect to any Third Party Infringement Claim filed by a Third Party within 18 months after the First Commercial Sale of a Product, 89% of any damages awarded as a final judgment by a court of competent jurisdiction will be treated as “Expenses” hereunder and the remaining 11% will be paid solely by Ionis as provided in Section 11.2;
xi)	expenses incurred in enforcing Product-Specific Patents and Ionis Core Technology Patents against Third Parties with respect to Competitive Infringement in accordance with Section 9.3 or enforcing any Akcea intellectual property against any Third Party that is developing, manufacturing, or commercializing a Competing Product;
xii)	expenses relating to the filing, prosecution, maintenance, and enforcement of Product-Specific Patents;
xiii)	expenses of insurance (including any product liability insurance or accrual for self-insurance) directly attributable to the Development or Commercialization of a Product;
xiv)	real estate expenses related to Akcea’s Carlsbad, CA office location for so long as such facility is primarily used by Akcea personnel who are dedicated to Commercialization of the Products; and
xv)	equipment depreciation for fixed assets that can be specifically identified as in use to support the Development or Commercialization of Products and is considered a reasonably allocable expense, but not corporate overhead excluded pursuant to Section 2(c) of this Schedule 6.4.1.

The following expenses will not be considered Expenses:

1)	G&A Expenses, other than Compliance Expenses;
2)	R&D Support Expenses;
3)	overhead expenses, except as included in Fully Absorbed Cost of Goods;
4)	the up-front fee payable by Akcea to Ionis pursuant to Section 6.1;
5)	the Milestone Payments payable by Akcea to Ionis pursuant to Section 6.3;
6)	expenses associated with stock-based compensation expenses or other pro forma adjustments to either Party’s financials determined in accordance with GAAP; and

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7)	except as expressly included in Expenses (or a category of expenses included therein) and unless otherwise mutually agreed by the Parties:
(A)	amortization and depreciation expenses, deductions, credits, interest expense, expenses including taxes and extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, manufacturing facility capital expenses, and capital expenditures, including purchases of facilities, property, or equipment; and
(B)	property taxes and any other taxes not related to the Development, Manufacture, or Commercialization of a Product, including income based taxes.

In addition, in no event will any amounts deducted from gross sales for the purpose of calculating Net Sales be counted in the definition of Expenses.

Each of the following received in a period will be credited against Expenses in the period in which such amounts are received:

i)	to the extent provided in Section 9.3.5 (Recovery), amounts recovered from an infringer of the Ionis Product-Specific Patents;
ii)	amounts received as insurance payments for damages, losses, or expenses previously included in the calculation of Expenses; and
iii)	tax refunds received to the extent they are not otherwise counted in Net Sales and relate to tax payments previously deducted from Net Sales or Expenses.

For clarity, in the event any expense falls within more than one expense category within this definition of Expenses, such expense will only be counted once in the calculation of Expenses and Net Profit (or Loss) in the manner each Party records expenses on its own books according to GAAP.

f)	“External Expenses” means those expenses that are not Internal Expenses.
g)	“G&A Expenses” means the Internal Expenses and External Expenses associated with performing the types of services set forth in the definition of G&A Services in the Services Agreement (regardless of which Party incurs the expense).
h)	“Internal Expenses” means base salary plus a factor for current period reasonable and customary employee benefits and payroll taxes for the relevant employees. As pertains to the sales force and sales force management, internal expenses include expenses related to salaries, commissions, current period reasonable and customary employee benefits and payroll taxes, sales incentive payments, sales training expenses, and travel expense.
h)	“Medical Affairs Expenses” means the Internal Expenses and External Expenses incurred by a Party directly or reasonably allocable to activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product, including (i) activities of medical scientific liaisons; (ii) service-based medical activities including providing input and assistance with consultancy meetings and advisory board meetings, recommending investigators for clinical trials and providing input in the design of such trials and other research related activities, delivering non-promotional communications and conducting non-promotional activities including responding to unsolicited inquiries of medical professionals, presenting new clinical trial and other scientific information, conducting health economic studies, exhibiting and presenting at seminars and conventions, conducting speakers programs, conducting appropriate activities involving opinion leaders, providing disease education to health care professionals and consumers and establishing clinical consumer and patient registries; (iii) grants to support continuing medical education, symposia, or Third Party research related to a Product; (iv) development, publication and dissemination of publications relating to a Product, and (v) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email.
i)	“Net Profit (or Loss)” means, with respect to a Product for a given time period (of no less than one-month increments), Net Revenues during such period less Expenses incurred during such time period. To the extent Net Revenues exceed Expenses for such Product for the relevant period, the

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amount of such difference will be deemed “Net Profits,” and, to the extent Expenses for a Product exceed Net Revenues for such Product for the relevant period, the amount of such difference will be deemed “Net Losses.” For sake of clarity, Net Profit (or Loss) will be determined prior to application of any income taxes.

j)	“Net Revenue” means, during the relevant period for a Product, the sum of (i) Net Sales, if any, of such Product during such period, plus (ii) Sublicense Revenue for such Product.
k)	“Net Sales” means, with respect to any Product, the gross amount billed or invoiced by Akcea or its Affiliates for sales of such Product in arm’s length transactions to Third Parties, less deductions (if not already deducted in the amount invoiced) and allowances as determined in accordance with GAAP.

Net Sales and any applicable deductions and allowances from the gross invoiced sales prices of Product will be determined in accordance with, as applicable, Akcea’s or its Affiliates’ standard accounting procedures and GAAP. If Akcea or its Affiliates make any adjustments to such deductions and allowances after the associated Net Sales have been reported pursuant to this Schedule 6.4.1, then the adjustments will be reported and reconciled with the next report and payment.

l)	“Profit/Loss Changeover Date” means the first day of the Calendar Quarter immediately following the Calendar Quarter in which the First Commercial Sale of IONIS-TTR- LRx occurs in any country in the world.
m)	“Profit/Loss Ratio” means, (a) prior to the Profit Share Changeover Date, 60/40 (60% to Ionis and 40% to Akcea) with respect to inotersen and 50/50 with respect to IONIS-TTR-LRx, and (b) from and after the Profit Share Changeover Date, 50/50 with respect to both Products.
n)	“Profit/Loss Share” means, with respect to each Product, the sharing of Net Revenues, Expenses and Net Profit (or Loss) for such Product between the Parties as contemplated under this Agreement.
o)	“Profit Share Start Date” means the earlier of (i) the first day of the Calendar Quarter after receipt of Approval of inotersen in the United States, or (ii) January 1, 2019.
p)	“R&D Support Expenses” means the Internal Expenses and External Expenses associated with performing the types of services set forth in the definition of R&D Support Services in the Services Agreement (regardless of which Party incurs the expense).
q)	“Regulatory Expenses” means Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to prepare Product regulatory submissions to obtain, support, or maintain Approval and to comply with post-Approval requirements of a Regulatory Authority, including FDA user and other fees, reporting and regulatory affairs activities, and recalls and withdrawals for Products (other than expenses for Products that are deductible from Net Revenue).
r)	“Sales and Marketing Expenses” means those Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to sales, promotion, and marketing of a Product, including expenses related to performing market research, non-clinical marketing studies advertising, producing promotional literature, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement support, and other similar sales, marketing, and patient support services. For clarity, Sales and Marketing Expenses include expenses described in the foregoing sentence incurred prior to Approval of a Product in preparation for the commencement of sales, promotion, and marketing activities.
s)	“Sublicense Revenue” means any fees, payments, or other consideration Akcea or its Affiliate receives from a Sublicensee under a Sublicense, including license fees, up-front payments, milestone payments (including development, regulatory, and sales-based milestones), royalty pre-payments, cancellation or forgiveness of debt, or license maintenance fees, and payments made by a Sublicensee in consideration of equity or debt securities of Akcea or an Akcea Affiliate above the then-fair market value but excluding: payments made in consideration of equity or convertible debt securities of Akcea or its Affiliates at fair market value (provided that any premium over fair market value that is paid for such equity or debt securities will be Sublicense Revenue). If Akcea or its Affiliate receives any non-cash Sublicense Revenue (excluding in-kind commitments by the applicable Sublicensee to Develop and Commercialize a Product), then Akcea will pay Ionis, at Akcea’s election, either (i) a cash payment

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equal to the fair market value of Ionis’ portion of the Sublicense Revenue, or (ii) the in-kind portion, if practicable, of the Sublicense Revenue, provided that if such in-kind Sublicense Revenue is in the form of equity securities of a Third Party and does not exceed the Sublicensing Equity Threshold. If the in-kind portion of the Sublicense Revenue in the form of Third Party equity securities exceeds the Sublicensing Equity Threshold, then Akcea will pay Ionis the remainder of such payment in cash. Consideration paid under a series of agreements related to a Product will be aggregated and treated as one Sublicense.

t)	“Sublicensing Equity Threshold” means the threshold amount of equity securities in a Third Party equal to 18.5% of such Third Party’s issued and outstanding shares (i) transferred to Ionis by Akcea or (ii) Ionis’ and Akcea’s combined ownership interest, so long as Ionis and Akcea are consolidating for financial reporting purposes.

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Schedule 6.4.2

Alternative Royalty Provisions

If Ionis provides written notice to Akcea within 90 days following a Change of Control of Akcea terminating the Profit/Loss Share under Section 6.4.1 of the Agreement, then such Profit/Loss Share will be replaced with the alternative royalty provisions set forth on this Schedule 6.4.2, which will thereafter apply to all Products:

Section 13.20 Royalty Payments for Products Sold by Akcea and its Affiliates.

13.20.1      Royalty Payments by Akcea. On a country-by-country basis, during the Royalty Term for a Product in a country, Akcea will pay Ionis royalties on Annual Worldwide Net Sales of Products sold by Akcea, its Affiliates, and its Sublicensees (notwithstanding anything to the contrary set forth in the definition of Net Sales) in accordance with Table X below. Akcea will no longer make payments to Ionis with respect to Products sold by its Sublicensees as Sublicense Revenue under Schedule 6.4.1 of the Agreement.

Table X
Royalty Tier	Annual Worldwide Net Sales of Products	Royalty Rate
1	For the portion of Annual Worldwide Net Sales < $250,000,000	x-2%
2	For the portion of Annual Worldwide Net Sales > $250,000,000 but < $500,000,000	x%
3	For the portion of Annual Worldwide Net Sales > $500,000,000 but < $750,000,000	x+2%
4	For the portion of Annual Worldwide Net Sales > $750,000,000	x+4%

At the time of such Change of Control, the base royalty on Annual Worldwide Net Sales of Products, defined as “x” in Table X above, will be equal to 50% of Akcea’s net profit margin on sales of Products, excluding any one-time extraordinary expenses. Net profit margin will be calculated using Akcea’s audited financial statements for the three Calendar Years prior to such Change of Control, if available.

If it is reasonably expected that the net profit margin on sales of Products will be materially different in the two Calendar Years following such Change of Control, defined as greater than a 25% change in net profit margin on sales of Products, then the royalty will instead be calculated based on the average of two Calendar Years of forward looking statements and one Calendar Year of historical statements. Notwithstanding the foregoing, in no event will “x” in Table X be lower than 27%.

Akcea will pay Ionis royalties on Annual Worldwide Net Sales of Products sold by Akcea or its Affiliates arising from named patient and other similar programs under Applicable Laws, and Akcea will provide reports and payments to Ionis consistent with the provisions of Section 6.6, mutatis mutandis.

13.20.2      Royalty Term. Akcea’s obligation to pay Ionis the royalties described in Section 13.20.1 will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of the date of expiration of (i) the last Valid Claim within the Ionis Licensed Patents Covering such Product in the country in which such Product is made, used, or sold, (b) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), or (iii) the 12th anniversary of the First Commercial Sale of such Product in such country (such period, the “Royalty Term”).

13.20.3      Changes to Definition of Net Sales. Ionis and Akcea agree that any reasonable definition of “net sales” customarily used in drug discovery, development, or commercialization licensing or collaboration contracts that is agreed to by a Party (or a Third Party acquirer or assignee) and a Sublicensee with respect to amounts payable to such Party from such Sublicensee in an arms-length transaction under a particular Sublicense will replace the definition of Net Sales in this Agreement and will be used in calculating the payment to the other Party on sales of Products sold pursuant to such Sublicense and due under this Agreement, for so long as the same definition of net sales is used to calculate the amount payable from the applicable Sublicensee to such Party.

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Schedule 10.4.2(h)

Post-Termination Transition Activities

Commercial; Patient Continuity

•	Continued performance of activities necessary to fill existing or new prescriptions for Products in all countries where the Product is sold until transitioned to Ionis or terminated at Ionis’ request.
•	Facilitation of the transition of commercial responsibilities to Ionis.
•	Until agreed upon transition date, continue to handle all call/contact center activities, including adverse event reporting, product quality complaints, medical information, and reimbursement support for existing and new patients until transitioned to Ionis.

Medical Affairs

•	Until an agreed upon transition date, continue to handle medical information inquiries from physicians.
•	Provide a Medical Information point of contact during transition and up to 6 months post transition date to serve as a resource for questions from the Ionis Medical Information team.

Government and Managed Care Contracts

•	Coordinate with Ionis to process government and managed care contracts, including rebates/chargebacks, reporting and transition to Ionis’ labeler code and government contracts.

Supply Chain/Manufacturing

•	Work with Supply Chain teams to utilize existing Drug Product with Akcea trade dress in coordinated fashion, and transition over time to Ionis trade dress.
•	Sale to Ionis of any API or Drug Product in Akcea’s possession at a price equal to Akcea’s cost at the time of manufacture.
•	If Akcea is the sole qualified site for producing Drug Product, then Akcea may conduct an additional campaign to manufacture Drug Product in a quantity to meet the expected demand for the applicable Product for the next 48 months. Ionis will reimburse Akcea for its Cost of Goods of such supply.
•	Cooperate with Ionis to facilitate a transfer of (or replication of) Akcea’s Manufacturing Agreement with CMOs and supply chain vendors for the applicable Product.

Quality

•	Akcea will continue stability testing on API and Drug Product.
•	Akcea will assist in transferring stability testing on API and Drug Product to Ionis.
•	Transition/Coordinate with Ionis regulatory personnel for annual report generation and change control submissions.

Regulatory

•	Take actions necessary to transfer regulatory responsibilities and information to Ionis.
•	Manage regulatory responsibilities (including REMs if applicable) until the applicable marketing authorization is transferred.
•	Coordinate all regulatory communications and submissions with Ionis and consider Ionis’ comments in good faith until transition of the applicable Approval to Ionis.

Pharmacovigilance/Global Safety Database

•	Transfer the Global Safety Database for the Product to Ionis.

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•	Be responsible for and manage the Global Safety Database until transitioned to Ionis. Subject to the applicable Safety Data Exchange Agreement (if any), continue to receive, process, and submit all adverse drug experience reports to the FDA, EMA, or other relevant health authorities as required by the relevant country regulations until transitioned to Ionis.

Post-Approval Studies and Commitments

•	Continue to conduct any Akcea Non-Commercial Activities, and Akcea will maintain vendors for such studies/commitments until transitioned to Ionis.
•	Work with Ionis to transition compliance with such commitments, which may include assigning the relevant vendor contracts at Ionis’ election and to the extent assignable, or authorizing the transfer of data and materials to a vendor of Ionis’ choosing to replicate Akcea’s compliance with such commitments.

Ionis Designee

Ionis may designate a third-party designee to exercise Ionis’ rights under the Post-Termination Transition Activities.

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ANNEX B

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of March 14, 2018 (the “Execution Date”), by and between Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, California (“Ionis”), and Akcea Therapeutics, Inc., a Delaware corporation, having its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, Massachusetts (“Akcea”). Akcea and Ionis each may be referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS

A.   Concurrently with the execution and delivery hereof, Akcea and Ionis are entering into a development, commercialization, collaboration and license agreement (the “License Agreement”) that will become effective as of the Closing (as defined below).

B.   In addition, Akcea has agreed to sell, and Ionis has agreed to purchase, shares of Akcea’s common stock, par value $0.001 per share (the “Common Stock”) subject to and in accordance with the terms and provisions hereof.

C.   The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

AGREEMENT

For good and valuable consideration, the Parties agree as follows:

Section 1. SALE AND PURCHASE OF STOCK

1.1   Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Akcea will issue and sell to Ionis, and Ionis will purchase from Akcea, (a) 10,666,666 shares of Common Stock for an aggregate purchase price of US$200 million (the “Purchase Price”) and (b) 8,000,000 shares of Common Stock in consideration for the licenses granted pursuant to the License Agreement (the shares of Common Stock issued pursuant to clause (a) and (b), the “Shares”).

1.2   Payment. At the Closing, Ionis will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Akcea to Ionis prior to the Closing, and Akcea will deliver the Shares in book-entry form to Ionis.

1.3   Closing. The closing of the transactions contemplated by this Section 1 (the “Closing”) will be held at the offices of Akcea as promptly as practicable following, but in no event later than, the second Business Day following the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the parties hereto. Subject to the provisions of Section 8 of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.3 will not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

Section 2. REPRESENTATIONS AND WARRANTIES OF AKCEA

Except as otherwise specifically contemplated by this Agreement, Akcea hereby represents and warrants to Ionis, as of the date hereof and as of the Closing, that:

2.1   Private Placement. Neither Akcea nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by Ionis in Section 3, the Shares will be issued and sold to Ionis in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. Except for Cowen and Company, LLC, Akcea has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2   Organization and Qualification. Akcea is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted as of the Execution Date. Akcea is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.3   Authorization; Enforceability. Assuming receipt of the Stockholder Approval, Akcea has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and by the other Transaction Documents and to issue the Shares in accordance with the terms hereof. Akcea has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the License Agreement and the other documents and instruments to be executed and delivered in connection herewith (collectively, the “Transaction Documents”) and the consummation by Akcea of the transactions contemplated hereby and thereby have been duly authorized by Akcea’s Board of Directors (the “Board”) and no further consent or authorization of Akcea, the Board, or its stockholders is required, other than receipt of the Stockholder Approval. The Transaction Documents have been (or with respect to those which will be executed and delivered at the Closing, will be) duly executed by Akcea and constitute (or, as applicable, will constitute) a legal, valid and binding obligation of Akcea enforceable against Akcea in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.4   Issuance of Shares. Assuming receipt of the Stockholder Approval, the Shares will be duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Akcea.

2.5   SEC Documents, Financial Statements.

(a)   The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. Akcea has delivered or made available (by filing on the SEC's electronic data gathering and retrieval system (EDGAR)) to Ionis a complete copy of its most recent Annual Report on Form 10-K filed with the SEC prior to the Execution Date (the “SEC Document”). As of its date, the SEC Document complied in all material respects with the requirements of the Exchange Act, and other federal, state and local laws, rules and regulations applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The financial statements, together with the related notes and schedules, of Akcea included in the SEC Document comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto), and fairly present in all material respects the financial condition of Akcea and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended.

2.6   No Conflicts; Government Consents and Permits.

(a)   Assuming receipt of the Stockholder Approval, the execution, delivery and performance of this Agreement and the other Transaction Documents by Akcea and the consummation by Akcea of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of Akcea’s Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Akcea is a party, or (iii) result in a violation of any Applicable Law to Akcea, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect or result in a material liability for Ionis.

(b)   Akcea is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities laws and (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq.

2.7   Information in the Proxy Statement. None of the information supplied or to be supplied by Akcea for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.5(a)) will, at the time it is first published or mailed to the stockholders of Akcea, at the time of any amendment thereof or supplement thereto and at the time of the Meeting (as defined in Section 2.9), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Akcea makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied or omitted to be supplied by or on behalf of Ionis or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

2.8   Approval of Agreement and the License Agreement. The Special Transaction Committee of the Board (in the case of clauses (i) and (ii)), and the Board, has (i) approved the execution, delivery and performance of this Agreement and the License Agreement, (ii) determined that entering into this Agreement and the License Agreement, and the consummation of the transactions contemplated respectively therein, are in the best interests of Akcea and its stockholders and (iii) declared this Agreement and the License Agreement advisable.

2.9   Special Meeting of the Stockholders and Company Recommendation. The Board has directed that Akcea submit the Company Proposals to a vote at a meeting (the “Meeting”) of the stockholders of Akcea in accordance with the terms of this Agreement. As of the date hereof, the Board has resolved to recommend (the “Company Recommendation”) that the stockholders of Akcea vote in favor of the Company Proposals at the Meeting.

Section 3. REPRESENTATIONS AND WARRANTIES OF IONIS

Except as otherwise specifically contemplated by this Agreement, Ionis hereby represents and warrants to Akcea that, as of the date hereof and as of the Closing,:

3.1   Authorization; Enforceability. Ionis has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and by the other Transaction Documents. Ionis has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents. The Transaction Documents have been (or with respect to those which will be executed and delivered at the Closing, will be) duly executed by Ionis and constitute (or, as applicable, will constitute) a legal, valid and binding obligation of Ionis enforceable against Ionis in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.2   No Conflicts; Government Consents and Permits.

(a)   The execution, delivery and performance of this Agreement and the other Transaction Documents by Ionis and the consummation by Ionis of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of Ionis’ Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Ionis is a party, or (iii) result in a violation of Applicable Law to Ionis, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a material adverse effect on the ability of Ionis to consummate the transactions contemplated hereby and by the other Transaction Documents on such terms in a timely manner or result in a material liability for Akcea.

(b)   Ionis is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof, or to purchase the Shares in accordance with the terms hereof.

3.3   Investment Purpose. Ionis is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act. Ionis will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 4.1 and Section 4.2.

3.4   Reliance on Exemptions. Ionis understands that Akcea intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Akcea is relying upon the truth and accuracy of, and Ionis’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of Ionis set forth herein in order to determine the availability of such exemptions and the eligibility of Ionis to acquire the Shares.

3.5   Accredited Investor; Access to Information. Ionis is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. Ionis has been furnished with materials relating to the offer and sale of the Shares, that have been requested by Ionis, including, without limitation, Akcea’s SEC Document, and Ionis has had the opportunity to review the SEC Document. Ionis has been afforded the opportunity to ask questions of Akcea. Neither such inquiries nor any other investigation conducted by or on behalf of Ionis or its representatives or counsel will modify, amend or affect Ionis’ right to rely on the truth, accuracy and completeness of the SEC Document and Akcea’s representations and warranties contained in this Agreement. Ionis has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, not relied upon counsel.

3.6   Governmental Review. Ionis understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

3.7   Beneficial Ownership by Ionis and its Directors and Officers.

(a)   Ionis (i) is the beneficial or record owner of the shares of capital stock of Akcea indicated on the signature page, free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; (ii) does not beneficially own any securities of Akcea other than the shares of capital stock indicated on the signature page; and (iii) has no rights to purchase shares of capital stock of Akcea, other than pursuant to the Transaction Documents.

(b)   Ionis’ directors and officers are the beneficial or record owners of a total of 2,800 shares of Common Stock.

3.8   Irrevocable Proxy. Ionis has not entered into any voting agreement with any person with respect to any of the Ionis Shares, granted any person any proxy or power of attorney with respect to any of the Ionis Shares, deposited any of the Ionis Shares in a voting trust, or entered into any arrangement or agreement with any person limiting or affecting Ionis’ legal power, authority, or right to vote the Ionis Shares on any matter.

3.9   Information in the Proxy Statement. None of the information supplied or to be supplied by Ionis for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the stockholders of Akcea, at the time of any amendment thereof or supplement thereto and at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Ionis makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied or omitted to be supplied by or on on behalf of Akcea or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4. TRANSFER, RESALE, LEGENDS.

4.1   Transfer or Resale. Ionis understands that:

(a)   the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Ionis may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Ionis has delivered to Akcea an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144;

(b)   any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c)   neither Akcea nor any other person is under any obligation to register the resale of the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

4.2   Agreement to Hold Shares. Ionis agrees that it will hold and will not sell the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) other than as permitted by Section 2 of the Amended and Restated Investor Rights Agreement, dated the date hereof, by and between Akcea and Ionis (the “Amended and Restated Investor Rights Agreement”).

4.3   Legends. Ionis understands the certificates representing the Shares will bear a restrictive legend recognizing restrictions on transferability under applicable securities laws. Ionis may request that Akcea remove the legend.

Section 5. Agreement to Vote, Transfer Restrictions and Grant of Proxy

5.1   Transfer and Voting Restrictions.

(a)   At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 5.4), Ionis shall not Transfer or suffer a Transfer of any of the Ionis Shares.

(b)   Except as otherwise permitted by this Agreement or as required by an order of a court of competent jurisdiction, Ionis shall not commit any act that could restrict or affect Ionis’ legal power, authority, and right to vote all of the Ionis Shares then owned of record or beneficially by Ionis or otherwise prevent or disable Ionis from performing any of its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Ionis shall not enter into any voting agreement with any person with respect to any of the Ionis Shares, grant any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Ionis Shares, deposit any of the Ionis Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person limiting or affecting Ionis’ legal power, authority, or right to vote the Ionis Shares in favor of the approval of the Company Proposals.

5.2   Agreement to Vote the Ionis Shares.

(a)   Prior to the Expiration Date, at every meeting of the stockholders of Akcea called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Akcea, Ionis (in Ionis’ capacity as such) shall appear at the meeting or otherwise cause the Ionis Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote in favor of the Company Proposals (other than the proposal referenced in clause (a) of such defined term, with respect to which Ionis is ineligible to vote).

(b)   If Ionis is the beneficial owner, but not the record holder, of the Ionis Shares, Ionis shall take all actions necessary to cause the record holder and any nominees to vote all of the Ionis Shares in accordance with Section 5.2(a).

(c)   Ionis shall not vote any of the Ionis Shares on the proposal referenced in clause (a) of the Company Proposals.

(d)   Ionis shall cause its Affiliates, including its directors and officers, not to vote, or cause to be voted, any shares of Common Stock that such Affiliate owns, beneficially or of record, on the proposal referenced in clause (a) of the Company Proposals.

5.3   Grant of Irrevocable Proxy.

(a)   Ionis hereby irrevocably appoints Akcea and each of its executive officers or other designees (the “Proxyholders”), as Ionis’ proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Ionis, to vote the Ionis Shares, to instruct nominees or record holders to vote the Ionis Shares, or grant a consent or approval in respect of such Ionis Shares in accordance with Section 5.2 and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of the stockholders of Akcea at which any of the matters described in Section 5.2(a) are to be considered.

(b)   Ionis hereby revokes any proxies heretofore given by Ionis in respect of the Ionis Shares.

(c)   Ionis hereby affirms that the irrevocable proxy set forth in this Section 5.3 is given in connection with the execution of the Transaction Documents, and that such irrevocable proxy is given to secure the performance of the duties of Ionis under this Agreement. Ionis hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and may under no circumstances be revoked. The irrevocable proxy granted by Ionis herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Ionis.

(d)   The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above in Section 5.2. Ionis may vote the Ionis Shares on all other matters.

5.4   Termination of Grant of Irrevocable Proxy. The grant of the irrevocable proxy pursuant to Section 5.3 above shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as this Agreement has been validly terminated pursuant to its terms or (b) the date of the Closing (the “Expiration Date”).

Section 6. PRE-CLOSING COVENANTS

6.1   Conduct of the Inotersen Program Prior to Closing. From the date of this Agreement until the Expiration Date, Ionis (a) shall, and shall cause its Affiliates to, with respect to the development and commercialization of inotersen and its follow-on drug IONIS-TTR-LRx (the “Inotersen Program”), only take actions in the ordinary course of business in a manner that is consistent with past practice; (b) comply in all material respects with the Applicable Laws applicable to the Inotersen Program; (c) use reasonable best efforts to preserve intact the rights granted to Akcea pursuant to the License Agreement (the “Licensed Rights”); and (d) use reasonable best efforts to preserve intact the material business relationships of the Inotersen Program with employees, suppliers, licensors, licensees and others with whom the Inotersen Program deals in the ordinary course of business consistent with past practice. Further, Ionis shall not, and shall not permit any of its representatives or Affiliates to, do any of the following in connection with the Inotersen Program without the prior written consent of Akcea (i) dispose of, fail to prosecute or maintain or permit to lapse or fail to take reasonable steps to protect the Licensed Rights; (ii) permit or allow any of the Licensed Rights to become subject to any lien, pledge, security interest or other encumbrances; (iii) amend, modify or waive any Material Contract; or (iv) violate, withdraw, materially amend, allow to lapse or otherwise take any action or fail to take any action that would result in Ionis or any of its respective Affiliates being in material default (with or without notice or lapse of time or both) under any licenses, permits, authorizations, registrations, qualifications or approvals necessary to the Inotersen Program, or take any other action or fail to take any other action or cause any other event that would result in the suspension, modification, revocation or nonrenewal thereof, or giving to any other person any right of termination, amendment or cancellation thereof.

6.2   Access to Information. From the date of this Agreement until the Expiration Date, Ionis and its Affiliates shall (i) permit Akcea and its representatives to have reasonable access to all books, records, contracts and documents to the extent pertaining to the Inotersen Program and (ii) furnish Akcea with all financial, operating and other data and information to the extent pertaining to the Inotersen Program (including copies thereof) as Akcea may reasonably request; provided, however, that such access or furnishing of information shall be conducted during normal business hours, under the supervision of Ionis’ personnel and in such a manner as not to interfere with the normal operations of its business.

6.3   Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Expiration Date, each Party shall cooperate with the other Party and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Section 7 to be satisfied (but not waived) as promptly as practicable.

6.4   Publicity and Confidentiality.

(a)   All press releases or public disclosures related to this Agreement prior to the Closing will be mutually agreed upon by the Parties and issued as a joint press release, provided however, that each Party may make disclosure as permitted by Section 6.4(b) and Section 6.4(c). The contents of any announcement or similar publicity can be re-released by either Party without a requirement for re-approval.

(b)   A Party may disclose Confidential Information belonging to the other Party in the following instances to the extent reasonably necessary to comply with Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable advice of the advice of counsel for the Party making such disclosure, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 6.4(c).

(c)   A Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Applicable Law; provided however, that, unless legally prohibited from doing so, the Party making such disclosure will notify the other Party promptly upon receipt thereof, giving (where practicable) the other Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Party making such disclosure will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Party making the disclosure.

6.5   Preparation of Proxy Statement.

(a)   As promptly as reasonably practicable after the execution of this Agreement, Akcea shall prepare and cause to be filed with the SEC a proxy statement relating to the Company Proposals (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Ionis shall furnish all information concerning Ionis and its Affiliates to Akcea, as may be reasonably requested by Akcea to be included in the Proxy Statement and shall otherwise assist and cooperate with Akcea in the preparation of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC. Both Ionis and Akcea shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information becomes false or misleading in any material respect. Akcea shall notify Ionis upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement. Akcea shall use its reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and (ii) to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments.

(b)   Akcea shall take all necessary actions in accordance with Applicable Law, the Certificate of Incorporation and Bylaws of Akcea and the rules of Nasdaq, to duly call, give notice of, convene and hold the Meeting for the purpose of obtaining the Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Notwithstanding any provision of this Agreement to the contrary, Akcea may adjourn, recess or postpone the Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Akcea within a reasonable amount of time in advance of the Meeting, (ii) if as of the time for which the Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting or (iii) as may be required by Applicable Law.

(c)   If prior to the Closing any event occurs with respect to Ionis or any of its subsidiaries, or any change occurs with respect to other information supplied by Ionis for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Ionis shall promptly notify Akcea of such event or change, and Ionis and Akcea shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Akcea’s stockholders.

6.6   Notification of Certain Events.

(a)   Each Party shall promptly notify the other Party of (i) any notice from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or the License Agreement; (ii) any notice from any Governmental Entity in connection with the transactions contemplated by this Agreement or the License Agreement; (iii) any inaccuracy in any material respect of any of its representations or warranties contained in this Agreement; (iv) any failure of such Party or such Party’s Affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (v) any written notice of pending or threatened legal proceeding relating to the Inotersen Program, the Licensed Rights or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6(a) shall not limit or otherwise affect the rights or remedies available hereunder to the Party receiving that notice.

(b)   From the date of this Agreement until the Expiration Date, Ionis shall promptly notify, and provide a copy to, Akcea of any written notice from any third party alleging, with respect to the Inotersen Program or Licensed Rights, a violation of, or failure to comply with, any Applicable Law. Ionis shall, subject to Applicable Law, promptly notify Akcea of any result, event, change or effect occurring after the date of this Agreement that would have, if it had occurred prior to the date of this Agreement, constituted a breach of any of the representations and warranties contained in Section 3.

6.7   Listing of the Shares. Akcea agrees to use reasonable best efforts to (i) maintain the listing and trading of the Common Stock on Nasdaq and (ii) effect the listing of the Shares on Nasdaq.

Section 7. CONDITIONS TO CLOSING

7.1   Conditions to Obligations of Akcea. Akcea’s obligation to effect the Closing is subject to the fulfillment or waiver of the following conditions at or prior to the Closing, provided that neither Party may waive the requirement to obtain the Disinterested Stockholder Approval:

(a)   Representations and Warranties. The representations and warranties of Ionis contained in this Agreement or in the License Agreement (i) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of Closing and (ii) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the date hereof and as of the date of the Closing, in each case, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct, as the case may be, as of such other date.

(b)   Covenants. The covenants and agreements contained in this Agreement to be complied with by Ionis at or before the Closing shall have been performed or complied with in all material respects.

(c)   No Governmental Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions.

(d)   Stockholder Approval. The Stockholder Approval shall have been obtained.

(e)   Receipt of Funds. Akcea will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.

7.2   Conditions to Obligations of Ionis. Ionis’ obligation to effect the Closing is subject to the fulfillment or waiver of the following conditions at or before the Closing, provided that neither Party may waive the requirement to obtain the Disinterested Stockholder Approval:

(a)   Representations and Warranties. The representations and warranties of Akcea contained in this Agreement or in the License Agreement (i) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the date of the Closing and (ii) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing, in each case, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct, as the case may be, as of such other date.

(b)   Covenants. The covenants and agreements contained in this Agreement to be complied with by Akcea at or before the Closing shall have been performed or complied with in all material respects.

(c)   No Governmental Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions.

(d)   Stockholder Approval. The Stockholder Approval shall have been obtained.

(e)   Transfer Agent Instructions. Akcea will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Ionis.

(f)   Listing of Additional Shares. (i) Akcea will have filed with the Nasdaq Stock Market LLC a Notification Form: Listing of Additional Shares, or other successor form, with respect to the Shares and (ii) the Nasdaq Stock Market LLC will have informed Akcea that it has completed its review of such notification form.

Section 8. TERMINATION.

8.1   Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein be abandoned at any time prior to Closing:

(a)    by mutual written consent of Akcea and Ionis;

(b)   by either Akcea or Ionis

(i)   if the Closing shall not have occurred on or prior to July 31, 2018 (the “End Date”); or

(ii)   if any Governmental Entity having jurisdiction over Akcea or Ionis shall have enacted, issued, promulgated, enforced or entered any Applicable Law or taken any other material action, in each case such that the condition set forth in Section 7.1(c) (No Governmental Prohibition) or Section 7.2(c) (No Governmental Prohibition) would not be satisfied;

(c)   by Akcea, upon a material breach of this Agreement by Ionis, provided however that if such breach is capable of being cured within sixty (60) days from the date Ionis is notified in writing by Akcea of such breach, Akcea may not terminate this Agreement during such sixty (60) day period or following such date if such breach is cured at or prior to such date; or

(d)   by Ionis, upon a material breach of this Agreement by Akcea, provided however that if such breach is capable of being cured within sixty (60) days from the date Akcea is notified in writing by Ionis of such breach, Ionis may not terminate this Agreement during such sixty (60) day period or following such date if such breach is cured at or prior to such date.

8.2   Effect of Termination. Upon termination of this Agreement pursuant to this Section 8, all provisions of this Agreement shall terminate and thereafter have no effect, and there shall be no liability on the part of either Party hereto except (a) as set forth in Section 6.4 (Publicity and Confidentiality), Section 8.2 (Effect of Termination), Section 9 (Miscellaneous) and (b) nothing shall relieve any Party from liability for fraud or any breach of this Agreement occurring prior to such termination.

Section 9. MISCELLANEOUS.

9.1   Governing Law and Exclusive Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to any rules of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.1, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.5 of this Agreement.

9.2   Counterparts. This Agreement may be signed in two counterparts, both of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

9.3   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall each use good faith, reasonable best efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision, in each case as permitted by and to the extent consistent with Applicable Law.

9.4   Entire Agreement; Modifications. This Agreement (including any schedules and exhibits hereto) and the License Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect to the subject matter hereof are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement or in the License Agreement. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. Ionis hereby waives, provides any necessary consent under and/or amends, as necessary, any provision of any pre-existing agreement between Ionis and Akcea, and/or any of their respective Affiliates, to the extent any provision or transaction contained in or contemplated by any Transaction Document contradicts, requires a consent under or would otherwise violate or breach or contravene any such agreement.

9.5   Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Akcea, addressed to:	Akcea Therapeutics, Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Chief Executive Officer Fax: 760-602-1855

with a copy to:	Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199 Attention: David McIntosh & Christopher Comeau

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, CA 92010 Attention: Chief Operating Officer Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, CA 92010 Attention: General Counsel Email: legalnotices@ionisph.com or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

9.6   Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their successors and assigns. Akcea will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Ionis, and Ionis will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Akcea; provided, however, that Ionis may assign this Agreement together with all of the Ionis Shares (subject to Section 4) (i) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the shares that such Affiliate owns (subject to Section 4) to Ionis or any other subsidiary wholly-owned by Ionis, in any such case, without such consent, provided that Ionis remains primarily liable hereunder for all of its obligations set forth herein, regardless of any such assignment or (ii) to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

9.7   Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.8   Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

9.9   Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

9.10   Injunctive Relief Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy.

9.11   Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

9.12   Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section means a section of this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

IN WITNESS WHEREOF, Akcea and Ionis have each caused this Agreement to be duly executed as of the date first above written.

IONIS PHARMACEUTICALS, INC.

By:	/s/ Stanley T. Crooke

Its:	Chief Executive Officer

45,447,879 shares of Common Stock

IN WITNESS WHEREOF, Akcea and Ionis have each caused this Agreement to be duly executed as of the date first above written.

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos

Its:	Chief Executive Officer

Annex B

APPENDIX 1

Defined Terms

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. During the time that Ionis retains a majority ownership position of Akcea, Ionis will not be considered an Affiliate of Akcea and Akcea will not be considered an Affiliate of Ionis for the purposes of the Transaction Documents only.

“Amended and Restated Services Agreement”means that certain Amended and Restated Services Agreement, dated the date hereof, by and between Akcea and Ionis.

“Applicable Law(s)” means, with respect to any person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order or other similar requirement enacted, issued, entered, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday or bank holiday in the United States.

“Company Proposals” means proposals for the (a) approval of this Agreement, the License Agreement, the Amended and Restated Investor Rights Agreement, the Amended and Restated Services Agreement and the transactions contemplated thereunder by the receipt of the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock other than Ionis and its affiliates (the “Interested Stockholders”), which shall exclude a vote of any of Akcea’s directors and officers, (b) approval of the issuance of the shares of Common Stock to Ionis pursuant to this Agreement and the License Agreement as required by and in accordance with Nasdaq Listing Rule 5635 by a majority of the total votes of the issued and outstanding Common Stock cast on the proposal, which is conditioned upon the approval of clause (a) above, (c) approval of an amendment to the certificate of incorporation of Akcea to increase the authorized number of shares of Common Stock by holders of a majority of the issued and outstanding Common Stock, which is conditioned upon the approval of clause (a) above, and (d) approval of an adjournment of the Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of any of the proposals in clauses (a) to (c) by holders of a majority of the Common Stock present in person or represented by proxy at the Meeting.

“Confidential Information” has the meaning set forth in the License Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as applied by Akcea.

“Governmental Entity” means domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

B-A-1

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of Akcea, or (b) the ability of Akcea to consummate the transactions contemplated hereby and by the Transaction Documents in a timely manner.

“Material Contracts” means any agreement used or held for use by Ionis or any of its affiliates that is necessary or reasonably useful to Develop, Manufacture or Commercialize a Product (such terms having their respective meanings set forth in the License Agreement).

“Nasdaq” means The Nasdaq Global Select Market.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Ionis Shares” means (i) all shares of capital stock of Akcea owned, beneficially or of record, by Ionis as of the date hereof, and (ii) all additional shares of capital stock of Akcea acquired by Ionis, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.

“Stockholder Approval” means the (a) approval of this Agreement, the License Agreement, the Amended and Restated Investor Rights Agreement, the Amended and Restated Services Agreement and the transactions contemplated thereunder by the receipt of the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock other than the Interested Stockholders, which shall exclude a vote of any of Akcea’s directors and officers (the “Disinterested Stockholder Approval”), (b) approval of the issuance of the shares of Common Stock to Ionis pursuant to this Agreement and the License Agreement as required by and in accordance with Nasdaq Listing Rule 5635 by a majority of the total votes of the issued and outstanding Common Stock cast on the proposal, which is conditioned upon the approval of clause (a) above, and (c) approval of an amendment to the certificate of incorporation of Akcea to increase the authorized number of shares of Common Stock by holders of a majority of the issued and outstanding Common Stock, which is conditioned upon the approval of clause (a) above.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

B-A-2

Execution Version

ANNEX C

AMENDED AND RESTATED SERVICES AGREEMENT

AMENDED AND RESTATED SERVICES AGREEMENT

This AMENDED AND RESTATED SERVICES AGREEMENT (this “Services Agreement”) is made as of March 14, 2018 (the “Execution Date”) by and among, IONIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”) and AKCEA THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 (“Akcea”). As of the Effective Date, this Services Agreement, amends, updates and replaces in its entirety the December 18, 2015 Services Agreement between Ionis and Akcea (the “2015 Services Agreement”). All capitalized terms not defined herein will have the meanings set forth in the Development Commercialization and License Agreement, dated December 18, 2015 (the “2015 License Agreement”), and the Development, Commercialization, Collaboration, and License Agreement, dated as of the Execution Date, by and between Ionis and Akcea (as it may be amended from time to time, the “2018 License Agreement” and together with the 2015 License Agreement, the “License Agreements”). Ionis and Akcea each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, on December 18, 2015, (i) Ionis Pharmaceuticals, Inc. formed Akcea, a Delaware corporation, as a wholly-owned subsidiary for the initial purpose of serving as the development and commercialization entity for the following lipid-modulating antisense drugs: IONIS-APOCIIIRx (IONIS304801), IONIS-APOCIII-LRx (IONIS678354), IONIS-APO(a)Rx (IONIS494372), IONIS-APO(a)-LRx (IONIS681257), IONIS-ANGPTL3Rx (IONIS563580) and IONIS-ANGPTL3-LRx (IONIS703802) (the “Lipid Drugs”); (ii) entered into the 2015 License Agreement to develop, manufacture and commercialize the Lipid Drugs; and (iii) entered into the 2015 Services Agreement to provide certain general and administrative services in support of Akcea’s business;

WHEREAS, on the Execution Date, Ionis and Akcea entered into the 2018 License Agreement to develop, commercialize, collaborate on and manufacture the following antisense drugs: inotersen and IONIS-TTR-LRx (the “TTR Drugs”);

WHEREAS, Akcea continues to need certain services related to general and administrative services in support of its business; and

WHEREAS, Ionis wishes to provide such Services;

WHEREAS, through this Services Agreement, the Parties now wish to amend and restate the 2015 Services Agreement to expand the Services to include both the Lipid Drugs and the TTR Drugs (collectively the “Supported Drugs”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ionis and Akcea each agree as follows:

1.	Services. On an annual basis as part of the Parties’ annual budgeting process the Parties will agree on which of the following services set forth in this Article 1 Ionis will provide to Akcea during the upcoming year; provided that if Ionis desires to cease providing or Akcea desires to cease receiving one or more services previously provided to Akcea by Ionis, then such Party will notify the other Party of such cessation in advance of the applicable annual budgeting process as necessary to allow Akcea to transition in an orderly and rational manner to performing such services internally or obtaining replacement services.
1.1	General and Administrative Services. The general and administrative support services provided to Akcea under this Services Agreement of the type described below will be referred to herein as the “G&A Services.”
1.1.1	Investor Relations Services. Ionis will provide to Akcea investor relations services regarding matters of fair and accurate disclosure and compliance with Ionis’ disclosure policy and applicable Law, including, without limitation, compliance with the Sarbanes-Oxley Act of 2002. Such services will include drafting; processing for review and issuing press releases; conference call scripts and presentations; managing conference and medical meeting attendance; managing media and public relations activities; and facilitating interactions with investors and analysts.

1.1.2	Pre-Commercial and Competitive Intelligence Services. Ionis will provide to Akcea services related to pre-commercial activities and related to competitive intelligence services for all of the Supported Drugs as appropriate.
1.1.3	Accounting and Payroll Services. Ionis will provide to Akcea bookkeeping and accounting services, including maintaining the books and records of Akcea’s financial operations, preparing financial statements (including quarterly and annual financial statements), billings, accounts payable, stock option accounting services, internal audit support services, financial budgeting and forecasting as needed, review of compliance with financial and accounting procedures and government accounting functions (e.g., preparing budgets and setting rates), in each case, in accordance with GAAP, and government regulations as applicable. In addition, Ionis will administer Akcea’s employee payroll, including withholding and remitting employee and employer payroll taxes.
1.1.4	Personnel Services. Ionis will provide personnel services to Akcea, including maintaining general employee insurance obligations, establishing and managing of an employee benefits program, advising on employee relations and related issues, and managing of Akcea’s retirement plans, including the Ionis Pharmaceuticals, Inc. 401(k) Retirement Plan. However, the Parties expect Akcea to develop its own stock administration capabilities in the near future.
1.1.5	Legal Services. Ionis will provide Akcea with legal services, including legal services from Ionis’ General Counsel and other legal counsel with respect to: labor and personnel matters; management of Akcea’s employee equity incentive plans and programs; compliance with applicable securities laws and regulations; compliance with other applicable laws and regulations; litigation management; contract negotiation and preparation; commercial sales agreements; mergers and acquisitions; tax issues; preventive counseling; and all matters relating to corporate governance of Akcea. Notwithstanding the foregoing, if, with the advice of counsel, Akcea reasonably believes an actual or potential conflict of interest is likely to arise between the interests of Ionis’ stockholders and Akcea’s stockholders, then Akcea may retain its own counsel at its own expense for such matters.
1.1.6	Risk Management; Insurance. Ionis will provide Akcea centralized insurance purchasing for liability, property, casualty and other normal business insurance and the handling of claims.
1.1.7	Tax Related Services. Ionis will assist Akcea in the preparation of ex-U.S. and U.S. federal, state and local income tax returns, tax research and planning and assistance on tax audits or other tax-related matters.
1.1.8	Corporate Record Keeping Services. Ionis will maintain, on behalf of Akcea, corporate records, including minutes of meetings of the board of directors and stockholders of Akcea, supervision of transfer agent and registration functions, maintenance of stock records, including the tracking of stock issuances and stock reservations.
1.1.9	Financial Services. Ionis will provide to Akcea the following financial services: (i) banking services administration, including bank account administration, loan administration, covenant compliance administration, maintenance of cash collection and disbursement systems and arrangement of letters of credit, foreign currency exchanges or conversion calculations and cash transfers; (ii) financial management and information services, including centralized cash management, leasing, customer financing, financial analysis on foreign currency issues, risk assessment and hedging strategies; (iii) investment banking services, including managing Ionis’ and Akcea’s relationships with debt rating agencies. In connection with such services, Ionis is authorized to invest the funds deposited by Akcea with Ionis in taxable, tax-exempt or tax-preferred instruments of short or longer term duration based upon Ionis’ assessment of Akcea’s tax considerations and Akcea’s cash needs and consistent with Akcea’s investment policy and guidelines. Ionis will advise Akcea on a quarterly basis as to the earnings that Akcea may expect on its cash deposits during the following quarter.

1.1.10	Credit Services. Ionis will assist Akcea in identifying and obtaining cost-effective sources of financing consistent with the needs of Ionis and its affiliated companies.
1.1.11	COO, CFO and CBO Oversight Services. The Parties acknowledge and agree that Ionis’ COO, CFO and CBO do and will supervise the employees performing the Services hereunder, and in consideration for such supervisory services, a portion of the COO’s, CFO’s and CBO’s salary will be allocated to and paid by Akcea using the allocation methodology set forth in APPENDIX A (Allocation Methodologies).
1.2	R&D Support Services. The research and development support services provided to Akcea under this Services Agreement of the type described below will be referred to herein as the “R&D Support Services.”
1.2.1	Information Technology Services. Ionis will provide information technology and telephone services to Akcea, including but not limited to: intercompany network services and database management services between Ionis and Akcea; information technology planning services; centralized procurement of hardware and software; support for initial set up or relocation of Akcea facilities; email services; phone services; and mobile device services. Ionis may provide additional information technology services that are mutually agreed between Ionis and Akcea. In addition, Ionis will allow Akcea to access, display and use software systems and programs owned by or licensed to Ionis, except to the extent that Ionis is precluded by its licenses from providing such access, display or use.
1.2.2	Purchasing Services. Ionis will provide services to Akcea related to purchasing, including purchase order management, vendor selection, payment terms, negotiating preferred pricing and negotiating supplier agreements.
1.2.3	Facilities and Office Services. To the extent necessary, Ionis will provide Akcea office and facility services, primarily the appropriate personnel to support Akcea’s office and facility infrastructure.
1.2.4	Intellectual Property Support Services. Ionis will provide intellectual property support services to Akcea, including but not limited to filing, prosecuting, maintaining, enforcing, and defending the Ionis Product-Specific Patents licensed to Akcea, trademarks and copyrights, patent due diligence to support partnership transactions and advice regarding intellectual property strategy (collectively, the “IP Support Services”). In the event that a Third Party challenges one of the Ionis Core Technology Patents licensed to Akcea under a License Agreement, then the Parties will discuss and agree to a percentage of the expense to defend such challenge for which Akcea will reimburse Ionis.
1.3	Specialty Services. If, from time to time, Akcea wishes Ionis to perform specific projects that go beyond the services already specified in Section 1.1 or Section 1.2 to perform specific projects, Akcea and Ionis will execute a work order that will be governed by the terms of this Services Agreement and will specify the projects Ionis will perform for Akcea and the payment Akcea will make to Ionis for such project. The Parties will execute a work order prior to initiating such work (collectively, the “Specialty Services”). An email from Akcea’s Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer referencing this Services Agreement and authorizing Ionis to perform specific Specialty Services will be considered a work order for purposes of this Section 1.3. Ionis will not be reimbursed for performing work that goes beyond the scope of any Specialty Services without an agreed and executed work order. Examples of a Specialty Service under this Section 1.3 are business development services relating to corporate partnering transactions and other services related to a corporate partnership or financing.
1.4	Development, Regulatory and Manufacturing Services. Ionis will provide services related to Development (including regulatory affairs) and Manufacturing in support of the Lipid Drugs pursuant to the terms of the 2015 License Agreement. Ionis will provide services related to Development (including regulatory affairs) and Manufacturing in support of the TTR Drugs pursuant to the terms of the 2018 License Agreement. Ionis will be reimbursed by Akcea for such services for each of the Lipid Drugs and TTR Drugs using the same methodology the Parties use under the 2015 License Agreement.

2.	Performance of Services.
2.1	Performance. All services described in Article 1 of this Services Agreement are collectively referred to as the “Services.” Ionis will provide all Services (i) on an ongoing basis during the Term, as reasonably required or requested by Akcea, (ii) promptly, (iii) in accordance with the terms of this Services Agreement, (iv) in accordance with the standards and practices for the performance of similar services by Ionis in the conduct of its own business and (v) in a manner consistent with Law applicable to Ionis and Akcea.
2.2	Authority. Consistent with Ionis’ signature policy and established procedures and, to the extent of the scope of the Services such Ionis employee is performing for Akcea, Ionis personnel have the authority to act on Akcea’s behalf.
3.	Compensation.
3.1	Charge for Services. Akcea will pay Ionis fees for the Services as specified in APPENDIX A (Allocation Methodologies) attached hereto, which provides details regarding how to calculate such fees (except Specialty Service fees). These Allocation Methodologies will generally be determined from a good faith estimate by Ionis of a percentage of each Ionis functional area detailed in Section 1 of this Agreement dedicated to providing the Services hereunder. From time to time, the Parties may mutually agree to update APPENDIX A (Allocation Methodologies) as needed, including in the event of a change of circumstances of one or more of the Parties. At a minimum, on an annual basis as part of Ionis’ annual budgeting process, the Parties will review APPENDIX A (Allocation Methodologies) in good faith to ensure the allocations set forth therein are fair and commercially reasonable.
3.2	Specialty Services Fee. Akcea will pay Ionis for Specialty Services rendered based upon a good faith estimate of the time burden required of Ionis personnel to perform the Specialty Services based upon the statement of work provided by Akcea. If there is a material change in the statement of work, in scope or budget, Ionis will prepare a revised estimate for Akcea’s approval.
3.3	Direct Out-of-Pocket Expenses. Akcea will be responsible for paying and will bear the cost of all out-of-pocket expenses for which Akcea is the primary beneficiary, including but not limited to (i) legal services provided to Akcea by outside counsel; (ii) insurance policies and claims that relate specifically to Akcea; (iii) accounting, auditing and tax related services provided to Akcea by external accountants and tax advisors; (iv) filing fees and other costs (e.g., translation costs) charged by Third Parties in connection with filing, prosecuting and maintaining Akcea’s patents, trademarks and copyrights; and (v) travel costs associated with providing any of the Services contemplated by this Services Agreement (collectively the “Direct Expenses”). Akcea and Ionis will use commercially reasonable efforts to have the applicable Third Parties bill Akcea directly for any Direct Expenses. For any out-of-pocket expenses that benefit both Ionis and Akcea but are not Direct Expenses, such expenses will be allocated to Akcea in the same manner as the fees above and depending on whether such expense is in connection with G&A Services, R&D Support Services, IP Support Services, or Specialty Services.
3.4	Payment Terms. Ionis will invoice Akcea within fifteen (15) days following the end of each Quarter for all amounts due related to the provision of Services under this Services Agreement. Invoices will contain such detail as Akcea may reasonably require and will be payable in U.S. Dollars. All undisputed amounts will be paid by Akcea within 30 days of its receipt of an invoice. Ionis will provide Akcea with W-9s or other forms as may be reasonably requested by Akcea in order to process such payments.
4.	Personnel. Ionis will assign employees (“Ionis Personnel”) in sufficient numbers, and with the proper skill, training and experience, to provide the Services. Ionis will be solely responsible for paying its Ionis Personnel and providing any employee benefits that they are owed. Before providing Services, all Ionis Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Services Agreement and (ii) assign all right, title and interest in any intellectual property created by such Ionis Personnel, in performance of the Services to Ionis. The Parties intend for there to be additional Ionis Personnel who are not 100% dedicated to the provision of Services who will instead provide Services as needed.

5.	Covenants of Akcea.
5.1	Cooperation. Akcea will fully cooperate with Ionis to permit Ionis to perform Ionis’ duties and obligations under this Services Agreement in a timely manner. Akcea will direct its officers, directors, employees and agents (“Representatives”) to (i) properly and timely respond to requests by Ionis for information and (ii) if requested by Ionis, meet with or consult with the service provider and its professional advisors regarding any matter related to the Services. Akcea will also promptly provide Ionis with copies of any agreements, instruments or documents in possession of Akcea as are reasonably requested by Ionis, and promptly provide Ionis with any notices or other communications that Akcea may receive that may have any effect on Ionis’ performance of the Services.
5.2	Accuracy of Information. Akcea will be responsible for the completeness and accuracy of all information furnished to Ionis by Akcea and Representatives of Akcea in connection with Ionis’ performance of the Services. Ionis may rely upon such information in its performance of Services under this Agreement.
5.3	Policies and Procedures.
5.3.1	During any period in which Ionis is required to consolidate the results of Akcea for purposes of reporting its results under U.S. GAAP, Akcea and its employees will comply with the policies and procedures of Ionis that Ionis, in Ionis’ good faith reasonable judgment, determines that Akcea should comply with to ensure that Ionis can satisfy its reporting obligations as a public company with a class of securities registered under the Securities Exchange Act. These policies include, but are not limited to (i) Ionis’ Code of Ethics, (ii) Ionis’ Disclosure Policies and Procedures, (iii) Ionis’ Signature Policy, (iv) Ionis’ Publication Clearance Policy, (v) Ionis’ Policies and Procedures Manual and (vi) Ionis’ Internal Control Procedures as set forth in the Amended and Restated Investor Rights Agreement entered into between Ionis and Akcea on the Execution Date (the “2018 Investor Rights Agreement”); provided, on a policy by policy basis, Akcea may replace a policy with a reasonably comparable policy that has been expressly approved by Ionis’ Chief Financial Officer and General Counsel and Akcea’s governance committee of its Board of Directors.
5.3.2	During any period in which Ionis is no longer required to consolidate the results of Akcea for purposes of reporting its results under U.S. GAAP but is required to record its share of Akcea’s income or losses pursuant to U.S. GAAP, Akcea will provide Ionis with a reconciliation between Akcea’s accounting policies as applied and Ionis’ accounting policies as applied. Akcea will provide this reconciliation in a timely manner. In order to execute the reconciliation in an accurate fashion, Ionis and Akcea will be required to provide each other with their accounting policies in sufficient detail to facilitate such reconciliation and verify that all differences that been identified. Akcea will perform the reconciliation to a level of detail that ensures that Ionis has the ability to assert its financial statements are materially correct. Neither Party will be required to provide the other with information to a lower level of detail, but either Party may do so upon the other Party’s request. In addition, Akcea will permit Ionis’ auditors to have access to Akcea results as necessary to perform procedures on Akcea’s financial information solely for the purposes of preparing Ionis’ publicly filed financial statements.
6.	Financial Records; Audit Right. Ionis will maintain accurate financial records relating to its provision of the Services hereunder for a period of three (3) years, or longer as required by applicable Law. The terms set forth in APPENDIX B will govern each Party’s rights and obligations with respect to the auditing of such financial records.

7.	Confidential Information. The terms regarding confidentiality and non-use set forth in the 2018 Investor Rights Agreement and ARTICLE 8 of the 2018 License Agreement will govern each Party’s rights and obligations concerning disclosure, non-use, and/or publication of the terms of this Services Agreement and/or any information exchanged or arising under this Services Agreement.
8.	Indemnification; Insurance. The terms of ARTICLE 11 of the 2015 License Agreement will govern each Party’s indemnification and insurance obligations, respectively, with respect to this Services Agreement in relation to the Lipid Drugs and the terms of ARTICLE 11 of the 2018 License Agreement will govern each Party’s indemnification and insurance obligations, respectively, with respect to this Services Agreement in relation to the TTR Drugs.
9.	Taxes. Notwithstanding anything to the contrary in this Services Agreement, for so long as Ionis and Akcea file consolidated federal and/or state tax returns, Ionis will retain all Akcea-generated tax attributes generated by Akcea’s activities for the relevant federal and/or state tax return. Following deconsolidation of federal and/or state tax returns, Akcea will file its own federal and/or state taxes as a separate entity and Akcea will retain such Akcea-generated tax attributes for the relevant federal and/or state tax return.
10.	Disclaimer; Limitation of Liability.
10.1	Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 ABOVE, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.
10.2	Limitation of Liability.
10.2.1	Akcea acknowledges that Ionis is not in the business of providing Services and that Services are being provided pursuant to this Agreement as an accommodation to Akcea. Akcea’s sole and exclusive remedy and Ionis’ sole and exclusive liability for any breach of Section 1 or Section 2, and for any damages of Akcea suffered or incurred directly or indirectly in connection with the provision of Services (whether any claim related to such damages arises in contract, in tort, by statute or otherwise), will be the re-performance by Ionis of Services at such Ionis’ expense.
10.2.2	OTHER THAN (A) A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH UNDER SECTION 8, (B) AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A PARTY’S BREACH OF SECTION 7, NO PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS SERVICES AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS SERVICES AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
11.	Effectiveness; Term. This Agreement will take effect automatically without further action of either Party upon the date on which the closing of the Stock Purchase Agreement dated as of the Execution Date by and between the Parties occurs (the “Effective Date”). The initial term of this Services Agreement will commence on the Effective Date and will expire on December 31, 2020 (the “Initial Term”). Following such Initial Term, this Services Agreement will automatically renew on an annual basis for periods of 12 months each (each, an “Additional Term”) unless one Party provides the other Party written notice that it does not wish to renew this Services Agreement at least 180 days in advance of the date of the expiration of the Initial Term or the then-current Additional Term, as applicable (the period commencing on the Effective Date and ending on latest to expire of the Initial Term or any Additional Term, the “Term”).

12.	Term and Termination.
12.1	Termination Prior to the Effective Date. Notwithstanding anything to the contrary set forth in this Agreement, this Services Agreement may be terminated and the transactions contemplated herein be abandoned at any time prior to the Effective Date (in which case the 2015 Services Agreement will continue in full force and effect in accordance with its terms):
(a)	by mutual written consent of Akcea and Ionis;
(b)	by either Akcea or Ionis:
(i)	if the Effective Date shall not have occurred on or prior to June 30, 2018; or
(ii)	if any governmental authority having jurisdiction over Akcea or Ionis shall have enacted, issued, promulgated, enforced, or entered any Applicable Law or taken any other material action that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions.
12.2	Termination of License Agreements. This Services Agreement will automatically terminate upon the termination or expiration of both the License Agreements.
12.3	Termination by Akcea for Breach by Ionis. At any time following the Effective Date, if Ionis breaches any material term of this Services Agreement, and such material breach is not cured by Ionis within sixty (60) days of notice therefor (or cannot be cured), then Akcea may terminate this Services Agreement.
12.4	Termination by Ionis for Breach by Akcea. At any time following the Effective Date, if Akcea breaches any material term of this Services Agreement, and such material breach is not cured by Akcea within sixty (60) days of notice therefor (or cannot be cured), then Ionis may stop performing Services hereunder until such breach is cured.
12.5	Effect of Termination or Expiration. Upon termination or expiration of this Services Agreement after the Effective Date, neither Ionis nor Akcea will have any further obligations under this Services Agreement, except that (unless otherwise agreed by the Parties or as set forth in the 2018 Investor Rights Agreement or the applicable License Agreement):
12.5.1	Ionis will terminate all its Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by the Parties;
12.5.2	Ionis will deliver to Akcea or, at Akcea’s option, dispose of any Akcea Confidential Information developed through termination or expiration;
12.5.3	Akcea will pay Ionis any undisputed monies due and owing, up to the time of termination or expiration, for Services properly performed and all expenses actually incurred;
12.5.4	Ionis will promptly return to Akcea all Confidential Information and copies thereof provided to Ionis under this Services Agreement, except for one (1) copy which Ionis may retain solely to monitor Ionis’ surviving obligations; and
12.5.5	the provisions set forth in Section 5.3, Sections 6 through 10, this 12.5 and 13 will survive any such termination or expiration in accordance with its terms.
13.	Miscellaneous.
13.1	Assignment. Neither this Services Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except that each Party may assign this Services Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Services Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Akcea or any of its Affiliates or Sublicensees transfers or assigns this

Services Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Services Agreement, then Akcea (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Ionis under Article 6 of the 2015 License Agreement or the 2018 License Agreement, as applicable, for the Incremental Tax Cost such that Ionis receives the amount Ionis would have otherwise received under Article 6 of the 2015 License Agreement or the 2018 License Agreement, as applicable, but for such transfer or assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Akcea may have under applicable Law), without Akcea’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any assignment not in accordance with the foregoing will be void. This Services Agreement will be binding upon, and will inure to the benefit of, all permitted successors and assigns.

13.2	Force Majeure. No Party will be held liable or responsible to any other Party nor be deemed to have defaulted under or breached this Services Agreement for failure or reasonable delay in fulfilling or performing any term of this Services Agreement (except any payment obligation) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.
13.3	Notices. Except where otherwise specifically provided in this Services Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:
To Akcea:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Chief Executive Officer

With a copy to:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Vice President, Legal Email: legalnotices@akceatx.com

To Ionis:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attention: Chief Financial Officer

With a copy to:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attn: General Counsel Email: legalnotices@ionisph.com

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail or (c) on the next Business Day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

13.4	Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors hereunder and that the relationship among the Parties under this Services Agreement will not constitute a partnership, joint venture or agency. No Party will have the authority under this Services Agreement to make any statements, representations or commitments of any kind or to take any action that will be binding on any other Party, without the prior consent of such other Party.
13.5	Governing Law. This Services Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its choice of law rules.
13.6	Dispute Resolution. Any dispute arising under this Services Agreement will be resolved in accordance with the terms of Section 13.4 of the 2018 License Agreement.
13.7	Severability. If one or more provisions of this Services Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Services Agreement will be enforceable in accordance with its terms.
13.8	Entire Agreement. Except as otherwise expressly set forth in this Services Agreement, this Services Agreement, the 2018 Investor Rights Agreement and the License Agreements constitute the entire agreement among the Parties with respect to the subject matter herein and supersede all previous agreements whether written or oral, with respect to such subject matter. Unless otherwise expressly indicated, references herein to sections, subsections, paragraphs and the like are to such items within this Services Agreement. The Parties acknowledge that this Services Agreement is being executed and delivered concurrently with the execution and delivery by the Parties and/or their Affiliates of the 2018 Investor Rights Agreement and the 2018 License Agreement. In the event of any conflict, discrepancy or inconsistency between this Services Agreement and either the applicable License Agreement or the 2018 Investor Rights Agreement, the terms of the License Agreement or the 2018 Investor Rights Agreement, as the case may be, will control.
13.9	Amendment and Waiver. This Services Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.
13.10	No Implied Waivers. The waiver by a Party of a breach or default of any provision of this Services Agreement by any other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
13.11	Counterparts. This Services Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto. Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Services Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Services Agreement as of the Effective Date.

AKCEA THERAPEUTICS INC.

By:	/s/ Paula Soteropoulos
Print Name:	Paula Soteropoulos
Title:	Chief Executive Officer
IONIS PHARMACEUTICALS, INC.

By:	/s/ Stanley T. Crooke
Print Name:	Stanley T. Crooke
Title:	Chief Executive Officer

APPENDIX A

ALLOCATION METHODOLOGY

Akcea Support Services Assumptions

1.	G&A
a.	CEO
i.	Assumes no costs allocated to Akcea
b.	COO
i.	% of effort – 5%
ii.	Akcea pre-commercialization expenses and Goldman Sachs consulting excluded from allocations
c.	CBO
i.	% of effort – 6%
1.	% of effort calculated using weighted average of salaries of individuals within this department based on time spent on Akcea activities
2.	CBO – 3%
3.	Patient Advocacy – 5%
4.	Alex (25%) & Alissa (5%) – 20% - Competitive and Market Analysis
d.	Corporate Communications
i.	% of effort – 10%
ii.	Costs associated with press releases, presentation development, website maintenance and update included within allocation cost base
iii.	Initial website design is not included
iv.	Cost associated with the Isis annual report, annual meeting, IR conference calls & webcasts, Thomson Reuters service and media consulting and investor targeting, Peter Steinerman, excluded from the allocation cost base ($613k)
e.	Finance
i.	% of effort – 10%
1.	% of effort based on estimated number of FTE’s across all finance functions
2.	Payroll – 0.2 FTE
3.	General accounting 0.3 FTE
4.	Tax, insurance and stock based comp – 0.1 FTE
5.	Treasury services and other misc – 0.1 FTE
6.	Controller – 0.15 FTE
7.	FP&A – 0.5 FTE
8.	CFO – 0.1 FTE
9.	Costs associated with PCAOB, filing fees for 10K & Q’s, convertible debt, tax studies and tax returns excluded from the allocation cost base ($162k)
f.	Human Resources
i.	% of effort – 3%

C-A-1

ii.	Based on overall headcount – assumed average 10 Akcea headcount for 2015
iii.	10 / 415 = 2.4% X 7 employees = 0.17 FTE
iv.	Rounded to 0.2 FTE as will require slightly more effort as Akcea headcount are all new hires rather than just ongoing support
v.	Costs associated with Isis board and executive compensation (Barney & Barney), employee events and certain office supplies excluded from allocation cost base ($390k)
g.	Legal
i.	% of effort – 10%
ii.	Work includes clinical trial support & initial forming of company
iii.	Costs associated with proxy advisors and proxy printing excluded from allocation cost base ($27k)
h.	Occupancy costs
i.	% of effort – 8%
ii.	Based of FTE’s to support Akcea vs overall G&A headcount
iii.	Cost base based on Gazelle Ct costs, including property taxes and insurance, with allocation to G&A based on square footage occupied
iv.	Added 30% to office/cube space to allow for allocation of common space
v.	Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment service contracts, specialized lab janitorial services)

R&D Support

a.	R&D Allocations
i.	% of effort – 5%
ii.	Based on FTE’s to support Akcea vs overall R&D Support headcount
iii.	Cost base includes D&O insurance
iv.	Costs excluded relate to equity adjustments and promotions becuase they pertain to 2014, amortization of non-Akcea related license fees, property taxes and property insurance (allocated as part of occupancy cost) ($4.2M)
b.	Information technology
i.	% of effort - 2%
ii.	Includes support services and help desk support only
iii.	Costs excluded from allocation cost base relate to Carlsbad phone and internet services ($165k)
c.	Alliane Management
i.	Assumes no costs allocated to Akcea
d.	Business Development
i.	% of effort – 3%
ii.	% of effort includes work on initial partner discussions, term sheets, agreement negotiations, due diligence, presentations, CDA’s
iii.	Costs for data rooms, consulting and in-licensing excluded from allocation cost base ($137k)

C-A-2

e.	Graphics
i.	Assumes no costs allocated to Akcea
f.	Purchasing
i.	% of effort – 5%
ii.	Work performed includes contract negotiations, set up purchasing contracts, clinical ops purchasing involvement
iii.	All shipping and receiving costs excluded from allocation cost base ($239k)
g.	Facilities
i.	Assumes no costs allocated to Akcea
h.	Patents
i.	% of effort – 10%
ii.	Excluded costs include patent write-off’s and patent amortization for non-lipid drugs ($1.9M)
i.	Health & Safety
i.	Assumes no cost allocation to Akcea
j.	MBO Accrual – Other R&D
i.	Costs excluded as relate to other departments
k.	Occupancy Costs
i.	% of effort – 4%
ii.	Based on FTE’s to support Akcea vs overall R&D Support headcount
iii.	Cost base based on Gazelle Ct costs, including property taxes and insurances, with allocation to R&D Support based on square footage occupied
iv.	Added 30% to office/cube space to allow for allocation of common space
v.	Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment service contracts, specialized lab janitorial services)

C-A-3

APPENDIX B

AUDIT RIGHTS AND PROCEDURES

During the Agreement Term and for a period of 36 months thereafter, at the request and expense of Akcea, Ionis will permit an independent certified public accountant of nationally recognized standing appointed by Ionis and agreed to by Akcea (such agreement not to be unreasonably withheld), at reasonable times and upon reasonable notice, but not more than once per Calendar Year, to examine such records as are necessary to verify the calculation and reporting of out-of-pocket expenses and the correctness of any invoice submitted to Akcea for payment for Services under this Agreement. As a condition to examining any records of Ionis, such auditor will sign a nondisclosure agreement reasonably acceptable to Ionis. Any records of Ionis examined by such accountant will be deemed Ionis’ Confidential Information. Upon completion of the audit, the accounting firm will provide both Parties with a written report disclosing whether the amounts invoiced by Ionis for payment by Akcea are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”). If the Audit Report shows that Ionis’ invoices under this Agreement were more than the amount that should have been invoiced, then Ionis will reimburse Akcea the difference between such amounts to eliminate any discrepancy revealed by said inspection within 30 days of receiving the Audit Report, with interest calculated under Section 6. If the Audit Report shows that Ionis’ invoiced amounts under this Agreement were less than the amount that should have been invoiced, then Akcea will reimburse Ionis equal to the difference between the amounts which should have been invoiced and the actual invoiced amount. Akcea will pay for such audit, except that if Ionis is found to have incorrectly invoiced Akcea by more than 5% of the amount that should have been invoiced, Ionis will reimburse Akcea’s reasonable costs of the audit.

C-B-1

Execution Version

ANNEX D

AKCEA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

March 14, 2018

AKCEA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 14, 2018 between Akcea Therapeutics Inc., a Delaware corporation (“Akcea” or the “Company”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis” or “Investor”).

RECITALS

WHEREAS, on December 18, 2015 the Parties entered into an Investor Rights Agreement in connection with the Investor’s purchase of the Company’s Series A Preferred Stock (the “2015 Investor Rights Agreement”);

WHEREAS, Investor has converted its Series A Preferred Stock to Common Stock in the Company;

WHEREAS, Investor had previously provided Company with a line of credit and has converted the debt associated with this line of credit to Common Stock in the Company;

WHEREAS, at the Closing under the 2018 SPA (as defined below), Investor will purchase $200,000,000 of Company’s Common Stock and may be receiving milestone payments in Company’s Common Stock pursuant to the March 14, 2018 Common Stock Purchase Agreement between the Parties (the “2018 SPA”) and in connection with the March 14, 2018 Commercialization, Collaboration and License Agreement between the Parties (the “2018 License Agreement”);

WHEREAS, the Parties now desire to amend and restate the 2015 Investor Rights Agreement to grant certain rights to Investor as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS; EFFECTIVE TIME.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in EXHIBIT A. The amendments to this Agreement to Section 3.1, and the reinstatement of and amendments to Section 3.2, will become effective immediately and shall remain effective regardless of any Closing under or termination of the 2018 SPA. All other amendments effected pursuant to this amendment and restatement shall become automatically effective upon the Closing under the 2018 SPA and shall terminate, ab initio, upon any termination of the 2018 SPA.

SECTION 2.	RESTRICTIONS ON TRANSFER.

Investor will not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way (each a “Transfer”) Investor’s Shares or Registrable Securities, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, except in accordance with the terms and conditions set forth in this Section 2.

2.1   Restrictions on Transfer. Investor agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(a)   there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)   (i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) Investor has notified the Company of the proposed Transfer and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (iii) if reasonably requested by the Company, Investor will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

2.2   Exempt Transfers. Notwithstanding the provisions of Section 2.1 above, no such restriction will apply to a transfer by Investor that is:

(a)   a Transfer to an Affiliate of Investor; provided, however, that (i) such Affiliate must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and (ii) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were a party hereunder.

(b)   a Transfer pursuant to a Change in Control of Investor.

2.3   Stock Legends. Each certificate representing Shares or Registrable Securities will be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(a)   The Company will be obligated to promptly reissue unlegended certificates at the request of Investor if the Company has complied with its reporting obligations under the Exchange Act and Investor has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above will be removed only at such time as Investor is no longer subject to any restrictions hereunder.

(b)   Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.4  Rule 10b5-1(c) Plan. Company will approve and adopt, without delay or condition, any written plan by Investor for trading securities that is designed in accordance with Rule 10b5-1(c), as long as such plan does not violate applicable securities laws.

SECTION 3.	COVENANTS OF THE COMPANY.

3.1  Financial Information and Reporting.

(a)   The Company will cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and with sufficient detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s books and records and financial statements will be kept using the accrual method of accounting and in accordance with U.S. generally accepted accounting principles. The Company will maintain a system of internal accounting controls which are sufficient to provide reasonable assurance that (w) transactions are executed in accordance with the Company’s signature authority policy; (x) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (y) access to the Company’s assets is permitted only in accordance with management’s authorization; and (z) the reporting of the Company’s assets is compared with existing assets at regular intervals. The Company’s financial statements will be audited annually by an independent nationally recognized public accounting firm approved by the Company’s Board of Directors (the “Board”).

(b)   During Consolidation Period. For so long as (1) Ionis’ independent auditors advise Ionis that Ionis should consolidate the Company’s financial statements with Ionis’ financial statements or (2) Company is using Ionis’ financial systems (the “Consolidation Period”) the Company will do the following:

(i)   Commencing with respect to the fiscal year ending December 31, 2017, and for each fiscal year during the term hereof, the Company will deliver to Ionis the annual or quarterly, as applicable, financial statements of the Company (including the items listed in Section 2 of Exhibit B hereto) in sufficient time to allow Ionis to review in an orderly fashion, consolidate and have its audit or review, as applicable, completed such that it may timely file its annual report on Form 10-K and quarterly reports on Form 10-Q with the SEC, which financial statements will have been prepared in accordance with U.S. generally accepted accounting principles. Each of the Company and Ionis shall cause their respective chief financial officers to mutually agree on an annual basis or otherwise from time to time on the timelines anticipated by this clause (i), and in the event such individuals are unable to reach resolution on any matter anticipated by this clause (i), each of the Company and Ionis shall cause their respective chairperson of their audit committee to resolve the dispute, each acting in good faith.

(ii)   Commencing with the month ending on January 31, 2018 the Company will deliver to Ionis unaudited financial statements of the Company for such month and for the current fiscal year to the end of such month promptly following the Company’s completion of the review of its financial statements for such month (other than the last month of any fiscal quarter) (or such earlier time as may be required by Ionis to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).

(iii)   The financial statements referred to in this Section 3.1 will be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or by the certificate of the CEO that such financial statements were prepared without audit from the books and records of the Company.

(iv)   The Company will use the same auditing firm and tax advisors as Ionis uses. For clarity, the Company may hire its own auditing and tax teams so long as the Company uses the same firms as Ionis uses.

(v)   The Company’s principal executive officer and principal financial officer, or persons performing similar functions, will provide certifications to Ionis corresponding to those required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 for each period Ionis is required to provide these certifications in its SEC filings. At the time the Company provides Ionis with its annual audited financial statements, the Company will also provide to Ionis an attestation report of its auditors with respect to the Company’s internal controls, as may be requested by Ionis’ external auditors. The Company will provide Ionis with management’s report of assessment and effectiveness of the Company’s internal controls.

(vi)   If after reasonable discussions in good faith, the Company’s audit committee and Ionis’ audit committee cannot resolve any dispute with respect to accounting policies and practices for the Company’s financial reporting, the parties agree that they will apply the accounting policy or practice proposed by Ionis’ audit committee.

(c)   After the Consolidation Period. After the Consolidation Period and until Ionis is not required to record its respective share of the Company’s profit/loss, the Company will provide Ionis the information as specified on Exhibit B attached hereto.

(d)   Once Ionis is no longer required to record its share of the Company’s income/losses, the Company will not be required to provide the information to Ionis outlined in Section 3.1(c) above. However, the Company will provide to Ionis any financial information reasonably requested so that Ionis can determine if an impairment in the Company exists, and the Company will make its management available to Ionis for reasonable inquiries regarding its financials.

(e)   After the effective date of the registration statement pertaining to an Initial Offering and for so long as Ionis consolidates the Company’s financial statements with Ionis’ financial statements or Ionis records Ionis’ share of Akcea’s income/losses, the Company will provide Ionis drafts of any proposed earnings press releases, earnings scripts, annual reports on Form 10-K, and quarterly reports on Form 10-Q with sufficient time before the public release or filing of such documents to allow Ionis a reasonable amount of time to review such drafts, and the Company and Ionis will mutually agree to the content of such disclosures. If the Company and Ionis cannot agree to the content of any such disclosure, such dispute will be referred to the chair of each party’s respective audit committee. If the chairs of the parties’ audit committees are unable to resolve such dispute within a reasonable amount of time, not to exceed the earlier of (i) five business days of such dispute being referred to them, or (ii) two business days immediately preceding the planned filing date of the applicable disclosure, then the chair of Ionis’ audit committee will have the final decision-making authority with respect to such matter.

(f)   For so long as Ionis consolidates the Company’s financial statements into Ionis’ financial statements or Ionis holds at least 40% of the Company’s outstanding capital stock, the Company’s annual budget, financial guidance to Wall Street and any updates to either the Company’s budget or financial guidance to Wall Street will be approved by Ionis’ board of directors (or applicable board committees). When Ionis holds less than 40% of the Company’s outstanding capital stock, but still consolidates the Company’s financial statements with Ionis’ financial statements or Ionis records Ionis’ share of the Company’s income/losses, the Company will provide its annual budget, financial guidance to Wall Street and any updates to either the Company’s budget or financial guidance to Wall Street to Ionis’ board of directors (or applicable board committee) so that Ionis’ board of directors (or applicable board committee) can approve Ionis’ annual budget, financial guidance to Wall Street and any updates to Ionis’ budget or financial guidance to Wall Street. To obtain any approvals under this Section 3.1(f), the Company will submit to Ionis’ board of directors such annual budget, financial guidance to Wall Street and any updates to either the Company’s budget or financial guidance to Wall Street , as applicable, in sufficient time (and in accordance with the Ionis board meeting schedule provided to the Company) for Ionis’ board of directors (or applicable board committees) to review and approve such budget, financial guidance or update to budget or financial guidance..

(g)   Akcea will not disclose any important clinical data, clinical information or commercial information related to any product licensed from Ionis without first disclosing such data or information to Ionis’ Vice President, Corporate Communications and to the applicable Joint Steering Committee under the 2015 License Agreement or 2018 License Agreement, as applicable, at least 48 hours (or with as much prior notice as is practicable in a situation where sooner disclosure is required by law or listing standard) prior to any planned disclosure of such data or information.

(h)   For so long as Ionis consolidates the Company’s financial statements with Ionis’ financial statements the Company will use Ionis’ financial systems, provided however, Ionis will augment such financial systems as necessary to support the Company’s global commercial business.

3.2  Tax Matters.

(a)   The Company will prepare or cause to be prepared, at the Company’s expense, all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and will make timely filing thereof, including filings pursuant to extensions permitted under applicable federal and state tax regulations. With respect to the Company’s federal tax return for the stub period from the Initial Public Offering to December 31, 2017, the Company will provide a draft of such tax return to Investor within a reasonable amount of time prior to filing such return to allow Investor an opportunity to review and comment on such return. In addition, the Company will give due consideration to Investor’s comments regarding the tax return for the year ended December 31, 2017.

(b)   Investor may request from the Company any information reasonably necessary for Investor to complete any of its tax returns or compute estimated tax payments and the Company will, within a reasonable period of time following the request, provide such information to Investor.

3.3  Confidentiality of Records. Investor agrees to use the same degree of care as it uses to protect its own confidential information to keep confidential and not disclose to any party any information furnished to such Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its respective agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law. Upon request by the Company, Investor agrees to enter into a separate confidentiality agreement with the Company.

3.4  Board of Directors; Other Attendees. The Board and the number of directors (each, a “Director”) will be determined in accordance with the Company’s Certificate of Incorporation and bylaws.

3.5  Investor Approval for Equity or Debt Issuances. For so long as Investor holds at least 50% of the Company’s outstanding capital stock, Company will not issue equity or debt securities in a financing valued at more than $10,000,000 without Investor’s prior approval.

3.6  Committee Observer. For so long as greater than 50% of the Company’s revenue is derived from products licensed from Ionis (with respect to the Compensation Committee) and for so long as Ionis’ independent auditors advise Ionis that Ionis should consolidate Company’s financial statements with Ionis’ financial statements (with respect to the Audit Committee), Ionis shall be entitled to designate one member of the Company’s board of directors as an observer to the Company’s audit and compensation committees. Subject to situations involving a conflict of interest (in each case, as reasonably determined by the respective committee and after notice to such observer that such committee has made such a determination), each such observer shall be entitled to receive all materials distributed to such committees and to attend all meetings of such committees.

3.7  Investor Approval for In-Licenses and Acquisitions. From the date of this Agreement until Investor no longer holds at least 50% of the Company’s outstanding capital stock, the Company will obtain Investor’s approval before in-licensing or acquiring a product or entity, as applicable.

3.8  For so long as Investor holds at least 50% of the Company’s outstanding capital stock, the Company’s bylaws, will provide that any stockholder holding 10% or more of the Company’s outstanding common stock will have the right to call special meetings of stockholders.

SECTION 4.	RIGHTS OF FIRST REFUSAL

4.1  Subsequent Offerings. Subject to applicable securities laws, Investor will have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Investor’s pro rata share is equal to the greater of (1) the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities; or (2) the ratio of (y) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (z) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately following the last issuance of Equity Securities by the Company in which Ionis exercised its right of first refusal under this Section 4. The term “Equity Securities” will mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock, or other equity security (including any option to purchase such a security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security or (iv) any such warrant or right.

4.2  Exercise of Rights. If the Company proposes to issue any Equity Securities, it will give Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Investor will have fifteen (15) days from the giving of such notice (or as much time as is practicable in the case of an offering that is anticipated to be completed within fifteen (15) days, in which case the Company shall endeavor to provide Ionis with notice of the potential offering and relevant information regarding the potential offering as early as is practicable) to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to Investor if such offer or sale would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3  Issuance of Equity Securities to Other Persons. The Company will have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to Investor pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within one hundred twenty (120) days of the notice provided pursuant to Section 4.2, the Company will not thereafter issue or sell any Equity Securities, without first offering such securities to Investor in the manner provided above.

4.4  Assignment of Rights of First Refusal. The rights of first refusal of Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 5.7.

4.5  Excluded Securities. The rights of first refusal established by this Section 4 will have no application to any of the following Equity Securities:

(a)   shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and a majority of the Company’s shareholders;

(b)   stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.5 with respect to the initial sale or grant by the Company of such rights or agreements;

(c)   any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board and a majority of the Company’s shareholders; and

(d)   any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

4.6  The rights of the investor set forth in this Section 4 shall terminate upon such time as the Investor ceases to own at least 50% of the Company’s outstanding capital stock.

SECTION 5.	REGISTRATION RIGHTS; MARKET STAND-OFF.

5.1  Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act (or as much time as is practicable in the case of an offering that is anticipated to be completed within fifteen (15) days, in which case the Company shall endeavor to provide Ionis with notice of the potential offering and relevant information regarding the potential offering as early as is practicable) for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company (or by the date and time indicated in the notice in the case of an offering that is anticipated to be completed within fifteen (15) days), so notify the Company in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)   Underwriting. If the registration statement of which the Company gives notice under this Section 5.1 is for an underwritten offering, the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 5.1 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, among the Company and Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)   Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 5.1 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 5.3 hereof.

5.2  Form S-3 Registration. Each Holder or Holders of Registrable Securities may send the Company a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and in such case the Company will:

(a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.2:

(i)   if Form S-3 is not available for such offering by the Holders;

(ii)   if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than fifteen million dollars ($15,000,000);

(iii)   if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 5.2, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv)   if the Company will furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 5.2; provided, that such right to delay a request will be exercised by the Company not more than once in any twelve (12) month period;

(v)   if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 5.2, or

(vi)   in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)   Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. In addition, in connection with any sale by Holders under the registration statement, the Company will take all actions reasonably necessary or useful to offer and sell such Registrable Securities, including but not limited to, facilitating due diligence and granting customary legal opinions.

5.3  Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 5.1 or 5.2 herein will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 5.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company will be obligated pursuant to Section 5.2(b)(v) to undertake any subsequent registration, in which event such right will be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration will not be deemed to have been effected for purposes of determining whether the Company will be obligated pursuant to Section 5.2(b)(v) to undertake any subsequent registration.

5.4  Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent will not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)   Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)   Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

(f)   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)   Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

5.5  Delay of Registration; Furnishing Information.

(a)   No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

(b)   It will be a condition precedent to the obligations of the Company to take any action pursuant to Sections 5.1 or 5.2 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

(c)   The Company will have no obligation with respect to any registration requested pursuant to Section 5.2 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 5.2.

5.6  Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 5.1 or 5.2:

(a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, as applicable, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 5.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)   To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder, as applicable, selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 5.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 5.6 exceed the net proceeds from the offering received by such Holder, as applicable.

(c)   Promptly after receipt by an indemnified party under this Section 5.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 5.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.6.

(d)   If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder, as applicable, hereunder exceed the net proceeds from the offering received by such Holder, as applicable.

(e)   The obligations of the Company and Holders under this Section 5.6 will survive completion of any offering of Registrable Securities, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 5.6 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.7  Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is an Affiliate of a Holder that is a corporation, partnership or limited liability company, (b) acquires all of such Holders Registrable Securities in connection with the sale of all or substantially all of such Holder’s business, or (c) acquires at least five million (5,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (i) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

5.8  Limitation on Subsequent Registration Rights. Other than as otherwise provided herein, after the date of this Agreement, the Company will not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

5.9  “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder, as the case may be, will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711); provided, that (i) all officers, directors of the Company and all entities who hold Common Stock (or Securities Convertible into Common Stock) in an amount that is greater than 1% of the Company’s then issued and outstanding Common Stock are bound by and have entered into similar agreements, (ii) Company has complied with the terms of this Section 5, and (iii) if the Company grants any officer, director, or Stockholder a waiver under such an agreement, Holders will be automatically released from such agreement to the same extent of such waiver. The obligations described in this Section 5.9 will not apply to a Special Registration Statement.

5.10  Agreement to Furnish Information. Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with such Holder’s obligations under Section 5.9, as applicable, or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 5.9 and this Section 5.10 will not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said ten (10) day period. Each Holder agrees that any transferee of any shares of Registrable Securities will be bound by Sections 5.9 and 5.10. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 5.9 and 5.10 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5.11  Rule 144 Reporting. With a view to making available to the Holders, as applicable, the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)   Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)   So long as a Holder owns any Registrable Securities, as applicable, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

5.12  Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 5.1 or 5.2 hereof will terminate upon such time as all Registrable Securities issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares will cease to be “Registrable Securities” hereunder for all purposes.

6  MISCELLANEOUS.

6.1  Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

6.2  Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and will inure to the benefit of and be enforceable by each person who will be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.3  Entire Agreement. This Agreement (including the exhibits and schedules hereto) sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby, except for the December 18, 2015 Purchase Agreement, December 18, 2015 Development, Commercialization and License Agreement, and the 2018 License Agreement. The parties acknowledge that this Agreement is being executed and delivered simultaneously with the execution and delivery by the parties of the March 14, 2018 Stock Purchase Agreement, the March 14, 2018 Amended and Restated Services Agreement, and 2018 License Agreement. For purposes of clarity, nothing in this Agreement will be deemed to modify or amend any provision of any of the December 18, 2015 Purchase Agreement, March 14, 2018 Stock Purchase Agreement, the March 14, 2018 Amended and Restated Services Agreement, the December 18, 2015 Development, Commercialization and License Agreement, and the 2018 License Agreement.

6.4  Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

6.5  Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of Investor under this Agreement may be waived, only upon the written consent of the Company and Investor.

6.6  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to either party, upon any breach, default or noncompliance by the other party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on either party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

6.7  Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

If to Investor, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Financial Officer
Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Fax: 760-268-4922
Email: legalnotices@ionisph.com

If to Company, addressed to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Chief Executive Officer
Fax: 760-602-1855

with a copy to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Vice President, Legal
Email: legalnotices@akceatx.com

or to such other address for such party as it will have specified by like notice to the other party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by email or overnight express courier service, the date of delivery will be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

6.8  Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 5.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

6.9  Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of Delaware law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

6.10  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

6.11  Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12  Specific Performance. The failure of either party to this Agreement to perform its agreements and covenants hereunder may cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce either party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 5.12 is without prejudice to any other rights that Investor and the Company hereto may have for any failure to perform this Agreement.

6.13  Termination. This Agreement will terminate and be of no further force or effect upon the earlier of (i) either Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors; or (ii) Investor’s ownership of less than 20% of the outstanding shares of the Company’s outstanding capital stock. Sections 3.1(d), 3.2, 3.3 and Articles 5 and 6 shall survive termination. Sections

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		INVESTOR:

AKCEA THERAPEUTICS, INC.		IONIS PHARMACEUTICALS, INC.

Signature:	/s/ Paula Soteropoulos	Signature:	/s/ Stanley T. Crooke
Print Name:	Paula Soteropoulos	Print Name:	Stanley T. Crooke
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Series A Investor Rights Agreement Signature Page]

EXHIBIT A

DEFINITONS

1.1   “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. During the time that Ionis retains a majority ownership position of Akcea, Ionis will not be considered an Affiliate of Akcea and Akcea will not be considered an Affiliate of Ionis for the purposes of this Agreement only.

1.2   “Change of Control” means, with respect to Investor, the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving Investor in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a third party of all or substantially all of Investor’s assets or business. Investor will notify the Company within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.

1.3   “Common Stock” means the Common Stock of the Company.

1.4   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5   “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6   “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 4.7 hereof.

1.7   “Independent Director” means a Director who is not (i) an affiliate, director or officer of, or an immediate family member of, any director or officer of, Investor, or (ii) an officer or employee of, or immediate family member of any officer or employee of, the Company.

1.8   “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

1.9   “Person” means a natural person, company, corporation, partnership, trust or other organization or legal entity of any type, whether or not formally organized.

1.10   “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.11   “Registrable Securities” means (a) Common Stock that are Shares or issuable or issued upon conversion of the Shares and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 5 of this Agreement are not assigned or (iii) eligible for resale pursuant to Rule 144 without volume limitations.

1.12   “Registrable Securities then outstanding” will be the number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

1.13   “Registration Expenses” will mean all expenses incurred by the Company in complying with Sections 4.1 or 4.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars

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($10,000) of a single special counsel for the Holder, if applicable, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.14   “SEC” or “Commission” means the Securities and Exchange Commission.

1.15   “Securities Act” will mean the Securities Act of 1933, as amended.

1.16   “Selling Expenses” will mean all underwriting discounts and selling commissions applicable to the sale.

1.17   “Services Agreement” means that certain Amended and Restated Services Agreement between Akcea and Ionis dated as of the same date as this Agreement, as amended from time to time.

1.18   “Shares” will mean (i) the Company’s Preferred Stock issued pursuant to the December 18, 2015 Stock Purchase Agreement (including any shares of the Company’s Common Stock issued upon conversion thereof) held from time to time by Investor and its permitted assigns, (ii) the Company’s Common Stock issued pursuant to conversion of a line of credit from Investor, (iii) the Company’s Common Stock issued pursuant to the 2018 SPA, and (iv) the Company’s Common Stock issued as payment for milestones reached under the 2018 License Agreement, held from time to time by Investor and its permitted assigns.

1.19   “Special Registration Statement” will mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

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Exhibit B

FINANCIAL REQUIREMENT FOR EQUITY ACCOUNTING

Once Akcea is no longer consolidated into Ionis’ financials and is not using Ionis’ financial systems, Akcea may use an auditing firm and/or tax advisory firm other than those Ionis uses subject to the requirements below that are necessary to ensure that Ionis receives in a timely manner the information Ionis needs to record its share of Akcea’s income/losses.

1.	Akcea’s auditors will be an independent registered public accounting firm of recognized national standing.
2.	Akcea will provide Ionis the audited annual financial statements of Akcea no later than three (3) weeks after the end of each fiscal year, including the related notes thereto. The financial statements include the following:
a.	A balance sheet of Akcea as of the close of such fiscal year.
b.	A statement of net income for such fiscal year.
c.	A statement of cash flows for such fiscal year.
d.	Any other financial statements (e.g., statement of other comprehensive income) Ionis is required to file with Ionis’ Form 10-K.
e.	The related notes thereto.
f.	These financial statements will contain in comparative form the figures for any previous years required to be filed on a Form 10-K with the SEC.
g.	These financial statements will include a certificate signed by the CEO and CFO of Akcea stating that these financial statements were prepared in conformity with GAAP from the books and records of Akcea and that there were no changes in the internal control environment of Akcea that would materially affect the integrity of these statements.
h.	An opinion of Akcea’s auditors that the above financial statements present fairly, in all material respects, the financial position of Akcea and its results of operations and cash flows. Also, that the financial statements have been prepared in conformity with GAAP and that the audit by Akcea’s auditors has been made in accordance with generally accepted auditing standards and that such audit provides a reasonable basis for the auditors’ opinion. Attached to the opinion will be the attestation report regarding Akcea’s internal controls (see Section 3.1(b)(v), supra).
3.	Akcea will provide Ionis unaudited financial statements of Akcea for such quarter and for the current fiscal year to the end of such fiscal quarter within fourteen (14) calendar days after the end of each fiscal quarter of Akcea, including the related notes thereto.
a.	The financial statements will be consistent with those outlined in 2(a) – (g) above, except that the financial statements referred to in 2(f) will contain in comparative form the figures for any previous periods required to be filed on a Form 10-Q with the SEC.
b.	These financial statements will be reviewed by Akcea’s auditors, which review will be complete prior to Akcea providing the above financial statements to Ionis.
c.	These financial statements will include a certificate signed by the CEO and CFO of Akcea stating that these financial statements were prepared in conformity with GAAP from the books and records of Akcea and that there were no changes in the internal control environment of Akcea that would materially affect the integrity of these statements.

4.	Akcea will provide Ionis with unaudited financial statements of Akcea for such month and for the current fiscal year to the end of such month promptly following Akcea’s completion of the review of its financial statements for such month (other than the last month of any fiscal quarter).

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a.	The financial statements will be consistent with those outlined in 2(a) – (g) above, excluding 2(e).
5.	The financial statements referred to above will be accompanied by the report thereon (as described in 2(h) above) of the independent accountants engaged by Akcea. Additionally, Akcea will provide to Ionis any supplemental schedules reasonably requested by Ionis, and Akcea will make its management available to Ionis for reasonable inquiries regarding its financials.
6.	Akcea will provide Ionis with any certificate that may be reasonably necessary to meet Ionis’ SOX requirements.

If Ionis’ filing requirements change, Ionis and Akcea will review the timing outlined above. If filing requirements for Ionis are accelerated, Akcea agrees to provide the information in #2 and #3 above on the timeline that Ionis reasonably determines is necessary to meet its filing requirements.

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ANNEX E

FAIRNESS OPINION

March 14, 2018

Special Transaction Committee of the Board of Directors
Akcea Therapeutics, Inc.
55 Cambridge Parkway
Cambridge, MA 02142

Members of the Committee:

In your capacity as members of the Special Transaction Committee of the Board of Directors (the “Committee”) of Akcea Therapeutics, Inc. (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the Company, of the Consideration (as defined below) to be paid by the Company pursuant to the Stock Purchase Agreement, to be dated as of March 14, 2018 (the “Stock Purchase Agreement”), to be entered into by and between the Company and Ionis Pharmaceuticals, Inc. (“Ionis”), and the Development, Commercialization, Collaboration and License Agreement, to be dated as of March 14, 2018 (the “License Agreement” and, together with the Stock Purchase Agreement, the “Agreements”), to be entered into by and between the Company and Ionis, for the licenses to be granted to the Company pursuant to the terms of the License Agreement.

As more specifically set forth in the Agreements, and subject to the terms, conditions and adjustments set forth in the Agreements:

1.   Pursuant to the License Agreement, the Company will receive rights to (a) commercialize inotersen and perform other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; (b) participate in the development, through the completion of all pivotal studies, of a follow-on drug to inotersen, AKCEA-TTR-LRx (together with inotersen, the “Products”), and perform other non-commercial activities with respect to AKCEA-TTR-LRx; (c) commercialize AKCEA-TTR-LRx following receipt of regulatory approval in accordance with a global strategic plan; and (d) share in profits and losses with respect to inotersen and AKCEA-TTR-LRx;

2.   The Company will pay Ionis $150,000,000 up-front to license the Products from Ionis, which will be payable in 8,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) pursuant to the Stock Purchase Agreement;

3.Ionis will purchase from the Company 10,666,666 shares of Common Stock for an aggregate purchase price of $200,000,000 pursuant to the Stock Purchase Agreement;

4.   The Company will pay to Ionis up to $1,530,000,000 in milestone payments (“Milestone Payments”) pursuant to the License Agreement upon the satisfaction of certain regulatory, development and sales milestones, which Milestone Payments may be paid in either cash or shares of Common Stock (we have, with your consent, assumed that the Milestone Payments will be paid in cash); and

5.   Ionis and the Company will share profits and losses from the development and commercialization of the Products pursuant to the License Agreement (the transactions described in the foregoing paragraphs 1-5 are collectively referred to herein as the “Transactions,” and the up-front consideration described in the foregoing paragraph 2, together with the Milestone Payments projected by management to be paid in the Product Forecasts (as defined below), are collectively referred to herein as the “Consideration”).

Cowen and Company, LLC
599 Lexington Avenue, 20th Floor
New York, NY 10022
T 646 562 1010
www.cowen.com

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Ionis and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Committee in connection with the Transactions, and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transactions. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen served as the lead-left underwriter in the Company’s initial public offering and received customary compensation for the rendering of such service. In the two years preceding the date of its opinion, Cowen has not performed any commercial or investment banking services for Ionis for which Cowen has received compensation. The Company has also agreed to offer to engage Cowen to serve as one of the Company’s lenders or arrangers, lead underwriters, lead purchasers or lead placement agents, as the case may be, in connection with any debt financing, public offering, Rule 144A offering or any private placement of securities to finance the Consideration, and Cowen would receive fees for the rendering of any such services. As of the date of this Opinion we are not aware of any current plans by the Company to raise any such financing.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the License Agreement dated March 14, 2018;
•	a draft of the Stock Purchase Agreement dated March 14, 2018;
•	certain publicly available financial and other information concerning the Company and certain other relevant financial and operating data concerning the Company furnished to us by management of the Company;
•	certain publicly available financial and other information concerning the Products and certain other relevant financial and operating data concerning the Products furnished to us by management of the Company;
•	certain internal financial analyses, financial forecasts, reports and other information concerning the Products prepared by the management of the Company (the “Product Forecasts”);
•	certain information concerning the Products and the Company in Wall Street analyst reports;
•	discussions we have had with certain members of the management of the Company concerning the prospects of the Products and such other matters we deemed relevant;
•	certain financial and stock market information for the Company as compared with similar information for certain publicly traded companies we deemed relevant; and
•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the management of the Company as to the viability of, and risks associated with, the Products. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Ionis. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Product Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Products, and such Product Forecasts utilized in our analyses provide a reasonable basis for our Opinion. We express no opinion as to the Product Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the Products or of the assets or liabilities of the Company, nor have we been furnished with such materials, with the exception of a report prepared at the request of the Company by L.E.K. Consulting. In addition, we have not evaluated the effect of the Transactions on the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreements or the Transactions, as to which we have assumed that the Company, the Committee or the Board of Directors of the Company has received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view, to the Company. We express no view as to any other aspect or implication of the Transactions or any other agreement, arrangement or understanding entered into in connection with the Transactions or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in each of the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under each of the Agreements and that all conditions to the consummation of the Transactions will be satisfied without waiver thereof. We have assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreements will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transactions. We have assumed that the Transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that our Opinion is intended for the benefit and use of the Committee in its consideration of the financial terms of the Transactions. Our Opinion should not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in disclosure documents relating to the Transactions which the Company is required to file under the Securities Exchange Act of 1934, as amended. Our Opinion does not constitute a recommendation to the Committee or to the Board of Directors of the Company on whether or not to approve the Transactions or to any stockholder or any other person as to how to vote with respect to the Transactions or to take any other action in connection with the Transactions or otherwise. We are not expressing any opinion as to what the value, price or trading range of the Common Stock actually will be following the consummation of the Transactions. We have not been requested to opine as to, and our Opinion does not in any manner address, the intrinsic value of the Company or of the shares of Common Stock to be issued to Ionis in the Transactions, and we have not performed any analysis, including any intrinsic value analysis, regarding the intrinsic value of the Company or of such shares. We have, with your consent, assumed that the market capitalization of the Company at all times relevant to this Opinion represents the intrinsic value of the Company that would have been derived from an intrinsic value analysis of the Company. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Company. Additionally, we were not engaged to be involved in any determinations of the Board of Directors, the Committee or the Company’s management to pursue strategic alternatives, nor have we investigated any other alternative transactions that may be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the Consideration or the Transactions to any constituencies of the Company, including the holders of any class of securities or creditors of the Company or (ii) whether the Company or Ionis has sufficient cash, available lines of credit or other sources of funds to enable it to pay any amounts that are to be payable in cash in connection with any of the Transactions.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Transactions is fair, from a financial point of view, to the Company.

Very truly yours,

Cowen and Company, LLC

By:	/s/ Cowen and Company, LLC
Cowen and Company, LLC

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0000369254_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

AKCEA THERAPEUTICS, INC.
Special Meeting of Shareholders
April 16, 2018
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) each of Paula Soteropoulos, Michael MacLean and Jeffrey Goldberg, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AKCEA THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of shareholder(s) to be held at 10:00 AM ET on April 16, 2018, at Akcea Therapeutics, Inc., 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000369254_2 R1.0.1.17